As filed with the U.S. Securities and Exchange Commission on March 13, 2023
Registration
No. 333-269205

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Scilex Holding Company
(Exact name of Registrant as specified in its charter)

Delaware	2836	92-1062542
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Scilex Holding Company
960 San Antonio Road
Palo Alto, CA 94303
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jaisim Shah
Chief Executive Officer & President
960 San Antonio Road
Palo Alto, CA 94303
(650)
516-4310
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffrey T. Hartlin, Esq.
Elizabeth A. Razzano, Esq.
Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA 94304
(650)
320-1800

Approximate date of commencement of proposed sale to the public
: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) to the Registration Statement on Form
S-1
(File
No. 333-269205)
(the “Registration Statement”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on January 20, 2023, is being filed to include information contained in the Registrant’s Annual Report on Form
10-K
for the fiscal year ended December 31, 2022 filed with the SEC on March 7, 2023 and to update certain other information in the Registration Statement.
The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement on January 12, 2023.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED MARCH 13,, 2023

PRELIMINARY PROSPECTUS

SCILEX HOLDING COMPANY

Up to 28,128,422 Shares of Common Stock

This prospectus relates to the resale from time to time of up to 28,128,422 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Scilex Holding Company, a Delaware corporation (“Scilex”), by B. Riley Principal Capital II, LLC, a Delaware limited liability company (the “Selling Securityholder” or “B. Riley”). The shares included in this prospectus consist of shares of Common Stock that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Securityholder, from time to time after the date of this prospectus, pursuant to a standby equity purchase agreement we entered into with the Selling Securityholder on January 8, 2023 (the “B. Riley Purchase Agreement”), in which the Selling Securityholder has committed to purchase from us, at our direction, up to $500,000,000 of our Common Stock, subject to the terms and conditions specified in the B. Riley Purchase Agreement. As consideration for the Selling Securityholder’s irrevocable commitment to purchase shares of our Common Stock at our election and in our discretion from time to time after the date of this prospectus and prior to the first day of the month following the 36-month anniversary of the date on which the registration statement of which this prospectus forms a part was initially declared effective by the Securities and Exchange Commission, upon the terms and subject to the satisfaction of the conditions set forth in the B. Riley Purchase Agreement, we have agreed to issue to the Selling Securityholder 250,000 shares of Common Stock pursuant to the terms of the B. Riley Purchase Agreement (the “B. Riley Commitment Shares”). As of March 3, 2023, the last date on which we sold shares of Common Stock pursuant to the B. Riley Purchase Agreement (prior to the filing of the post-effective amendment to the registration statement of which this prospectus forms a part), we have sold 127,241 shares of our Common Stock pursuant to advances thereunder. See the section of this prospectus titled “Committed Equity Financing” for a description of the B. Riley Purchase Agreement and the section of this prospectus titled “Selling Securityholder” for additional information regarding the Selling Securityholder.

Our registration of the securities covered by this prospectus does not mean that the Selling Securityholder will offer or sell any of the shares of Common Stock. The Selling Securityholder may offer, sell, or distribute all or a portion of its shares of Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholder pursuant to this prospectus. However, we may receive up to $500,000,000 in aggregate gross proceeds from sales of our Common Stock to the Selling Securityholder that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the B. Riley Purchase Agreement. We provide more information about how the Selling Securityholder may sell or otherwise dispose of the shares of our Common Stock in the section of this prospectus titled “Plan of Distribution.” We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock offered hereby. The Selling Securityholder will bear all commissions and discounts, if any, attributable to its sales of the shares of Common Stock offered hereby.

The Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and any profits on the sales of shares of our Common Stock by the Selling Securityholder and any discounts, commissions or concessions received by the Selling Securityholder are deemed to be underwriting discounts and commissions under the Securities Act.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On March 10, 2023, the last reported sales price per share of our Common Stock was $7.27.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings with the Securities and Exchange Commission.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information”, and any amendments or supplements carefully before you invest in any of our securities.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 15 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2023

i

You should rely only on the information we have provided in this prospectus, any applicable prospectus supplement and any related free writing prospectus. Neither we nor the Selling Securityholder have authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. We and the Selling Securityholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the applicable document, regardless of the time of delivery of this prospectus or any sale of a security. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

For Investors Outside the United States: The Selling Securityholder is offering to sell, and seeking offers to buy, the securities offered by this prospectus only in jurisdictions where offers and sales are permitted. Neither we nor the Selling Securityholder have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities offered by this prospectus and the distribution of this prospectus outside the United States.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholder may, from time to time, sell the securities offered by it described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholder of the securities offered by it described in this prospectus.

Neither we nor the Selling Securityholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement, any post-effective amendment or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information.”

On November 10, 2022, we consummated the previously-announced business combination (the “Business Combination”) pursuant to that certain Agreement and Plan of Merger, dated as of March 17, 2022 (as amended, restated or supplemented from time to time, including by Amendment No. 1 to Agreement and Plan of Merger, dated as of September 12, 2022) (the “Merger Agreement”), by and among us, Vantage Merger Sub Inc., our then-wholly owned subsidiary (the “Merger Sub”), and the pre-Business Combination Scilex Holding Company (“Legacy Scilex”). Pursuant to the terms of the Merger Agreement, we effected a deregistration under the Cayman Islands Companies Act (as revised) and a domestication under Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), pursuant to which our jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware (the “Domestication”), and, on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, Merger Sub merged with and into Legacy Scilex (the “Merger” or the “Business Combination”), with Legacy Scilex surviving as our wholly owned subsidiary. In connection with the Business Combination, we changed our name from Vickers Vantage Corp. I to Scilex Holding Company.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Scilex,” “we,” “us,” “our,” and similar terms refer to Scilex Holding Company, a Delaware corporation formerly known as Vickers Vantage Corp. I, and its consolidated subsidiaries. References to “Legacy Scilex” refer to the private Delaware corporation that is now our wholly owned subsidiary, named Scilex, Inc. (formerly known as Scilex Holding Company).

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus may constitute “forward-looking statements” for purposes of federal securities laws. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements appear in a number of places in this prospectus including, without limitation, in the sections of this prospectus titled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “contemplate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “will,” “would” and other similar words and expressions (including the negative of any of the foregoing), but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on information available as of the date of this prospectus and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of the Company and our directors, officers and affiliates. There can be no assurance that future developments will be those that have been anticipated. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date.

These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” our periodic filings with the SEC and the following:

•	our ability to maintain the listing of our Common Stock on the Nasdaq Capital Market;

•	our public securities’ liquidity and trading;

•	our ability to raise financing in the future;

•	the outcome of any legal proceedings that may be instituted against us;

•	our ability to attract and retain qualified directors, officers, employees and key personnel;

•	our ability to compete effectively in a highly competitive market;

•	the competition from larger biotechnology companies that have greater resources, technology, relationships and/or expertise;

•	the ability to protect and enhance our corporate reputation and brand;

•	the impact from future regulatory, judicial and legislative changes in our industry;

•	our ability to obtain and maintain regulatory approval of any of our product candidates;

•	our ability to research, discover and develop additional product candidates;

•	our ability to grow and manage growth profitably;

•	our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	our ability to execute our business plans and strategy;

•	the impact of the continuing COVID-19 pandemic and other similar disruptions in the future; and

•	other factors detailed under the section of this prospectus titled “Risk Factors.”

v

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by our management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the continuing COVID-19 pandemic, and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We do not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

CERTAIN DEFINED TERMS

•	“Board” means the board of directors of the Company.

•	“Business Combination” means the merger contemplated by the Merger Agreement.

•	“Bylaws” means the Bylaws of Scilex Holding Company, effective as of November 10, 2022.

•

“Certificate of Designations” means the Certificate of Designations of the Company, designating the series of preferred stock, par value $0.0001 per share, of the Company as “Series A Preferred Stock”.

•	“Certificate of Incorporation” means the Restated Certificate of Incorporation of Scilex Holding Company, filed with Secretary of State of the State of Delaware on November 10, 2022.

•	“Closing” means the closing of the Business Combination.

•	“Closing Date” means date of the Closing.

•	“Code” means the Internal Revenue Code of 1986, as amended.

•	“Common Stock” means the common stock, par value $0.0001 per share, of Scilex.

•	“Continental” means Continental Stock Transfer & Trust Company, our transfer agent.

•	“Debt Exchange Agreement” means the Contribution and Satisfaction of Indebtedness Agreement, dated as of September 12, 2022, by and among Sorrento, Legacy Scilex and Scilex Pharmaceuticals, Inc.

•	“DGCL” means the General Corporation Law of the State of Delaware, as amended.

•

“Domestication” means the change of our domicile pursuant to a transfer by way of continuation of an exempted company out of the Cayman Islands and a domestication into the State of Delaware as a corporation, and our de-registration in the Cayman Islands.

•	“Effective Time” means the time at which the Business Combination became effective.

•	“Equity Incentive Plan” means the Scilex Holding Company 2022 Equity Incentive Plan.

•	“ESPP” means the Scilex Holding Company 2022 Employee Stock Purchase Plan.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•

“founder shares” means the 3,450,000 outstanding Vickers Ordinary Shares held by the Sponsors and the following directors of Vickers: Pei Wei Woo, Suneel Kaji and Steve Myint, which were converted into 3,450,000 shares of Common Stock in connection with the Domestication.

•	“Funding Commitment Letter” means that certain letter agreement, dated as of October 17, 2022, between Sorrento and Legacy Scilex.

•	“GAAP” means accounting principles generally accepted in the United States of America.

•	“Initial Shareholders” means the Sponsors, Pei Wei Woo, Suneel Kaji and Steve Myint, each as the holders of founder shares.

•	“IPO” refers to the initial public offering of 13,800,000 Units of Vickers consummated on January 11, 2021.

•	“IRS” means the United States Internal Revenue Service.

•	“Legacy Scilex Board” means the board of directors of Legacy Scilex.

•	“Legacy Scilex Common Stock” means the common stock of Legacy Scilex, par value $0.0001 per share, prior to the Effective Time.

•

“Legacy Scilex Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of Legacy Scilex issued to Sorrento prior to the Effective Time pursuant to the Debt Exchange Agreement.

•	“Maxim” means Maxim Group LLC, the representative of the underwriters in the IPO.

•

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 17, 2022, by and among us, Merger Sub and Legacy Scilex, as it may be amended or restated from time to time, including by the Merger Agreement Amendment.

•	“Merger Agreement Amendment” means that Amendment No. 1 to Agreement and Plan of Merger, dated as of September 12, 2022, by and among us, Merger Sub and Legacy Scilex.

•

“Merger Sub” means Vantage Merger Sub Inc., a Delaware corporation that was a wholly owned subsidiary of Vickers prior to the Closing and that, pursuant to the Business Combination, was merged with and into Legacy Scilex, with Legacy Scilex continuing as our wholly owned subsidiary.

•	“Nasdaq” means The Nasdaq Stock Market LLC.

•	“Nasdaq Listing Rules” means the rules and listing standards of Nasdaq.

•

“Private Placement Warrants” means the 6,840,000 warrants sold in a private placement to Vickers Venture Fund VI Pte Ltd and Vickers Venture Fund VI (Plan) Pte Ltd consummated on January 11, 2021 (of which 2,736,000 were forfeited pursuant to the Sponsor Support Agreement and 3,104,000 were transferred to Sorrento pursuant to the Warrant Transfer Agreement, in each case in connection with the Business Combination).

•	“public shareholders” means the holders of the public shares.

•

“public shares” means the Vickers Ordinary Shares which were sold as part of the IPO, whether they were purchased in the IPO or in the aftermarket, including any of our Initial Shareholders to the extent that they purchase such public shares (except that our Initial Shareholders will not have conversion or tender rights with respect to any public shares they own).

•	“Public Warrants” means the redeemable warrants that were included in the Units that entitle the holder of each whole warrant to purchase one Vickers Ordinary Share at a price of $11.50 per share.

•	“SEC” means the U.S. Securities and Exchange Commission.

•	“Securities Act” means the Securities Act of 1933, as amended.

•	“Series A Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company, designated as Series A Preferred Stock pursuant to the Certificate of Designations.

•	“Sorrento” means Sorrento Therapeutics, Inc.

•	“Sorrento Group” means Sorrento together with its affiliates, subsidiaries, successors and assigns (other than us and our subsidiaries).

•

“Sorrento Trigger Event” means the time that the Sorrento Group first ceases to beneficially own more than 50% in voting power of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors.

•	“Sponsors” means Vickers Venture Fund VI Pte Ltd and Vickers Venture Fund VI (Plan) Pte Ltd.

•	“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated March 17, 2022, by and among the Initial Shareholders and with Scilex, Inc. (f/k/a Scilex Holding Company).

•	“Stockholder Agreement” means the Stockholder Agreement, dated as of September 12, 2022, between Vickers and Sorrento.

•	“Trust Account” means the Trust Account of Vickers that held the proceeds from Vickers’s IPO and the private placement of the Private Placement Warrants.

•

“Units” means the units of Vickers, each of which consisted of one Vickers Ordinary Share and one-half of one redeemable warrant upon the consummation of an initial business combination, which units, if not separated into its component securities as of immediately prior to the Effective Time were, without any action on the part of the holder, separated automatically into its component securities, comprised of one share of Common Stock and one-half of one warrant to purchase one share of Common Stock.

•	“Vickers” means Vickers Vantage Corp. I, our predecessor company.

•	“Vickers Debt Agreement” means that certain Debt Contribution Agreement, dated as of October 17, 2022, by and among Vickers and the Sponsors.

•	“Vickers Ordinary Shares” means (i) the ordinary shares, par value $0.0001 per share, of Vickers prior to the Domestication and (ii) the Common Stock following the Domestication.

•	“Warrant Transfer Agreement” means that certain Warrant Transfer Agreement, dated as of October 17, 2022, by and among Sorrento, the Sponsors, Vickers and Maxim.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you decide whether to purchase our securities, you should read this entire prospectus carefully, including the sections of this prospectus titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. You should also carefully read the information in this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

The Company

We are an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid pain management products for the treatment of acute and chronic pain. We target indications with high unmet needs and large market opportunities with non-opioid therapies for the treatment of patients with acute and chronic pain and are dedicated to advancing and improving patient outcomes. We launched our first commercial product in October 2018 and are developing our late-stage pipeline, which includes a pivotal Phase 3 candidate, a Phase 2 candidate, and a Phase 1 candidate that is expected to enter Phase 2 studies in 2023. Our commercial product, ZTlido® (lidocaine topical system) 1.8% is a prescription lidocaine topical product approved by the U.S. Food and Drug Administration (the “FDA”) for the relief of neuropathic pain associated with postherpetic neuralgia (“PHN”), which is a form of post-shingles nerve pain. ZTlido possesses novel delivery and adhesion technology designed to address many of the limitations of current prescription lidocaine patches by providing significantly improved adhesion and continuous pain relief throughout the 12-hour administration period. We license the rights to ZTlido from and rely exclusively on Oishi Koseido Co., Ltd. (“Oishi”) and Itochu Chemical Frontier Corporation (“Itochu,” and together with Oishi, the “Developers”) pursuant to the Product Development Agreement and Commercial Supply Agreement. We have acquired two FDA approved non-opioid pain products for the treatment of gout in adults and oral solution for the acute treatment of migraine, with or without aura, in adults, which we plan to commercialize in the U.S. in 2023.

Our three product candidates are (i) SP-102 (10 mg, dexamethasone sodium phosphate viscous gel) (“SEMDEXATM”), a Phase 3, novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica; (ii) SP-103 (lidocaine topical system) 5.4%, (“SP-103”), a Phase 2, next-generation, triple-strength formulation of ZTlido, for the treatment of low back pain (“LBP”); and (iii) SP-104 (4.5 mg, low-dose naltrexone hydrochloride delayed-release capsules) (“SP-104”), a novel low-dose delayed-release naltrexone hydrochloride being developed for the treatment of fibromyalgia, for which Phase 1 trials were completed in the second quarter of 2022 and a Phase 2 clinical trial is expected to commence in 2023. If these product candidates are approved by the FDA, we believe each of them could become the treatment option for their respective indications in the United States.

On June 14, 2022, we entered into a License and Commercialization Agreement (the “Romeg Agreement”) with RxOmeg Therapeutics, LLC (a/k/a Romeg Therapeutics, Inc.) (“Romeg”). Pursuant to the Romeg Agreement, among other things, Romeg granted us (1) the right to manufacture, promote, market, distribute and sell pharmaceutical products comprising liquid formulations of colchicine for the prophylactic treatment of gout in adult humans in the United States and (2) an exclusive, transferable license to use the trademark “GLOPERBA®”. GLOPERBA is an FDA-approved, oral medication for the treatment of gout in adults. Gout is a painful arthritic disorder affecting an estimated 8.7 million people in the United States. Gout pain can be excruciating and is a form of inflammatory arthritis that develops in some people who have high levels of uric acid in their blood. It can cause sudden severe episodes of pain and can be disabling with tenderness, warmth and swelling. Non-steroidal anti-inflammatory drugs, colchicine and corticosteroids are used a majority of time as the first line to treat acute gout. The U.S. is observed to have a high prevalence of gout, owing to lifestyle issues such as high alcohol intake, obesity, and smoking. We are planning to commercialize GLOPERBA in 2023 and believe we are well-positioned to market and distribute the product. We have a direct distribution network to national and regional wholesalers and pharmacies throughout the U.S. For more information on Scilex, please see the section of this prospectus titled “Business — Material Agreements — Romeg License and Commercialization Agreement.” On February 12, 2023, we acquired from BioDelivery Sciences International, Inc. and Collegium Pharmaceutical, Inc. the rights to certain patents, trademarks, regulatory approvals, data, contracts, and other rights related to ELYXYBTM (celecoxib oral solution) and the commercialization thereof in the United States and Canada. ELYXYBTM is a first-line treatment and the only FDA-approved, ready-to-use oral solution for the acute treatment of migraine, with or without aura, in adults. We are planning to commercialize ELYXYBTM in the U.S. in 2023.

We are focused on identifying treatment options for pain management with established mechanisms that have deficiencies in safety, efficacy or patient experience. We believe this approach allows us to potentially leverage the regulatory approval pathway available under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act for each of these pipeline product candidates.

We believe our marketed product, ZTlido, has multiple advantages over currently available prescription and over-the-counter (“OTC”) lidocaine patches, of which over 147 million and 136 million of such patches were sold in the United States in 2021 and 2020, respectively, according to Symphony Healthcare. We have sold 6,336,032 and 7,011,112 ZTlido patches in the United States in 2020 and 2021, respectively. We acquired SP-102 from Semnur Pharmaceuticals, Inc. (“Semnur”) in March 2019 and are developing SP-102 to be an injectable viscous gel formulation of a widely used corticosteroid designed to address the serious risks posed by off-label epidural steroid injections (“ESI”), which are administered over 12 million times annually in the United States. See the section of this prospectus titled “Business — Material Agreements — Semnur Merger Agreement” for a description of our acquisition of Semnur and our ongoing obligations to Semnur’s former equityholders. SEMDEXATM has been granted fast track designation by the FDA and, if approved, could become the only FDA-approved ESI for the treatment of sciatica. According to a report by Decision Resources Group, it was estimated that over 4.8 million patients would suffer from sciatica in the United States in 2022. SP-103 has also been granted fast track designation by the FDA and, if approved, could become the first FDA-approved lidocaine topical product for the treatment of acute LBP. We are developing SP-104 as a novel delayed-release formulation of low-dose naltrexone hydrochloride for the treatment of fibromyalgia, which remains a largely unmet medical need given the low response rates of commercially available therapies. Naltrexone is routinely used off-label to treat fibromyalgia. There are no low-dose formulations commercially available in the United States. Our patented formulation is designed to overcome undesirable effects of immediate release naltrexone, such as hyperalgesia, dysphoria, nausea, anxiety and insomnia. We believe our currently approved product and future product candidates, if approved, could uniquely address what we believe are the significant unmet needs of the targeted populations.

Our Marketed Product and Pipeline

The following chart illustrates our current commercial product and novel product candidates, for which we have worldwide commercialization rights, except with respect to Japan for ZTlido and SP-103.

Our principal executive offices are located at 960 San Antonio Road, Palo Alto, California 94303, and our telephone number is (650) 516-4310. For additional information about us, please see the sections of this prospectus titled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

See the section of this prospectus titled “Risk Factors” in this prospectus for a discussion of some of the risks related to the execution of our business strategy.

Business Combination

On November 10, 2022 (the “Closing Date”), Vickers consummated the previously announced Business Combination pursuant to the terms of the Merger Agreement, by and among Vickers, Merger Sub and Legacy Scilex.

Pursuant to the Merger Agreement, (i) prior to the Closing, Vickers changed its jurisdiction of incorporation by deregistrating as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) and (ii) at the Closing, and following the Domestication, Merger Sub merged with and into Legacy Scilex (the “Merger”), with Legacy Scilex as the surviving company in the Merger, and, after giving effect to such Merger, Legacy Scilex became a wholly owned subsidiary of Vickers. The Merger was approved by Vickers’s shareholders at a meeting held on November 9, 2022. In connection with the Business Combination, Vickers changed its name to “Scilex Holding Company.”

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each outstanding share of Legacy Scilex Common Stock outstanding immediately prior to the Effective Time was automatically cancelled in exchange for the right to receive 0.673498 shares of our Common Stock, (ii) each share of Legacy Scilex Preferred Stock outstanding immediately prior to the Effective Time was cancelled in exchange for the right to receive (a) one share of Series A Preferred Stock and (b) one-tenth of one share of our Common Stock, and (iii) each option to purchase shares of Legacy Scilex Common Stock outstanding as of immediately prior to the Effective Time was converted into the right to receive a comparable option to purchase shares of our Common Stock.

Our Common Stock and Public Warrants are currently listed on the Nasdaq Capital Market under the symbols “SCLX” and “SCLXW,” respectively.

The rights of holders of our Common Stock and Warrants are governed by the Certificate of Incorporation, the Bylaws and the DGCL, and, in the case of the Warrants, the Warrant Agreement, dated January 6, 2021, between Vickers and Continental (the “Warrant Agreement”). See sections of this prospectus titled “Description of Our Securities” and “Certain Relationships and Related Party Transactions.”

Recent Developments

February 2023 Preliminary Unaudited Financial Results

On March 1, 2023, we filed a Current Report on Form 8-K providing certain preliminary unaudited financial results for the one month ended February 28, 2023, and as of February 28, 2023, based on then currently available information. Our independent auditor has not reviewed or audited these preliminary estimated financial results. Our actual results may differ materially from these preliminary financial results, and may be outside the estimated ranges. This preliminary financial data has been prepared by and is the responsibility of the Company. We have not fully completed our review of these preliminary financial results for the one month ended February 28, 2023, and as of February 28, 2023.

In such Current Report on Form 8-K, we estimated that: ZTlido gross sales for February 2023 were in the range of $8.6 million to $8.8 million, compared to $5.1 million in February 2022, representing growth in the range of 68% to 72%; year-to-date February 2023 gross sales were in the range of $16.7 million to $17.3 million, compared to $10.3 million for year-to-date February 2022, representing growth in the range of 62% to 68%; net sales for February 2023 were in the range of $3.3 million to $3.5 million, compared to net sales of $2.0 million in February 2022, representing growth in the range of 65% to 75%; year-to-date February 2023 net sales were in the range of $6.6 million to $7.0 million, compared to $4.1 million for year-to-date February 2022, representing growth in the range of 61% to 70%. Historically, sales for ZTlido are low during the first quarter of the year due to deductibles with managed healthcare plans.

Elyxyb License

On February 12, 2023, we acquired from BioDelivery Sciences International, Inc. (“BSDI”) and Collegium Pharmaceutical, Inc. (“Collegium”, and together with BDSI, the “Collegium Sellers”) the rights to certain patents, trademarks, regulatory approvals, data, contracts, and other rights related to ELYXYBTM (celecoxib oral solution) (the “Product”) and its commercialization in the United States and Canada (the “Territory”).

As consideration for the acquisition, the Company assumed various rights and obligations under that certain asset purchase agreement, dated August 3, 2021 (the “DRL APA”), between BDSI and Dr. Reddy’s Laboratories Limited, a company incorporated under the laws of India (“DRL”), including a license from DRL including an irrevocable, royalty-free, exclusive license to know-how and patents of DRL related to the Product and necessary or used to exploit the Product in the Territory. Additionally, under the Purchase Agreement, the Collegium Sellers granted the Company an irrevocable, royalty-free, exclusive license to know-how related to the Product and necessary or used to exploit the Product in the Territory. No cash consideration was or will be payable to the Collegium Sellers for such acquisition; however, the obligations under the DRL APA that were assumed by the Company include obligations to pay royalties to DRL for sales of the Product in the Territory for all indications and additional amounts if certain milestones are achieved.

Committed Equity Financings

B. Riley Purchase Agreement

On January 8, 2023, we entered into the B. Riley Purchase Agreement with the Selling Securityholder. Pursuant to the B. Riley Purchase Agreement, we have the right to sell to the Selling Securityholder up to $500,000,000 of shares of our Common Stock, subject to certain limitations and conditions set forth in the B. Riley Purchase Agreement, from time to time during the term of the B. Riley Purchase Agreement. Sales of Common Stock to the Selling Securityholder under the B. Riley Purchase Agreement, and the timing of any such sales, are at our option, and we are under no obligation to sell any securities to the Selling Securityholder under the B. Riley Purchase Agreement.

Upon the satisfaction of the conditions to the Selling Securityholder’s purchase obligation set forth in the B. Riley Purchase Agreement, we have the right, but not the obligation, from time to time at our discretion until the first day of the month following the 36-month anniversary of the date on which the registration statement of which this prospectus forms a part was initially declared effective by the SEC (i.e., January 20, 2023), to direct the Selling Securityholder to purchase a specified amount of shares of Common Stock (each such sale, a “B. Riley Advance”) by delivering an irrevocable written notice to the Selling Securityholder (each, a “B. Riley Advance Notice”). In accordance with our obligations under the B. Riley Purchase Agreement, we initially filed the registration statement of which this prospectus forms a part with the SEC on January 12, 2023 to register under the Securities Act the resale by the Selling Securityholder of up to 28,128,422 shares of Common Stock, consisting of an aggregate amount of 250,000 B. Riley Commitment Shares and up to 27,878,422 shares of Common Stock that we may elect, in our sole discretion, to issue and sell to the Selling Securityholder, from time to time under the B. Riley Purchase Agreement.

The shares of Common Stock, if any, that we elect to sell to the Selling Securityholder pursuant to a B. Riley Advance will be purchased at a price equal to 98% of the VWAP (as defined below) during the period (such period, the “B. Riley Pricing Period”) beginning at 9:30:01 a.m., New York City time, on the date of purchase of shares of Common Stock issued and sold to the Selling Stockholder pursuant to a B. Riley Advance Notice (such shares, the “B. Riley Advance Shares”) or such later time publicly announced as the official open of the primary (or “regular”) trading session on the Nasdaq Capital Market on such purchase date (the “Purchase Commencement Time”) and ending at the earliest of (i) 3:59 p.m., New York City Time, on the purchase date or such earlier time publicly announced as the official close of the primary (or “regular”) trading session on the Nasdaq Capital Market on such purchase date, (ii) immediately at such time following the Purchase Commencement Time for such purchase that the total number (or volume) of shares of Common Stock traded on the Nasdaq Capital Market during such period has exceeded the Advance Share Volume Maximum (as defined below) for such purchase and (iii) if we so elect in the applicable B. Riley Advance Notice for such B. Riley Advance (such election, a “Limit Order Discontinue Election”), such time the sale price of the shares of Common Stock traded on the Nasdaq Capital Market during such B. Riley Pricing Period is less than the applicable minimum price threshold determined in accordance with the B. Riley Purchase Agreement. “VWAP” means, for the Common Stock for a specified period, the dollar volume-weighted average price of the Common Stock on the Nasdaq Capital Market for such period as reported by Bloomberg through its “AOR” function, subject to certain exceptions, qualifications and limitations. “Advance Share Volume Maximum” means, with respect to a B. Riley Advance, if such B. Riley Advance is designated in the B. Riley Advance Notice as a (i) purchase-Type A, a number of shares of Common Stock that is equal to the quotient obtained by dividing (a) the B. Riley Advance Share amount to be purchased by the Selling Securityholder, by (b) 0.10, or (ii) purchase-Type B, a number of shares of Common Stock that is equal to the quotient obtained by dividing (a) the B. Riley Advance Share amount to be purchased by the Selling Securityholder, by (b) 0.25 (in each case, subject to certain adjustments). We may also specify a certain minimum acceptable price per share in each B. Riley Advance.

While there is no mandatory minimum amount for any B. Riley Advance, subject to the terms and conditions of the B. Riley Purchase Agreement, a B. Riley Advance may be for a number of shares of Common Stock not to exceed (i) with respect to a B. Riley Advance, purchase-Type A, such number of shares of Common Stock that is equal to the lesser of: (a) 1,000,000, and (b) the product of (1) 0.10, multiplied by (2) the total number (or volume) of shares of Common Stock traded on the Nasdaq Capital Market during the B. Riley Pricing Period for such purchase-Type A, and (ii) with respect to a B. Riley Advance, purchase-Type B, such number of shares of Common Stock that is equal to the lesser of: (a) 1,000,000 and (b) the product of (1) 0.25, multiplied by (2) the total number (or volume) of shares of Common Stock traded on the Nasdaq Capital Market during the B. Riley Pricing Period for such purchase-Type B.

The B. Riley Purchase Agreement also provides that we have the right, but not the obligation, to sell to the Selling Securityholder, from time to time subject to certain limitations, at our sole and absolute discretion an additional number of shares of Common Stock (each such additional sale, a “B. Riley Additional Advance”) at a purchase price per share equal to 98% of the VWAP during the Additional Pricing Period (as defined in the B. Riley Purchase Agreement) by delivering an irrevocable written notice to the Selling Securityholder (each, a “B. Riley Additional Advance Notice”). The purpose of the B. Riley Additional Advance is to allow us to execute more than one advance request on a purchase date with the Selling Stockholder as each prior advance has been completed under the terms of the B. Riley Purchase Agreement. Each B. Riley Additional Advance is generally subject to terms and conditions consistent with those of a B. Riley Advance, except for, among other things, the time period of the pricing period for such B. Riley Additional Advance.

There is no upper limit on the price per share that the Selling Securityholder could be obligated to pay for the Common Stock we may elect to sell to the Selling Securityholder in any B. Riley Advance or B. Riley Additional Advance. We will control the timing and amount of any sales of Common Stock to the Selling Securityholder. Actual sales of shares of our Common Stock to the Selling Securityholder under the B. Riley Purchase Agreement will depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our Common Stock, and determinations by us as to the appropriate sources of funding for our company and its operations.

Pursuant to the terms of the B. Riley Purchase Agreement, we may not sell any shares of Common Stock thereunder and the Selling Securityholder shall not have the obligation to purchase shares of Common Stock thereunder to the extent (but only to the extent) that after giving effect to such purchase and sale, the aggregate number of shares of Common Stock issued thereunder would exceed 28,128,422 shares of Common Stock, which number of shares is equal to 19.9% of the aggregate amount of Common Stock issued and outstanding as of the date of the B. Riley Purchase Agreement (the “B. Riley Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the B. Riley Exchange Cap in accordance with the applicable Nasdaq Listing Rules or (ii) the average price of all applicable sales of shares of Common Stock under the B. Riley Purchase Agreement equals or exceeds $4.87, which represents the “Minimum Price” (as such term is defined in Rule 5635 of the Nasdaq Listing Rules). Moreover, we may not issue or sell any shares of Common Stock to the Selling Securityholder under the B. Riley Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by the Selling Securityholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act, and Rule 13d-3 promulgated thereunder), would result in the Selling Securityholder beneficially owning more than 4.99% of the outstanding voting power or number of shares of Common Stock (the “B. Riley Beneficial Ownership Limitation”).

The net proceeds under the B. Riley Purchase Agreement to us will depend on the frequency and prices at which we sell shares of our Common Stock to the Selling Securityholder. We expect that any proceeds received by us from such sales to the Selling Securityholder will be used for working capital and general corporate purposes, which may include capital expenditures, commercialization expenditures, research and development expenditures, regulatory affairs expenditures, clinical trial expenditures, acquisitions of new technologies and investments, business combinations and the repayment, refinancing, redemption or repurchase of indebtedness or capital stock. The Selling Securityholder has agreed that it and its affiliates will not engage in any short sales of the Common Stock nor enter into any transaction that establishes a net short position in the Common Stock during the term of the B. Riley Purchase Agreement. The B. Riley Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month following the 36-month anniversary of the date on which the registration statement of which this prospectus forms a part was initially declared effective by the SEC (i.e., January 20, 2023) or (ii) the date on which the Selling Securityholder shall have purchased from us under the B. Riley Purchase Agreement shares of our Common Stock for an aggregate gross purchase price of $500,000,000. We have the right to terminate the B. Riley Purchase Agreement at no cost or penalty upon five trading days’ prior written notice to the Selling Securityholder; provided that there are no outstanding B. Riley Advance Notices or B. Riley Additional Advance Notices and all outstanding amounts owed to the Selling Securityholder have been paid. We and the Selling Securityholder may also agree to terminate the B. Riley Purchase Agreement by mutual written consent. Neither we nor the Selling Securityholder may assign or transfer our respective rights and obligations under the B. Riley Purchase Agreement, and no provision of the B. Riley Purchase Agreement may be modified or waived by us or the Selling Securityholder other than by an instrument in writing signed by both parties.

As consideration for the Selling Securityholder’s commitment to purchase shares of Common Stock at our direction upon the terms and subject to the conditions set forth in the B. Riley Purchase Agreement, we previously paid B. Riley Principal Investments, LLC, a subsidiary of the Selling Securityholder, a structuring fee in the amount of $10,000 and issued 250,000 B. Riley Commitment Shares to the Selling Securityholder. The B. Riley Purchase Agreement contains customary representations, warranties, conditions, and indemnification obligations of the parties. The representations, warranties, and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties. We do not know what the purchase price for our Common Stock will be and therefore cannot be certain as to the number of shares we might issue to the Selling Securityholder under the B. Riley Purchase Agreement. Although the B. Riley Purchase Agreement provides that we may sell up to $500,000,000 of our Common Stock to the Selling Securityholder, only 28,128,422 shares of our Common Stock are being registered for resale by the Selling Securityholder under the registration statement of which this prospectus forms a part, which represents (i) the 250,000 B. Riley Commitment Shares that we issued to the Selling Securityholder under the B. Riley Purchase Agreement in consideration of its commitment to purchase shares of Common Stock at our election under the B. Riley Purchase Agreement and (ii) up to 27,878,422 shares of Common Stock that may be issued to the Selling Securityholder from time to time, if and when we elect to sell shares to the Selling Securityholder under the B. Riley Purchase Agreement.

If and when we elect to issue and sell shares to the Selling Securityholder under the B. Riley Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our Common Stock in order to receive aggregate gross proceeds equal to the $500,000,000 available to us under the B. Riley Purchase Agreement, depending on market prices for our Common Stock. If all of the 28,128,422 shares offered by the Selling Securityholder for resale under the registration statement of which this prospectus forms a part were issued and outstanding as of January 11, 2023 (the date immediately preceding the date on which the registration statement of which this prospectus forms a part was initially filed with the SEC, without taking into account the 4.99% B. Riley Beneficial Ownership Limitation or the 19.9% B. Riley Exchange Cap limitation), such shares would have represented approximately 16.6% of the total number of shares of our Common Stock outstanding and approximately 82.7% of the total number of outstanding shares held by non-affiliates as of such date (without giving effect to the dividend of 76,000,000 shares of our Common Stock by Sorrento to certain of its equityholders as described elsewhere in this prospectus and assuming we have not otherwise issued any shares to Yorkville pursuant to the A&R Yorkville Purchase Agreement described elsewhere in this prospectus). If we elect to issue and sell more than the 28,128,422 shares offered under this prospectus to the Selling

Securityholder, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause substantial additional dilution to our stockholders. The number of shares ultimately offered for resale by the Selling Securityholder is dependent upon the number of shares we may elect to sell to the Selling Securityholder under the B. Riley Purchase Agreement.

There are substantial risks to our stockholders as a result of the sale and issuance of Common Stock to the Selling Securityholder under the B. Riley Purchase Agreement. These risks include the potential for substantial dilution and significant declines in our stock price. See the section of this prospectus titled “Risk Factors” for details. Issuances of our Common Stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of Common Stock that our existing stockholders own will not decrease as a result of sales, if any, under the B. Riley Purchase Agreement, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to the Selling Securityholder.

As of March 3, 2023, the last date on which we sold shares of Common Stock pursuant to the B. Riley Purchase Agreement (prior to the filing of the post-effective amendment to the registration statement of which this prospectus forms a part), we have sold 127,241 shares of our Common Stock pursuant to advances thereunder for aggregate net proceeds of approximately $1.0 million. For more detailed information regarding the B. Riley Purchase Agreement, see the section of this prospectus titled “Committed Equity Financing”.

Yorkville Purchase Agreement

On November 17, 2022, we entered into that certain Standby Equity Purchase Agreement (the “Original Purchase Agreement”) with YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”). Yorkville is a fund managed by Yorkville Advisors Global, LP, headquartered in Mountainside, New Jersey. On February 8, 2023, we entered into an Amended and Restated Standby Equity Purchase Agreement with Yorkville (the “A&R Yorkville Purchase Agreement”), amending, restating and superseding the Original Purchase Agreement.

Pursuant to the A&R Yorkville Purchase Agreement, we have the right, but not the obligation, to sell to Yorkville up to $500,000,000 of shares of Common Stock, from time to time at our sole and absolute discretion (each such sale, a “Yorkville Advance”) by delivering written notice to Yorkville (each, a “Yorkville Advance Notice”) until the first day of the month following the 36-month anniversary of the date on which the Yorkville Registration Statement (as defined below) was initially declared effective by the SEC. Pursuant to the terms of the Original Purchase Agreement, we filed a registration statement on Form S-1 (File No. 333-268607) (as it may be amended or supplemented from time to time, the “Yorkville Registration Statement”) related to the Original Purchase Agreement with the SEC on November 30, 2022 (following the execution of the Original Purchase Agreement). The Yorkville Registration Statement was initially declared effective by the SEC on December 9, 2022.

While there is no mandatory minimum amount for any Yorkville Advance, a Yorkville Advance may be for a number of shares of Common Stock not to exceed 200% of the average of the daily trading volume of the Common Stock on the Nasdaq Capital Market during regular trading hours as reported by Bloomberg L.P. during the five trading days immediately preceding the date of the Yorkville Advance Notice. The shares of Common Stock, if any, that we elect to sell to Yorkville pursuant to a Yorkville Advance will be purchased at a price equal to 98% of the VWAP (as defined below) during the applicable pricing period (each, a “Yorkville Pricing Period”) for such Yorkville Advance, which shall be the period commencing upon receipt by Yorkville of the Yorkville Advance Notice (or the open of regular trading hours, if later) and ending on 4:00 p.m. on the same day. “VWAP” means, for a specified period, the volume weighted average price of the Common Stock on the Nasdaq Capital Market for such period as reported by Bloomberg L.P. through its “AQR” function. There is no upper limit on the price per share that Yorkville could be obligated to pay for the Common Stock we may elect to sell to it in a Yorkville Advance. We will control the timing and amount of any sales of Common Stock to Yorkville. Actual sales of shares of our Common Stock to Yorkville under the A&R Yorkville Purchase Agreement will depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our Common Stock, and determinations by us as to the appropriate sources of funding for our company and its operations.

Pursuant to the terms of the A&R Yorkville Purchase Agreement, we may not sell any shares of Common Stock thereunder and the Yorkville shall not have the obligation to purchase shares of Common Stock thereunder to the extent (but only to the extent) that after giving effect to such purchase and sale, the aggregate number of shares of Common Stock issued thereunder would exceed 28,078,672 shares of Common Stock, which number of shares is equal to 19.9% of the aggregate amount of Common Stock issued and outstanding as of the date of the Original Purchase Agreement (the “Yorkville Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Yorkville Exchange Cap in accordance with the applicable Nasdaq Listing Rules or (ii) the average price of all applicable sales of shares of Common Stock under the A&R Yorkville Purchase Agreement equals or exceeds $8.77, which represents the “Minimum Price” (as such term is defined in Rule 5635 of the Nasdaq Listing Rules). Moreover, we may not issue or sell any shares of Common Stock to Yorkville under the A&R Yorkville Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by the Yorkville and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act, and Rule 13d-3 promulgated thereunder), would result in Yorkville beneficially owning more than 4.99% of the outstanding voting power or number of shares of Common Stock (the “Yorkville Beneficial Ownership Limitation”).

We previously paid YA Global II SPV, LLC, a subsidiary of Yorkville, a structuring fee of $10,000 and issued Yorkville 250,000 shares of Common Stock as a commitment fee pursuant to the Original Purchase Agreement (the “Yorkville Commitment Shares”).

During the year ended December 31, 2022, no Yorkville Advances were requested or completed under the Original Purchase Agreement. Subsequent to December 31, 2022, we sold 85,000 shares of Common Stock pursuant to the A&R Yorkville Purchase Agreement for aggregate net proceeds of approximately $0.6 million on February 16, 2023. See the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments” for additional information regarding the Yorkville Purchase Agreement.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our business, financial condition and results of operations. In addition, we are in the process of evaluating the benefits of relying on the other exemptions and reduced reporting requirements provided by the JOBS Act, as more fully described in the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Emerging Growth Company.”

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates equals or exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Summary Risk Factors

Risks Related to our Limited Operating History, Financial Condition and Capital Requirements

•	We are currently a single commercial product company that is heavily dependent on the commercial success of ZTlido and we may be unable to generate sufficient revenue to support our operations.

•	We have a limited operating history and have incurred significant losses since our inception. We anticipate that we will incur continued losses for the foreseeable future.

•	We will require substantial additional funding, which may not be available to us on acceptable terms, or at all.

•	Our recurring losses from operations, negative cash flows and substantial cumulative net losses raise substantial doubt about our ability to continue as a going concern.

Risks Related to our Commercial Operations and Product Development

•

We obtain our commercial supply of ZTlido, clinical supply of our product candidates and certain of the raw materials used in our product candidates from sole or single source suppliers and manufacturers. In the event of a loss of one of these suppliers or manufacturers, or a failure by any such supplier or manufacturer to comply with FDA regulations, we may not be able to find an alternative source on commercially reasonable terms, or at all.

•

We rely on third parties to conduct our clinical trials and intend to rely on third parties to conduct all of our future clinical trials. If these third parties do not successfully carry out their contractual duties, fail to comply with applicable regulatory requirements or meet expected deadlines, we may be unable to obtain regulatory approval for our product candidates.

•

Interim “top-line” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

•

ZTlido and GLOPERBA may have undesirable properties that could result in significant negative consequences, and our product candidates may cause undesirable side effects that could delay or prevent their regulatory approval.

Risks Related to our Business and Operations

•	If we are unable to retain our key executives, it may delay our development efforts and harm our business, financial condition and results of operations.

•	Any disruption in our research and development facilities could adversely affect our business, financial condition and results of operations.

Risks Related to our Intellectual Property

•

We are substantially dependent on the intellectual property we in-license from Oishi and Itochu, and if we lose the right to license such intellectual property or if the Product Development Agreement is terminated for any reason, our ability to commercialize ZTlido and develop and commercialize SP-103 would be harmed.

•

We recently entered into the Romeg Agreement for the in-licensing of certain intellectual property rights from Romeg with respect to the commercialization of GLOPERBA, and if we lose the right to license such intellectual property or if the Romeg Agreement is terminated for any reason, our ability to commercialize GLOPERBA would be harmed.

•

If we are unable to maintain patent protection for ZTlido, GLOPERBA and our product candidates, or if the scope of the patent protection obtained is not sufficiently broad, we may not be able to compete effectively in our markets.

Risks Related to Government Regulations

•

The regulatory approval processes of the FDA are lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business, financial condition and results of operations will be substantially harmed.

•	Any approved product candidate will be subject to ongoing and continued regulatory review, which may result in significant expense and limit our ability to commercialize such products.

Risks Related to our Relationship with Sorrento

•	Certain of our directors and officers may have actual or potential conflicts of interest because of their positions with Sorrento.

•	We are controlled by Sorrento, whose interests may differ from those of our public shareholders.

•	Sorrento has recently filed for bankruptcy protection, which may impair our relationship with Sorrento.

Risks Related to this Offering and Ownership of our Common Stock

•

It is not possible to predict the actual number of shares we will sell under the B. Riley Purchase Agreement to the Selling Securityholder, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the B. Riley Purchase Agreement with the Selling Securityholder.

•

The sale and issuance of our Common Stock to the Selling Securityholder will cause dilution to our existing stockholders, and the sale of the shares of Common Stock acquired by the Selling Securityholder, or the perception that such sales may occur, could cause the price of our Common Stock to fall.

•	Investors who buy shares of Common Stock at different times will likely pay different prices.

•

Our management team will have broad discretion over the use of the net proceeds from our sale of shares of Common Stock to the Selling Securityholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

•	If our operations and performance do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

•	We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

•

We are a controlled company within the meaning of the Nasdaq Listing Rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. Our stockholders may not have the same protection afforded to stockholders of companies that are subject to such governance requirements.

Corporate Information

We were incorporated under the name “Vickers Vantage Corp. I” on February 21, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On November 9, 2022, we changed our jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. On November 9, 2022, we changed our name to “Scilex Holding Company”.

Our principal executive offices are located at 960 San Antonio Road, Palo Alto, California 94303, and our telephone number is (650) 516-4310. Our website address is www.scilexholding.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC at no cost from the SEC’s website at http://www.sec.gov.

THE OFFERING

Issuer	Scilex Holding Company

Shares of Common Stock Offered by the Selling Securityholder	28,128,422 shares of Common Stock, consisting of (i) 250,000 B. Riley Commitment Shares and (ii) up to 27,878,422 shares of Common Stock we may elect, in our discretion, to issue and sell to the Selling Securityholder under the B. Riley Purchase Agreement from time to time. As of March 3, 2023, the last date on which we sold shares of Common Stock pursuant to the B. Riley Purchase Agreement (prior to the filing of the post-effective amendment to the registration statement of which this prospectus forms a part), we have sold 127,241 shares of our Common Stock pursuant to advances thereunder.

Terms of the Offering	The Selling Securityholder will determine when and how it will dispose of any shares of Common Stock registered under this prospectus for resale.

Common Stock Outstanding Before this Offering(1)	141,598,856 shares of Common Stock.

Common Stock Outstanding After this Offering	169,727,278 shares of Common Stock.

Use of Proceeds	We will not receive any proceeds from the resale of shares of Common Stock included in this prospectus by the Selling Securityholder. However, we may receive up to $500,000,000 in aggregate gross proceeds under the B. Riley Purchase Agreement from sales of Common Stock that we may elect to make to the Selling Securityholder pursuant to the B. Riley Purchase Agreement, if any, from time to time in our discretion. We expect to use the net proceeds that we receive under the B. Riley Purchase Agreement for working capital and general corporate purposes, which may include capital expenditures, commercialization expenditures, research and development expenditures, regulatory affairs expenditures, clinical trial expenditures, acquisitions of new technologies and investments, business combinations and the repayment, refinancing, redemption or repurchase of indebtedness or capital stock. However, we have not designated any specific uses and have no current agreement with respect to any acquisition or strategic transaction. See “Use of Proceeds.”

Market for our Common Stock	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”.

Risk factors	See “Risk Factors” beginning on page 15 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities being offered by this prospectus.

(1)

The number of shares of Common Stock outstanding is based on an aggregate of 141,598,856 shares outstanding as of January 11, 2023 (the date immediately preceding the date on which the registration statement of which this prospectus forms a part was initially filed with the SEC) and assumes that following such date we have not otherwise issued any shares of Common Stock to Yorkville pursuant to the A&R Yorkville Purchase Agreement (other than the 250,000 shares of Common Stock issued to Yorkville in connection with the signing of such agreement) which is more fully described elsewhere in this prospectus, and excludes:

•	744,201 shares of Common Stock issuable upon the exercise of stock options outstanding under the 2017 Scilex Pharmaceuticals Inc. Equity Incentive Plan (the “Scilex Pharma 2017 Plan”);

•	16,195,178 shares of Common Stock issuable upon the exercise of stock options outstanding under the 2019 Stock Option Plan of Legacy Scilex (the “2019 Stock Option Plan”);

•	11,003,988 shares of Common Stock issuable upon the exercise of the Warrants, with an exercise price of $11.50 per share;

•	14,792,500 shares of Common Stock issuable upon the exercise of stock options outstanding under the Equity Incentive Plan, which options were issued after January 11, 2023;

•

up to 5,484,166 shares of Common Stock available for future issuance under the Equity Incentive Plan (which number of shares accounts for the annual increase on January 1, 2023 (but does not include a possible increase in any subsequent year) pursuant to the provisions of such plan which provides for a possible annual increase on January 1 of each year beginning on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to up to 4% of the total number of shares of our Common Stock outstanding on December 31 of the immediately preceding year nor does such number include any amendment to such plan that increases the authorized number of shares available under such plan);

•

up to 2,875,759 shares of Common Stock available for future issuance under the ESPP (which number includes the annual increase on January 1, 2023 (but does not include a possible increase in any subsequent year) pursuant to the provisions of such plan which provides for a possible annual increase on January 1 of each year beginning on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to up to 1% of the total number of shares of our Common Stock outstanding on December 31 of the immediately preceding year); and

•	up to 1,400,000 shares of Common Stock available for future issuance under the Scilex Holding Company 2023 Inducement Plan (the “Inducement Plan”), which was adopted on January 17, 2023.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the following risk factors, as well as the other information set forth in this prospectus, including matters addressed in the section of this prospectus titled “Cautionary Note Regarding Forward-Looking Statements”. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement, any post-effective amendment or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial. The following discussions should be read in conjunction with our financial statements and the notes to the financial statements included therein.

Risks Related to our Limited Operating History, Financial Condition and Capital Requirements

We are currently a single commercial product company that is heavily dependent on the commercial success of ZTlido and we may be unable to generate sufficient revenue to support our operations.

ZTlido is our only product approved for commercial sale and we are entirely dependent upon its sales to generate revenue. In February 2018, we obtained regulatory approval for ZTlido for the relief of neuropathic pain associated with PHN, which is a form of post-shingles nerve pain, and we began commercializing ZTlido in the United States in October 2018. As a result, it is difficult to evaluate our current business and predict our future prospects. We cannot assure that ZTlido will gain market acceptance among physicians, health care payors, patients and the medical community, which is critical to our commercial success. We have limited experience engaging in commercial activities and limited relationships with physicians, hospitals and payors. Market acceptance of ZTlido depends on a number of factors, including:

•	acceptance by physicians, major operators of clinics and patients of the drug as a safe and effective treatment for the relief of neuropathic pain associated with PHN;

•	the availability, cost and potential advantages of alternative treatments, including less expensive generic products;

•	the effectiveness of our sales and marketing efforts;

•	the availability of coverage, adequacy of reimbursement and favorability of pricing policies by third-party payors and government authorities;

•	the timing of market introduction of other competitive products;

•	the product labeling or any product inserts required by the FDA; and

•	the prevalence and severity of adverse side effects.

In order to successfully commercialize ZTlido, we will need to expand our marketing efforts to develop new relationships and expand existing relationships. Physicians may decide not to prescribe ZTlido for a variety of reasons, including changes in available offerings, adverse publicity, perceived safety issues, inadequate coverage or reimbursement for ZTlido or the utilization of products developed by other parties, all of which are circumstances outside of our control. Demand for ZTlido may not increase as quickly as we predict, and we may be unable to increase our revenue to the level that we currently expect. Even if we succeed in increasing market acceptance of ZTlido, maintaining and creating relationships with physicians, we may be unable to reach or sustain a level of profitability.

Our ability to effectively promote ZTlido will also depend on pricing and cost-effectiveness, including our ability to produce at a competitive price. In addition, our efforts to educate the medical community and third-

party payors on the benefits of ZTlido may require significant resources, may be constrained by FDA rules and policies on product promotion and may never be successful.

We have a limited operating history and have incurred significant losses since our inception. We anticipate that we will incur continued losses for the foreseeable future.

We have a limited operating history. Prior to March 2019, our operations were conducted through Scilex Pharmaceuticals Inc. (“Scilex Pharma”), which was formed in September 2012 and is now our wholly owned subsidiary. In March 2019, we effected a corporate reorganization and acquired Semnur, which was formed in June 2013. Since our inception, we have focused on organizing and staffing our company, business planning, raising capital, identifying potential non-opioid pain therapy candidates, undertaking preclinical studies and clinical trials of our product candidates and establishing research and development and manufacturing collaborations. All of our revenue to date is attributable to sales of ZTlido, and we expect that sales of ZTlido will account for all of our revenue for at least the near term. Our relatively short operating history as a company makes any assessment of our future success and viability subject to significant uncertainty.

Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. We will encounter risks and difficulties frequently experienced by early-stage biopharmaceutical companies in rapidly evolving fields, and we have not yet demonstrated an ability to overcome such risks and difficulties successfully. Our ability to execute on our business model and generate revenues depends on a number of factors including our ability to:

•	successfully complete ongoing pre-clinical studies and clinical trials and obtain regulatory approvals for our current and future product candidates;

•	identify new acquisition or in-licensing opportunities;

•	successfully identify new product candidates and advance those product candidates into pre-clinical studies and clinical trials;

•	raise additional funds when needed and on terms acceptable to us;

•	attract and retain experienced management and advisory teams;

•

add operational, financial and management information systems and personnel, including personnel to support clinical, pre-clinical manufacturing and planned future commercialization efforts and operations;

•	launch commercial sales of our product candidates, whether alone or in collaboration with others;

•

initiate and continue relationships with third-party suppliers and manufacturers and have commercial quantities of product candidates manufactured at acceptable cost and quality levels and in compliance with the FDA, and other regulatory requirements;

•	set acceptable prices for product candidates and obtain coverage and adequate reimbursement from third-party payors;

•	achieve market acceptance of product candidates in the medical community and with third-party payors and consumers; and

•	maintain, expand and protect our intellectual property portfolio.

If we cannot successfully execute any one of the foregoing, our business may not succeed or become profitable.

Since our inception, we have incurred significant net losses, with net losses of $23.4 million, $88.4 million and $47.5 million for the years ended December 31, 2022, 2021 and 2020, respectively. As of December 31, 2022, we had an accumulated deficit of approximately $375.9 million. For the foreseeable future, we expect to continue to incur significant expenses related to the commercialization of ZTlido and GLOPERBA and the research and development of our product candidates, SP-102 (10 mg dexamethasone sodium phosphate viscous gel) (“SEMDEXA”), SP-103 (lidocaine topical system) 5.4% (“SP-103”), and SP-104 (4.5mg, low-dose naltrexone hydrochloride delayed-release capsules) (“SP-104”). We anticipate that our expenses will increase substantially due to the completion of the pivotal Phase 3 trial for SEMDEXA, commencement of the Phase 2 clinical trial for SP-103 and multiple Phase 1 trials for SP-104. Consequently, we expect to incur substantial losses for the foreseeable future and may never become profitable.

We are subject to risks incidental to the development of new biopharmaceutical products, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations.

In addition, as Vickers was a shell company prior to the completion of the Business Combination, we are currently ineligible to use short form registration statements on Form S-3 and will not be eligible to file such a registration statement until, among other things, at least 12 calendar months have lapsed since November 17, 2022, the date we filed a Current Report on Form 8-K disclosing that we ceased to be a shell company. Our inability to use Form S-3 may significantly impair our ability to raise necessary capital to run our operations and progress our product development programs. If we seek to access the capital markets through a registered offering during the period of time that we are unable to use Form S-3, we may be required to publicly disclose the proposed offering and the material terms thereof before the offering commences, we may experience delays in the offering process due to SEC review of a Form S-1 registration statement and we may incur increased offering and transaction costs and other considerations. Disclosing a public offering prior to the formal commencement of an offering may result in downward pressure on our stock price. If we are unable to raise capital through a registered offering, we would be required to conduct our equity financing transactions on a private placement basis, which may be subject to pricing, size and other limitations imposed under the Nasdaq Listing Rules, or seek other sources of capital.

We may be required to make milestone payments to the former stockholders of Semnur in connection with our development and commercialization of SEMDEXA, which could adversely affect the overall profitability of SEMDEXA, if approved.

Under the terms of the Agreement and Plan of Merger we entered into with Semnur, Sigma Merger Sub, Inc., our prior wholly owned subsidiary, Fortis Advisors LLC, solely as representative of the holders of Semnur equity, or the Semnur Equityholders, and Sorrento, for limited purposes, we are obligated to pay the Semnur Equityholders up to an aggregate of $280.0 million in contingent cash consideration based on the achievement of certain milestones. A $40.0 million payment will be due upon obtaining the first approval of a new drug application by the FDA (“NDA”) of any Semnur product, which includes SEMDEXA. Additional payments will be due upon the achievement of certain cumulative net sales of Semnur products, as follows:

•	a $20.0 million payment upon the achievement of $100.0 million in cumulative net sales of a Semnur product;

•	a $20.0 million payment upon the achievement of $250.0 million in cumulative net sales of a Semnur product;

•	a $50.0 million payment upon the achievement of $500.0 million in cumulative net sales of a Semnur product; and

•	a $150.0 million payment upon the achievement of $750.0 million in cumulative net sales of a Semnur product.

These milestone obligations could impose substantial additional costs on us, divert resources from other aspects of our business, and adversely affect the overall profitability of SEMDEXA, if approved. We may need to obtain additional financing to satisfy these milestone payments, and cannot be sure that any additional funding, if needed, will be available on terms favorable to us, or at all.

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all.

Our operations have consumed substantial amounts of cash since inception. We expect to significantly increase our spending to continue our commercialization efforts for ZTlido and GLOPERBA, advance development of our current product candidates and launch and commercialize any product candidates for which we receive regulatory approval. Furthermore, we expect to incur additional costs associated with operating as a public company. We will also require additional capital to fund our other operating expenses and capital expenditures.

As of December 31, 2022, our cash and cash equivalents were approximately $2.2 million and we had an accumulated deficit of approximately $375.9 million. The amount and timing of our future funding requirements will depend on many factors, some of which are outside of our control, including but not limited to:

•	the costs and expenses associated with our ongoing commercialization efforts for ZTlido and GLOPERBA;

•	the degree of success we experience in commercializing ZTlido and GLOPERBA;

•	the revenue generated by sales of ZTlido, GLOPERBA and other products that may be approved, if any;

•	the scope, progress, results and costs of conducting studies and clinical trials for our product candidates, SEMDEXA, SP-103 and SP-104;

•	the timing of, and the costs involved in, obtaining regulatory approvals for our product candidates;

•	the costs of manufacturing ZTlido, GLOPERBA and our product candidates;

•	the timing and amount of any milestone, royalty or other payments we are required to make pursuant to any current or future collaboration or license agreements;

•

our ability to maintain existing, and establish new, strategic collaborations, licensing or other arrangements and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;

•	the extent to which ZTlido, GLOPERBA or any of our product candidates, if approved for commercialization, is adopted by the physician community;

•	our need to expand our research and development activities;

•	the costs of acquiring, licensing or investing in businesses, product candidates and technologies;

•	the effect of competing products and product candidates and other market developments;

•	the number and types of future products we develop and commercialize;

•	any product liability or other lawsuits related to our products;

•	the expenses needed to attract, hire and retain skilled personnel;

•	the costs associated with being a public company;

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems;

•	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; and

•	the extent and scope of our general and administrative expenses.

Until we are able to generate significant revenue, if ever, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, government contracts or other strategic transactions. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us, or at all. Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. Furthermore, any additional equity or equity-related financing may be dilutive to our stockholders, and debt or equity financing, if available, may subject us to restrictive covenants and significant interest costs. If we raise additional funds through collaborations or strategic alliances with third parties, we may have to relinquish valuable rights to our product candidates, future revenue streams, research programs or technologies, or grant licenses on terms that may not be favorable to us. If we are unsuccessful in our efforts to raise additional financing on acceptable terms, we may be required to significantly reduce or cease our operations.

Our recurring losses from operations, negative cash flows and substantial cumulative net losses raise substantial doubt about our ability to continue as a going concern.

In Note 2 titled “Liquidity and Going Concern” of our consolidated financial statements included elsewhere in this prospectus, we disclose that there is substantial doubt about our ability to continue as a going concern. In addition, our independent registered public accounting firm included an explanatory paragraph in its report on our consolidated financial statements as of and for the year ended December 31, 2022, which stated that substantial doubt existed about our ability to continue as a going concern. We have negative working capital and have incurred significant operating losses and negative cash flows from operations and expect to continue incurring losses for the foreseeable future. Further, we had an accumulated deficit of approximately $375.9 million as of December 31, 2022 and approximately $352.6 million as of December 31, 2021. These conditions raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our ability to become a profitable operating company is dependent upon our ability to generate revenue and obtain financing adequate to fulfill our development and commercialization activities, and achieving a level of revenue adequate to support our cost structure. We have plans to obtain additional resources to fund our currently planned operations and expenditures through additional debt and equity financing. Our plans are substantially dependent upon the success of future sales of ZTlido, which is still in the early stages of commercialization, and are dependent upon, among other things, the success of our marketing of ZTlido and our ability to secure additional payor contracts with terms that are consistent with our business plan. If we are unable to obtain sufficient funding, our financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. Future financial statements may disclose substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all.

We have identified a material weakness in our internal control over financial reporting. Any material weakness may cause us to fail to timely and accurately report our financial results or result in a material misstatement of our financial statements.

In connection with the audit of our consolidated financial statements for the years ended December 31, 2022 and 2021, we identified control deficiencies in the design and operation of our internal control over financial reporting that constituted a material weakness. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

For the years ended December 31, 2022 and 2021, the material weakness identified in our internal control over financial reporting related to ineffective control activities in the areas of revenue, business combination, debt and derivative liabilities caused by a lack of sufficient accounting resources with appropriate experience and technical expertise to effectively execute controls over certain judgmental and technical accounting areas. As a result of the material weakness, we hired additional accounting personnel and are implementing remediation measures including, but not limited to, performing a comprehensive assessment of accounting and finance resource requirements and hiring other personnel with sufficient accounting expertise at Scilex to improve the operating effectiveness of our review controls and monitoring activities, and utilizing external accounting experts as appropriate. Any potential material misstatements were identified and corrected as audit adjustments in the applicable periods and are properly reflected in our financial statements included in this prospectus. We hired a new Chief Financial Officer in May 2022 at Legacy Scilex and she became Chief Financial Officer of the Company in connection with the closing of the Business Combination. In addition, we expect to hire additional personnel with accounting expertise and utilize external accounting experts.

In the future, in order to properly manage our internal control over financial reporting, we may need to take additional measures to further augment our finance resources, and we cannot be certain that the measures we have taken, and expect to take, to improve our internal controls will be sufficient to ensure that our internal controls will remain effective and eliminate the possibility that other material weaknesses or deficiencies may develop or be identified in the future. If we experience future material weaknesses or deficiencies in internal controls and we are unable to correct them in a timely manner, our ability to record, process, summarize and report financial information accurately and within the time periods specified in the rules and forms of the SEC, will be adversely affected. Any such failure could negatively affect the market price and trading liquidity of our Common Stock, lead to delisting, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties, and generally materially and adversely impact our business and financial condition.

If we identify future material weaknesses in our internal controls over financial reporting or fail to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act as, we may be unable to accurately report our financial results or report them within the timeframes required by law or stock exchange regulations. Failure to comply with Section 404 of the Sarbanes-Oxley Act could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. If additional material weaknesses exist or are discovered in the future, and we are unable to remediate any such material weakness, our business, financial condition and results of operations could suffer.

Risks Related to our Commercial Operations and Product Development

We obtain our commercial supply of ZTlido, clinical supply of our product candidates and certain of the raw materials used in our product candidates from sole or single source suppliers and manufacturers. In the event of a loss of one of these suppliers or manufacturers, or a failure by any such supplier or manufacturer to comply with FDA regulations, we may not be able to find an alternative source on commercially reasonable terms, or at all.

We rely on a number of sole or single source suppliers and manufacturers, including:

•	the manufacturer and supplier for the commercial supply of ZTlido;

•	the manufacturer and supplier for the clinical supply of SP-103;

•	the manufacturer and supplier for the clinical supply of SP-104;

•	the supplier of sodium hyaluronate, one of the excipients for SEMDEXA; and

•	the manufacturer for the clinical supply of SEMDEXA.

Under the Product Development Agreement, dated as of May 11, 2011, by and among Scilex Pharmaceuticals, Inc. (as successor to Stason Pharmaceuticals, Inc.), Oishi Koseido Co., Ltd. (“Oishi”) and Itochu Chemical Frontier Corporation (“Itochu”) (as amended, the “Product Development Agreement”), and the Commercial Supply Agreement, dated as of February 16, 2017, by and among Scilex Pharma and Oishi and Itochu (as amended, the “Commercial Supply Agreement”), we license the rights to ZTlido from and rely exclusively on Oishi and Itochu for the manufacturing and supply of ZTlido and SP-103 (collectively, the “Products”). Oishi and Itochu have the right to terminate the Product Development Agreement and the Commercial Supply Agreement under certain circumstances, including, among other things: (1) if we are in material breach of the agreement and the breach is not curable or if the breach is curable and we fail to cure such material breach within 180 days after notice requesting to cure; (2) if, at any time during the term of the Product Development Agreement and the Commercial Supply Agreement, the market conditions are such that (a) our total net profits for ZTlido and SP-103 are equal to or less than five percent of our net sales of ZTlido and SP-103 for a period of four or more consecutive quarters, or (b) the economic viability of ZTlido and SP-103 is affected significantly as evidenced by documentation and substantial information by any external circumstances deemed detrimental to all parties as agreed to by us, on the one hand, and Oishi and Itochu, on the other hand, and the parties are unable to resolve the concerns under the foregoing clauses (a) and (b) after 30 days of good-faith discussion; and (3) in the event of our bankruptcy or assignment for the benefit of creditors. As of the date of this prospectus, our net profits for ZTlido and SP-103 have not exceeded five percent of net sales. Accordingly, Oishi and Itochu have the right to terminate the Product Development Agreement and Commercial Supply Agreement. As of the date of this prospectus, neither Oishi nor Itochu has exercised its right of termination. If the Product Development Agreement and the Commercial Supply Agreement are terminated, we would lose access to the intellectual property and proprietary manufacturing process upon which ZTlido and SP-103 depend.

Under our exclusive Supply Agreement, dated December 17, 2015 (the “Genzyme Supply Agreement”), with Genzyme Corporation (“Genzyme”), we depend on Genzyme to fulfill our clinical and commercial supply requirements for sodium hyaluronate, one of the excipients for SEMDEXA. Genzyme has the right to terminate the Supply Agreement under certain circumstances, including, but not limited to: (1) if we are in material breach of the agreement and fail to cure such breach within 30 days of written notice of such breach, (2) if our development of SEMDEXA is ceased or we do not file for regulatory approval for SEMDEXA by January 1, 2020, or (3) if Genzyme decides to discontinue manufacturing the product at its facility for economic or strategic reasons and provides us with 24 months’ notice. We did not file for regulatory approval for SEMDEXA by January 1, 2020 and we are only aware of a limited number of suppliers of the excipient. In accordance with the preceding clause (3), Genzyme has notified us of its intention to terminate the Genzyme Supply Agreement, effective as of May 31, 2024. Although we are currently in the process of identifying and certifying new suppliers to fulfill our clinical and commercial supply requirements for sodium hyaluronate we may not be able to find an alternative supplier of sodium hyaluronate on commercially reasonable terms.

Under our Master Services Agreement, dated January 27, 2017 (as amended, the “Lifecore Master Services Agreement”), with Lifecore Biomedical, LLC (“Lifecore”), we depend on Lifecore to manufacture clinical supplies of SEMDEXA. Lifecore has the right to terminate the Lifecore Master Services Agreement under certain circumstances, including, but not limited to: (1) if we are in material breach of the agreement and fail to cure such breach within 30 days of written notice; (2) if we (a) become insolvent, (b) cease to function as a going concern, (c) become convicted of or plead guilty to a charge of violating any law relating to either party’s business, or (d) engage in any act which materially impairs goodwill associated with SEMDEXA or materially impairs the terminating party’s trademark or trade name; (3) if we fail to pay past due invoices upon 30 days’ written notice, or (4) if we reject or fail to respond to a major change proposed by Lifecore that does not change Semnur’s written and approved acceptance criteria in its product specifications. In the event that Lifecore decides to terminate the Lifecore Master Services Agreement, finding an alternative manufacturer on commercially reasonable terms, or at all, may be difficult.

Under the Master Services Agreement (the “Tulex Master Services Agreement”) and statement of work with Tulex Pharmaceuticals Inc. (“Tulex”), we depend on Tulex to develop, test and manufacture clinical supplies of

SP-104. Tulex has the right to terminate the Tulex Master Services Agreement under certain circumstances, including, but not limited to: (1) if we are in material breach of the agreement or a statement of work and fail to cure such breach within 15 days after receipt of notice of such breach (or such other time period expressly stated in the applicable statement of work) or (2) in the event of our insolvency, bankruptcy, reorganization, liquidation or receivership, or a failure to remove any insolvency, bankruptcy, reorganization, liquidation or receivership proceedings within ten days from the date of institution of such proceedings. In addition, we may terminate the agreement or any statement of work (a) without cause upon 30 days prior written notice to Tulex or (b) immediately upon written notice in the event Tulex is dissolved or undergoes a change in control. In the event that the Tulex Master Services Agreement or a statement of work is terminated, we may not be able to find an alternative manufacturer and supplier on commercially reasonable terms.

Additionally, the manufacturing facilities used by our third-party suppliers and manufacturers must continue to comply with FDA regulations and are subject to periodic announced or unannounced inspections. We have limited control over the ability of our third-party suppliers and manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If our third-party suppliers and manufacturers fail to comply with FDA regulations, the FDA may not authorize the manufacture of our products and product candidates at these facilities, and we may be unable to find alternative manufacturing facilities in a timely manner or at all. The failure by such third parties to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, import detention, civil penalties, delays, suspension or withdrawal of approvals, seizures or recalls of our product, operating restrictions and criminal prosecutions.

In addition, our product candidates may compete with other product candidates and products for access to manufacturing facilities and other supplies. There are a limited number of manufacturers that operate under current Good Manufacturing Practices (“cGMP”) regulations and that might be capable of manufacturing for us. Also, prior to the approval of our product candidates, we would need to identify a contract manufacturer that could produce our products at a commercial scale and that could successfully complete FDA pre-approval inspection and inspections by other health authorities. Agreements with such manufacturers or suppliers may not be available to us at the time we would need to have that capability and capacity.

If our commercial supply of ZTlido, clinical supply of our product candidates and certain of the raw materials used in our product candidates are disrupted or delayed, there can be no assurance that alternative sources can serve as adequate replacements or that supplies will be available on terms that are favorable to us, if at all. Any disruption in supply could affect the profitability of ZTlido and the development of SEMDEXA, SP-103 and SP-104.

We rely on a single third-party logistics distribution provider, Cardinal Health 105, which until recently had also been our only customer.

We currently rely on Cardinal Health 105, LLC (“Cardinal Health 105”) as our third-party logistics distribution provider for ZTlido in the United States. Cardinal Health 105 also performs the following services on our behalf: customer service, credit checks, invoicing, chargebacks, distributor fee for service, government reporting, customer returns, accounts receivable, inventory control, product security (DSCSA serialization) inquiries and recall assistance. In the years ended December 31, 2020 and 2021 and the first quarter of 2022, Cardinal Health 105 was our only customer and sales to Cardinal Health 105 represented all of our net revenue for such periods. As we continue to expand the commercialization of ZTlido, we expanded our direct distribution network to national and regional distributors and pharmacies in the second quarter of 2022. Beginning on April 1, 2022, we began selling ZTlido directly to three large distributors, McKesson Corporation (“McKesson”), Cardinal Health 110, LLC (“Cardinal Health 110”) and AmerisourceBergen Corporation (“AmerisourceBergen”), as well as to numerous pharmacies. If we are unable to maintain a favorable relationship with Cardinal Health 105 (or with any of our three large distributors), we expect that our revenue would decline and our business would be harmed as a result. We may be unable to control the timing of the delivery of ZTlido to distributors, and any financial uncertainty or loss of key logistic employees of Cardinal Health 105, as our only third-party logistics provider, may negatively impact our sales.

We discontinued our use of “title model” services provided by Cardinal Health 105, but expect that Cardinal Health 105 will continue to perform other third-party logistics services for us. Any disruption in the abovementioned distribution channel would adversely affect our business, financial condition and results of operations.

If we fail to achieve certain milestones in our Product Development Agreement with Itochu and Oishi, we could lose rights that are important to our business.

Certain of our existing license and supply agreements impose various milestone and other obligations on us. For example, under our Product Development Agreement with Itochu and Oishi, if our total net profits for ZTlido and SP-103 are equal to or less than five percent of our net sales of ZTlido and SP-103 for a period of four or more consecutive quarters, Itochu and Oishi have the right to terminate the Product Development Agreement if the parties are unable to resolve the concerns after 30 days of good-faith negotiation. As of the date of this prospectus, our net profits for ZTlido and SP-103 have not exceeded five percent of net sales. Accordingly, Oishi and Itochu have the right to terminate the Product Development Agreement and Commercial Supply Agreement. As of the date of this prospectus, neither Oishi nor Itochu has exercised its right of termination.

If we fail to achieve the milestones under the Product Development Agreement, we may lose our exclusivity rights or the counterparty may have the right to terminate the agreement, any of which could adversely affect our business, financial condition and results of operations.

We rely on third parties to conduct our clinical trials and intend to rely on third parties to conduct all of our future clinical trials. If these third parties do not successfully carry out their contractual duties, fail to comply with applicable regulatory requirements or meet expected deadlines, we may be unable to obtain regulatory approval for our product candidates.

We currently do not have the ability to independently conduct any clinical trials. The FDA and regulatory authorities in other jurisdictions require us to comply with regulations and standards, commonly referred to as good clinical practice (“GCP”) requirements for conducting, monitoring, recording and reporting the results of clinical trials, in order to ensure that the data and results are scientifically credible and accurate and that the trial subjects are adequately informed of the potential risks of participating in clinical trials. We rely on medical institutions, clinical investigators, contract laboratories and other third parties, such as contract research organizations (“CROs”), to conduct GCP-compliant clinical trials of our product candidates properly and on time. While we have agreements governing their activities, we control only certain aspects of their activities and have limited influence over their actual performance. The third parties with whom we contract for execution of our GCP-compliant clinical trials play a significant role in the conduct of these studies and trials and the subsequent collection and analysis of data. These third parties are not our employees and, except for restrictions imposed by our contracts with such third parties, we have limited ability to control the amount and timing of resources that they devote to our programs. Although we rely on these third parties to conduct our GCP-compliant clinical trials, we remain responsible for ensuring that each of our clinical trials is conducted in accordance with our investigational plan and protocol and applicable laws and regulations, and our reliance on the CROs does not relieve us of our regulatory responsibilities. For any violations of laws and regulations in the conduct of our preclinical studies and clinical trials, we could be subject to warning letters or enforcement actions that may include civil penalties up to and including criminal prosecution.

Many of the third parties with whom we contract may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other drug development activities that could harm our competitive position. We face the risk of potential unauthorized disclosure or infringement, misappropriation or other violation of our intellectual property by CROs, which may reduce our trade secret and intellectual property protection, allow our potential competitors to access, and exploit our proprietary technology.

Further, any of these third parties may terminate their engagements with us or be unable to fulfill their contractual obligations. If the third parties conducting our clinical trials do not adequately perform their contractual duties or obligations, experience significant business challenges, disruptions or failures, do not meet expected deadlines, terminate their agreements with us or need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to our protocols or to GCPs, or for any other reason, we may need to enter into new arrangements with alternative third parties. This could be difficult, costly or impossible, and our clinical trials may need to be extended, delayed, terminated or repeated. As a result, we may not be able to obtain regulatory approval or successful commercialization in a timely fashion, or at all, for the applicable product candidate. Our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase, and our ability to generate revenue could be delayed.

We may in the future enter into collaborations, in-licensing arrangements, joint ventures, or strategic alliances with third-parties that may not result in the development of commercially viable products or the generation of significant future revenues.

Our business is substantially dependent upon the intellectual property licensed from Oishi and Itochu. In the ordinary course of our business, we may enter into collaborations, additional in-licensing arrangements (such as, for example, the Romeg Agreement), joint ventures, or strategic alliances to develop proposed products and to pursue new markets.

Proposing, negotiating and implementing collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms, or at all, and may not realize the anticipated benefits of any such transactions or arrangements.

Additionally, with respect to current and future collaborations, we may not be in a position to exercise sole decision-making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with our current or future collaborators, they may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. In addition, we have limited control over the amount and timing of resources that our current collaborators or any future collaborators devote to our collaborators’ or our future products. Disputes between us and our collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements are contractual in nature and may be terminated or dissolved under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.

Delays in clinical trials could result in increased costs to us and delay our ability to obtain commercial approval and generate additional revenue.

Before obtaining marketing approval for the sale of our product candidates, we must conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidates for their intended indications. Clinical testing is expensive, time-consuming and uncertain as to outcome. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical trials can occur at any stage of testing. Events that may prevent successful or timely completion of clinical development include:

•	delays in obtaining regulatory authorizations to commence a clinical trial or reaching a consensus with regulatory authorities on trial design;

•	delays in identifying prospective clinical investigators or clinical trial sites that have necessary qualifications, interest and capacity to perform a requested protocol;

•

delays in reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

•	delays in obtaining approval from one or more institutional review boards (“IRBs”);

•	IRBs refusing to approve, suspending or terminating the trial at the investigational site, precluding enrollment of additional subjects, or withdrawing their approval of the trial;

•	changes to the clinical trial protocol;

•	delays in recruiting suitable subjects to participate in our clinical trials;

•	failure by us, any CROs we engage or any other third parties to adhere to clinical trial requirements;

•	failure to perform in accordance with GCPs;

•

delays in the testing, validation, manufacturing and delivery of our product candidates to the clinical sites, including delays by third parties with whom we have contracted to perform certain of those functions;

•

delays in subjects completing participation in a trial or returning for post-treatment follow-up, including, for example, as a result of reluctance to visit medical facilities as a result of the COVID-19 pandemic;

•	clinical trial sites or subjects dropping out of a trial;

•	key investigators departing their clinical sites;

•	lack of adequate funding to continue the trial;

•	selection of clinical endpoints that require prolonged periods of clinical observation or analysis of the resulting data;

•	subjects experiencing severe or unexpected drug-related adverse effects;

•

imposition of a clinical hold by regulatory authorities as a result of a serious adverse event, after an inspection of our clinical trial operations, trial sites or manufacturing facilities, or for other reasons;

•	occurrence of serious adverse events in our trials or in trials of the same class of agents conducted by other sponsors;

•	changes in regulatory requirements or guidance that require amending or submitting new clinical protocols;

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a facility manufacturing our product candidates or any of their components being ordered by the FDA to temporarily or permanently shut down due to violations of cGMP regulations or other applicable requirements;

•	any changes to our manufacturing process that may be necessary or desired;

•

third-party clinical investigators losing the licenses or permits necessary to perform our clinical trials, not performing our clinical trials on our anticipated schedule or consistent with the clinical trial protocol, GCP, or other regulatory requirements;

•	third-party contractors not performing data collection or analysis in a timely or accurate manner; or

•

third-party contractors becoming debarred or suspended or otherwise penalized by the FDA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or all of the data produced by subcontractors in support of our marketing applications.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, by a Data Safety Monitoring Board for such trial or by the FDA. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, participants being exposed to unacceptable health risks, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, changes in regulatory requirements and policies may occur, and we may need to amend clinical trial protocols to comply with these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial.

Our product development costs will increase if we experience delays in testing or marketing approvals. The FDA and other regulatory agencies may impose new or refined testing expectations based on experience and increased knowledge over time. In addition, if we make manufacturing or other changes to our product candidates, we may need to conduct additional studies to bridge our modified product candidates to earlier versions. We do not know whether any of our clinical trials, including our planned clinical trials of SP-103, SP-104 and SEMDEXA, will begin or continue as planned, will need to be restructured or will be completed on schedule, or at all. We may not have the necessary capabilities, including adequate staffing, to successfully manage the execution and completion of any clinical trials we initiate in a way that leads to our obtaining marketing approval for our product candidates in a timely manner, or at all. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our product candidates.

We face potential business disruptions and related risks resulting from the COVID-19 pandemic, which could have a material adverse effect on our business, financial condition and results of operations.

In December 2019, a novel strain of coronavirus, or SARS-CoV-2, was reported to have surfaced in Wuhan, China. SARS-CoV-2 is the virus that causes COVID-19. The COVID-19 outbreak has grown into a global pandemic that has impacted countries throughout the world. Financial markets have been experiencing extreme fluctuations that may cause a contraction in available liquidity globally as important segments of the credit markets react to the development. The pandemic may lead to a decline in business and consumer confidence. The global outbreak of COVID-19 continues to rapidly evolve. As a result, businesses have closed or limited operations and limits have been placed on travel. The extent to which COVID-19 may impact our business, clinical trials and sales of ZTlido will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease and variants, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

We are monitoring the potential impact of the COVID-19 outbreak, and if COVID-19 or variants of concern continue to spread globally, including in the United States, we may experience disruptions that could severely impact the development of our product candidates, including:

•	delays or difficulties in enrolling patients in our clinical trials as patients may be reluctant, or unable, to visit clinical sites;

•	delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators, clinical site staff and potential closure of clinical facilities;

•	decreases in patients seeking treatment for chronic pain;

•	delays in receiving approval from local regulatory authorities to initiate our planned clinical trials;

•

delays in clinical sites receiving the supplies and materials needed to conduct our clinical trials, including interruption in global shipping that may affect the transport of clinical trial materials;

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changes in local regulations as part of a response to the COVID-19 outbreak, which may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs, or cause us to discontinue the clinical trials altogether;

•

diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

•

risk that participants enrolled in our clinical trials will acquire COVID-19 while the clinical trial is ongoing, which could impact the results of the clinical trial, including by increasing the number of observed adverse events;

•

delays in necessary interactions with local regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees; and

•	interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others.

Quarantines, shelter-in-place and similar government orders, or the perception that such orders, shutdowns or other restrictions on the conduct of business operations could occur, related to COVID-19 or other infectious diseases could impact personnel at third-party suppliers in the United States and other countries, or the availability or cost of materials, which would disrupt our supply chain. Any manufacturing supply interruption of materials could adversely affect our ability to conduct ongoing and future research and testing activities. For example, we obtain our commercial supply of ZTlido and our clinical supply of SP-103 exclusively from Oishi and Itochu in Japan. The COVID-19 pandemic may result in delays in the procurement and shipping of ZTlido, which may have an adverse impact on our operating results.

On September 24, 2021, the Safer Federal Workforce Task Force issued written guidance to implement Executive Order 14042, which was signed by President Biden on September 9, 2021. A number of federal courts have issued orders enjoining enforcement of the Executive Order, including one on a nationwide basis. As a result, the government stated that it will take no action to enforce the requirements of the Executive Order at this time. As a federal contractor, we have mandated that all of our employees and, in addition, contractors that enter our U.S. buildings and certain other locations, be fully vaccinated against COVID-19, subject to disability and religious exemptions, by December 8, 2021. Despite the government’s no-action position, we continue to comply with the Executive Order. We may experience workforce constraints due to shortages of vaccinated personnel, strains on the labor market, limitations on hiring new employees and difficulty retaining and securing employees who are vaccinated, all of which could negatively affect our business and operations.

The spread of COVID-19, which has caused a broad impact globally, may materially affect the Company economically. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our Common Stock.

In addition, the continued spread of COVID-19 globally could materially and adversely impact our operations, including without limitation, our manufacturing and supply chain, sales and marketing efforts, sales of ZTlido, travel and employee health and availability, which may have a material and adverse effect on our business, financial condition and results of operations.

Even if we complete the necessary clinical trials, we cannot predict when, or if, we will obtain regulatory approval for our product candidates and the approval may be for a more narrow indication than we seek.

We cannot commercialize our product candidates until the appropriate regulatory authorities have reviewed and approved the product candidates. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state and local statutes and regulations require the expenditure of substantial time and financial resources and we may not be able to obtain the required regulatory approvals. Even if our product candidates meet the safety and efficacy endpoints in clinical trials, the regulatory authorities may not complete their review processes in a timely manner, or we may not be able to obtain regulatory approval. Additional delays may result if an FDA advisory committee, if convened, recommends non-approval or restrictions on approval. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action or changes in regulatory authority policy or data requirements during the period of product development, clinical trials and the regulatory review process.

Even if we receive regulatory approval, the FDA may approve a product candidate for more limited indications than requested or they may impose significant limitations in the form of narrow indications, warnings or a Risk Evaluation and Mitigation Strategy (“REMS”). The FDA may require labeling that includes precautions or contra-indications with respect to conditions of use, or may grant approval subject to the performance of costly post-marketing clinical trials. In addition, the FDA may not approve the labeling claims that are necessary or desirable for the successful commercialization of our product candidates. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

Additionally, if the results of any clinical trials are inconclusive or if there are safety concerns or serious adverse events associated with our product candidates, we may:

•	be delayed or fail in obtaining marketing approval for our product candidates;

•	obtain approval for indications or patient populations that are not as broad as we intended or desired;

•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

•	be subject to changes in the way the products are administered;

•	be required to perform additional clinical trials to support approval or be subject to additional post-marketing testing requirements;

•	have regulatory authorities withdraw, or suspend, their approval of the product or impose restrictions on its distribution in the form of a modified REMS;

•	be sued and held liable for harm caused to patients; or

•	experience damage to our reputation.

We may find it difficult to enroll or maintain patients in our clinical trials, which could delay or prevent us from proceeding with clinical trials of our product candidates.

Identifying and qualifying patients to participate in any clinical trials of our product candidates is critical to our success. The timing of any clinical trials depends on our ability to recruit patients and to complete required follow-up periods. If patients are unwilling to participate in our clinical trials due to negative publicity from adverse events, competitive clinical trials for similar patient populations, or for other reasons, the timeline for recruiting patients, conducting trials and potentially obtaining regulatory approval may be delayed. We may also experience delays if patients withdraw from a clinical trial or do not complete the required monitoring period. These delays could result in increased costs, delays in advancing our product candidates, delays in testing the effectiveness of our product candidates or termination of clinical trials altogether.

Patient enrollment is affected by many factors, including:

•	the size and nature of the patient population;

•	the proximity of patients to clinical sites;

•	the eligibility and exclusion criteria for the trial;

•	the design of the clinical trial;

•	competing clinical trials;

•	the risk that enrolled patients will not complete a clinical trial;

•	ability to monitor patients adequately during and after treatment;

•

potential disruptions caused by the COVID-19 pandemic, including difficulties in initiating clinical sites, enrolling and retaining participants, diversion of healthcare resources away from clinical trials, travel or quarantine policies that may be implemented and other factors;

•	our ability to recruit clinical trial investigators with the appropriate competencies and experience; and

•	clinicians’ and patients’ perceptions as to the potential advantages of the product candidate in relation to other available products.

The conditions for which we currently plan to evaluate our product candidates are common but the eligibility criteria of our clinical trials limit the pool of available trial participants. For example, we experienced a delay in the enrollment of our now completed SEMDEXA Phase 3 clinical trial in sciatica due to the selective eligibility criteria in place to reduce the placebo effect and the impacts of COVID-19, and may experience similar issues with enrollment of our other planned clinical trials.

In addition, our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to it, because some patients who have opted to enroll in our trials may instead opt to enroll in a trial being conducted by a competitor. We may conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial sites.

The incidence and prevalence for target patient populations of our product candidates are based on estimates and third-party sources. If the market opportunities for our product candidates are smaller than we estimate or if any approval that we obtain is based on a narrower definition of the patient population, our revenue and ability to achieve profitability might be materially and adversely affected.

Periodically, we make estimates regarding the incidence and prevalence of target patient populations of our product candidates based on various third-party sources and internally generated analyses and use such estimates in making decisions regarding our product development strategy, including acquiring or in-licensing product candidates and determining indications on which to focus in preclinical studies or clinical trials.

These estimates may be inaccurate or based on imprecise data. For example, the total addressable market opportunities will depend on, among other things, acceptance by the medical community and patient access, drug pricing and reimbursement. The number of patients in the addressable markets may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our product candidates, or new patients may become increasingly difficult to identify or gain access to, all of which may significantly harm our business, financial condition, results of operations and prospects.

We face significant competition and our competitors may discover, develop or commercialize products faster or more successfully than us.

The biotechnology and pharmaceutical industries are characterized by intense competition and rapid technological advances. In addition, the competition in the pain management market, and other relevant markets, is intense.

ZTlido and our product candidate, SP-103, face and will likely face competition from prescription and generic topical lidocaine patches, including Lidoderm® (a branded, prescription 5% lidocaine patch product) (“Lidoderm”) and generic lidocaine patches manufactured by Mylan N.V., Teva Pharmaceutical Industries Limited (“Teva”) and Par Pharmaceutical, Inc. Additionally, SP-103, if approved, will likely compete with various opioid pain medications, nonsteroidal anti-inflammatory drugs (“NSAIDs”), muscle relaxants, antidepressants and anticonvulsants particularly as we seek approval for the treatment of acute LBP.

SEMDEXA, if approved, has the potential to become the first FDA-approved epidural steroid product for the treatment of sciatica. While there are currently no FDA approved epidural steroid injections indicated for the treatment of sciatica, we are aware of certain non-steroid product candidates in development. SEMDEXA, if approved, also will compete with various opioid pain medications, NSAIDs, muscle relaxants, antidepressants, anticonvulsants and surgical procedures. Procedures may include nerve blocks and transcutaneous electrical nerve stimulations. We may also face indirect competition from the off-label and unapproved use of branded and generic injectable steroids.

While there are currently no formulations containing naltrexone in clinical development for the treatment of fibromyalgia, we are aware of certain non-opioid therapeutics currently in a late-stage phase 3 pipeline containing two 505(b)(2) development programs. Our product candidate, SP-104, will likely face direct competition from these candidates.

We expect that the market will become increasingly competitive in the future. Many of our competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in developing product candidates and technologies, undertaking preclinical studies and clinical trials, obtaining FDA and other regulatory approvals of product candidates, formulating and manufacturing product candidates, and launching, marketing and selling product candidates.

Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. As a result, these companies may obtain regulatory approval more rapidly than we are able to and may be more effective in selling and marketing their products as well. Smaller or early-stage companies or generic or biosimilar pharmaceutical manufacturers may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our commercial opportunity could be reduced or eliminated if our competitors succeed in developing, acquiring or licensing on an exclusive basis, products that are more effective or less costly than any product candidate that we are currently developing or that we may develop. If approved, our product candidates will face competition from commercially available drugs as well as drugs that are in the development pipelines of our competitors and later enter the market.

Established pharmaceutical companies may invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make our product candidates less competitive. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or discovering, developing and commercializing medicines before we do, which would have a material adverse impact on our business, financial condition and results of operations.

The third-party payor coverage and reimbursement status of newly approved products is uncertain. Failure to obtain or maintain coverage and adequate reimbursement for ZTlido, GLOPERBA or our product candidates, if approved, could decrease our ability to generate product revenue.

There is significant uncertainty related to the third-party coverage and reimbursement of existing and newly approved products. Market acceptance and sales of ZTlido, GLOPERBA and our product candidates, if approved, in domestic markets will depend significantly on the availability of coverage and adequacy of reimbursement from third-party payors, including government programs (such as Medicare and Medicaid) and private payor healthcare and insurance programs. In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. Coverage and reimbursement for ZTlido can differ significantly from payor to payor, and we may not be able to maintain adequate coverage and reimbursement in the future.

Further, obtaining coverage and reimbursement approval for a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our products to each third-party payor separately, with no assurance that coverage and adequate reimbursement will be obtained or applied consistently. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. Additionally, coverage may be more limited than the purposes for which the product is approved by the FDA or similar regulatory authorities outside of the United States. Assuming that coverage is obtained for a given product, the resulting reimbursement rates might not be adequate or may require co-payments or co-insurance that patients find unacceptably high. Patients, physicians, and other healthcare providers may be less likely to prescribe, dispense or use, as applicable, any approved product unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost.

The market for our products will depend significantly on access to third-party payors’ drug formularies for which third-party payors provide coverage and reimbursement. The industry competition to be included in such formularies often leads to downward pricing pressures on pharmaceutical companies. Also, third-party payors may refuse to include a particular branded product in their formularies or otherwise restrict patient access to a branded product when a less costly generic equivalent or other alternative is available.

In addition, even if we obtain adequate levels of reimbursement, third-party payors carefully review and increasingly question the coverage of, and challenge the prices charged for, products. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Increasingly, third-party payors are requiring that pharmaceutical companies provide them with predetermined discounts from list prices and are challenging the prices for products. We cannot be sure that coverage and reimbursement will be available for any product candidate that we commercialize and, if reimbursement is available, what the level of reimbursement will be. If coverage and reimbursement of our product candidates are unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability. Furthermore, the requirements governing medical product pricing vary widely from country to country. In some foreign countries, the proposed pricing for a prescription device must be approved before it may be lawfully marketed. Historically, products launched in the European Union do not follow price structures of the United States and generally prices tend to be significantly lower.

Our product candidate SEMDEXA is expected to be a physician-administered injectable viscous gel and as such, separate reimbursement for the product itself may not be available. Instead, if SEMDEXA receives regulatory approval, the administering physician may be reimbursed only for providing the treatment or procedure in which SEMDEXA is used. To the extent separate coverage and reimbursement should become available for SEMDEXA, we anticipate that it will be sold to physicians on a “buy and bill” basis. Buy and bill products must be purchased by healthcare providers before they can be administered to patients. Healthcare providers subsequently must seek reimbursement for the product from the applicable third-party payor, such as Medicare or a health insurance company. Healthcare providers may be reluctant to administer our product candidates, if approved, because they would have to fund the purchase of the product and then seek reimbursement, which may be lower than their purchase price, or because they do not want the additional administrative burden required to obtain reimbursement for the product.

Further, the codes used by providers to bill for SEMDEXA, if approved, could also affect reimbursement. J-Codes are codes maintained by the Centers for Medicare and Medicaid Services (“CMS”), which are a component of the Healthcare Common Procedure Coding System and are typically used to report injectable drugs that ordinarily cannot be self-administered. We do not have a specific J-Code for any of our product candidates. If our product candidates are approved, we may apply for one but cannot guarantee that a J-Code will be granted. To the extent separate coverage or reimbursement is available for any product candidate, if approved, and a specific J-Code is not available, physicians would need to use a non-specific miscellaneous J-Code to bill third-party payors for these physician-administered drugs. Because miscellaneous J-Codes may be used for a wide variety of products, health plans may have more difficulties determining the actual product used and billed for the patient. These claims must often be submitted with additional information and manually processed, which can create delays in claims processing times as well as increasing the likelihood for claim denials and claim errors.

Because we have multiple programs and product candidates in our development pipeline and are pursuing a variety of target indications and treatment approaches, we may expend our limited resources to pursue a particular product candidate and fail to capitalize on development opportunities or product candidates that may be more profitable or for which there is a greater likelihood of success.

Apart from our FDA-approved product, ZTlido, we currently have several product candidates that are at various stages of development. We have limited financial and management resources. As a result, we may forego or delay pursuit of opportunities with potential target indications or product candidates that later prove to have greater commercial potential than our current and planned development programs and product candidates.

We strive to progress product candidates that can address unmet or underserved medical needs and favor those candidates with large market opportunities. However, our resource allocation decisions may cause us to fail to capitalize on viable commercial product candidates or profitable market opportunities. Our spending on current and future research and development programs and other future product candidates for specific indications may not yield any commercially viable future product candidates. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may be required to relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such future product candidates.

Additionally, we may pursue additional in-licenses or acquisitions of product candidates or programs, which entails additional risk to us. Identifying, selecting and acquiring promising product candidates requires substantial technical, financial and human resources expertise. Efforts to do so may not result in the actual acquisition or license of a successful product candidate, potentially resulting in a diversion of our management’s time and the expenditure of our resources with no resulting benefit. For example, if we are unable to identify programs that ultimately result in approved products, we may spend material amounts of our capital and other resources evaluating, acquiring and developing products that ultimately do not provide a return on our investment.

Drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing is expensive, difficult to design and implement, and can take many years to complete, in part because it is subject to rigorous regulatory requirements. The FDA or other regulatory authorities may not agree with the proposed analysis plans or trial design for the clinical trials of our product candidates. They may also not agree with the scope of our proposed investigational plan. In addition, the outcome of our clinical trials is risky and uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. It is not uncommon for companies in the pharmaceutical industry to suffer significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Our future clinical trial results may not be successful.

This product candidate development risk is heightened by any changes in the planned clinical trials compared to the completed clinical trials. As product candidates are developed through preclinical to early and late stage clinical trials towards approval and commercialization, it is customary that various aspects of the development program, such as manufacturing and methods of administration, are altered along the way in an effort to optimize processes and results. While these types of changes are common and are intended to optimize the product candidates for late stage clinical trials, approval and commercialization, such changes carry the risk that they will not achieve their intended objectives.

A Phase 3 trial was completed for SEMDEXA for the treatment of sciatica, a Phase 2 trial commenced in the second quarter of 2022 for SP-103, and multiple Phase 1 trials were initiated in the first quarter of 2022 for SP-104. We may not have the necessary capabilities, including adequate staffing, to successfully manage the execution and completion of such clinical trials in a way that leads to our obtaining marketing approval for our product candidates in a timely manner, or at all. Our clinical trials may produce negative or inconclusive results, and, in the future, we may decide, or regulators may require us, to conduct additional clinical trials and preclinical studies in addition to those we have planned.

In March 2022, we announced final results from our Phase 3 trial for SEMDEXA, which results reflect achievement of primary and secondary endpoints, and we intend to use the results to support an NDA submission seeking approval for the treatment of sciatica. However, the FDA may disagree with our assumptions and require us to conduct an additional Phase 3 trial before submitting an NDA. Our failure to adequately demonstrate the safety and effectiveness of our product candidates would prevent receipt of regulatory clearance or approval and, ultimately, the commercialization of that product or indication for use.

Interim “top-line” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publish interim “top-line” or preliminary data from our clinical trials, which are based on a preliminary analysis of then-available data. Preliminary or interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or interim data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. In some instances, there can be significant variability in safety or efficacy results between different clinical trials or clinical trial sites for the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the dosing regimen and other clinical trial procedures and the rate of dropout among clinical trial participants. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm our business, financial condition and results of operations.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. Data disclosures must be carefully managed to conform to limitations on preapproval promotion and laws related to clinical trial registration and posting of results. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and stockholders may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular drug, product, product candidate or our business. If the “top-line” data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, financial condition and results of operations.

Our clinical trials may fail to demonstrate substantial evidence of the safety and efficacy of product candidates that we may identify and pursue for their intended uses, which would prevent, delay or limit the scope of regulatory approval and commercialization.

Before obtaining regulatory approvals for the commercial sale of any of our product candidates, we must demonstrate through lengthy, complex and expensive non-clinical studies, pre-clinical studies and clinical trials that the applicable product candidate is both safe and effective for use in each target indication. Each product candidate must demonstrate an adequate risk versus benefit profile in its intended patient population and for its intended use.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical development process. Most product candidates that begin clinical trials are never approved by regulatory authorities for commercialization.

We cannot be certain that our current clinical trials or any other future clinical trials will be successful. Additionally, any safety concerns observed in any one of our clinical trials in our targeted indications could limit the prospects for regulatory approval of our product candidates in those and other indications, which could have a material adverse effect on our business, financial condition and results of operations. In addition, even if such clinical trials are successfully completed, we cannot guarantee that the FDA or comparable non-U.S. regulatory authorities will interpret the results as we do, and more trials could be required before we submit our product candidates for approval. To the extent that the results of the trials are not satisfactory to the FDA or comparable non-U.S. regulatory authorities for support of a marketing approval, we may be required to expend significant resources, which may not be available to us, to conduct additional trials in support of potential approval of our product candidates. Even if regulatory approval is secured for a product candidate, the terms of such approval may limit the scope and use of the specific product candidate, which may also limit its commercial potential.

Even if we obtain FDA approval for any of our product candidates in the United States, we may never obtain approval for or commercialize any of them in any other jurisdiction, which would limit our ability to realize their full market potential.

In order to market any products in any particular jurisdiction, we must establish and comply with numerous and varying regulatory requirements on a country-by-country basis regarding safety and efficacy.

Approval by the FDA in the United States does not ensure approval by regulatory authorities in other countries or jurisdictions. However, the failure to obtain approval in one jurisdiction may negatively impact our ability to obtain approval elsewhere. In addition, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval in any other country. In cases where data from United States clinical trials are intended to serve as the basis for marketing approval in the foreign countries, the standards for clinical trials and approval may be different.

Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approval could result in difficulties and increased costs for us and require additional preclinical studies or clinical trials, which could be costly and time-consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, our target market will be reduced and our ability to realize the full market potential of any product we develop will be impeded.

Our business may suffer reputational harm due to failures of our product candidates.

The failure of any of our product candidates could have a lasting negative impact on our reputation, which could, in turn, impact our ability to successfully enter into future licensing arrangements or other transactions with potential counterparties, raise future capital or attract key personnel to join us. As a result, our business and prospects would be materially harmed and our results of operations and financial condition would likely suffer materially.

ZTlido and GLOPERBA may have undesirable properties that could result in significant negative consequences, and our product candidates may cause undesirable side effects that could delay or prevent their regulatory approval.

As is the case with pharmaceuticals generally, it is likely that there may be side effects and adverse events associated with ZTlido, GLOPERBA and our product candidates. In the event that ZTlido or GLOPERBA is identified to have undesirable side effects, a number of potentially significant negative consequences could occur. Regulatory authorities may withdraw their approval of the product or seize the product. Restrictions may be imposed on the manufacturing or marketing of ZTlido or GLOPERBA or any component thereof, including the imposition of a REMS plan that may require creation of a Medication Guide outlining the risks of such side effects for distribution to patients, as well as elements to assure safe use of the product, such as a patient registry and training and certification of prescribers. Any of these events could damage our reputation and prevent us from achieving or maintaining market acceptance of ZTlido or GLOPERBA.

In the clinical trials we conduct with our product candidates, patients may experience changes in their health, including illnesses, injuries, discomforts or a fatal outcome. Often, it is not possible to determine whether the product candidate being studied caused or was associated with these conditions. In addition, it is possible that as we test our clinical products in larger, longer and more extensive clinical programs, or as use of these product candidates becomes more widespread if they receive regulatory approval, illnesses, injuries, discomforts and other adverse events that were observed in earlier clinical trials, as well as conditions that did not occur or went undetected in previous clinical trials, will be reported by subjects. Many times, side effects are only detectable after investigational products are tested in large-scale, Phase 3 clinical trial.

In the event that our product candidates reveal an unacceptable severity and prevalence of these or other side effects, the clinical trials could be suspended or terminated and the FDA could order us to cease further development of or deny approval of our product candidates, for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and results of operations significantly.

ZTlido, GLOPERBA and our product candidates are complex and difficult to manufacture. We could experience delays in satisfying regulatory authorities or manufacturing problems that result in delays in our development or commercialization programs, limit the supply of our product candidates, or otherwise harm our business.

We currently depend on contract manufacturers to conduct the manufacturing and supply activities for ZTlido, GLOPERBA and our product candidates. Manufacturing these product candidates require facilities specifically designed for and validated for this purpose and sophisticated quality assurance and quality control procedures are necessary. Several factors could cause production interruptions, including equipment malfunctions, facility contamination, raw material shortages or contamination, natural disasters, disruption in utility services, human error or disruptions in the operations of our suppliers.

If contaminations are discovered in our supply of ZTlido, GLOPERBA or our product candidates or in the manufacturing facilities, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. We may not be successful in securing additional sources at all or on a timely basis, which could materially harm our development timelines. Any delay or interruption in the supply of clinical trial supplies could delay the completion of clinical trials, increase the costs associated with maintaining clinical trial programs and, depending upon the period of delay, require us to begin new clinical trials at additional expense or terminate clinical trials completely.

In addition, there are risks associated with large scale manufacturing for clinical trials or commercial scale including, among others, cost overruns, potential problems with process scale-up, process reproducibility, stability issues, compliance with cGMP, lot consistency and timely availability of raw materials. Slight deviations in the manufacturing process, including those affecting quality attributes and stability, may result in unacceptable changes in the product that could result in lot failures or product recalls. Lot failures or product recalls could cause us to delay clinical trials or product launches, which could be costly to us and otherwise harm our business, financial condition and results of operations.

Furthermore, our manufacturers may encounter problems hiring and retaining the experienced scientific, quality assurance, quality-control and manufacturing personnel needed to operate our complex manufacturing processes, which could result in delays in production or difficulties in maintaining compliance with applicable regulatory requirements. Any problems in our manufacturing process or facilities could make us a less attractive collaborator for potential partners, including larger biotechnology companies and academic research institutions, which could limit our access to additional attractive development programs. Problems in our manufacturing process could restrict our ability to meet potential future market demand for products, which could harm our business, financial condition and results of operations.

Risks Related to our Business and Operations

If we are unable to retain our key executives, it may delay our development efforts and harm our business, financial condition and results of operations.

Our industry has experienced a high rate of turnover of management personnel in recent years. If we are not able to attract, retain and motivate key executives to accomplish our business objectives, we may experience constraints that will significantly impede our ability to raise additional capital and our ability to implement our overall business strategy. In particular, we are highly dependent upon our executive officers, including Jaisim Shah, our President and Chief Executive Officer, Henry Ji, Ph.D., our Executive Chairperson, and Elizabeth Czerepak, our Executive Vice President, Chief Financial Officer and Chief Business Officer. The loss of services of these executive officers could delay or prevent the successful development of our product pipeline, completion of our planned clinical trials and the successful commercialization of ZTlido and GLOPERBA. We do not carry “key person” insurance on any of our executive officers or other employees.

Competition for key executives in the biotechnology and pharmaceuticals field is intense, due to the limited number of individuals who possess the skills and experience required by our industry. Many of the pharmaceutical companies against which we compete for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They may also provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to qualified candidates than what we have to offer. In addition, regulation or legislation impacting the workforce, such as the proposed rule published by the Federal Trade Commission which would, if issued, generally prevent employers from entering into non-compete agreements with employees and require employers to rescind existing non-compete agreements, may lead to increased uncertainty in hiring and competition for talent. Further, we may experience employee turnover as a result of the ongoing “great resignation” occurring throughout the U.S. economy, which has impacted job market dynamics. New hires require training and take time before they achieve full productivity. New employees may not become as productive as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals. Moreover, we conduct our operations in the San Francisco Bay Area, a region that is home to many other biopharmaceutical companies as well as many academic and research institutions, resulting in fierce competition for qualified personnel. As such, we could have difficulty attracting and retaining experienced executives and may be required to expend significant financial resources in our recruitment and retention efforts.

We may need to increase the size of our company and may not effectively manage our growth.

As of December 31, 2022, we had approximately 90 full-time employees. We may need to continue to expand our managerial, operational, sales and marketing, finance and other resources in order to manage our operations, clinical trials, research and development activities, regulatory filings, manufacturing and supply activities, and any marketing and commercialization activities, including co-promotion activities. Future growth would impose significant added responsibilities on members of management, including:

•	identifying, recruiting, integrating, maintaining and motivating additional employees;

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managing our internal development efforts effectively, including the clinical, FDA and internal regulatory review process for our product candidates, while complying with our contractual obligations to contractors and other third parties; and

•	improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to commercialize our product candidates will depend, in part, on our ability to effectively manage any future growth, if any, which may cause a significant strain on our management, and our operational, financial and other resources. Our ability to manage our growth effectively will require us to implement and improve our operational, financial and management systems and to expand, train, manage and motivate our employees. These demands may require the hiring of additional management personnel and the development of additional expertise by management. Any increase in resources devoted to research and product development without a corresponding increase in our operational, financial and management systems could have a material adverse effect on our business, financial condition and results of operations.

Our insurance policies are expensive and protect us only from some business risks, which leaves us exposed to significant uninsured liabilities.

Although we endeavor to obtain appropriate insurance coverage for insurable risks that we identify, we do not carry insurance for all categories of risk that our business may encounter.

Insurance coverage is becoming increasingly expensive. We have observed rapidly changing conditions in the insurance markets relating to nearly all areas of traditional corporate insurance. Such conditions have resulted in higher premium costs, higher policy deductibles and lower coverage limits. We may not be able to maintain insurance coverage at a reasonable cost, or in sufficient amounts to protect us against losses due to liability. While we maintain property, casualty and general liability coverage, we do not carry specific biological or hazardous waste insurance coverage and our insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended.

We do not know if we will be able to maintain existing insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, financial condition and results of operations.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

Manufacturing and marketing of ZTlido and GLOPERBA and clinical testing of our product candidates may expose us to individual product liability claims, class action lawsuits or actions, and other individual or mass tort claims. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. In addition, physicians may misuse our products with their patients if they are not adequately trained, potentially leading to injury and increased risk of product liability. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of risks inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates, if approved. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	loss of revenue from product sales;

•	decreased demand for our product candidates or products that we develop;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	initiation of investigations by regulators;

•	restrictions on labeling, the marketing or manufacturing of the product, withdrawal of the product from the market or voluntary or mandatory product recalls;

•	costs to defend the related litigation;

•	a diversion of management’s time and our resources;

•	substantial monetary awards to trial participants or patients; and

•	the inability to commercialize our product candidates.

Our inability to obtain and maintain sufficient product liability insurance at an acceptable cost and scope of coverage to protect against potential product liability claims could prevent or inhibit the commercialization of any products we develop. We currently carry product liability insurance covering use in our clinical trials in the amount of $10.0 million in the aggregate. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions and deductibles, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Moreover, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses.

Any disruption in our research and development facilities could adversely affect our business, financial condition and results of operations.

Our principal executive offices are in the San Francisco Bay Area, California. Our facilities may be affected by natural or man-made disasters. Earthquakes are of particular significance since our facilities are located in an earthquake-prone area. We are also vulnerable to damage from other types of disasters, including power loss, attacks from extremist organizations, fires, floods and similar events. If our facilities are affected by a natural or man-made disaster, we may be forced to curtail our operations and/or rely on third-parties to perform some or all of our research and development activities. Although we believe we possess adequate insurance for damage to our property and the disruption of our business from casualties, such insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all. In the future, we may choose to expand our operations in either our existing facilities or in new facilities. If we expand our worldwide manufacturing locations, there can be no assurance that this expansion will occur without implementation difficulties, or at all.

We may seek to grow our business through acquisitions and may fail to realize the anticipated benefits of any acquisition, and acquisitions can be costly and dilutive.

Our success depends on our ability to continually enhance and broaden our product offerings in response to changing customer demands, competitive pressures, technologies and market pressures. Accordingly, from time to time we may expand our business and intellectual property portfolio through the acquisition of new businesses and technologies. We cannot assure that we will achieve anticipated benefits from any acquisition to justify the transaction.

Competition within our industry for acquisitions of businesses, technologies and assets may become intense. Even if we are able to identify an acquisition that we would like to consummate, we may not be able to complete the acquisition on commercially reasonable terms or the target may be acquired by another company. We may enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs.

The success of any acquisition depends on, among other things, our ability to combine our business with an acquired business in a manner that does not materially disrupt existing relationships and that allows us to achieve development and operational synergies. If we are unable to achieve these objectives, the anticipated benefits of an acquisition may not be realized fully, or at all, or may take longer to realize than expected. In particular, if we undertake such a transaction, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses or acquire intangible assets that could result in significant future amortization expenses. As a result, an acquisition may not be accretive to our stock value or development pipeline in the near or long term.

We expect to incur higher development and regulatory costs, and additional costs integrating the operations and personnel of any companies we acquire, which cannot be estimated accurately at this time. If the total costs of the integration of our companies and advancement of acquired product candidates and technologies exceed the anticipated benefits of the acquisition, our business, financial condition and results of operations could be adversely affected.

International components of our business expose us to business, legal, regulatory, political, operational, financial and economic risks associated with conducting business outside of the United States.

We currently collaborate with international manufacturing partners and may potentially expand our business internationally in the future. The purchase and shipment of components from international sources subjects us to U.S. and foreign governmental trade, import and export, and customs regulations and laws.

Compliance with these regulations and laws is costly and exposes us to penalties for non-compliance. Other laws and regulations that can significantly impact us include various anti-bribery laws, including the U.S. Foreign Corrupt Practices Act (the “FCPA”), as well as export controls laws. Any failure to comply with applicable legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments, restrictions on certain business activities and exclusion or debarment from government contracting.

Conducting business internationally involves a number of risks, including:

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multiple, sometimes conflicting and changing laws and regulations such as tax laws, export and import restrictions, employment laws, anti-bribery and anti-corruption laws, regulatory requirements and other governmental approvals, permits and licenses;

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difficulties in enforcing our intellectual property rights and in defending against third-party threats and intellectual property enforcement actions against us, our distributors or any of our third-party suppliers;

•	failure by us or our distributors to obtain appropriate licenses or regulatory approvals for the sale or use of our product candidates, if approved, in various countries;

•	difficulties in managing foreign operations;

•	cost and availability of shipping and other means of product transportation;

•	foreign currency exchange rate fluctuations;

•	changes in duties and tariffs, license obligations and other non-tariff barriers to trade;

•	the imposition of new trade restrictions;

•	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•	complexities associated with managing multiple payor-reimbursement regimes or self-pay systems;

•	natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions; and

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failure to comply with the FCPA, including its books and records provisions and its anti-bribery provisions, and similar anti-bribery and anti-corruption laws in other jurisdictions, for example by failing to maintain accurate information and control over sales or distributors’ activities.

Any of these risks, if encountered, could significantly harm our future international expansion and operations and, consequently, negatively impact our business, financial condition and results of operations.

The increasing use of social media platforms presents new risks and challenges.

Social media is increasingly being used to communicate about our research, product candidates, investigational medicines and the diseases our product candidates and investigational medicines are being developed to treat. Social media practices in the biopharmaceutical industry continue to evolve and regulations relating to such use are not always clear. This evolution creates uncertainty and risk of non-compliance with regulations applicable to our business, resulting in potential regulatory actions against us. For example, patients may use social media channels to comment on their experience in an ongoing blinded clinical study or to report an alleged adverse event. When such disclosures occur, there is a risk that we may fail to monitor and comply with applicable adverse event reporting obligations or we may not be able to defend our business or the public’s legitimate interests in the face of the political and market pressures generated by social media due to restrictions on what we may say about our product candidates. There is also a risk of inappropriate disclosure of sensitive information or negative or inaccurate posts or comments about us on any social networking website. Furthermore, our employees, affiliates and/or business partners may use social media for their personal use, and their activities on social media or in other forums could result in adverse publicity for us. Any negative publicity as a result of social media posts, whether or not such claims are accurate, could adversely impact us. If any of these events were to occur or we otherwise fail to comply with applicable regulations, we could incur liability, face regulatory actions, or incur other harm to our business, financial condition and results of operations.

Our business and operations would suffer in the event of a system failure.

While we have implemented and maintain security measures, our computer systems and those of our CROs and other contractors and consultants are vulnerable to computer viruses, unauthorized access, cybersecurity attacks, and other security incidents, including as perpetrated by hackers, or as the result of natural disasters, terrorism, war, or telecommunications or electrical failures. While we have not experienced any such system failure or a security breach to date, if such an event were to occur, it could result in a material disruption of our product development programs or a loss of our trade secrets or other proprietary information. For example, the loss of clinical trial data from completed, ongoing, or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce such data. To the extent that any disruption or security breach were to result in the loss of or damage to our data or applications, or the unauthorized disclosure of confidential or proprietary information, including personal data, we could incur material legal liability or be the subject of legal claims, suffer damage to our reputation, lose or harm our intellectual property rights, and delay the continued research, development and commercial efforts of ZTlido, GLOPERBA and our product candidates, if approved. If we are held liable for a claim against which we are not insured or for damages exceeding the limits of our insurance coverage, whether arising out of cybersecurity matters or some other matter, that claim could have a material adverse effect on our business, financial condition, and results of operations.

Further, a security incident or privacy violation that leads to the unauthorized acquisition, interruption, modification, loss, theft, corruption, interference, or other unauthorized disclosure of, or prevents access to, personal data, including patient data or other protected health information, could harm our reputation, compel us to comply with federal or state breach notification laws and foreign equivalents, subject us to mandatory corrective action, require us to verify the correctness of database contents, and otherwise subject us to liability under laws and regulations that protect personal data, resulting in increased costs or loss of revenue. Our ability to effectively manage and maintain our internal business information, and to ship products to customers and invoice them on a timely basis, depends significantly on our enterprise resource planning system and other information systems. Portions of our information technology systems may experience interruptions, delays, or cessations of service or produce errors in connection with ongoing systems implementation work. Cybersecurity attacks in particular are continually evolving and include, but are not limited to, malicious software, ransomware, attempts to gain unauthorized access to data under our custody or control, and other electronic security breaches that could lead to disruptions in systems, misappropriation of confidential or otherwise protected information, and corruption of data. If we are unable to prevent such cybersecurity attacks or privacy violations or implement satisfactory remedial measures, our operations could be disrupted, we may suffer loss of reputation, we may be the subject of governmental investigations, legal claims, or litigation, or we may incur financial loss or other regulatory penalties, each of which may not be covered by our insurance. In addition, these breaches and other unauthorized access to our systems can be difficult to detect, and any delay in identifying any such event may lead to increased harm of the type described above.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and results of operations.

As widely reported, global credit and financial markets have experienced volatility and disruptions in the past several years and especially in 2020 and 2021 due to the impacts of the COVID-19 pandemic, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. For example, an overall decrease in or loss of insurance coverage among individuals in the United States as a result of unemployment, underemployment or the repeal of certain provisions of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “ACA”), may decrease the demand for healthcare services and pharmaceuticals. If fewer patients seek medical care because they do not have insurance coverage, we may experience difficulties in any eventual commercialization of our product candidates and our business, results of operations, financial condition and cash flows could be adversely affected.

There can be no assurances that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and price of our Common Stock, and could require us to delay or abandon clinical development plans.

Our ability to effectively monitor and respond to the rapid and ongoing developments and expectations relating to the environmental, social and governance matters, including related social expectations and concerns, may impose unexpected costs or results in reputational or other harm that could have a material adverse effect on our business.

There is an increasing focus from certain investors, employees, regulators, listing exchanges and other stakeholders concerning corporate responsibility and sustainability matters, specifically related to environmental, social and governance (“ESG”) factors. Some investors and investor advocacy groups may use these factors to guide investment strategies and, in some cases, investors may choose not to invest in us if they believe our policies relating to corporate responsibility are inadequate. Third-party providers of corporate responsibility ratings and reports on companies have increased to meet growing investor demand for measurement of corporate responsibility performance, and a variety of organizations currently measure the performance of companies on such ESG topics, and the results of these assessments are widely publicized. Investors, particularly institutional investors, use these ratings to benchmark companies against their peers, and major institutional investors have publicly emphasized the importance of ESG measures to their investment decisions. Topics taken into account in such assessments include, among others, companies’ efforts and impacts on climate change and human rights, ethics and compliance with law, diversity and the role of companies’ board of directors in supervising various sustainability issues. In light of investors’ increased focus on ESG matters, if we are perceived as lagging with respect to ESG initiatives, these investors may engage with us to improve ESG disclosures or performance and may also make voting decisions, or take other actions, to hold us and our Board accountable.

In addition, there are rapid and ongoing developments and changing expectations relating to ESG matters, and the criteria by which our corporate responsibility practices are assessed may change, which could result in greater expectations of us and cause us to undertake costly initiatives to satisfy such new criteria. If we elect not to or are unable to adequately recognize and respond to such developments and governmental, societal, investor and consumer expectations relating to such ESG matters, we may miss corporate opportunities, become subject to additional scrutiny or incur unexpected costs. We may face risk of litigation or reputational damage in the event that our corporate responsibility procedures or standards do not meet the standards set by various constituencies.

We may also face reputational damage if we are unable to achieve an acceptable ESG or sustainability rating from third-party rating services. A low ESG or sustainability rating by a third-party rating service could also result in the exclusion of our Common Stock from consideration by certain investors who may elect to invest with our competitors instead. Ongoing focus on corporate responsibility matters by investors and other parties as described above may impose additional costs or expose us to new risks. Any failure or perceived failure by us in this regard could have a material adverse effect on our reputation and on our business, financial condition or results of operations, including the sustainability of our business over time, and could cause the market value of our Common Stock to decline.

Further, our emphasis on ESG issues may not maximize short-term financial results and may yield financial results that conflict with the market’s expectations. We may in the future make business decisions that may reduce our short-term financial results if we believe that the decisions are consistent with our ESG goals, which we believe will improve our financial results over the long-term. These decisions may not be consistent with the short-term expectations of our stockholders and may not produce the long-term benefits that we expect, in which case our business, financial condition and results of operations could be harmed.

Risks Related to our Intellectual Property

We are substantially dependent on the intellectual property we in-license from Oishi and Itochu, and if we lose the right to license such intellectual property or if the Product Development Agreement is terminated for any reason, our ability to commercialize ZTlido and develop and commercialize SP-103 would be harmed.

Our business is substantially dependent upon the intellectual property licensed from Oishi and Itochu. Pursuant to the Product Development Agreement, we have been granted an exclusive, worldwide license (except with respect to Japan) under current and future intellectual property rights relating to ZTlido and SP-103 lidocaine tape products and the lidocaine in such products, including, among other things: (1) any patent applications, continuation applications, any issued or issuing patents, as well as any foreign patent applications, (2) all know-how, work product, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether patentable or not, (3) copyrightable works, copyrights and applications, registrations and renewals, (4) logos, trademarks, service marks, and all applications and registrations relating thereto, (5) other proprietary rights, (6) abbreviated new drug applications or other applications to market, and (7) any regulatory exclusivities or supplemental protection certificates. Our ability to commercialize ZTlido and develop SP-103 depends on the effectiveness and continuation of the Product Development Agreement. If we lose the right to license the intellectual property rights granted by the Product Development Agreement, our ability to develop ZTlido and SP-103 as well as new product candidates based on the licensed intellectual property would be harmed.

The Product Development Agreement imposes various development, regulatory and/or commercial diligence obligations, payments and other obligations. Oishi and Itochu have the right to terminate the Product Development Agreement under certain circumstances, including, among other things: (1) if we are in material breach of the agreement and the breach is not curable or if the breach is curable and we fail to cure such material breach within 180 days after notice requesting to cure; (2) if, at any time during the term of the Product Development Agreement, the market conditions are such that (a) our total net profits for ZTlido and SP-103 are equal to or less than five percent of our net sales of ZTlido and SP-103 for a period of four or more consecutive quarters, or (b) the economic viability of ZTlido and SP-103 is affected significantly as evidenced by documentation and substantial information by any external circumstances deemed detrimental to all parties as agreed to by us, on the one hand, and Oishi and Itochu, on the other hand, and the parties are unable to resolve the concerns under the foregoing clauses (a) and (b) after 30 days of good-faith discussion; and (3) in the event of our bankruptcy or assignment for the benefit of creditors. As of the date of this prospectus, Scilex’s net profits for ZTlido and SP-103 have not exceeded five percent of net sales. Accordingly, Oishi and Itochu have the right to terminate the Product Development Agreement and Commercial Supply Agreement. As of the date of this prospectus, neither Oishi nor Itochu has exercised its right of termination. If the Product Development Agreement is terminated for certain reasons, such as our material breach of the agreement, our bankruptcy, or lack of economic viability, we will be required to transfer all licensed intellectual property rights, including those relating to ZTlido and SP-103, to Oishi and Itochu or their designee, at our own cost and expense. The loss of such licenses could materially harm our business, financial condition and results of operations.

We recently entered into the Romeg Agreement for the in-licensing of certain intellectual property rights from Romeg with respect to the commercialization of GLOPERBA, and if we lose the right to license such intellectual property or if the Romeg Agreement is terminated for any reason, our ability to commercialize GLOPERBA would be harmed.

We recently entered into the Romeg Agreement for the in-licensing of certain intellectual property rights from Romeg with respect to the commercialization of GLOPERBA. Pursuant to the Romeg Agreement, we have been granted (1) the right to manufacture, promote, market, distribute and sell pharmaceutical products comprising liquid formulations of colchicine for the prophylactic treatment of gout in adult humans in the United States and (2) an exclusive, transferable license to use the trademark “GLOPERBA.” Under the Romeg Agreement, among other things, Romeg granted us (1) a transferable license, with the right to sublicense, under the patents and know-how specified therein to (a) commercialize the pharmaceutical product comprising liquid formulations of colchicine for the prophylactic treatment of gout in adult humans (the “Initial Licensed Product”) in the United States (including its territories) (the “Territory”), (b) develop other products comprising the Initial Licensed Product as an active pharmaceutical ingredient (together with the Initial Licensed Product, the “Licensed Products”) and commercialize any such products and (c) manufacture Licensed Products anywhere in the world, solely for commercialization in the Territory; and (2) an exclusive, transferable license, with right to sublicense, to use the trademark “GLOPERBA” and logos, designs, translations, and modifications thereof in connection with the commercialization of the Initial Licensed Product solely in the Territory. The license to know-how is exclusive for purposes of developing and commercializing Licensed Products in the Territory during the royalty term, but is otherwise non-exclusive. The license to patents is exclusive for purposes of developing and commercializing Licensed Products in the Territory until July 1, 2027 and, thereafter, is co-exclusive with Granules Pharmaceuticals, Inc. for the royalty term for such purposes. The royalty term begins on the date of the agreement and ends on the later of (i) expiration of the last to expire of the patents that covers the manufacture or commercialization of the Licensed Products in the Territory or (ii) the tenth anniversary of the date of the Romeg Agreement. Our ability to commercialize GLOPERBA and develop Licensed Products depends on the effectiveness and continuation of the Romeg Agreement. If we lose the right to license the intellectual property rights granted by the Romeg Agreement, our ability to develop GLOPERBA as well as new product candidates based on the licensed intellectual property would be harmed.

The Romeg Agreement imposes various development, regulatory and/or commercial diligence obligations, payments and other obligations. Romeg has the right to terminate the Romeg Agreement under certain circumstances, including, among other things: (a) in the event we are in material breach of the Romeg Agreement, unless we have cured any such breach within 60 days after any notice thereof was provided; (b) upon notice to us, if we fail to timely pay any milestone payment, percentage royalties or minimum quarterly royalties or fail to timely deliver the requisite quarterly report, which termination will be effective 30 days after the date of such notice, unless we have made such payment in full or delivered such quarterly report within such 30 day period; (c) immediately, if we challenge the licensed patents under any court action or proceeding or before any patent office or assist any third party to conduct any of these activities; (d) by written notice to us if sales of Licensed Products do not commence or continue within specified periods agreed to by the parties; or (e) in the event of our bankruptcy or assignment for the benefit of creditors. If the Romeg Agreement is terminated for certain reasons, such as our material breach of the agreement, our bankruptcy, or our failure to timely pay milestone payments, we will be required upon Romeg’s request to transfer all licensed intellectual property rights, including those relating to GLOPERBA and the Licensed Products, to Romeg or its designee, within thirty days after the termination of the Romeg Agreement at a price to be agreed upon by the parties. The loss of such licenses could materially harm our business, financial condition and results of operations.

Potential disputes over intellectual property rights that we have licensed may prevent or impair our ability to maintain our current licensing arrangements on acceptable terms.

Licensing of intellectual property rights is of high importance to our business and involves complex legal, business and scientific issues. Disputes may arise between us and our licensors regarding intellectual property rights subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	our financial or other obligations under the license agreement;

•	whether and the extent to which our technology and processes infringe on intellectual property rights of the licensor that are not subject to the licensing agreement;

•	our right to sublicense intellectual property rights to third parties under collaborative development relationships;

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our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product candidates, and what activities satisfy those diligence obligations; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners.

If disputes over intellectual property rights that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, our business, financial condition and results of operations may be adversely affected. We may enter into additional licenses in the future and if we fail to comply with obligations under those agreements, we could suffer adverse consequences.

Furthermore, if our licenses are terminated, or if the underlying patents fail to provide the intended exclusivity, competitors or other third parties would have the freedom to seek regulatory approval of, and to market, products identical or competitive to ours and we may be required to cease our development and commercialization of certain of our product candidates, if approved. Moreover, if disputes over intellectual property that we license prevent or impair our ability to maintain other licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to maintain patent protection for ZTlido, GLOPERBA and our product candidates, or if the scope of the patent protection obtained is not sufficiently broad, we may not be able to compete effectively in our markets.

We rely upon a combination of patents, trademarks, trade secret protection, and confidentiality agreements to protect the intellectual property related to ZTlido, GLOPERBA and our product candidates. Our success depends in part on our ability to obtain and maintain patent protection in the United States, for GLOPERBA, and in the United States and other countries with respect to ZTlido and our product candidates. We seek to protect our proprietary position by filing and/or in-licensing patent applications in the United States and abroad related to our development programs and product candidates. The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.

The patents and patent applications that we own or in-license may fail to result in issued patents with claims that protect ZTlido, GLOPERBA and our product candidates in the United States or in other foreign countries. There is no assurance that all of the potentially relevant prior art relating to our patents and patent applications has been found, which can prevent a patent from issuing from a pending patent application, or be used to invalidate a patent. Even if patents do successfully issue and even if such patents cover ZTlido, GLOPERBA and our product candidates, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, invalidated or held unenforceable. Any successful opposition to these patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful commercialization of any product candidates that we may develop. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced.

The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that we or any of our potential future collaborators will be successful in protecting our product candidates by obtaining and defending patents. These risks and uncertainties include the following:

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the U.S. Patent and Trademark Office (“PTO”) and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process, the non-compliance with which can result in abandonment or lapse of a patent or patent application, and partial or complete loss of patent rights in the relevant jurisdiction;

•	patent applications may not result in any patents being issued;

•	patents may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable or otherwise may not provide any competitive advantage;

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our competitors, many of whom have substantially greater resources than we do and many of whom have made significant investments in competing technologies, may seek or may have already obtained patents that will limit, interfere with or block our ability to make, use and sell our product candidates;

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there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns;

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countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop and market competing products;

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other parties may have designed around our claims or developed technologies that may be related or competitive to our platform, may have filed or may file patent applications and may have received or may receive patents that overlap or conflict with our patent applications, either by claiming the same methods or devices or by claiming subject matter that could dominate our patent position;

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any successful opposition to any patents owned by or licensed to us could deprive us of rights necessary for the practice of our technologies or the successful commercialization of any products or product candidates that we may develop;

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because patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain that we or our licensors were the first to file any patent application related to our product candidates, proprietary technologies and their uses; and

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an interference proceeding can be provoked by a third party or instituted by the PTO to determine who was the first to invent any of the subject matter covered by the patent claims of our applications for any application with an effective filing date before March 16, 2013.

The patent prosecution process is also expensive and time-consuming, and we and our licensors may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner or in all jurisdictions where protection may be commercially advantageous. It is also possible that we and our licensors will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

If the patent applications we hold or in-license with respect to our development programs and product candidates fail to issue, if their breadth or strength of protection is threatened, or if they fail to provide meaningful exclusivity for ZTlido, GLOPERBA and our product candidates, it could dissuade other companies from collaborating with us to develop product candidates, and threaten our ability to commercialize ZTlido, GLOPERBA and our product candidates. Any such outcome could have a materially adverse effect on our business.

We may not be successful in obtaining or maintaining necessary rights to product components and processes and brands for our development pipeline through acquisitions and in-licenses.

Presently we have intellectual property rights, through licenses from third parties related to ZTlido, SP-103, and GLOPERBA. Because our programs for ZTlido, GLOPERBA, SP-103 and SP-104 may require the use of additional proprietary rights held by third parties, the growth of our business will likely depend in part on our ability to acquire, in-license or use these proprietary rights. In addition, our product candidates may require specific formulations to work effectively and efficiently and these rights may be held by others. It may also be commercially advantageous to use trademarks held by others. We may be unable to acquire or in-license proprietary rights related to any compositions, formulations, methods of use, processes or other intellectual property rights from third parties that we identify as being necessary for our product candidates. Even if we are able to obtain a license to such proprietary rights, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology.

Where we obtain licenses from or collaborate with third parties, we may not have the right to control the preparation, filing and prosecution of patent and trademark applications, or to maintain the patents covering technology that we license from third parties and associated trademark registrations, or such activities, if controlled by us, may require the input of such third parties. We may also require the cooperation of our licensors and collaborators to enforce any licensed patent rights, and such cooperation may not be provided. Therefore, these patents, trademarks and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business, in compliance with applicable laws and regulations, which may affect the validity and enforceability of such patents and trademarks, or any patents and trademark registrations that may issue from such applications. Moreover, if we do obtain necessary licenses, we will likely have obligations under those licenses, including making royalty and milestone payments, and any failure to satisfy those obligations could give our licensor the right to terminate the license. Termination of a necessary license, or expiration of licensed patents or patent applications, or loss of trademark rights, could have a material adverse impact on our business. Our business would suffer if any such licenses terminate, if the licensors fail to abide by the terms of the license, if the licensors fail to enforce licensed patents or trademarks against infringing third parties, if the licensed patents or other rights are found to be invalid or unenforceable, or if we are unable to enter into necessary licenses on acceptable terms. Furthermore, if any licenses terminate, or if the underlying patents fail to provide the intended exclusivity, competitors or other third parties may gain the freedom to seek regulatory approval of, and to market, products identical to ours. Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing or otherwise violating the licensor’s rights. In addition, while we cannot currently determine the amount of the royalty obligations we would be required to pay on sales of future products, if any, the amounts may be significant. The amount of our future royalty obligations will depend on the technology and intellectual property we use in products that we successfully develop and commercialize, if any. Therefore, even if we successfully develop and commercialize products, we may be unable to achieve or maintain profitability.

The licensing and acquisition of third-party proprietary rights is a competitive area, and companies, which may be more established, or have greater resources than we do, may also be pursuing strategies to license or acquire third-party proprietary rights that we may consider necessary or attractive in order to commercialize our product candidates. More established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. We may be unable to negotiate a license within the specified time frame or under terms that are acceptable to us. If we are unable to do so, the third-party may offer, on an exclusive basis, their proprietary rights to other parties, potentially blocking our ability to pursue our program.

In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us, either on reasonable terms, or at all. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment, or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights on commercially reasonable terms, our ability to commercialize our products, and our business, financial condition and results of operations could suffer.

We may become subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We may be subject to claims that former employees (including former employees of our licensors), collaborators or other third parties have an interest in our patents or other intellectual property as an inventor or co-inventor. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our product candidates or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and/or ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Claims that we infringe, misappropriate, or violate the intellectual property rights of third parties may give rise to costly and lengthy litigation, and we could be prevented from selling products, forced to pay damages, and defend against litigation.

Third parties may assert patent or other intellectual property infringement or misappropriation claims against us or our strategic partners, licensors or licensees with respect to ZTlido, GLOPERBA and our product candidates. If ZTlido, GLOPERBA or any of our product candidates, methods, processes and other technologies are alleged to infringe on or be improperly based on the proprietary rights of other parties, we could face adverse consequences.

The pharmaceutical and biotechnology industries have produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. We cannot assure that any of our current or future product candidates will not infringe existing or future patents. We may not be aware of patents that have already issued that a third party might assert are infringed by one of our current or future product candidates.

There may be third-party patents of which we are currently unaware with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates. Because patent applications can take many years to issue and may be confidential for 18 months or more after filing, there may be currently pending third-party patent applications which may later result in issued patents that our product candidates or our technologies may infringe, or which such third parties claim are infringed by the use of our technologies. Parties making claims against us for infringement or misappropriation of their intellectual property rights may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, could involve substantial expenses and could be a substantial diversion of our valuable management and employee resources from our business.

If we collaborate with third parties in the development of technology in the future, our collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to litigation or potential liability. Further, collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability. In the future, we may agree to indemnify our commercial collaborators against certain intellectual property infringement claims brought by third parties. Any claims of patent infringement asserted by third parties would be time-consuming and could:

•	result in costly litigation;

•	divert the time and attention of our technical personnel and management;

•	cause development delays;

•	prevent us from commercializing our product candidates until the asserted patent expires or is held finally invalid or not infringed in a court of law;

•	require us to develop non-infringing technology, which may not be possible on a cost-effective basis;

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require us to pay damages to the party whose intellectual property rights we may be found to be infringing, which may include treble damages if we are found to have been willfully infringing such intellectual property;

•	require us to pay the attorney’s fees and costs of litigation to the party whose intellectual property rights we may be found to be infringing; and/or

•	require us to enter into royalty or licensing agreements, which may not be available on commercially reasonable terms, or at all.

If we are sued for patent infringement, we would need to demonstrate that our products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid, and we may not be able to do either. Proving invalidity is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, which may not be available, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time-consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may incur substantial monetary damages, encounter significant delays in bringing our product candidates to market and be precluded from manufacturing or selling our product candidates.

We cannot be certain that others have not filed patent applications for technology covered by our pending applications, or that we were the first to invent the technology, because:

•	some patent applications in the United States may be maintained in secrecy until the patents are issued;

•	patent applications in the United States and elsewhere can be pending for many years before issuance, or unintentionally abandoned patents or applications can be revived;

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pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our technologies, our product candidates or the use of our product candidates;

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identification of third-party patent rights that may be relevant to our technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims;

•	patent applications in the United States are typically not published until 18 months after the priority date; and

•	publications in the scientific literature often lag behind actual discoveries.

Furthermore, the scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history and can involve other factors such as expert opinion. Our interpretation of the relevance or the scope of claims in a patent or a pending application may be incorrect, which may negatively impact our ability to market our products. Further, we may incorrectly determine that our technologies, products, or product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending patent application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or internationally that we consider relevant may be incorrect, which may negatively impact our ability to develop and market our products or product candidates.

Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours, and others may have or obtain patents or proprietary rights that could limit our ability to make, use, sell, offer for sale or import our product candidates and future approved products or impair our competitive position. Numerous third-party U.S. and foreign issued patents and pending patent applications exist in the fields in which we are developing product candidates. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates. Any such patent application may have priority over our patent applications, which could further require us to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the PTO to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to us, the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our U.S. patent position with respect to such inventions. Other countries have similar laws that permit secrecy of patent applications, and may be entitled to priority over our applications in such jurisdictions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Even if we were to prevail, any litigation or administrative proceeding could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations. Furthermore, as a result of a patent infringement suit brought against us or our strategic partners or licensees, we or our strategic partners or licensees may be forced to stop or delay developing, manufacturing or selling technologies, product candidates or potential products that are claimed to infringe a third party’s intellectual property unless that party grants us or our strategic partners’ or licensees’ rights to use its intellectual property. Ultimately, we may be unable to develop some of our product candidates or may have to discontinue development of a product candidate or cease some of our business operations as a result of patent infringement claims, which could severely harm our business, financial condition and results of operations.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents, trademarks, copyrights or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming and divert the time and attention of our management and key personnel. For example, on June 22, 2022, we filed a complaint against Aveva Drug Delivery Systems, Inc., Apotex Corp. and Apotex, Inc. (together, “Apotex”) in the U.S. District Court for the Southern District of Florida alleging infringement of certain Orange Book patents covering ZTlido. See the section of this prospectus titled “Business — Legal Proceedings” for additional information regarding such proceedings. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents, in addition to counterclaims asserting that our patents are invalid or unenforceable, or both. In any patent infringement proceeding, there is a risk that a court will decide that a patent of ours is invalid or unenforceable, in whole or in part, and that we do not have the right to stop the other party from using the invention at issue. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our patent claims do not cover the invention. An adverse outcome in a litigation or proceeding involving our patents could limit our ability to assert our patents against those parties or other competitors, and may curtail or preclude our ability to exclude third parties from making and selling similar or competitive products. Any of these occurrences could adversely affect our business, financial condition and results of operations. Similarly, if we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

Even if we establish infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments.

Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Even if we ultimately prevail in such claims, the monetary cost of such litigation and the diversion of the attention of our management and scientific personnel could outweigh any benefit we receive as a result of the proceedings.

Because of the expense and uncertainty of litigation, we may conclude that even if a third party is infringing our issued patent, any patents that may be issued as a result of our pending or future patent applications or other intellectual property rights, the risk-adjusted cost of bringing and enforcing such a claim or action may be too high or not in the best interest of our company or our stockholders. In such cases, we may decide that the more prudent course of action is to simply monitor the situation or initiate or seek some other non-litigious action or solution. Any of the foregoing may have a material adverse effect on our business, financial condition and results of operations.

If our intellectual property rights are invalidated or circumvented, our business, financial condition and results of operations will be adversely affected.

Our long-term success depends on our ability to continually discover, develop and commercialize innovative new pharmaceutical products. Without strong intellectual property protection, we would be unable to generate the returns necessary to support the enormous investments in research and development and capital as well as other expenditures required to bring new product candidates to the market and for commercialization.

Intellectual property protection varies throughout the world and is subject to change over time. In the United States, for small molecule drug products, such as ZTlido and GLOPERBA, the Hatch-Waxman Act provides generic companies powerful incentives to seek to invalidate our pharmaceutical patents. As a result, we expect that our U.S. patents on major pharmaceutical products will be routinely challenged, and there can be no assurance that our patents will be upheld. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a distraction to management and other employees. We face generic manufacturer challenges to our patents outside the United States as well. In addition, competitors or other third parties may claim that our activities infringe patents or other intellectual property rights held by them. If successful, such claims could result in our being unable to market a product in a particular territory or being required to pay damages for past infringement or royalties on future sales.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition and our business, financial condition and results of operations may be adversely affected.

We have registered trademarks with the PTO for the mark “ZTlido,” “SCILEX” and “RESPONSIBLE BY DESIGN,” and we have filed trademark applications for the marks “SEMNUR PHARMACEUTICALS” and “SEMDEXA” in the United States. We also have trademark registrations for ZTlido in the UK and Greece, we have a pending trademark application for ZTlido in China and we are appealing a decision refusing to register a trademark application for ZTlido in China. In China, we detected a third-party trademark registration for ZTlido and filed an invalidation proceeding — Invalidation of TM Registration No. 36299669 “ZTlido” in Class 5 in the name of 秦皇島恆駿商貿有限公司(Qinhuangdao Hengjun Trading Co., Ltd.) (the “China ZTlido Trademark Invalidation Proceeding”). The China ZTlido Trademark Invalidation Proceeding is pending. Our trademarks or trade names may be challenged, infringed, diluted, tarnished, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement, dilution or tarnishment claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business, financial condition and results of operations may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources.

Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other biotechnology and pharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biotechnology and pharmaceutical industries involve both technological and legal complexity. Therefore, obtaining and enforcing biotechnology and pharmaceutical patents is costly, time-consuming and inherently uncertain. In addition, the America Invents Act (the “AIA”), which was passed in September 2011, resulted in significant changes to the U.S. patent system. An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned from a “first-to-invent” to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. Under a “first-to-file” system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to a patent on the invention regardless of whether another inventor had made the invention earlier. A third party that files a patent application in the PTO after that date but before us could therefore be awarded a patent covering an invention of ours even if we made the invention before it was made by the third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application and diligent in filing patent applications, but circumstances could prevent us from promptly filing patent applications on our inventions.

Among some of the other changes introduced by the AIA are changes that limit where a patentee may file a patent infringement suit and providing opportunities for third parties to challenge any issued patent in the PTO. This applies to all of our U.S. patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in PTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a PTO proceeding sufficient for the PTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action.

Accordingly, a third party may attempt to use the PTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. It is not clear what, if any, impact the AIA will have on the operation of our business. However, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our or our licensors’ patent applications and the enforcement or defense of our or our licensors’ issued patents.

We may become involved in opposition, interference, derivation, inter partes review or other proceedings challenging our or our licensors’ patent rights, and the outcome of any proceedings are highly uncertain. An adverse determination in any such proceeding could reduce the scope of, or invalidate, our owned or in-licensed patent rights, allow third parties to commercialize ZTlido, GLOPERBA and our product candidates and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights.

Additionally, the U.S. Supreme Court has ruled on several patent cases in recent years either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations, and there are other open questions under patent law that courts have yet to decisively address. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the federal courts and the PTO, the laws and regulations governing patents could change in unpredictable ways and could weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. For example, the Biden administration recently indicated its support for a proposal at the World Trade Organization to waive patent rights with respect to COVID-19 vaccines. Any waiver of our patent or other intellectual property protection by the U.S. and other foreign governments could have a material adverse effect on our competitive position, business, financial condition and results of operations. In addition, the European patent system is relatively stringent in the type of amendments that are allowed during prosecution, but, the complexity and uncertainty of European patent laws has also increased in recent years. For example, in Europe, a new unitary patent system takes effect June 1, 2023, which will significantly impact European patents, including those granted before the introduction of such a system. Under the unitary patent system, European applications will have the option, upon grant of a patent, of becoming a Unitary Patent which will be subject to the jurisdiction of the Unitary Patent Court (“UPC”). As the UPC is a new court system, there is no precedent for the court, increasing the uncertainty of any litigation. Patents granted before the implementation of the UPC will have the option of opting out of the jurisdiction of the UPC and remaining as national patents in the UPC countries. Patents that remain under the jurisdiction of the UPC will be potentially vulnerable to a single UPC-based revocation challenge that, if successful, could invalidate the patent in all countries who are signatories to the UPC. We cannot predict with certainty the long-term effects of any potential changes. Complying with these laws and regulations could limit our ability to obtain new patents in the future that may be important for our business.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The PTO and various foreign patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions to maintain patent applications and issued patents. For example, periodic maintenance fees on any issued patent are due to be paid to the PTO and other foreign patent agencies in several stages over the lifetime of the patent. The PTO and various foreign national or international patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of patent rights include, but are not limited to, failure to timely file national and regional stage patent applications based on our international patent application, failure to respond to official actions within prescribed time limits, non-payment of fees, and failure to properly legalize and submit formal documents. If we or any of our licensors fail to maintain the patents or patent applications covering ZTlido, GLOPERBA and our product candidates, our competitors may be able to enter the market, which would have an adverse effect on our business, financial condition and results of operations.

Confidentiality agreements with employees may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could limit our ability to compete.

To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, or prior to seeking patent protection, we rely on trade secret protection and confidentiality agreements. To this end, we require all our employees to enter into agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements typically limit the rights of the third parties to use or disclose our confidential information. We also typically obtain agreements from these parties that provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property.

However, current or former employees may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. The need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our competitive position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have an adverse effect on our business, financial condition and results of operations. Enforcing a claim that a third party obtained illegally, and is using, trade secrets and/or confidential know-how is expensive, time-consuming and unpredictable, and the enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction.

If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer. Moreover, our third-party licensing partners may retain rights in some of our proprietary or joint trade secrets, know-how, patented inventions or other proprietary information, including rights to sublicense and rights of publication, which may adversely impact our ability to obtain patents and protect trade secrets, know-how or other proprietary information.

We may be subject to claims asserting that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

Certain of our employees, consultants or advisors are currently, or were previously, employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors, as well as our academic partners. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that these individuals or we have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. We may also be subject to claims that patents and applications that we may file to protect inventions of our employees or consultants are rightfully owned by their former employers or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. An inability to incorporate such technologies or features would have a material adverse effect on our business, financial condition and results of operations and may prevent us from successfully commercializing ZTlido, GLOPERBA and our product candidates, if approved. Moreover, any such litigation or the threat of such litigation may adversely affect our ability to hire employees or contract with independent contractors. A loss of key personnel or their work product could hamper or prevent our ability to commercialize ZTlido, GLOPERBA and our product candidates, if approved. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. Moreover, even when we obtain agreements assigning intellectual property to us, the assignment of intellectual property rights may not be self-executing or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. In addition, individuals executing agreements with us may have preexisting or competing obligations to a third party.

Our position as a relatively small company may cause us to be at a significant disadvantage in defending our intellectual property rights and in defending against infringement claims by third parties.

Litigation relating to the ownership and use of intellectual property is expensive, and our position as a relatively small company in an industry dominated by very large companies may cause us to be at a significant disadvantage in defending our intellectual property rights and in defending against claims that ZTlido, GLOPERBA or any of our product candidates infringes or misappropriates third-party intellectual property rights. However, we may seek to use various post-grant administrative proceedings, including new procedures created under the AIA, to invalidate potentially overly-broad third-party rights. Even if we can defend our position, the cost of doing so may adversely affect our ability to grow, generate revenue or become profitable. In the course of the ongoing litigation or any future additional litigation to which we may be subject, we may not be able to protect our intellectual property at a reasonable cost, or at all. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities or otherwise affect our legal, contractual or intellectual property rights, which could have a significant adverse effect on our business, financial condition and results of operations.

Third-party claims of intellectual property infringement may prevent or delay our drug discovery and development efforts.

There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including PTO administrative proceedings, such as inter partes reviews, and reexamination proceedings before the PTO or oppositions and revocations and other comparable proceedings in foreign jurisdictions. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that ZTlido, GLOPERBA or our product candidates may give rise to claims of infringement of the patent rights of others.

Despite safe harbor provisions, third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents, of which we are currently unaware, with claims to materials, formulations, methods of doing research, methods of manufacture or methods for treatment related to the use or manufacture of ZTlido, GLOPERBA or our product candidates. Because patent applications can take many years to issue, there may be currently pending unpublished patent applications which may later result in issued patents that ZTlido, GLOPERBA or our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that the use of our technologies infringes these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of ZTlido, GLOPERBA or any of our product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtain a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable.

Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holders of any such patent may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license, limit our uses, or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms, or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further commercialize ZTlido and GLOPERBA, or develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, cease marketing ZTlido or GLOPERBA, or developing our product candidates, limit our uses, pay royalties or redesign our infringing product candidates, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of ZTlido, GLOPERBA or our product candidates, if approved. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further commercialize ZTlido or GLOPERBA, or develop and commercialize one or more of our product candidates, which could harm our business, financial condition and results of operations significantly.

We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industries, in addition to our employees, we engage the services of consultants to assist us in the development of our product candidates. Many of these consultants, and many of our employees, were previously employed at, or may have previously provided or may be currently providing consulting services to, other pharmaceutical companies including our competitors or potential competitors. We may become subject to claims that we, our employees or a consultant inadvertently or otherwise used or disclosed trade secrets or other information proprietary to their former employers or their former or current clients. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely affect our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to our management team and other employees.

We may not be able to protect our intellectual property rights throughout the world.

The requirements for patentability and the patent enforcement differ in many countries. Filing, prosecuting and defending patents on ZTlido and all of our product candidates throughout the world would be prohibitively expensive. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement in some countries is not as strong as that in the United States. These products may compete with ZTlido and our product candidates, if approved, in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

The ongoing conflict in Ukraine and related sanctions could significantly devalue our Ukrainian and Russian patent applications. Recent Russian decrees may significantly limit our ability to enforce Russian patents. We cannot predict when or how this situation will change.

Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals and methods of treatment of the human body, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful.

In addition, many countries have compulsory licensing laws under which a patent owner may be compelled under specified circumstances to grant licenses to third parties. Furthermore, many countries limit the enforceability of patents against government agencies or government contractors. In those countries, we may have limited remedies if patents are infringed or if we are compelled to grant a license to a third party, which could materially diminish the value of those patents and limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license, which could adversely affect our business, financial condition and results of operations.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors, and inventions agreements with employees, consultants and advisors, to protect our trade secrets and other proprietary information. In addition to contractual measures, we try to protect the confidential nature of our proprietary information using commonly accepted physical and technological security measures. Despite these efforts, we cannot provide any assurances that all such agreements have been duly executed, and these agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. For example, in 2010, the FDA, as part of its Transparency Initiative, recommended steps that the FDA could take to increase transparency, including with respect to making additional information publicly available on a routine basis, which may include information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

In addition, such security measures may not provide adequate protection for our proprietary information, for example, in the case of misappropriation of a trade secret by an employee, consultant, customer or third party with authorized access. Our security measures may not prevent an employee, consultant or customer from misappropriating our trade secrets and providing them to a competitor, and any recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our products that we consider proprietary. Competitors and other third parties could attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. Even though we use commonly accepted security measures, the criteria for protection of trade secrets can vary among different jurisdictions. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Moreover, trade secrets will over time be disseminated within the industry through independent development, the publication of journal articles and the movement of personnel skilled in the art from company to company or academic to industry scientific positions. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position. If any of these events occurs or if we otherwise lose protection for our trade secrets, the value of this information may be greatly reduced and our competitive position would be harmed. If we do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our proprietary technology and other confidential information, then our ability to obtain patent protection or to protect our trade secret information may be jeopardized.

Our reliance on third parties may require us to share our trade secrets, which increases the possibility that our trade secrets will be misappropriated or disclosed.

Because we rely on third parties to help manufacture and supply our products and product candidates, and we expect to collaborate with third parties on the continuing development of future product candidates, we must, at times, share trade secrets with them. We also expect to conduct research and development programs that may require us to share trade secrets under the terms of our partnerships or agreements with CROs. We seek to protect our proprietary technology in part by entering into agreements containing confidentiality and use restrictions and obligations, including, material transfer agreements, consulting agreements, confidentiality agreements or other similar agreements with our advisors, contractors, service providers and consultants prior to disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have an adverse effect on our business, financial condition and results of operations.

In addition, these agreements typically restrict the ability of our advisors, third-party contractors and consultants to publish data potentially relating to our trade secrets, although our agreements may contain certain limited publication rights. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of our agreements with third parties, independent development or publication of information by any of our third-party collaborators. A competitor’s discovery of our trade secrets would impair our competitive position and have an adverse impact on our business, financial condition and results of operations.

Intellectual property rights and regulatory exclusivity rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. If we do not adequately protect our intellectual property and proprietary technology, competitors may be able to use our product candidates and proprietary technologies and erode or negate any competitive advantage we may have, which could have a material adverse effect on our financial condition and results of operations. For example:

•	Others may be able to make products that are similar to ZTlido, GLOPERBA or our product candidates but that are not covered by the claims of the patents that we own or have exclusively licensed;

•	We or our licensors or strategic partners might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed;

•	We or our licensors or strategic partners might not have been the first to file patent applications covering certain of our inventions;

•	Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•	Our pending patent applications may not lead to issued patents;

•	Issued patents that we own or have exclusively licensed may not provide us with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;

•

Our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	We may not develop additional proprietary technologies that are patentable; and

•	The patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business, financial condition and results of operations.

It is possible that defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope or requests for patent term adjustments. If we or our partners, collaborators, licensees or licensors, whether current or future, fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our partners, collaborators, licensees or licensors, are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation, prosecution or enforcement of our patents or patent applications, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business, financial condition and results of operations.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has been and will continue to be the subject of litigation and new legislation. Publications in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our own patents or pending patent applications, or that we were the first to file for patent protection of such inventions. As a result of these and other factors, the issuance, scope, validity, enforceability, and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued that protect ZTlido, GLOPERBA and our product candidates, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection. If these changes were to occur, they could have a material adverse effect on our ability to generate revenue. For example, the complexity and uncertainty of European patent laws have also increased in recent years. In Europe, a new unitary patent system takes effect June 1, 2023, which will significantly impact European patents, including those granted before the introduction of such a system. Under the unitary patent system, European applications will have the option, upon grant of a patent, of becoming a Unitary Patent which will be subject to the jurisdiction of the UPC. As the UPC is a new court system, there is no precedent for the court, increasing the uncertainty of any litigation. Patents granted before the implementation of the UPC will have the option of opting out of the jurisdiction of the UPC and remaining as national patents in the UPC countries. Patents that remain under the jurisdiction of the UPC will be potentially vulnerable to a single UPC-based revocation challenge that, if successful, could invalidate the patent in all countries who are signatories to the UPC. We cannot predict with certainty the long-term effects of any potential changes.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the PTO or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. The costs of defending our patents or enforcing our proprietary rights in post-issuance administrative proceedings and litigation can be substantial and the outcome can be uncertain. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize ZTlido, GLOPERBA and our product candidates and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our owned and potentially licensed patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of ZTlido, GLOPERBA or our product candidates. Generally, patents are granted a term of 20 years from the earliest claimed non-provisional filing date. In certain instances, patent term can be adjusted and increased to recapture a portion of delay incurred by the PTO in examining the patent application. The scope of patent protection may also be limited. Without patent protection for our current or future product candidates, we may be open to competition from generic versions of such products. Given the amount of time required for the development, testing, and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Risks Related to Government Regulations

The regulatory approval processes of the FDA are lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business, financial condition and results of operations will be substantially harmed.

The time required to obtain marketing approval from the FDA for a product candidate is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities, and its outcome is inherently uncertain. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. For example, we believe that the data from our Phase 3 CLEAR trial will be sufficient to support a 505(b)(2) NDA submission for SEMDEXA. However, the FDA may disagree and may require us to conduct additional clinical studies before we are able to submit the NDA, even though we believe the data from the CLEAR trial are adequate. Our future success depends on our ability to develop, receive regulatory approval for, and introduce new products or product enhancements that will be accepted by the market in a timely manner.

The FDA can delay, limit or deny approval of a product candidate for many reasons, including:

•	it may disagree with the design or implementation of our clinical trials;

•	we may be unable to demonstrate to such authorities’ satisfaction that a product candidate is safe and effective for its proposed indication;

•	negative or ambiguous results from our clinical trials may not meet the level of statistical significance required for approval by the FDA;

•	it may disagree with our interpretation of data from preclinical studies or clinical trials;

•

it may not agree that the data collected from clinical trials of our product candidates are acceptable or sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the United States, and such authorities may impose requirements for additional preclinical studies or clinical trials;

•	it may disagree regarding the formulation, labeling and/or the specifications of our product candidates;

•	such authorities may decline to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA may significantly change in a manner rendering our clinical data insufficient for approval.

Of the large number of drugs in development, only a small percentage successfully complete the FDA regulatory approval processes and are commercialized. This lengthy approval process, as well as the unpredictability of future clinical trial results, may result in our failing to obtain regulatory approval to market our product candidates, which would significantly harm our business, financial condition and results of operations. In addition, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may not approve the price we intend to charge for our product candidates, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

Other than an NDA submitted for ZTlido in the United States, which was approved by the FDA in February 2018, we have not previously submitted an NDA to the FDA for any product candidate, and we cannot be certain that any of our product candidates will be successful in clinical trials or receive regulatory approval. Further, our product candidates may not receive regulatory approval even if our clinical trials are successful. If we do not receive regulatory approvals for our product candidates, our business, financial condition and results of operations will be substantially harmed.

If the FDA does not conclude that certain of our product candidates satisfy the requirements for the Section 505(b)(2) regulatory approval pathway, or if the requirements for such product candidates under Section 505(b)(2) are not as we expect, the approval pathway for those product candidates will likely take significantly longer, cost significantly more and entail significantly greater complications and risks than anticipated, and in either case may not be successful.

For our product candidates SEMDEXA, SP-103 and SP-104, we may seek FDA approval through the Section 505(b)(2) regulatory pathway. The Hatch-Waxman Act added Section 505(b)(2) to the Federal Food, Drug and Cosmetic Act (the “FDCA”). Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from trials that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Section 505(b)(2) allows an NDA we submit to the FDA to rely in part on data in the public domain or the FDA’s prior conclusions regarding the safety and effectiveness of approved compounds, which could expedite the development program for our product candidates by potentially decreasing the amount of data that we would need to generate in order to obtain FDA approval. If the FDA does not agree that the Section 505(b)(2) regulatory pathway is acceptable as we anticipated, we may need to conduct additional clinical trials, provide additional data and information and meet additional standards for regulatory approval.

Even if FDA accepts our plan to pursue the Section 505(b)(2) regulatory pathway, we cannot assure that our product candidates will receive the requisite approvals for commercialization. In addition, the pharmaceutical industry is highly competitive, and Section 505(b)(2) NDAs are subject to special requirements designed to protect the patent and market exclusivity rights of sponsors of previously approved drugs that are referenced in a Section 505(b)(2) NDA. These requirements may give rise to patent litigation against us and mandatory delays in approval of our NDAs for up to 30 months or longer depending on the outcome of any litigation. Further, a manufacturer of an approved product may file a citizen petition with the FDA seeking to delay approval of, or impose additional approval requirements for, pending competing products. FDA imposes strict requirements on such petitions in part to dissuade companies from improperly using these petitions to delay approval of competing drug products. Nonetheless, if successful, such petitions can significantly delay, or even prevent, the approval of the new product. However, even if the FDA ultimately denies such a petition, the FDA may delay approval while it considers and responds to the petition. In addition, even if we are able to utilize the Section 505(b)(2) regulatory pathway, there is no guarantee this would ultimately lead to accelerated product development or earlier approval.

Any approved product candidate will be subject to ongoing and continued regulatory review, which may result in significant expense and limit our ability to commercialize such products.

Even after a product is approved, we will remain subject to ongoing FDA and other regulatory requirements governing the manufacturing, testing, labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, import, export, record-keeping and reporting of safety and other post-market information. The holder of an approved NDA is obligated to monitor and report adverse events and, among other things, any failure of a distributed product to meet the specifications in the NDA. The holder of an approved NDA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. Advertising and promotional materials must comply with FDA rules and are subject to FDA review, in addition to other potentially applicable federal and state laws. In addition, the FDA may impose significant restrictions on the approved indicated uses for which the product may be marketed.

These requirements include submissions of safety and other post-marketing information and reports, registration and listing, as well as continued compliance with cGMPs and GCPs for any clinical trials that we conduct post-approval. The future discovery of previously unknown problems with a product, including adverse events of unanticipated type, severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	investigation or additional study obligations;

•	communications to prescribers or patients about specific information or issues;

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	fines, warning or untitled letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.

The occurrence of any event or penalty described above may inhibit our ability to successfully commercialize our product candidates and generate revenue and could require us to expend significant time and resources in response and could generate negative publicity. We may not be able to regain compliance, or we may only be able to regain compliance after a lengthy delay, significant expense, lost revenues and damage to our reputation.

The FDA’s and other regulatory authorities’ policies may change, and additional laws or government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our ability to generate revenue and achieve or sustain profitability. Changes in law or government regulations may also alter the competitive landscape, potentially to our disadvantage.

Certain manufacturers in the market in which we compete distribute certain products without completing the FDA approval process. For example, we believe certain lidocaine topical patches, plaster or poultice products marketed OTC and without FDA approval, require approval and compete inappropriately with ZTlido. In December 2018, we filed a citizen’s petition asking the FDA to clarify its requirements and take enforcement action against such products. The FDA has not responded with a decision or action. The FDA has generally held the position that requests for enforcement action via citizen petition are not allowed, which may reduce the likelihood of the FDA taking action explicitly in response to our December 2018 petition. Furthermore, we believe the labeling and marketing of certain OTC lidocaine patches products are false and deceptive, which could cause significant damages to our business and a diminution of goodwill in our intellectual property. In February 2021, we filed a complaint against such manufacturers to seek an award of damages and the entry of injective relief enjoining further dissemination of such false and deceptive advertisement. In addition, on March 7, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law, which included statutory provisions reforming FDA’s mechanisms for regulating OTC drugs. Under the CARES Act, the FDA considers a drug to be generally recognized as safe and effective (“GRASE”) if it meets certain requirements, including items such as the active ingredient, indication for use, dosage, route of administration, and labeling set forth in the OTC monograph and related rulemakings. Historically, the FDA was required to establish, revise, and amend an OTC monograph by notice-and-comment rulemaking, which was lengthy and resource-intensive. The CARES Act replaces the rulemaking process with a final administrative order process. Administrative orders may be initiated by the FDA or at the request of a drug manufacturer or any other person. After a period for public comment on the administrative order, the FDA is able to issue a final administrative order, rather than a regulation, permitting the drug to be marketed over the counter. As this process is much more streamlined and less burdensome, this may benefit the manufacturers of lidocaine topical patches to obtain GRASE status from the FDA and thereby legally market these products over-the-counter and compete with ZTlido.

We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. For example, certain policies of the current U.S. administration may impact our business and industry. Namely, recent U.S. administrations have taken several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, the FDA’s ability to engage in routine regulatory and oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. It is difficult to predict how these executive actions, including the Executive Orders, will be implemented, and the extent to which they will impact the FDA’s ability to exercise its regulatory authority. If these executive actions impose constraints on FDA’s ability to engage in oversight and implementation activities in the normal course, our business, financial condition and results of operations may be negatively affected.

A fast track product designation, breakthrough therapy designation or other designation to facilitate product candidate development may not lead to faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidates will receive marketing approval.

A product sponsor may apply for fast track designation from the FDA if a product is intended for the treatment of a serious or life-threatening condition and preclinical or clinical data demonstrate the potential to address an unmet medical need for this condition. The FDA has broad discretion whether or not to grant this designation. We have received fast track designation for SEMDEXA for the treatment of sciatica and SP-103 for the treatment of acute LBP. Even though SEMDEXA and SP-103 have received fast track designation, we may not experience a faster process, review or approval compared to conventional FDA procedures. A fast track designation does not expedite clinical trials, or mean that regulatory requirements are less stringent or provide assurance of ultimate marketing approval by the FDA. Instead, fast track designation provides opportunities for frequent interactions with FDA review staff, as well as eligibility for priority review, if relevant criteria are met, and rolling review of individual sections of an NDA submitted to the FDA as they become finalized. The FDA may rescind the fast track designation if it believes that the designation is no longer supported by data from our clinical development program. The FDA may also withdraw any fast track designation at any time.

We have applied for breakthrough therapy designation and expect to seek priority review for SEMDEXA for the treatment of sciatica. A breakthrough therapy is defined as a therapy that is intended, alone or in combination with one or more other therapies, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the therapy may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For therapies that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in potentially less efficacious control regimens. Therapies designated as breakthrough therapies by the FDA may also be eligible for priority review and accelerated approval. Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe a product candidate meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to provide such designation. In any event, the receipt of a breakthrough therapy designation may not result in a faster development process, review or approval compared to therapies considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if SEMDEXA qualifies as a breakthrough therapy for sciatica, the FDA may later decide that SEMDEXA no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

If approved, our products candidates regulated as biologics may face competition from biosimilars approved through an abbreviated regulatory pathway.

The ACA includes a subtitle called the Biologics Price Competition and Innovation Act of 2009 (the “BPCIA”), which created an abbreviated approval pathway under section 351(k) of the Public Health Service Act (the “PHSA”) for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Under the BPCIA, a section 351(k) application for a biosimilar or interchangeable product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar or interchangeable product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full Biologics License Application (“BLA”) for the competing product submitted under section 351(a) of the PHSA containing the competing sponsor’s own pre-clinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity, and potency of the other company’s biological product. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty.

Whether approval of a biological product qualifies for reference product exclusivity turns on whether FDA consider the approval a “first licensure”. Not every licensure of a biological product is considered a “first licensure” that gives rise to its own exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar, once licensed, will be substituted for any one of our product candidates in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing. If competitors are able to obtain marketing approval for biosimilars referencing our product candidates, our product candidates may become subject to competition from such biosimilars, with the attendant competitive pressure and consequences.

Changes in funding for the FDA could hinder its ability to hire and retain key leadership and other personnel, or otherwise prevent new products and services from being developed or commercialized in a timely manner, which could negatively impact our business, financial condition and results of operations.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other regulatory authorities may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business, financial condition and results of operations. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business, financial condition and results of operations.

Separately, in response to the COVID-19 pandemic, on March 10, 2020, the FDA announced its intention to postpone most inspections of foreign manufacturing facilities, and on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020, the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. Increased cases associated with a COVID-19 variant led the FDA to again pause inspections, although the FDA announced in February 2022 that it would resume routine domestic surveillance inspections and that it would proceed with certain foreign surveillance inspections where country conditions permit. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with health and data protection laws and regulations could lead to government enforcement actions and civil or criminal penalties, private litigation or adverse publicity and could negatively affect our operating results and business.

We and our collaborators are subject to federal, state and foreign data protection laws and regulations. In the United States, such laws may include, but are not limited to, U.S. state personal data breach notification laws, state health information privacy laws, and federal and state consumer protection laws, including Section 5 of the FTC Act, each of which govern the collection, use, disclosure and protection of health-related and other personal information.

Although we are not subject to HIPAA, as we are neither a Covered Entity nor Business Associate (as such terms are defined in HIPAA), we may have access to very sensitive data regarding patients who participate in, or whose tissue samples or other biospecimens are used in, our clinical trials. The maintenance of this data imposes upon us administrative and financial burdens and litigation risks. In addition, we may obtain health information from third parties, including research institutions from which we obtain clinical trial data that are subject to HIPAA and other privacy, data security and consumer protection laws. Depending on the facts and circumstances, we could be subject to criminal penalties if we knowingly receive individually identifiable health information maintained by a Covered Entity in a manner that is not authorized by HIPAA, and we may be subject to other civil and/or criminal penalties if we obtain, use, or disclose information in a manner not permitted by other privacy and data security and consumer protection laws. Our ability to use or disclose information may be limited by the scope of an authorization signed by clinical trial subjects or the terms of the contract that we enter into with providers or other data sources.

Furthermore, U.S. states are constantly adopting new laws or amending existing laws relating to data privacy and security and consumer protection, which requires our frequent attention. For example, the CCPA creates new individual privacy rights for California consumers and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA requires covered companies to provide new disclosure to consumers about such companies’ data collection, use and sharing practices, provide such consumers new ways to opt-out of certain sales or transfers of personal information, and provide consumers with a private right of action in connection with certain types of security incidents. The CCPA has been amended by the CPRA, which largely took effect on January 1, 2023. The CPRA also created a new state agency (the CPPA) vested with authority to implement and enforce the CCPA. New implementing regulations are expected to be introduced by the CPPA. Virginia also recently enacted a similar state privacy law, the Virginia Consumer Data Privacy Act (the “VDCPA”), and Colorado, Connecticut and Utah also have similar laws in place. New legislation enacted in various other states will continue to shape the data privacy environment nationally. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to confidential, sensitive and personal information than federal, international, or other state laws, and such laws may differ from each other, which may complicate compliance efforts. The effects on our business of the CCPA, VDCPA, and other similar state privacy laws and general consumer protection authorities are potentially significant, and may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to so comply. Privacy laws and regulations are constantly evolving and there are a number of legislative proposals at both the state and federal levels that could impose new obligations or limitations in areas affecting our business.

The FTC also sets expectations for failing to take appropriate steps to keep consumers’ personal information secure, or failing to provide a level of security commensurate to promises made to individual about the security of their personal information (such as in a privacy notice) may constitute unfair or deceptive acts or practices in violation of Section 5(a) of the FTC Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards. With respect to privacy, the FTC also sets expectations that companies honor the privacy promises made to individuals about how the company handles consumers’ personal information. Any failure to honor promises, such as the statements made in a privacy policy or on a website, may also constitute unfair or deceptive acts or practices in violation of the FTC Act. While we do not intend to engage in unfair or deceptive acts or practices, the FTC has the power to enforce promises as it interprets them, and events that we cannot fully control, such as data breaches, may be result in FTC enforcement. Enforcement by the FTC under the FTC Act can result in civil penalties or enforcement actions.

International data protection laws, including the GDPR, may also apply to health-related and other personal information obtained outside of the United States. The GDPR imposes several data protection requirements in the EU, as well as fines for violations that can reach up to the greater of €20 million or 4% of annual global revenue. The regulation imposes numerous requirements for the collection, use, storage and disclosure of personal information, including more stringent requirements relating to consent and the information that must be shared with data subjects about how their personal information is used, the obligation to notify regulators and affected individuals of personal data breaches, extensive new internal privacy governance obligations and obligations to honor expanded rights of individuals in relation to their personal information, including the right to access, correct and delete their data. In addition, the GDPR includes restrictions on cross-border data transfers. The GDPR increased our responsibility and liability in relation to personal data that we process where such processing is subject to the GDPR, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR, including as implemented by individual countries in the EEA. Further, the UK’s departure from the EU (Brexit) has led and could also lead to further legislative and regulatory changes and may increase our compliance costs. Presently, the processing of personal data of UK data subjects is governed by the UK GDPR, which authorizes similar fines to the EEA GDPR and potentially divergent enforcement actions for certain violations. On June 28, 2021, the European Commission adopted an adequacy decision for the UK, allowing for the relatively free exchange of personal information between the EU and the UK, however the European Commission may suspend such adequacy decision if it considers that the UK no longer provides for an adequate level of data protection. Other jurisdictions outside the EEA are similarly introducing or enhancing privacy and data security laws, rules, and regulations.

Compliance with U.S. and international data protection laws and regulations could require us to take on more onerous obligations in our contracts, increase our compliance costs, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. We cannot guarantee that we are or will be in compliance with all applicable international regulations as they are enforced now or as they evolve. Claims that we have violated individual privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend against and could result in adverse publicity that could harm our business, financial condition, and results of operations.

Our business involves the use of hazardous materials and we and third-parties with whom we contract must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our research and development activities involve the controlled storage, use and disposal of hazardous materials, including the components of our product candidates and other hazardous compounds. We and manufacturers and suppliers with whom we may contract are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our manufacturers’ facilities pending their use and disposal. We cannot eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts and business operations, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. We cannot guarantee that the safety procedures utilized by third-party manufacturers and suppliers with whom we may contract will comply with the standards prescribed by laws and regulations or will eliminate the risk of accidental contamination or injury from these materials. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. We may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance.

Our employees, independent contractors, consultants, commercial partners, and vendors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements, which could have a material adverse effect on our business, financial condition and results of operations.

We are exposed to the risk of fraud, illegal activity or other misconduct by our employees, independent contractors, consultants, commercial partners and vendors. Misconduct by employees could include intentional, reckless and/or negligent conduct that fails to comply with the laws and regulations of the FDA, EU Member States, EMA and other similar foreign regulatory bodies, provide true, complete and accurate information to the FDA, EMA and other similar foreign regulatory bodies, comply with manufacturing standards we have established, comply with federal and state health-care fraud and abuse laws and regulations, comply with laws and regulations, including, but not limited to the FCPA and internal policies restricting payments to government agencies and representatives, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by employees, independent contractors, consultants, commercial partners and vendors could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct by our employees, independent contractors, consultants, commercial partners and vendors, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or FDA debarment or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, financial condition and results of operations, including the imposition of significant fines or other sanctions and serious harm to our reputation.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, transparency and disclosure, or sunshine, laws, government price reporting, and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Our current and future arrangements with healthcare professionals, clinical sites and clinical investigators, consultants, customers, patient organizations and third-party payors may subject us to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act. These laws may impact, among other things, our current activities with clinical study investigators and research subjects, as well as our current and future sales, marketing, patient assistance and education programs. In addition, we may be subject to physician payment transparency laws and patient privacy regulation by both the federal government and the states and foreign jurisdictions in which we conduct our business. The laws that may affect our ability to operate include, but are not limited to:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, either the referral of an individual, or the furnishing, recommending, or arranging for an item or service for which payment may be made under a federal healthcare program, such as the Medicare and Medicaid programs — a person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or special intent to violate the law in order to have committed a violation; in addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act;

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federal civil and criminal false claims laws, including the False Claims Act, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds, or knowingly making, using, or causing to be made or used a false statement material to a false or fraudulent claim, or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. The False Claims Act has been used to assert liability on the basis of kickbacks and other improper referrals, improperly reported government pricing metrics such as Best Price or Average Manufacturer Price, and improper promotion of off-label uses (i.e., uses not expressly approved by the FDA in a drug’s label);

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HIPAA, which imposes criminal liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third party payors, or falsifying or covering up a material fact or making any materially false or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services — similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•	HIPAA and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information;

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the federal Physician Payment Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), teaching hospitals and, beginning in 2022, certain other healthcare professionals, as well as ownership and investment interests held by the physicians described above and their immediate family members;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

•	the FDCA, which prohibits, among other things, the adulteration or misbranding of drugs, biologics and medical devices;

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federal government price reporting laws, which require drug manufacturers to calculate and report complex pricing metrics to government agencies, including CMS and Department of Veterans Affairs (“VA”), where such reported prices may be used in the calculation of reimbursement and/or discounts on marketed products paid by government healthcare programs. Participation in these programs and compliance with the applicable requirements may result in potentially significant discounts on products subject to reimbursement under federal healthcare programs and increased infrastructure costs, and may potentially limit a drug manufacturer’s ability to offer certain marketplace discounts;

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the Prescription Drug Marketing Act, which restricts the manner in which manufacturers may disseminate complimentary drug samples to healthcare practitioners, requires physical and accounting controls, and establishes penalties for improper sample distribution; and

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state law equivalents of each of the above federal laws, such as licensing, anti-kickback, false claims, consumer protection and unfair competition laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to file reports with states regarding pricing information and marketing expenditures, such as the tracking and reporting of gifts, compensations and other remuneration and items of value provided to healthcare professionals and entities, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

In addition, any future research and development of our product candidates outside the United States, and any future sales of our product or product candidates once commercialized outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Efforts to ensure that our business practices and arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to, without limitation, civil, criminal, and administrative penalties, damages, monetary fines, disgorgement, exclusion from government-funded healthcare programs, such as Medicare and Medicaid or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, contractual damages, reputational harm, diminished profits and future earnings and curtailment or restructuring of our operations, any of which could adversely affect our business, financial condition and results of operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from participation in government healthcare programs, which could also materially affect our business, financial condition and results of operations.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

If we are found to have improperly promoted off-label uses of ZTlido, GLOPERBA or our product candidates, if approved, or if we are found to have improperly engaged in pre-approval promotion prior to the approval of such product candidates, we may become subject to significant liability. Such enforcement has become more common in the industry. The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, such as ZTlido, GLOPERBA and our product candidates, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. If we receive marketing approval for our product candidates for our proposed indications, physicians may nevertheless use our product for their patients in a manner that is inconsistent with the approved label, if the physicians believe in their professional medical judgment it could be used in such manner. However, if we are found to have promoted our product for any off-label uses, the federal government could levy civil, criminal and/or administrative penalties, and seek fines against us. The FDA, Department of Justice or other regulatory authorities could also request that we enter into a consent decree or a corporate integrity agreement, or seek a permanent injunction against us under which specified promotional conduct is monitored, changed or curtailed. If we cannot successfully manage the promotion of ZTlido, GLOPERBA or our product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business, financial condition and results of operations.

Healthcare reform measures could hinder or prevent our product candidates’ commercial success.

There have been, and we expect there will continue to be, a number of legislative and regulatory changes to health care systems in the United States and abroad that could impact our ability to sell our products profitably. The United States government and other governments have shown significant interest in pursuing healthcare reform. For example, in 2010, the ACA was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers in the United States. Healthcare reform measures like the ACA may adversely impact the pricing of healthcare products and services in the United States or internationally and the amount of reimbursement available from governmental agencies or other third-party payors.

Since its enactment, there have been ongoing efforts to modify the ACA and its implementing regulations. For example, tax legislation enacted at the end of 2017 includes provisions that, effective January 1, 2019, eliminated the tax penalty for individuals who do not maintain sufficient health insurance coverage, or the so-called “individual mandate.” It is unclear how healthcare reform measures enacted by Congress or implemented by the Biden administration or efforts, if any, to modify the ACA or its implementing regulations, or portions thereof, will impact our business. Litigation and legislation over the ACA and other healthcare reform measures are likely to continue, with unpredictable and uncertain results. Further, additional legislative changes to and regulatory changes under or related to the ACA remain possible.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, led to aggregate reductions of Medicare payments to providers of, on average, 2% per fiscal year. These reductions went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020, through May 31, 2022, due to the COVID-19 pandemic. The law provides for 1% Medicare sequestration in the second quarter of 2022 and allows the full 2% sequestration thereafter until 2030. To offset the temporary suspension during the COVID-19 pandemic, in 2030, the sequestration will be 2.25% for the first half of the year, and 3% in the second half of the year. The American Taxpayer Relief Act of 2012 further reduced Medicare payments to several providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, such as bundled payment models. In addition, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under government payor programs, and review the relationship between pricing and manufacturer patient programs, as addressed further in the risk factor below titled “If we fail to comply with our reporting and payment obligations under the Medicaid Drug Rebate Program or other governmental pricing programs applicable to our product or product candidates, if approved, we could be subject to additional reimbursement requirements, penalties, sanctions and fines, which could have a material adverse effect on our business, financial condition, results of operations and future prospects.” While any proposed measures may require authorization through additional legislation to become effective, Congress and the Biden administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. We expect that additional U.S. federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal health care programs and commercial payers will pay for healthcare products and services, which could result in reduced demand for ZTlido, GLOPERBA and our product candidates, if approved, or additional pricing pressures.

Individual states in the United States have also increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Legally-mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, financial condition and results of operations. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. Furthermore, there has been increased interest by third-party payors and governmental authorities in reference pricing systems and publication of discounts and list prices. These or other reforms could reduce the ultimate demand for ZTlido, GLOPERBA and our product candidates, if approved, or put pressure on our product pricing.

We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action in the United States. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, ZTlido may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability.

If we fail to comply with our reporting and payment obligations under the Medicaid Drug Rebate Program or other governmental pricing programs applicable to our product or product candidates, if approved, we could be subject to additional reimbursement requirements, penalties, sanctions and fines, which could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Pricing and rebate calculations vary across products and programs, are complex, and are often subject to interpretation by manufacturers, governmental or regulatory agencies and the courts. Such interpretation can change and evolve over time. In the case of Medicaid pricing data, if a manufacturer becomes aware that its reporting for a prior quarter was incorrect, or has changed as a result of recalculation of the pricing data, the manufacturer is obligated to resubmit the corrected data for up to three years after those data originally were due. Such restatements and recalculations increase costs for complying with the laws and regulations governing the Medicaid Drug Rebate Program and could result in an overage or underage in rebate liability for past quarters. Price recalculations also may affect the ceiling price at which a manufacturer is required to offer its products under the 340B program.

A failure to comply with reporting and payment obligations under the Medicaid Drug Rebate program and other governmental programs could negatively affect financial results. CMS issued a final regulation, which became effective on April 1, 2016, to implement the changes under the ACA to the Medicaid Drug Rebate Program. The final regulation has increased and will continue to increase costs and the complexity of compliance, has been and will continue to be time-consuming to implement, and could have a material adverse effect on the results of operations, particularly if CMS challenges the approach a manufacturer has taken in the implementation of the final regulation. Other regulations and coverage expansion by various governmental agencies relating to the Medicaid Drug Rebate Program may have a similar impact.

Manufacturers have obligations to report the average sales price for certain of drugs to the Medicare program as a part of the agreement to participate in the Medicaid Drug Rebate program. For calendar quarters beginning January 1, 2022, manufacturers are required to report the average sales price for certain drugs under the Medicare program regardless of whether they participate in the Medicaid Drug Rebate program. Statutory or regulatory changes or CMS guidance could affect the average sales price calculations for products and the resulting Medicare payment rate, and could negatively affect results of operations. Starting in 2023, manufacturers must pay refunds to Medicare for single source drugs or biologics, or biosimilar biological products, reimbursed under Medicare Part B and packaged in single-dose containers or single-use packages, for units of discarded drug reimbursed by Medicare Part B in excess of 10% of total allowed charges under Medicare Part B for that drug. Manufacturers that fail to pay refunds could be subject to civil monetary penalties of 125 percent of the refund amount. Congress further could enact a Medicare Part B inflation rebate, under which manufacturers would owe additional rebates if the average sales price of a drug were to increase faster than the pace of inflation.

Health Resources and Services Administration (“HRSA”) issued a final regulation regarding the calculation of the 340B ceiling price and the imposition of civil monetary penalties on manufacturers that knowingly and intentionally overcharge covered entities, which became effective on January 1, 2019. Implementation of this regulation has affected manufacturer obligations and potential liability under the 340B program. Manufacturers are also required to report the 340B ceiling prices for covered outpatient drugs to HRSA, which then publishes them to 340B covered entities. Any charge by HRSA that a manufacturer has violated the requirements of the program or the regulation could negatively affect financial results. Moreover, under a final regulation effective January 13, 2021, HRSA newly established an administrative dispute resolution (“ADR”) process for claims by covered entities that a manufacturer has engaged in overcharging, and by manufacturers that a covered entity violated the prohibitions against diversion or duplicate discounts. Such claims are to be resolved through an ADR panel of government officials rendering a decision that can be appealed to a federal court. An ADR proceeding could subject a manufacturer to onerous procedural requirements and could result in additional liability. Further, any additional future changes to the definition of average manufacturer price and the Medicaid rebate amount under the ACA or otherwise could affect our 340B ceiling price calculations and negatively affect results of operations.

Civil monetary penalties can be applied if a manufacturer (i) is found to have knowingly submitted any false price or product information to the government, (ii) is found to have made a misrepresentation in the reporting of its average sales price, (iii) fails to submit the required price data on a timely basis, or (iv) is found to have knowingly and intentionally charged 340B covered entities more than the statutorily mandated ceiling price. CMS could also decide to terminate the Medicaid Drug Rebate Agreement, or HRSA, or to terminate the 340B program participation agreement, in which case federal payments may not be available under Medicaid or Medicare Part B for the manufacturer’s covered outpatient drugs.

In addition, manufacturers are required to provide to CMS a 70% discount on brand name prescription drugs utilized by Medicare Part D beneficiaries when those beneficiaries are in the coverage gap phase of the Part D benefit design. Congress could enact legislation that sunsets this discount program and replaces it with a new manufacturer discount program. Under either program, civil monetary penalties could be applied if a manufacturer fails to provide these discounts in the amount of 125 percent of the discount that was due. Furthermore, Congress could enact a Medicare Part D inflation rebate, under which manufacturers would owe additional rebates if the average manufacturer price of a drug were to increase faster than the pace of inflation.

Congress could also enact additional changes that affect our overall rebate liability and the information we report to the government as part of price reporting calculations. In addition, Congress could enact a drug price negotiation program under which the prices for certain high Medicare spend single source drugs would be capped by reference to the non-federal average manufacturer price. This or any other legislative change could impact the market conditions for our products. We expect continued scrutiny on government price reporting and pricing more generally from Congress, agencies, and other bodies and are seeing an increase in state interest in price reporting, transparency and other policies to address drug pricing concerns.

Pursuant to applicable law, knowing provision of false information in connection with price reporting or contract-based requirements under the VA Federal Supply Schedule and/or Tricare programs can subject a manufacturer to civil monetary penalties. These programs and contract-based obligations also contain extensive disclosure and certification requirements. If a manufacturer overcharges the government in connection with its arrangements with Federal Supply Schedule or Tricare, the manufacturer may be required to refund the difference to the government. Failure to make necessary disclosures or to identify contract overcharges can result in allegations against us under the False Claims Act and other laws and regulations. Unexpected refunds to the government, and/or response to a government investigation or enforcement action, would be expensive and time-consuming, and could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We will need to obtain prior FDA authorization for any proposed product brand names, and any failure or delay associated with such approval may adversely impact our business, financial condition and results of operations.

Any brand names we intend to use for our product candidates will require authorization from the FDA regardless of whether we have secured a formal trademark registration from the PTO. The FDA typically conducts a review of proposed product brand names, including an evaluation of potential for confusion with other product names. The FDA may also object to a product brand name if it believes the name inappropriately implies medical claims. If the FDA objects to any of our proposed product brand names, we may be required to adopt an alternative brand name for our product candidates. If we adopt an alternative brand name, we would lose the benefit of our existing trademark applications for such product candidate and may be required to expend significant additional resources in an effort to identify a suitable product brand name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. We may be unable to build a successful brand identity for a new trademark in a timely manner, or at all, which would limit our ability to successfully commercialize our product candidates.

We are subject to the U.S. Foreign Corrupt Practices Act and other anti-corruption laws, as well as export control laws, customs laws, sanctions laws and other laws governing our operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures, and legal expenses, which could adversely affect our business, financial condition and results of operations.

Our operations are subject to certain anti-corruption laws, including the FCPA, and other anti-corruption laws that apply in countries where we conduct business, including performing clinical trials. The FCPA and other anti-corruption laws generally prohibit us and our employees and intermediaries from bribing, being bribed or making other prohibited payments to government officials or other persons to obtain or retain business or gain some other business advantage. We, our commercial partners and our affiliates operate in a number of jurisdictions that pose a risk of potential FCPA violations and we participate in collaborations and relationships with third parties whose actions could potentially subject us to liability under the FCPA or local anti-corruption laws. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

There can be no assurance that we will be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the FCPA or other legal requirements, such as trade control laws. Any investigation of potential violations of the FCPA, other anti-corruption laws or trade control laws by U.S., European Union or other authorities could have an adverse impact on our reputation, our business, financial condition and results of operations. Furthermore, should we be found not to be in compliance with the FCPA, other anti-corruption laws or trade control laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, as well as the accompanying legal expenses, any of which could have a material adverse effect on our reputation and liquidity, as well as on our business, financial condition and results of operations.

Risks Related to our Relationship with Sorrento

Certain of our directors and officers may have actual or potential conflicts of interest because of their positions with Sorrento.

Mr. Jaisim Shah, Dr. Henry Ji, Mr. Dorman Followwill, Ms. Laura J. Hamill, Dr. Tien-Li Lee, Mr. David Lemus and Mr. Tommy Thompson serve on our Board. Mr. Jaisim Shah and Dr. Henry Ji, who are our executive officers, are also members of the board of directors of Sorrento (and in the case of Dr. Henry Ji, the positions of President, Chief Executive Officer and Chairman of the board of directors of Sorrento).

While our Board has determined that Mr. Dorman Followwill, Ms. Laura J. Hamill, Dr. Tien-Li Lee, Mr. David Lemus and Mr. Tommy Thompson are “independent directors” within the meaning of applicable regulatory and stock exchange requirements in the United States, both Mr. David Lemus and Mr. Dorman Followwill have served, and continue to serve, as directors of Sorrento (and in the case of Mr. Dorman Followwill, the Lead Independent Director of Sorrento) and Tommy Thompson has served, and continues to serve, as special consultant to the Chief Executive Officer of Sorrento, Dr. Henry Ji. Further, Dr. Tien-Li Lee is the founder, the Chief Executive Officer and a director of Aardvark, which has been involved in an asset purchase transaction with Sorrento in connection with Sorrento’s acquisition of Aardvark’s delayed burst release low dose naltrexone formulation asset and intellectual property rights. As part of Sorrento’s investment in Aardvark relating to such asset purchase transaction, Sorrento paid cash for shares of Aardvark’s Series B Preferred Stock, resulting in Sorrento holding approximately 8% of Aardvark’s ownership interest as of December 31, 2021. Also as part of such investment, Dr. Henry Ji joined the board of directors of Aardvark in May 2021. Sorrento and Aardvark may enter into more commercial arrangements in the future.

In addition, such directors and officers may own shares of Sorrento common stock, options to purchase shares of Sorrento common stock or other Sorrento equity awards. These individuals’ holdings of Sorrento common stock, options to purchase shares of Sorrento common stock or other equity awards of Sorrento may be significant for some of these persons compared to these persons’ total assets. Their position at Sorrento and the ownership of any Sorrento equity or equity awards creates, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for Sorrento than the decisions have for us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between Sorrento and us regarding the terms of the agreements governing the transition services and the relationship thereafter between the companies. Potential conflicts of interest may also arise if we enter into commercial arrangements with Sorrento in the future. As a result of these actual or apparent conflicts, we may be precluded from pursuing certain growth initiatives.

Sorrento currently performs or supports many of our important corporate functions. Our financial statements may not necessarily be indicative of the conditions that would have existed or our results of operations if we had been operated as an unaffiliated company of Sorrento, and we will incur incremental costs as a stand-alone public company.

We are in the process of replicating and replacing certain functions, systems and infrastructure to which we no longer have the same access after the Business Combination. We are also making investments and hiring additional employees to operate without the same access to Sorrento’s existing operational and administrative infrastructure. These initiatives are costly to implement. Due to the scope and complexity of the underlying projects relative to these efforts, the amount of total costs could be materially higher than our estimate, and the timing of the incurrence of these costs is subject to change.

Sorrento currently performs or supports many important corporate functions for our company. Our financial statements reflect charges for these services on an allocation basis. As a result, our consolidated financial statements may not be reflective of conditions that would have existed or what our results of operations would have been had we been a stand-alone public company and no longer a majority-owned subsidiary of Sorrento. Pursuant to agreements we expect to enter into with Sorrento, we expect that Sorrento will continue to provide us with some of the services related to these functions on a transitional basis in exchange for agreed-upon fees, and we expect to incur other costs to replace the services and resources that will not be provided by Sorrento. We are also incurring additional costs as a stand-alone public company. As a stand-alone public company, our total costs related to certain support functions may differ from the costs that were historically allocated to us from Sorrento. In addition, in the future, we expect to incur internal costs to implement certain new systems, including infrastructure and an enterprise resource planning system, while our legacy systems are currently being fully supported by Sorrento.

We may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including costs, comparable to those that we will receive from Sorrento under our agreements with Sorrento. Additionally, after the agreements terminate, we may be unable to sustain the services at the same levels or obtain the same benefits as when we were receiving such services and benefits from Sorrento. When we begin to operate these functions separately, if we do not have our own adequate systems and business functions in place, or are unable to obtain them from other providers, we may not be able to operate our business effectively or at comparable costs, and our profitability may decline. In addition, we have historically received informal support from Sorrento, which may not be addressed in our agreements with Sorrento. The level of this informal support will diminish or cease following the Business Combination.

We are controlled by Sorrento, whose interests may differ from those of our public shareholders.

As of the date of this prospectus, Sorrento controls approximately 52.1% of our voting power (including shares of our Series A Preferred Stock held by Sorrento but excluding shares issuable upon exercise of warrants to purchase shares of our Common Stock), which means that, based on its percentage of voting power, Sorrento controls the vote of all matters submitted to a vote of our stockholders. This control will enable Sorrento to control the election of the members of our Board and all other corporate decisions. In particular, for so long as Sorrento continues to own a majority of the outstanding shares of our capital stock entitled to vote generally in the election of directors, Sorrento will be able to cause or prevent a change of control of the Company or a change in the composition of our Board and could preclude any unsolicited acquisition of the Company.

Pursuant to the Amended and Restated Registration Rights Agreement entered into in connection with the Business Combination (the “Registration Rights Agreement”) and our Certificate of Incorporation, Sorrento has certain rights, and the ability to take certain actions, that are not otherwise available to all of our stockholders. For example, the Registration Rights Agreement provides Sorrento the right, subject to certain conditions, to demand that we file a registration statement or request that their shares of our Common Stock be covered by a registration statement that we are otherwise filing. See the section of this prospectus titled “Description of Our Securities — Registration Rights” for additional information regarding these rights. We have filed a registration statement on Form S-1 (File No. 333-268603) which was initially declared effective by the SEC on December 27, 2022, in order to satisfy these obligations. In addition, until such time as Sorrento first ceases to own greater than 50% of the outstanding voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, the Certificate of Incorporation effectively provides Sorrento with the ability to fill vacancies on our Board, remove directors (with or without cause), call a special meeting of our stockholders, amend the Certificate of Incorporation (subject to approval of our Board) and amend our Bylaws. The directors so elected will have the authority, subject to the terms of our indebtedness and applicable rules and regulations, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. See the section of this prospectus titled “Description of Our Securities — Anti-Takeover Matters in our Governing Documents and Under Delaware Law” for additional information regarding Sorrento’s ability to take such actions.

Even when Sorrento ceases to control a majority of the total voting power of Scilex, for so long as Sorrento continues to own a significant percentage of our Common Stock and for so long as the Sorrento Group owns any shares of Series A Preferred Stock, Sorrento will still be able to significantly influence the composition of our Board and the approval of actions requiring stockholder approval. Accordingly, for such period of time, Sorrento will have significant influence with respect to our management, business plans and policies. Because of the significant ownership position held by Sorrento, our classified board structure and the rights granted to Sorrento under the Stockholder Agreement, new investors may not be able to effect a change in our business or management. The concentration of ownership and availability of the foregoing rights could deprive our stockholders of an opportunity to receive a premium for their shares of common stock as part of a sale of the Company and ultimately might affect the market price of our Common Stock.

Furthermore, the interests of Sorrento may not be aligned with those of our other stockholders and this could lead to actions that may not be in the best interests of our other stockholders. For example, Sorrento may have different tax positions or strategic plans for the Company, which could influence its decisions regarding whether and when we should dispose of assets or incur new or refinance existing indebtedness. Additionally, Sorrento’s significant ownership in the Company may discourage someone from making a significant equity investment in the Company, or could discourage transactions involving a change in control.

In addition, Sorrento and its affiliates engage in a broad spectrum of activities, including investments in our industry generally. In the ordinary course of their business activities, Sorrento and its affiliates may engage in activities where their interests conflict with our interests or those of our other stockholders, such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or those businesses that are suppliers or customers of ours. The Certificate of Incorporation provides that, to the fullest extent permitted by law, none of Sorrento and its affiliates and any person or entity who, while a stockholder, director, officer or agent of us or any of our affiliates, is a director, officer, principal, partner, member, manager, employee, agent and/or other representative of Sorrento and its affiliates (each an “Identified Person”) will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar business activities or lines of business in which we or our affiliates are engaged or that are deemed to be competing with us or any of our affiliates or (ii) otherwise investing in or providing services to any person that competes with us or our affiliates engaging, directly or indirectly, in the same or similar business activities or lines of business in which we operate. In addition, to the fullest extent permitted by law, no Identified Person will have any obligation to offer us or our subsidiaries or affiliates the right to participate in any corporate opportunity in the same or similar business activities or lines of business in which we or our affiliates are engaged or that are deemed to be competing with us or any of our affiliates. This means that Sorrento may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. In addition, Sorrento may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to our stockholders or may not prove beneficial.

In addition, on December 30, 2022, Sorrento announced that its board of directors authorized Sorrento to dividend to Sorrento equityholders of record as of January 9, 2023 an aggregate of 76,000,000 shares of our Common Stock that were held by Sorrento. Subsequent to such dividend Sorrento continues to hold approximately 53.3% of our voting power, including shares of our Series A Preferred Stock and shares issuable upon exercise of warrants to purchase shares of our Common Stock, which shares have the rights, preferences and privileges described below, and Sorrento would still have significant rights that are not otherwise available to holders of our Common Stock. See the risk factor below titled “Sorrento, as the holder of Series A Preferred Stock, has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our Common Stock.”

Sorrento has recently filed for bankruptcy protection, which may impair our relationship with Sorrento.

On February 13, 2023, Sorrento, together with its wholly-owned direct subsidiary, Scintilla Pharmaceuticals, Inc., commenced voluntary proceedings under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. While the Company is majority-owned by Sorrento, the Company is not a debtor in Sorrento’s voluntary Chapter 11 filing. As of December 31, 2022, the Company had a $1.8 million receivable from Sorrento, which was fully reserved. Sorrento’s filing for bankruptcy protection may impair our relationship with Sorrento.

Sorrento, as the holder of Series A Preferred Stock, has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our Common Stock.

The Series A Preferred Stock is issued only to Sorrento and is not convertible into shares of our Common Stock. The holders of Series A Preferred Stock have rights, preferences and privileges that are senior, or in addition, to the rights, preferences and privileges of the holders of our Common Stock, including the right to receive, in the event of a change of control, liquidation dissolution or winding up of the Company, a preference amount out of the assets available for distribution to stockholders before any distribution can be made to holders of our Common Stock. The preference amount is $10.00 per share (subject to adjustment as set forth in the Certificate of Designations). If our Board declares or pays a dividend on our Common Stock, the holders of Series A Preferred Stock will participate, on a deemed as-converted-to-common stock basis, in such dividend with the holders of our Common Stock.

The holders of Series A Preferred Stock have certain voting rights over our corporate actions including, among others, any change to the shares of Series A Preferred Stock into cash or other property, the issuance of equity securities that rank on a parity with or senior to Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding-up of the Company and the amendment of the Certificate of Incorporation in a manner that adversely affects the holders of shares of Series A Preferred Stock.

Pursuant to the terms of the Stockholder Agreement, for so long as the Sorrento Group beneficially owns any shares of Series A Preferred Stock, among other things, (i) Sorrento shall have the right, but not the obligation, to designate each director to be nominated, elected or appointed to our Board (each, a “Stockholder Designee” and collectively, the “Stockholder Designees”), regardless of whether such Stockholder Designee is to be elected to our Board at a meeting of stockholders called for the purpose of electing directors (or by consent in lieu of meeting) or appointed by our Board in order to fill any vacancy created by the departure of any director or increase in the authorized number of members of our Board, or the size of our Board and (ii) we are required to take all actions reasonably necessary, and not otherwise prohibited by applicable law, to cause each Stockholder Designee to be so nominated, elected or appointed to our Board as more fully described in the Stockholder Agreement. Sorrento shall also have the right to designate a replacement director for any Stockholder Designee that has been removed from our Board and the right to appoint a representative of Sorrento to attend all meetings of the committees of our Board. Notwithstanding the foregoing, the parties have agreed to ensure that our Board complies with all applicable requirements of the stock exchange, including independence requirements.

The Stockholder Agreement also provides that we are prohibited from taking certain actions without the consent of Sorrento. Such actions include, among other things, amendments to the Certificate of Designations, increases or decreases in the size of our Board, the incurrence of certain amounts of indebtedness and the payment of dividends on our Common Stock.

For more information on the terms of the Series A Preferred Stock, see the section of this prospectus titled “Description of Our Securities — Our Preferred Stock” and the section of this prospectus titled “Certain Relationships and Related Party Transactions — Certain Relationships of Vickers — Stockholder Agreement with Sorrento.”

We are subject to recently enacted state laws in California that require gender and diversity quotas for boards of directors of public companies headquartered in California.

In September 2018, California enacted Senator Bill 826 (“SB 826”), which generally requires public companies with principal executive offices in California to have at least two female directors on its board of directors if the company has at least five directors, and at least three female directors on its board of directors if the company has at least six directors. SB 826 has been challenged in legal proceedings and on May 13, 2022, the Superior Court of California for the County of Los Angeles entered an order striking down SB 826, holding that the statute violates the Equal Protection Clause of the California Constitution. The California Secretary of State

has appealed the order and such appeal is currently pending. On September 16, 2022, the appellate court ruled to temporarily stay enforcement of the trial court’s order, which prevented the California Secretary of State from collecting diversity data on corporate disclosure forms pursuant to SB 826, pending a further order of the appellate court. On December 1, 2022, the appellate court vacated the temporary stay order and on February 3, 2023, a record on appeal was filed and such appeal is currently pending. To the extent that this ruling of the appellate court permits the Secretary of State of California to collect and report diversity data, we may be required to comply with additional disclosure requirements. However, ultimate enforceability of SB 826 remains uncertain.

Additionally, on September 30, 2020, California enacted Assembly Bill 979 (“AB 979”), which generally requires public companies with principal executive offices in California to include specified numbers of directors from “underrepresented communities”. A director from an “underrepresented community” means a director who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, Alaska Native, gay, lesbian, bisexual or transgender. By December 31, 2021, each public company with principal executive offices in California was required to have at least one director from an underrepresented community. By December 31, 2022, a public company with more than four but fewer than nine directors will be required to have a minimum of two directors from underrepresented communities, and a public company with nine or more directors will need to have a minimum of three directors from underrepresented communities. On April 1, 2022, the Superior Court of California for the County of Los Angeles entered an order striking down AB 979, holding that the statute violates the Equal Protection Clause of the California Constitution. On June 6, 2022, a notice of appeal was filed. On September 16, 2022, the appellate court ruled to temporarily stay enforcement of the trial court’s order, which prevented the California Secretary of State from collecting diversity data on corporate disclosure forms pursuant to AB 979, pending a further order of the appellate court. On December 1, 2022, the appellate court vacated the temporary stay order and on February 3, 2023, a record on appeal was filed and such appeal is currently pending. To the extent that this ruling of the appellate court permits the Secretary of State of California to collect and report diversity data, we may be required to comply with additional disclosure requirements. Litigation regarding AB 979 will continue.

We cannot assure that we can recruit, attract and/or retain qualified members of our Board and meet gender and diversity quotas under Nasdaq Listing Rules or any California law that may become applicable to the Company, which may expose us to financial penalties and adversely affect our reputation.

Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell under the B. Riley Purchase Agreement to the Selling Securityholder, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the B. Riley Purchase Agreement with the Selling Securityholder.

On January 8, 2023, we entered into the B. Riley Purchase Agreement with the Selling Securityholder, pursuant to which the Selling Securityholder has committed to purchase up to $500,000,000 of our Common Stock, subject to certain limitations and conditions set forth in the B. Riley Purchase Agreement. The shares of our Common Stock that may be issued under the B. Riley Purchase Agreement may be sold by us to the Selling Securityholder at our discretion from time to time.

We generally have the right to control the timing and amount of any sales of our shares of Common Stock to the Selling Securityholder under the B. Riley Purchase Agreement. Sales of our Common Stock, if any, to the Selling Securityholder under the B. Riley Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Securityholder all, some or none of the shares of our Common Stock that may be available for us to sell to the Selling Securityholder pursuant to the B. Riley Purchase Agreement.

Because the purchase price per share to be paid by the Selling Securityholder for the shares of Common Stock that we may elect to sell to the Selling Securityholder under the B. Riley Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock prior to each B. Riley Advance or B. Riley Additional Advance made pursuant to the B. Riley Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales or additional sales, the number of shares of Common Stock that we will sell to the Selling Securityholder under the B. Riley Purchase Agreement, the purchase price per share that the Selling Securityholder will pay for shares purchased from us under the B. Riley Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Securityholder under the B. Riley Purchase Agreement, if any. As of January 11, 2022 (the date immediately preceding the date on which the registration statement of which this prospectus forms a part was initially filed with the SEC), there were 141,598,856 shares of our Common Stock outstanding, of which 5,872,266 shares were held by non-affiliates (in each case without giving effect to the dividend of 76,000,000 shares of our Common Stock by Sorrento to certain of its equityholders as described elsewhere in this prospectus and assuming we have not otherwise issued any shares to Yorkville pursuant to the A&R Yorkville Purchase Agreement described elsewhere in this prospectus). If all of the 28,128,422 shares offered for resale by the Selling Securityholder under the registration statement that includes this prospectus were issued and outstanding as of January 11, 2022 (the date immediately preceding the date on which the registration statement of which this prospectus forms a part was initially filed with the SEC), such shares would have represented approximately 16.6% of the total number of shares of our Common Stock then outstanding and approximately 82.7% of the total number of then outstanding shares held by non-affiliates (without giving effect to the dividend of 76,000,000 shares of our Common Stock by Sorrento to certain of its equityholders as described elsewhere in this prospectus and assuming we have not otherwise issued any shares to Yorkville pursuant to the A&R Yorkville Purchase Agreement described elsewhere in this prospectus).

Moreover, although the B. Riley Purchase Agreement provides that we may sell up to an aggregate of $500,000,000 of our Common Stock to the Selling Securityholder, only 28,128,422 shares of our Common Stock (including the aggregate amount of 250,000 B. Riley Commitment Shares issued to the Selling Securityholder pursuant to the B. Riley Purchase Agreement) are being registered for resale under the registration statement of which this prospectus forms a part. If we elect to sell to the Selling Securityholder all of the 28,128,422 shares of Common Stock being registered for resale under this prospectus, depending on the market price of our Common Stock prior to each B. Riley Advance or B. Riley Additional Advance made pursuant to the B. Riley Purchase Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the $500,000,000 available to us under the B. Riley Purchase Agreement, which could materially adversely affect our liquidity. As of March 3, 2023, the last date on which we sold shares of Common Stock pursuant to the B. Riley Purchase Agreement (prior to the filing of the post-effective amendment to the registration statement of which this prospectus forms a part), we have sold 127,241 shares of our Common Stock pursuant to advances thereunder.

If it becomes necessary for us to issue and sell to the Selling Securityholder under the B. Riley Purchase Agreement more than the 28,128,422 shares being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $500,000,000 under the B. Riley Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Securityholder of any such additional shares of our Common Stock we wish to sell from time to time under the B. Riley Purchase Agreement, which the SEC must declare effective. Additionally, we would need to obtain stockholder approval to issue shares of Common Stock in excess of the B. Riley Exchange Cap under the B. Riley Purchase Agreement in accordance with applicable Nasdaq Listing Rules, unless the average price of all applicable sales of shares of Common Stock under the B. Riley Purchase Agreement equals or exceeds the “Minimum Price” (as such term is defined in Rule 5635 of the Nasdaq Listing Rules), in which case the B. Riley Exchange Cap limitation would not apply to issuances and sales of Common Stock under the B. Riley Purchase Agreement. Any issuance and sale by us under the B. Riley Purchase Agreement of shares of Common Stock in addition to the 28,128,422 shares of Common Stock being registered for resale by the Selling Securityholder under the registration statement of which this prospectus forms a part could cause additional dilution to our stockholders.

We are not required or permitted to issue any shares of Common Stock under the B. Riley Purchase Agreement if such issuance would breach our obligations under the rules or regulations of Nasdaq. In addition, the Selling Securityholder will not be required to purchase any shares of our Common Stock if such sale or additional sale would result in the Selling Securityholder’s beneficial ownership exceeding 4.99% of the then outstanding voting power or number of shares of Common Stock. Our inability to access a part or all of the amount available under the B. Riley Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

The sale and issuance of our Common Stock to the Selling Securityholder will cause dilution to our existing stockholders, and the sale of the shares of Common Stock acquired by the Selling Securityholder, or the perception that such sales may occur, could cause the price of our Common Stock to fall.

The purchase price for the shares that we may sell to the Selling Securityholder under the B. Riley Purchase Agreement will fluctuate based on the price of our Common Stock. Depending on a number of factors, including market liquidity, sales of such shares may cause the trading price of our Common Stock to fall.

If and when we do sell shares to the Selling Securityholder, the Selling Securityholder may resell all, some, or none of those shares at its discretion, subject to the terms of the B. Riley Purchase Agreement. Therefore, sales to the Selling Securityholder by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock to the Selling Securityholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.

Investors who buy shares of Common Stock at different times will likely pay different prices.

Pursuant to the B. Riley Purchase Agreement, we control the timing and amount of any sales of Common Stock to the Selling Securityholder. If and when we do elect to sell shares of our Common Stock to the Selling Securityholder pursuant to the B. Riley Purchase Agreement, the Selling Securityholder may resell all, some, or none of such shares in its discretion and at different prices, subject to the terms of the B. Riley Purchase Agreement. As a result, investors who purchase shares from the Selling Securityholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and, in some cases, substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Securityholder in this offering as a result of future sales made by us to the Selling Securityholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Securityholder under the B. Riley Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Securityholder may make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.

Our management team will have broad discretion over the use of the net proceeds from our sale of shares of Common Stock to the Selling Securityholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of shares of Common Stock to the Selling Securityholder, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Risks Related to Ownership of our Common Stock

If our operations and performance do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

Any of the factors listed below could have a negative impact on your investment in our securities, and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	our ability to commercialize ZTlido, GLOPERBA or our product candidates, if approved;

•	the status and cost of our marketing commitments for ZTlido, GLOPERBA and our product candidates;

•	announcements regarding results of any clinical trials relating to our product candidates;

•	unanticipated serious safety concerns related to the use of ZTlido, GLOPERBA or any of our product candidates;

•	adverse regulatory decisions;

•	changes in laws or regulations applicable to ZTlido, GLOPERBA or our product candidates, including but not limited to clinical trial requirements for approvals;

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legal disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for ZTlido, GLOPERBA or our product candidates, government investigations and the results of any proceedings or lawsuits, including, but not limited to, patent or stockholder litigation;

•	our decision to initiate a clinical trial, not initiate a clinical trial or to terminate an existing clinical trial;

•	our dependence on third parties;

•	announcements of the introduction of new products by our competitors;

•	market conditions and trends in the pharmaceutical and biotechnology sectors;

•	announcements concerning product development results or intellectual property rights of others;

•	future issuances of common stock or other securities;

•	the recruitment or departure of key personnel;

•	failure to meet or exceed any financial guidance or expectations regarding product development milestones that we may provide to the public;

•	actual or anticipated variations in quarterly operating results;

•	our failure to meet or exceed the estimates and projections of the investment community;

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overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	changes in financial estimates by the Company or by any securities analysts who might cover our stock;

•	fluctuation of the market values of any of our potential strategic investments;

•	issuances of debt or equity securities;

•	compliance with our contractual obligations;

•	sales of our Common Stock by us or our stockholders in the future;

•	trading volume of our Common Stock;

•	ineffectiveness of our internal controls;

•	publication of research reports about the Company or its industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	failure to effectively integrate the operations of Semnur;

•	our relationship with Sorrento;

•	general political and economic conditions;

•	effects of natural or man-made catastrophic events;

•	effects of public health crises, pandemics and epidemics, such as the COVID-19 pandemic; and

•	other events or factors, many of which are beyond our control.

Further, the equity markets in general have recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our Common Stock, which could cause a decline in the value of our Common Stock. Price volatility of our Common Stock might worsen if the trading volume of our Common Stock is low. In the past, stockholders have initiated class action lawsuits against pharmaceutical and biotechnology companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against the Company, could cause us to incur substantial costs and divert management’s attention and resources from our business. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors”, could have a dramatic and material adverse impact on the market price of our Common Stock.

We have not paid cash dividends in the past and we do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the capital appreciation, if any, of our Common Stock.

We have not paid cash dividends on our Common Stock and we do not anticipate paying cash dividends on our Common Stock in the foreseeable future. Should we decide in the future to do so, as a holding company, our ability to pay dividends on our capital stock and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries, including Legacy Scilex. In addition, our ability to pay dividends may be limited by covenants in future outstanding indebtedness that we or our subsidiaries may incur. Since we do not intend to pay dividends, a stockholder’s ability to receive a return on such stockholder’s investment will depend on any future appreciation in the market value of our Common Stock. There is no guarantee that our Common Stock will appreciate or even maintain the price at which our stockholders have purchased it.

Future sales, or the perception of future sales, of a substantial number of shares of our Common Stock may cause the price of our Common Stock to decline.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our Common Stock, the trading price of our Common Stock could decline and it could impair our ability to raise capital through the sale of additional equity securities. Except as described below and unless otherwise waived by the Company and the applicable parties to the Registration Rights Agreement, Sorrento and certain directors and equityholders of Vickers, including the Sponsors, are currently subject to lock-up provisions that restrict their ability to transfer certain of their shares of our Common Stock or any security convertible into or exercisable or exchanged for our Common Stock until 180 days from the Effective Time, subject to certain exceptions. In connection with the Closing of the Business Combination, the Company, the Sponsors and Sorrento agreed to waive compliance with the lock-up provisions under the Registration Rights Agreement and any other applicable agreement that restricted the transfer of our Common Stock solely with respect to 1.5 million shares of our Common Stock held by the Sponsors as of such Closing.

As described elsewhere in this Closing, on December 30, 2022, Sorrento announced that its board of directors authorized Sorrento to dividend to Sorrento equityholders of record as of January 9, 2023 an aggregate of 76,000,000 shares of our Common Stock that were held by Sorrento. Such shares are subject to a lock-up restriction and may not be sold, pledged or otherwise transferred until May 11, 2023.

As the restrictions on resale end, the market price of shares of our Common Stock could drop significantly if the holders of these shares of Common Stock sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of Common Stock or other securities.

Our operating results may fluctuate significantly.

We expect our operating results to be subject to quarterly, and possibly annual, fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

•	variations in the level of expenses related to our development programs;

•	the addition or termination of clinical trials;

•	any intellectual property infringement lawsuit in which we may become involved;

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regulatory developments affecting ZTlido, GLOPERBA or our product candidates, regulatory approvals of our product candidates, and the level of underlying demand for such products and purchasing patterns; and

•	Our execution of any collaborative, licensing or similar arrangements, and the timing of payments we may make or receive under these arrangements.

If our quarterly or annual operating results fall below the expectations of investors or securities analysts, the price of our Common Stock could decline substantially. Furthermore, any quarterly or annual fluctuations in our operating results may, in turn, cause the price of our Common Stock to fluctuate substantially.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts publish about the Company or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. Since we became public through a merger, securities analysts of major brokerage firms may not provide coverage of the Company since there is no incentive to brokerage firms to recommend the purchase of our Common Stock. If no or few securities or industry analysts commence coverage of the Company, the trading price for our stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover it issues an adverse opinion regarding the Company, our business model, our intellectual property or our stock performance, or if our clinical trials and operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of the Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to ZTlido or our product candidates.

We may issue additional equity securities to fund future expansion and pursuant to equity incentive or employee benefit plans. We may also issue additional equity for other purposes. These securities may have the same rights as our Common Stock or, alternatively, may have dividend, liquidation or other preferences to our Common Stock. The issuance of additional equity securities, whether pursuant to the B. Riley Purchase Agreement, the A&R Yorkville Purchase Agreement (pursuant to each of which we may also sell up to $500 million of shares of our Common Stock, or an aggregate of $1.0 billion, as more fully described elsewhere in this prospectus) or otherwise, will dilute the holdings of existing stockholders and may reduce the share price of our Common Stock.

Pursuant to the Equity Incentive Plan, which became effective on November 9, 2022, we are authorized to grant equity awards to our employees, directors and consultants. In addition, pursuant to the ESPP, which became effective on November 9, 2022, we are authorized to sell shares to our employees. Further, pursuant to the Inducement Plan, which was adopted on January 17, 2023, we are authorized to grant equity awards to individuals as a material inducement to join the Company. A total of 20,276,666, 2,875,759 and 1,400,000 shares of our Common Stock have been reserved for issuance under the Equity Incentive Plan, the ESPP and the Inducement Plan, respectively. In addition, the Equity Incentive Plan and ESPP provide for annual automatic increases in the number of shares reserved thereunder, in each case, beginning on January 1, 2023. As a result of such annual increases, our stockholders may experience additional dilution, which could cause the price of our Common Stock to fall.

Pursuant to the Registration Rights Agreement entered into in connection with the Business Combination, certain stockholders of Vickers and Legacy Scilex can each demand that we register their registrable securities under certain circumstances and will each also have piggyback registration rights for these securities. In addition, we are required to file and maintain an effective registration statement under the Securities Act covering such securities and certain of our other securities. We have filed a registration statement on Form S-1 (File No. 333-268603) which was initially declared effective by the SEC on December 27, 2022, in order to satisfy these obligations. The registration of these securities will permit the public sale of such securities, subject to certain contractual restrictions imposed by the Registration Rights Agreement and the Merger Agreement. The presence of these additional shares of our Common Stock trading in the public market may have an adverse effect on the market price of our securities.

If we raise additional funds through collaboration, licensing or other similar arrangements, we may have to relinquish valuable rights to ZTlido or our product candidates, or grant licenses on terms unfavorable to the Company. If adequate funds are not available, our ability to achieve profitability or to respond to competitive pressures would be significantly limited and we may be required to delay, significantly curtail or eliminate the development of our product candidates.

Our principal stockholders, directors and executive officers will own a significant percentage of our capital stock, and have significant influence over our management.

Our directors, executive officers, holders of 5% or more of our capital stock and their respective beneficially own, in the aggregate, approximately 56.7% of our outstanding voting stock (which percentage gives effect to the dividend of 76,000,000 shares of our Common Stock by Sorrento to certain of its equityholders). This concentration of voting power may make it less likely that any other holder of our Common Stock will be able to affect the way we are managed and could delay or prevent an acquisition of the Company on terms that other stockholders may desire. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices. See “Risk Factors — We are controlled by Sorrento, whose interests may differ from those of our public shareholders” above for additional information regarding Sorrento’s influence and control in the Company. See “Principal Securityholders” for information regarding the ownership of our outstanding Common Stock by our directors, executive officers, and current beneficial owners of 5% or more of our voting securities and their respective affiliates.

We have in the past and may in the future be subject to short selling strategies that may drive down the market price of our common stock.

Short sellers have in the past and may attempt in the future to drive down the market price of our common stock. Short selling is the practice of selling securities that the seller does not own but may have borrowed with the intention of buying identical securities back at a later date. The short seller hopes to profit from a decline in the value of the securities between the time the securities are borrowed and the time they are replaced. As it is in the short seller’s best interests for the price of the stock to decline, many short sellers (sometime known as “disclosed shorts”) publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects to create negative market momentum. Although traditionally these disclosed shorts were limited in their ability to access mainstream business media or to otherwise create negative market rumors, the rise of the Internet and technological advancements regarding document creation, videotaping and publication by weblog (“blogging”) have allowed many disclosed shorts to publicly attack a company’s credibility, strategy and veracity by means of so-called “research reports” that mimic the type of investment analysis performed by large Wall Street firms and independent research analysts. These short attacks have, in the past, led to selling of shares in the market. Further, these short seller publications are not regulated by any governmental, self-regulatory organization or other official authority in the U.S. and they are not subject to certification requirements imposed by the SEC. Accordingly, the opinions they express may be based on distortions, omissions or fabrications. Companies that are subject to unfavorable allegations, even if untrue, may have to expend a significant amount of resources to investigate such allegations and/or defend themselves, including shareholder suits against the company that may be prompted by such allegations. We may in the future be the subject of shareholder suits that we believe were prompted by allegations made by short sellers.

Our ability to use our net operating loss and tax credit carryforwards may be subject to limitation.

Generally, a change of more than 50% in the ownership of a company’s stock, by value, over a three-year period constitutes an ownership change for U.S. federal income tax purposes. An ownership change may limit our ability to use our net operating loss carryforwards attributable to the period prior to the change. We have experienced a corporate reorganization in the past, some ownership changes as a result of the Business Combination and may experience some subsequent changes in the future in our stock ownership (some of which shifts are outside our control). As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations, which could potentially result in increased future tax liability for the Company.

The Tax Cuts and JOBS Act of 2017 (the “TCJA”), as amended by the CARES Act, includes changes to U.S. federal tax rates and the rules governing net operating loss (“NOL”) carryforwards. The TCJA, as modified by the CARES Act, limits a taxpayer’s ability to utilize NOL carryforwards to 80% of taxable income (as calculated before taking the NOLs, and certain other tax attributes, into account) for taxable years beginning after December 31, 2020. In addition, NOLs arising in tax years ending after December 31, 2017 and before January 1, 2021 may be carried back to each of the five taxable years preceding the tax year of such loss, but NOLs arising in taxable years beginning after December 31, 2020 may not be carried back. NOLs arising in tax years beginning after December 31, 2017 can be carried forward indefinitely. NOLs generated in tax years beginning before January 1, 2021 will not be subject to the taxable income limitation, and NOLs generated in tax years ending before January 1, 2018 will continue to have a two-year carryback and 20-year carryforward period. Deferred tax assets for NOLs will need to be measured at the applicable tax rate in effect when the NOL is expected to be utilized. The changes in the carryforward/carryback periods, as well as the new limitation on use of NOLs may significantly impact our ability to utilize our NOLs to offset taxable income in the future.

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our operating results could fall below our publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of our Common Stock.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in our combined consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. If our assumptions change or if actual circumstances differ from our assumptions, our operating results may be adversely affected and could fall below our publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of our Common Stock.

Anti-takeover provisions in the Certificate of Incorporation and the Bylaws and under Delaware law could make an acquisition of our Company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

The Certificate of Incorporation and the Bylaws and the DGCL contains provisions that could make it more difficult for a third party to acquire the Company, even if doing so might be beneficial to our stockholders. Among other things, these provisions include:

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allow our Board to authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include supermajority voting, special approval, dividend, or other rights or preferences superior to the rights of other stockholders;

•	provide for a classified board of directors with staggered three-year terms;

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provide that, at any time after the Sorrento Group first ceases to beneficially own more than 50% in voting power of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors (the “Sorrento Trigger Event”), directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of our capital stock entitled to vote thereon, voting together as a single class;

•	prohibit stockholder action by written consent from and after the Sorrento Trigger Event;

•	provide that, at any time after the Sorrento Trigger Event, special meetings may only be called by or at the direction of the Chairperson of the Board, the Board or the Chief Executive Officer;

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provide that, at any time after the Sorrento Trigger Event, any alteration, amendment or repeal, in whole or in part, of any provision of the Bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of our capital stock entitled to vote thereon, voting together as a single class; and

•	establish advance notice requirements for nominations for elections to the Board and for proposing matters that can be acted upon by stockholders at stockholder meetings.

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder. We have expressly elected not to be governed by Section 203 of the DGCL until the occurrence of a Sorrento Trigger Event. At that time, such election shall be automatically withdrawn and we will thereafter be governed by Section 203 of the DGCL, except that the restrictions on business combinations of Section 203 of the DGCL will not apply to Sorrento or its current or future Affiliates (as defined in the Certificate of Incorporation) regardless of its percentage ownership of our Common Stock. These provisions could discourage, delay or prevent a transaction involving a change in control of the Company. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors of their choosing and cause us to take other corporate actions they desire, including actions that our stockholders may deem advantageous. In addition, because our Board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

These anti-takeover provisions and other provisions in the Certificate of Incorporation, the Bylaws and Delaware law could make it more difficult for stockholders or potential acquirors to obtain control of the Board or initiate actions that are opposed by our then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving the Company. The existence of these provisions could negatively affect the price of our Common Stock and limit opportunities for a stockholder to realize value in a corporate transaction. For information regarding these and other provisions, see the section of this prospectus titled “Description of Our Securities.” In addition, if prospective takeovers are not consummated for any reason, we may experience negative reactions from the financial markets, including negative impacts on the price of our Common Stock.

The Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders and the federal district courts of the United States as the exclusive forum for litigation arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with the Company.

Pursuant to the Certificate of Incorporation, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom, will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees or stockholders to us or our stockholders; (iii) any action asserting a claim against us or any of our current or former directors, officers, employees or stockholders arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; (v) any action or proceeding asserting a claim against us or any of our current or former directors, officers, employees or stockholders as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware and (vi) any action asserting an “internal corporate claim,” as that term is defined in Section 115 of the DGCL; provided that, for the avoidance of doubt, the foregoing forum selection provision will not apply to claims arising under the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

The Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Certificate of Incorporation further provides that any person or entity purchasing or otherwise acquiring any interest in shares of our Common Stock is deemed to have notice of and consented to the provisions of the Certificate of Incorporation described above. See the section of this prospectus titled “Description of Our Securities — Anti-Takeover Measures in our Governing Documents and Under Delaware Law — Exclusive Forum.”

The forum selection provisions in the Certificate of Incorporation may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. If the enforceability of our forum selection provisions were to be challenged, it may incur additional costs associated with resolving such challenge. While we currently have no basis to expect any such challenge would be successful, if a court were to find its forum selection provisions to be inapplicable or unenforceable with respect to one or more of these specified types of actions or proceedings, we may incur additional costs associated with having to litigate in other jurisdictions, which could result in a diversion of the time and resources of our employees, management and board of directors, and could have an adverse effect on our business, financial condition and results of operations.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory stockholder votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our Common Stock that is held by non-affiliates to equal or exceed $700 million as of the last business day of the second fiscal quarter of such year, and (2) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our business, financial condition and results of operations.

We are a controlled company within the meaning of the Nasdaq Listing Rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. Our stockholders may not have the same protection afforded to stockholders of companies that are subject to such governance requirements.

Sorrento controls a majority of the voting power of our outstanding shares of Common Stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. For example, controlled companies, within one year of the date of the listing of their common stock:

•	are not required to have a board that is composed of a majority of “independent directors” as defined under the Nasdaq Listing Rules;

•	are not required to have a compensation committee that is composed entirely of independent directors or have a written charter addressing the committee’s purpose and responsibilities; and

•

are not required to have director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominating and corporate governance committee that is composed entirely of independent directors, and to adopt a written charter or a board resolution addressing the nominations process.

While we do not presently intend to rely on these exemptions, we may opt to utilize these exemptions in the future as long as we remain a controlled company. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

If we cease to be a “controlled company” in the future, we will be required to comply with the Nasdaq listing standards, which may require replacing a number of our directors and will require development of certain other governance-related policies and practices. These and any other actions necessary to achieve compliance with such rules may increase our legal and administrative costs, will make some activities more difficult, time-consuming and costly and may also place additional strain on our personnel, systems and resources.

We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to related compliance initiatives.

We incur significant legal, accounting and other expenses that Legacy Scilex did not incur as a private company, and these expenses may increase even more after we are no longer an “emerging growth company.” We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as well as rules and regulations adopted, and to be adopted, by the SEC and Nasdaq. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly, which will increase our operating expenses. For example, we expect these rules and regulations to make it more difficult and more expensive for the Company to obtain directors’ and officers’ liability insurance and we may be required to incur substantial costs to maintain sufficient coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on the Board, our board committees or as executive officers. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

In addition, we expect that we will need to implement an enterprise resource planning (“ERP”) system. An ERP system is intended to combine and streamline the management of our financial, accounting, human resources, sales and marketing and other functions, enabling it to manage operations and track performance more effectively. However, an ERP system would likely require us to complete many processes and procedures for the effective use of the system or to run our business using the system, which may result in substantial costs. Any disruptions or difficulties in implementing or using an ERP system could adversely affect our controls and harm our business, financial condition and results of operations, including our ability to forecast or make sales and collect our receivables. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management attention.

As a public company, we are required to incur additional costs and obligations in order to comply with SEC rules that implement Section 404 of the Sarbanes-Oxley Act. Under these rules, we are required to make a formal assessment of the effectiveness of our internal control over financial reporting, and once we cease to be an emerging growth company, we will be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaging in a process to document and evaluate its internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are designed and operating effectively, and implement a continuous reporting and improvement process for internal control over financial reporting.

The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of our testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. See “Risk Factors — We have identified a material weakness in our internal control over financial reporting. Any material weakness may cause us to fail to timely and accurately report our financial results or result in a material misstatement of our financial statements.” above for additional information regarding a previously identified material weakness. These reporting and other obligations place significant demands on our management and administrative and operational resources, including accounting resources.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of our management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and there could be a material adverse effect on our business, financial condition and results of operations.

Our failure to meet Nasdaq’s continued listing requirements could result in a delisting of our Common Stock.

If we fail to satisfy Nasdaq’s continued listing requirements, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our Common Stock. Such a delisting would likely have a negative effect on the price of our Common Stock and would impair a stockholder’s ability to sell or purchase our Common Stock when a stockholder wishes to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our Common Stock to become listed again, stabilize the market price or improve the liquidity of our Common Stock, prevent our Common Stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

Comprehensive U.S. federal income tax reform could adversely affect the Company.

Changes to tax laws, which changes may have retroactive application, could adversely affect the Company or holders of our Common Stock. In recent years, many changes have been made to applicable tax laws and changes are likely to continue to occur in the future.

The TCJA, which was enacted in 2017, included changes to U.S. federal tax rates, imposed significant additional limitations on the deductibility of interest, allowed for the expensing of capital expenditures, and put into effect the migration from a “worldwide” system of taxation to a modified territorial system. On March 27, 2020, President Trump signed into law the CARES Act, which included certain changes in tax law (including to the TCJA) intended to stimulate the U.S. economy in light of the COVID-19 pandemic, including temporary beneficial changes to the treatment of net operating losses, interest deductibility limitations and payroll tax matters. On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which contained certain tax measures, including a corporate alternative minimum tax of 15% on some large corporations, an excise tax of 1% on certain corporate stock buy-backs, and an excise tax with respect to certain drug sales for failing to offer a price that is not equal to or less than the negotiated “maximum fair price” under the law or for taking price increases that exceed inflation. Future changes in tax laws could have a material adverse effect on our business, cash flow, financial condition or results of operations. The impact of these tax reforms on holders of our Common Stock is uncertain and could be adverse. We urge our stockholders to consult with their legal and tax advisors with respect to such legislation and the potential tax consequences of investing in our Common Stock.

Our Warrants are exercisable for our Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 11,003,988 shares of our Common Stock are exercisable in accordance with the terms of the Warrant Agreement governing those securities. The exercise price of these Warrants is $11.50 per share. To the extent such Warrants are exercised, additional shares of our Common Stock will be issued, which will result in dilution to the holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market, or the fact that such Warrants may be exercised, could adversely affect the prevailing market prices of our Common

Stock. However, there is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless. See below risk factor, “The Warrants may never be in the money, they may expire worthless and the terms of the Warrants may be amended in a manner adverse to a holder if holders of a majority of the then-outstanding Warrants approve of such amendment.”

The Warrants may never be in the money, they may expire worthless and the terms of the Warrants may be amended in a manner adverse to a holder if holders of a majority of the then-outstanding Warrants approve of such amendment.

As of the date of this prospectus, the exercise price for our Warrants is $11.50 per share of Common Stock. On March 10, 2023, the closing price of our Common Stock on the Nasdaq Capital Market was $7.27. If the price of our shares of Common Stock remains below $11.50 per share, which is the exercise price of our Warrants, we believe our warrantholders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us. There is no guarantee that our Warrants will be in the money prior to their expiration and, as such, our Warrants may expire worthless.

In addition, the Warrants were issued in registered form under the Warrant Agreement between Continental, as warrant agent, and Vickers. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of a majority of the then-outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants. Accordingly, we may amend the terms of the Warrants in a manner adverse to a holder if holders of a majority of the then-outstanding Warrants approve of such amendment. Although our ability to amend the terms of the Warrants with the consent of majority of the then-outstanding Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash, shorten the exercise period, or decrease the number of shares of our Common Stock purchasable upon exercise of a Warrant.

We may redeem any unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making the Warrants worthless.

We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the closing price of our Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on each of the 20 trading days within any 30-trading-day period commencing after the Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force the holders thereof to: (i) exercise such Warrants and pay the exercise price therefor at a time when it may be disadvantageous for a holder to do so; (ii) sell such Warrants at the then-current market price when a holder might otherwise wish to hold such Warrants; or (iii) accept the nominal redemption price that, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of such Warrants.

In addition, we may redeem the Warrants at any time after they become exercisable and prior to their expiration for a number of shares of our Common Stock determined based on the fair market value of our Common Stock. The value received upon exercise of the Warrants (1) may be less than the value the holders would have received if they had exercised their Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Warrants.

COMMITTED EQUITY FINANCING

On January 8, 2023, we entered into the B. Riley Purchase Agreement with the Selling Securityholder. Pursuant to the B. Riley Purchase Agreement, we have the right, but not the obligation, to sell to the Selling Securityholder up to $500,000,000 of shares of our Common Stock, subject to certain limitations and conditions set forth in the B. Riley Purchase Agreement, from time to time during the term of the B. Riley Purchase Agreement. Sales of Common Stock to the Selling Securityholder under the B. Riley Purchase Agreement, and the timing of any such sales, are at our option, and we are under no obligation to sell any securities to the Selling Securityholder under the B. Riley Purchase Agreement. In accordance with our obligations under the B. Riley Purchase Agreement, we initially filed the registration statement of which this prospectus forms a part with the SEC on January 12, 2023 to register under the Securities Act the resale by the Selling Securityholder of up to 28,128,422 shares of Common Stock, consisting of an aggregate amount of 250,000 B. Riley Commitment Shares and up to 27,878,422 shares of Common Stock that we may elect, in our sole discretion, to issue and sell to the Selling Securityholder, from time to time under the B. Riley Purchase Agreement. As of March 3, 2023, the last date on which we sold shares of Common Stock pursuant to the B. Riley Purchase Agreement (prior to the filing of the post-effective amendment to the registration statement of which this prospectus forms a part), we have sold 127,241 shares of our Common Stock pursuant to advances thereunder.

We will control the timing and amount of any sales of Common Stock to the Selling Securityholder. Actual sales of shares of our Common Stock to the Selling Securityholder under the B. Riley Purchase Agreement will depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our Common Stock, and determinations by us as to the appropriate sources of funding for our company and its operations.

Pursuant to the terms of the B. Riley Purchase Agreement, we may not sell any shares of Common Stock thereunder and the Selling Securityholder shall not have the obligation to purchase shares of Common Stock thereunder to the extent (but only to the extent) that after giving effect to such purchase and sale, the aggregate number of shares of Common Stock issued thereunder would exceed 28,128,422 shares of Common Stock, which number of shares is equal to 19.9% of the aggregate amount of Common Stock issued and outstanding as of the date of the B. Riley Purchase Agreement, unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the B. Riley Exchange Cap in accordance with the applicable Nasdaq Listing Rules or (ii) the average price of all applicable sales of shares of Common Stock under the B. Riley Purchase Agreement equals or exceeds $4.87 which represents the “Minimum Price” (as such term is defined in Rule 5635 of the Nasdaq Listing Rules). Moreover, we may not issue or sell any shares of Common Stock to the Selling Securityholder under the B. Riley Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by the Selling Securityholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Selling Securityholder beneficially owning shares of Common Stock in excess of the 4.99% B. Riley Beneficial Ownership Limitation.

Neither we nor the Selling Securityholder may assign or transfer any of our respective rights and obligations under the B. Riley Purchase Agreement, and no provision of the B. Riley Purchase Agreement may be modified or waived by the parties other than by an instrument in writing signed by both parties.

The net proceeds from sales, if any, under the B. Riley Purchase Agreement, will depend on the frequency and prices at which we sell shares of Common Stock to the Selling Securityholder. To the extent we sell shares under the B. Riley Purchase Agreement, we currently plan to use any proceeds therefrom for working capital and general corporate purposes, which may include capital expenditures, commercialization expenditures, research and development expenditures, regulatory affairs expenditures, clinical trial expenditures, acquisitions of new technologies and investments, business combinations and the repayment, refinancing, redemption or repurchase of indebtedness or capital stock.

As consideration for the Selling Securityholder’s commitment to purchase shares of Common Stock at our direction upon the terms and subject to the conditions set forth in the B. Riley Purchase Agreement, we issued

250,000 B. Riley Commitment Shares to the Selling Securityholder and paid $10,000 to B. Riley Principal Investments, LLC, a subsidiary of the Selling Securityholder.

The B. Riley Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Advances of Common Stock Under the B. Riley Purchase Agreement

We have the right, but not the obligation, from time to time at our discretion, until the first day of the month following the 36-month anniversary of the date on which the registration statement of which this prospectus forms a part was initially declared effective by the SEC (i.e., on January 20, 2023), to direct the Selling Securityholder to purchase up to a specified maximum amount of shares of Common Stock as set forth in the B. Riley Purchase Agreement by delivering an irrevocable written notice to the Selling Securityholder (each, a “B. Riley Advance Notice”) on any trading day (each, a “B. Riley Advance Notice Date”), so long as:

•

the number of shares be issued under any single B. Riley Advance does not exceed (i) with respect to a B. Riley Advance, purchase-Type A, such number of shares of Common Stock that is equal to the lesser of: (a) 1,000,000, and (b) the product of (1) 0.10, multiplied by (2) the total number (or volume) of shares of Common Stock traded on Nasdaq during the B. Riley Pricing Period (as defined below) for such purchase-Type A, and (ii) with respect to a B. Riley Advance, purchase-Type B, such number of shares of Common Stock that is equal to the lesser of: (a) 1,000,000 and (b) the product of (1) 0.25, multiplied by (2) the total number (or volume) of shares of Common Stock traded on Nasdaq during the B. Riley Pricing Period for such purchase-Type B (such amount in clause (i) and (ii), the “Maximum Advance Amount”), unless otherwise agreed by the parties. “B. Riley Pricing Period” means the period beginning at 9:30:01 a.m., New York City time, on the date of purchase of B. Riley Advance Shares or such later time publicly announced as the official open of the primary (or “regular”) trading session on Nasdaq on such purchase date (the “Purchase Commencement Time”) and ending at the earliest of (i) 3:59 p.m., New York City Time, on the purchase date or such earlier time publicly announced as the official close of the primary (or “regular”) trading session on Nasdaq on such purchase date, (ii) immediately at such time following the Purchase Commencement Time for such purchase that the total number (or volume) of shares of Common Stock traded on Nasdaq during such period has exceeded the Advance Share Volume Maximum for such purchase and (iii) if we so elect in the applicable B. Riley Advance Notice for such B. Riley Advance (such election, a “Limit Order Discontinue Election”), such time the sale price of the shares of Common Stock traded on Nasdaq during such B. Riley Pricing Period is less than the applicable minium price threshold determined in accordance with the B. Riley Purchase Agreement. “Advance Share Volume Maximum” means, with respect to a B. Riley Advance, if such B. Riley Advance is designated in the B. Riley Advance Notice as a (i) purchase-Type A, a number of shares of Common Stock that is equal to the quotient obtained by dividing (a) the B. Riley Advance Share amount to be purchased by the Selling Securityholder, by (b) 0.10, or (ii) purchase-Type B, a number of shares of Common Stock that is equal to the quotient obtained by dividing (a) the B. Riley Advance Share amount to be purchased by the Selling Securityholder, by (b) 0.25 (in each case, subject to certain adjustments); and

•

the applicable B. Riley Pricing Period for all prior B. Riley Advances has been completed and all shares of Common Stock subject to all prior B. Riley Advances have been received by the Selling Securityholder.

Additional Advances of Common Stock Under the B. Riley Purchase Agreement

The B. Riley Purchase Agreement also provides that we have the right, but not the obligation, to sell to the Selling Securityholder, from time to time subject to certain limitations, at our sole and absolute discretion an additional number of shares of Common Stock (each such additional sale, a “B. Riley Additional Advance”) by delivering an irrevocable written notice to the Selling Securityholder (each, a “B. Riley Additional Advance Notice”) on any trading day (each, an “Additional Advance Notice Day”). The purpose of the B. Riley Additional Advance is to allow us to execute more than one advance request on a purchase date with the Selling Stockholder as each prior advance has been completed under the terms of the B. Riley Purchase Agreement. Each B. Riley Additional Advance is generally subject to terms and conditions consistent with those of a B. Riley Advance, except for, among other things, the time period of the pricing period for such B. Riley Additional Advance.

Conditions to Each B. Riley Advance and B. Riley Additional Advance

The Selling Securityholder’s obligation to accept B. Riley Advance Notices and B. Riley Additional Advance Notices that are timely delivered by us under the B. Riley Purchase Agreement and to purchase shares of our Common Stock in B. Riley Advances and B. Riley Additional Advances under the B. Riley Purchase Agreement are subject to the satisfaction, at the applicable B. Riley Advance Notice Date or B. Riley Additional Advance Notice Date, of the conditions precedent thereto set forth in the B. Riley Purchase Agreement, all of which are entirely outside of the Selling Securityholder’s control, which conditions include the following:

•	the accuracy in all material respects of our representations and warranties included in the B. Riley Purchase Agreement;

•

there being an effective registration statement pursuant to which the Selling Securityholder is permitted to utilize the prospectus thereunder to resell all of the Common Stock that we shall issue and sell to the Selling Securityholder (the “B. Riley Advance Shares” or “B. Riley Additional Advance Shares”, as the case may be) pursuant to such B. Riley Advance Notice or B. Riley Additional Advance Notice;

•	the sale and issuance of such B. Riley Advance Shares or B. Riley Additional Advance Shares being legally permitted by all laws and regulations to which we are subject;

•	no Material Outside Event (as such term is defined in the B. Riley Purchase Agreement) shall have occurred and be continuing;

•

us having performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by the B. Riley Purchase Agreement to be performed, satisfied, or complied with by us;

•

no statute, rule, regulation, executive order, decree, ruling, or injunction having been enacted, entered, promulgated, or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially, and adversely affects any of the transactions contemplated by the B. Riley Purchase Agreement; and

•	the Common Stock being quoted for trading on Nasdaq and us having not received any written notice that is then still pending threatening the continued quotation of the Common Stock on Nasdaq.

Termination of the B. Riley Purchase Agreement

Unless earlier terminated as provided in the B. Riley Purchase Agreement, the B. Riley Purchase Agreement will terminate automatically on the earliest to occur of:

•

the first day of the month following the 36-month anniversary of the date on which the registration statement of which this prospectus forms a part was initially declared effective by the SEC (i.e., January 20, 2023); and

•	the date on which the Selling Securityholder shall have purchased shares of Common Stock under the B. Riley Purchase Agreement for an aggregate gross purchase price equal to $500,000,000.

We also have the right to terminate the B. Riley Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to the Selling Securityholder; provided that there are no outstanding B.

Riley Advance Notices or B. Riley Additional Advance Notices under which we are yet to issue Common Stock. We and the Selling Securityholder may also terminate the B. Riley Purchase Agreement at any time by mutual written consent.

No Short-Selling by the Selling Securityholder

The Selling Securityholder has agreed that it and its affiliates will not engage in any short sales during the term of the B. Riley Purchase Agreement and will not enter into any transaction that establishes a net short position with respect to the Common Stock, provided that nothing shall restrict the Selling Securityholder from selling a number of shares of Common Stock that it is obligated to purchase under a pending B. Riley Advance Notice or B. Riley Additional Advance Notice but has not yet received from us.

Effect of Sales of our Common Stock under the B. Riley Purchase Agreement on our Stockholders

All shares of Common Stock that may be issued or sold by us to the Selling Securityholder under the B. Riley Purchase Agreement that are being registered under the Securities Act for resale by the Selling Securityholder in this offering are expected to be freely tradable. The shares of Common Stock being registered for resale in this offering may be issued and sold by us to the Selling Securityholder from time to time at our discretion over the term of the B. Riley Purchase Agreement. The resale by the Selling Securityholder of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, to the Selling Securityholder under the B. Riley Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Securityholder all, some, or none of the shares of our Common Stock that may be available for us to sell to the Selling Securityholder pursuant to the B. Riley Purchase Agreement.

If and when we do elect to sell shares of our Common Stock to the Selling Securityholder pursuant to the B. Riley Purchase Agreement, the Selling Securityholder may resell all, some, or none of such shares in its discretion and at different prices subject to the terms of the B. Riley Purchase Agreement. As a result, investors who purchase shares from the Selling Securityholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and, in some cases, substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Securityholder in this offering as a result of future sales made by us to the Selling Securityholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Securityholder under the B. Riley Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Securityholder may make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.

Because the purchase price per share to be paid by the Selling Securityholder for the shares of Common Stock that we may elect to sell to the Selling Securityholder under the B. Riley Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock during the applicable B. Riley Pricing Period, as of the date of this prospectus we cannot reliably predict the number of shares of Common Stock that we will sell to the Selling Securityholder under the B. Riley Purchase Agreement, the actual purchase price per share to be paid by the Selling Securityholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of January 11, 2023 (the date immediately preceding the date on which the registration statement of which this prospectus forms a part was initially filed with the SEC), there were 141,598,856 shares of our Common Stock outstanding, of which 5,872,266 shares were held by non-affiliates (in each case without giving effect to the dividend of 76,000,000 shares of our Common Stock by Sorrento to certain of its equityholders as described elsewhere in this prospectus and assuming we have not otherwise issued any shares to Yorkville pursuant to the A&R Yorkville Purchase Agreement described elsewhere in this prospectus). If all of the 28,128,422 shares offered for resale by the Selling Securityholder under the registration statement that includes this prospectus were issued and outstanding as of such date, such shares would have represented approximately 16.6% of the total number of shares of our Common Stock then outstanding and approximately 82.7% of the total number of then outstanding shares held by non-affiliates (without giving effect to the dividend of 76,000,000 shares of our Common Stock by Sorrento to certain of its equityholders as described elsewhere in this prospectus and assuming we have not otherwise issued any shares to Yorkville pursuant to the A&R Yorkville Purchase Agreement described elsewhere in this prospectus).

Although the B. Riley Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the B. Riley Purchase Agreement, direct the Selling Securityholder to purchase shares of our Common Stock from us in one or more B. Riley Advances or B. Riley Additional Advances under the B. Riley Purchase Agreement, for a maximum aggregate purchase price of up to $500,000,000, only 28,128,422 shares of Common Stock (250,000 of which represent the aggregate amount of B. Riley Commitment Shares we issued to the Selling Securityholder pursuant to the B. Riley Purchase Agreement as payment for the Selling Securityholder’s commitment to purchase shares of our Common Stock under the B. Riley Purchase Agreement) are being registered for resale under the registration statement that includes this prospectus. Assuming all of such 28,128,422 shares were sold to the Selling Securityholder at the maximum 98% discount to the per share price of $4.87 (which represents the lower of the official closing price of our Common Stock on Nasdaq on January 6, 2023, the trading day immediately preceding the date of the B. Riley Purchase Agreement, and the average official closing price of our Common Stock on Nasdaq for the five consecutive trading days ending on January 6, 2023, the trading day immediately preceding the date of the B. Riley Purchase Agreement), such number of shares would be insufficient to enable us to receive aggregate gross proceeds from the sale of such shares to the Selling Securityholder equal to the Selling Securityholder’s $500,000,000 total aggregate purchase commitment under the B. Riley Purchase Agreement. While the market price of our Common Stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase price to be paid by the Selling Securityholder under the B. Riley Purchase Agreement for shares of our Common Stock, if any, may also fluctuate, in order for us to receive the full amount of the Selling Securityholder’s commitment under the B. Riley Purchase Agreement, it is possible that we may need to issue and sell more than the number of shares being registered for resale under the registration statement that includes this prospectus.

If it becomes necessary for us to issue and sell to the Selling Securityholder more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $500,000,000 under the B. Riley Purchase Agreement, we must first (i) to the extent necessary, obtain stockholder approval prior to issuing shares of the Common Stock in excess of the B. Riley Exchange Cap in accordance with applicable Nasdaq Listing Rules, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Securityholder of any such additional shares of our Common Stock, which the SEC must declare effective, in each case, before we may elect to sell any additional shares of our Common Stock to the Selling Securityholder under the B. Riley Purchase Agreement. The number of shares of our Common Stock ultimately offered for resale by the Selling Securityholder depends upon the number of shares of Common Stock, if any, we ultimately sell to the Selling Securityholder under the B. Riley Purchase Agreement.

The issuance, if any, of shares of our Common Stock to the Selling Securityholder pursuant to the B. Riley Purchase Agreement would not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders would be diluted. Although the number of shares of our Common Stock that our existing stockholders own would not decrease as a result of sales, if any, under the B. Riley Purchase Agreement, the shares of our Common Stock owned by our existing stockholders would represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance.

The following table sets forth the amount of gross proceeds we would receive from the Selling Securityholder from our sale of shares of Common Stock to the Selling Securityholder under the B. Riley Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to the Selling Securityholder(2)	Gross Proceeds from the Sale of Shares to the Selling Securityholder Under the B. Riley Purchase Agreement
$2.00	250,000,000.00	63.80%	$500,000,000.00
$3.00	166,666,666.00	54.02%	$499,999,998.00
$4.00	125,000,000.00	46.84%	$500,000,000.00
$4.87(3)	102,669,404.00	41.99%	$499,999,997.48
$5.00	100,000,000.00	41.35%	$500,000,000.00
$6.00	83,333,333.00	37.01%	$499,999,998.00
$7.00	71,428,571.00	33.49%	$499,999,997.00
$7.87(4)	66,934,404.00	32.06%	$499,999,997.88
$8.00	62,500,000.00	30.58%	$500,000,000.00

(1)

Does not include the aggregate amount of 250,000 B. Riley Commitment Shares that we issued to the Selling Securityholder as consideration for its commitment to purchase shares of Common Stock under the B. Riley Purchase Agreement. The number of shares of Common Stock offered by this prospectus may not cover all the shares we ultimately sell to the Selling Securityholder under the B. Riley Purchase Agreement, depending on the purchase price per share. We have included in this column only those shares being offered for resale by the Selling Securityholder under this prospectus (excluding the 250,000 B. Riley Commitment Shares), without regard for the B. Riley Beneficial Ownership Limitation. The assumed average purchase prices are solely for illustration and are not intended to be estimates or predictions of future stock performance.

(2)

The denominator is based on 141,598,856 shares outstanding as of January 11, 2023 (which denominator includes the aggregate amount of 250,000 B. Riley Commitment Shares we issued to the Selling Securityholder), adjusted to include the issuance of the number of shares set forth in the second column that we would have sold to the Selling Securityholder, assuming the average purchase price in the first column. The numerator is based on the number of shares of Common Stock set forth in the second column. As this information speaks as of January 11, 2023 (the date immediately preceding the date on which the registration statement of which this prospectus forms a part was initially filed with the SEC) and is intended to reflect only the impact of this offering assuming the sale of all shares being offered for resale under this prospectus, it does not take into account any shares of Common Stock actually sold by us to the Selling Securityholder under the B. Riley Purchase Agreement or to Yorkville under the A&R Yorkville Purchase Agreement following such date.

(3)

Represents the average Nasdaq Official Closing Price for the five trading days immediately preceding the date of the B. Riley Purchase Agreement on January 6, 2023, the trading day prior to execution of the B. Riley Purchase Agreement.

(4)	Represents the closing price of the Common Stock on Nasdaq on January 11, 2023, the trading day prior to the initial filing of the registration statement of which this prospectus forms a part.

MARKET AND INDUSTRY DATA

Certain information contained in this prospectus relates to or is based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this prospectus, we have not independently verified the market and industry data contained in this prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source. Notwithstanding the foregoing, we are liable for the information provided in this prospectus. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section of this prospectus titled “Risk Factors”. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

All of the shares of our Common Stock offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its own account. We will not receive any of the direct proceeds from these sales. However, we may receive up to $500,000,000 aggregate gross proceeds from any sales we make to the Selling Securityholder pursuant to the B. Riley Purchase Agreement. The net proceeds from sales, if any, under the B. Riley Purchase Agreement, will depend on the frequency and prices at which we sell shares of Common Stock to the Selling Securityholder after the date of this prospectus. See the section of this prospectus titled “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use the net proceeds that we receive under the B. Riley Purchase Agreement for working capital and general corporate purposes, which may include capital expenditures, commercialization expenditures, research and development expenditures, regulatory affairs expenditures, clinical trial expenditures, acquisitions of new technologies and investments, business combinations and the repayment, refinancing, redemption or repurchase of indebtedness or capital stock. However, we have not designated any specific uses and have no current agreement with respect to any acquisition or strategic transaction. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds. Pending our use of the net proceeds as described above, we intend to invest the net proceeds pursuant to the B. Riley Purchase Agreement in interest-bearing instruments. Our expected use of the net proceeds from this offering represents our current intentions based upon our present plans and business condition.

Although it is difficult to predict our liquidity requirements, we anticipate that we will continue to incur net losses into the foreseeable future as we support our commercialization activities, clinical development to expand approved indications, continue our development of, and seek regulatory approvals for, our product candidates, and expand our corporate infrastructure. As a result, we have concluded that there is substantial doubt about our ability to continue as a going concern for one year after the date that the consolidated financial statements are issued. See Note 2 titled “Liquidity and Going Concern” to our consolidated financial statements included elsewhere in this prospectus for additional information.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. The costs and timing of development activities, particularly conducting clinical trials and preclinical studies, are highly uncertain, subject to substantial risks and can often change. Due to the many variables inherent to the development of our drug candidates, we cannot currently predict the stage of development we expect the net proceeds of this offering to achieve for our clinical trials, preclinical studies and drug candidates. Accordingly, we will retain broad discretion over the use of these proceeds. For example, if we identify opportunities that we believe are in the best interests of our stockholders, we may use a portion of the net proceeds from this offering to acquire, invest in or license complementary products, technologies or businesses, although we have no current understandings, agreements or commitments to do so. In addition, the amounts and timing of our actual expenditures will depend upon numerous factors, including the results of our research and development efforts, the timing and success of preclinical studies, our ongoing clinical trials or clinical trials we may commence in the future and the timing of regulatory submissions. Depending on the outcome of these activities and other unforeseen events, our plans and priorities may change and we may apply the net proceeds of this offering toward different uses and in different proportions than we currently anticipate. Pending our use of the net proceeds as described above, we intend to invest the net proceeds from this offering in interest-bearing instruments.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of our Common Stock may be sold by the Selling Securityholder under this prospectus.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “SCLX” and “SCLXW,” respectively. Prior to the consummation of the Business Combination, Vickers’s Ordinary Shares, units and warrants were each listed on Nasdaq under the symbols “VCKA,” “VCKAU” and “VCKAW,” respectively. At the Effective Time, without any action on the part of the holder, each Unit then outstanding separated automatically into its component securities, comprised of one share of Common Stock and one-half of one warrant to purchase one share of Common Stock. As of March 6, 2023, there were 313 holders of record of our Common Stock and two holders of record of our Warrants, which amount does not include participants of The Depository Trust Company or beneficial owners holding shares through nominee names.

Dividend Policy

We have never declared or paid any dividend on shares of our Common Stock. We anticipate that we will retain all of our future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our Board. It is the present intention of our Board to retain all earnings, if any, for use in our business operations and, accordingly, our Board does not anticipate declaring any dividend in the foreseeable future. Should we decide in the future to do so, as a holding company, our ability to pay dividends on our capital stock and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries, including Legacy Scilex. Further, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2022, the Equity Incentive Plan and the ESPP were the only compensation plans under which securities of the Company were authorized for future grants. Each of the Equity Incentive Plan and the ESPP were approved by our stockholders. In March 2019, the 2017 Scilex Pharmaceuticals Inc. Equity Incentive Plan (the “Scilex Pharma 2017 Plan”), which was adopted by the board of directors and stockholders of Scilex Pharma on June 26, 2017, as amended and restated on July 5, 2018, terminated in connection with a corporate reorganization that was effected in March 2019. However, the Scilex Pharma 2017 Plan continues to govern awards outstanding thereunder. Additionally, the 2019 Stock Option Plan, which was adopted by the board of directors and stockholders of Legacy Scilex on May 28, 2019 and June 24, 2019, respectively, as amended on December 21, 2020, terminated at the Closing of the Business Combination. However, the 2019 Stock Option Plan continues to govern awards outstanding thereunder. On January 17, 2023, the Compensation Committee adopted the Inducement Plan. The Inducement Plan has not been approved by our stockholders.

The following table provides information as of December 31, 2022 with respect to the Company’s existing and predecessor plans, excluding the Inducement Plan which was adopted after December 31, 2022.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	16,939,379	$1.68	(2)	16,084,983	(3)(4)
Equity compensation plans not approved by stockholders	—	—		—

Total	16,939,379	$1.68	(2)	16,084,983	(3)(4)

(1)	Includes the following plans: the Equity Incentive Plan, the ESPP, the Scilex Pharma 2017 Plan and the 2019 Stock Option Plan.

(2)	Amount is based on the weighted-average exercise price of vested and unvested stock options outstanding under the Scilex Pharma 2017 Plan and the 2019 Stock Option Plan.

(3)

As of December 31, 2022, a total of 14,622,712 shares of our Common Stock were reserved for future issuance pursuant to the Equity Incentive Plan, which number excludes (x) 16,195,178 shares subject to outstanding awards granted under the 2019 Stock Option Plan reflected in column (a) above that, following the effective date of the Equity Incentive Plan return to the Equity Incentive Plan under the circumstances described therein and (y) the 5,653,954 shares that were added to the Equity Incentive Plan as a result of the automatic annual increase on January 1, 2023. The Equity Incentive Plan provides that the number of shares of our Common Stock reserved and available for issuance under the Equity Incentive Plan will automatically increase on January 1 of each year for a period of ten years, beginning on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (A) 4% of the total number of shares of our Common Stock outstanding on December 31 of the immediately preceding year, (B) 7,311,356 shares of our Common Stock (subject to the adjustment for recapitalizations, stock splits, stock dividends and similar transactions), and (C) such number of shares of our Common Stock determined by our Board or our Compensation Committee prior to January 1 of a given year. All of the foregoing share numbers are subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Shares subject to awards granted under the Equity Incentive Plan that expire or terminate without being exercised in full will not reduce the number of shares available for issuance under the Equity Incentive Plan. The settlement of any portion of an award in cash will not reduce the number of shares available for issuance under the Equity Incentive Plan. Shares of our Common Stock withheld under an award to satisfy the exercise, strike or purchase price of an award or to satisfy a tax withholding obligation will not reduce the number of shares available for issuance under the Equity Incentive Plan. With respect to a stock appreciation right, only shares of our Common Stock that are issued upon settlement of the stock appreciation right will count towards reducing the number of shares available for issuance under the Equity Incentive Plan. If any shares of our Common Stock issued pursuant to an award are forfeited back to or repurchased or reacquired by us (i) because of a failure to meet a contingency or condition required for the vesting of such shares; (ii) to satisfy the exercise, strike or purchase price of an award; or (iii) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the Equity Incentive Plan. The Company no longer makes grants under the Scilex Pharma 2017 Plan or the 2019 Stock Option Plan.

(4)

As of December 31, 2022, a total of 1,462,271 shares of our Common Stock have been reserved for issuance pursuant to the ESPP, which number excludes the 1,413,488 shares that were added to the ESPP as a result of the automatic annual increase on January 1, 2023. The ESPP provides that the number of shares of our Common Stock reserved and available for issuance under the ESPP will automatically increase on January 1 of each year for a period of up to ten years, commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (A) 1% of the total number of shares of our Common Stock outstanding on December 31 of the immediately preceding calendar year; (B) 1,827,839 shares of our Common Stock (subject to the adjustment for recapitalizations, stock splits, stock dividends and similar transactions); and (C) such number of shares of our Common Stock determined by our Board or our Compensation Committee prior to January 1 of a given year, provided however, that our Board may act prior to January 1 of a given calendar year to provide that there will be no increase for such calendar year or the increase for such year will be a lesser number of shares than the amount set forth in clauses (A) to (C) above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the consolidated financial statements and related notes thereto included elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from these forward-looking statements as a result of certain factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, including those set forth in the sections of this prospectus titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid management products for the treatment of acute and chronic pain. We believe that our innovative non-opioid product portfolio has the potential to provide effective pain management therapies that can have a transformative impact on patients’ lives. We target indications with high unmet needs and large market opportunities with non-opioid therapies for the treatment of patients with acute and chronic pain and are dedicated to advancing and improving patient outcomes. We launched our first commercial product in October 2018 and are developing our late-stage pipeline. Our commercial product, ZTlido is a prescription lidocaine topical product approved by the FDA for the relief of neuropathic pain associated with PHN, which is a form of post-shingles nerve pain. ZTlido possesses novel delivery and adhesion technology designed to address many of the limitations of current prescription lidocaine patches by providing significantly improved adhesion and continuous pain relief throughout the 12-hour administration period. We market ZTlido through a dedicated sales force of 60-70 sales representatives, targeting 10,000 primary care physicians, pain specialists, neurologists and palliative care physicians who we believe treat the majority of PHN patients. We in-licensed the exclusive right to commercialize GLOPERBA (colchicine USP) oral solution, an FDA-approved prophylactic treatment for painful gout flares in adults, in the U.S. We are planning to commercialize GLOPERBA in 2023 and believe we are well-positioned to market and distribute the product.

Our development pipeline consists of three product candidates, (i) SP-102 (“SEMDEXA”) (10 mg, dexamethasone sodium phosphate viscous gel), a Phase 3, novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica, (ii) SP-103 (lidocaine topical system) 5.4%, a Phase 2, next-generation, triple-strength formulation of ZTlido, for the treatment of acute LBP, and (iii) SP-104 (4.5 mg, low-dose naltrexone hydrochloride delayed-release capsules), a novel low-dose delayed-release naltrexone hydrochloride formulation for treatment of fibromyalgia, for which Phase 1 trials were completed in the second quarter of 2022 and a Phase 2 clinical trial is expected to commence in 2023. SEMDEXA has been granted fast track designation by the FDA and, if approved, could become the first FDA-approved alternative to off-label ESIs, which are administered over 12 million times annually in the United States. Top-line results from the completed Phase 3 study have been received in November 2021 and reflected achievement of primary and secondary endpoints. SP-103 has also been granted fast track designation by the FDA and, if approved, could become the first FDA-approved lidocaine topical product for the treatment of acute LBP. SP-103 is a triple-strength lidocaine topical system designed to deliver a dose of lidocaine threefold higher than any lidocaine topical product that we are aware of, either approved or in development. We are examining SP-103 as a treatment for acute LBP, a condition with high unmet need which, as of 2019, affected over 22 million patients in the United States. According to the CDC in 2020, LBP was the most common type of pain reported by patients, with 25% of U.S. adults reporting LBP in the prior 3 months. We initiated a Phase 2 trial of SP-103 in acute LBP in the second quarter of our fiscal year 2022.

We currently contract with third parties for the manufacture, assembly, testing, packaging, storage and distribution of our product. We obtain our commercial supply of ZTlido, clinical supply of our product candidates and certain of the raw materials used in our product candidates from sole or single source suppliers and manufacturers. Prior to April 2022, we relied on a single third-party logistics distribution provider, Cardinal Health, for ZTlido distribution in the United States. Cardinal Health purchased and shipped ZTlido to customer wholesale distribution centers. Cardinal Health also performed order management services on our behalf. On April 2, 2022, we announced the expansion of our direct distribution network to national and regional wholesalers and pharmacies. Cardinal Health will continue to provide traditional third-party logistics functions for us.

Since our inception, we have invested substantial efforts and financial resources on acquiring product and technology rights while building our intellectual property portfolio and infrastructure. We acquired Semnur and its lead product candidate, SEMDEXA, in the first quarter of 2019, and we intend to continue to explore and evaluate additional opportunities such as these to grow our business. We have incurred significant operating losses as a result of such investment efforts, including the development of SEMDEXA, conducting of Phase 3 trials for SEMDEXA, and the development of SP-103. Our ability to generate revenue sufficient to achieve profitability will depend on the successful commercialization of our product, ZTlido, and the development of our product candidates. For the years ended December 31, 2022, 2021, and 2020, we had a net loss of $23.4 million and $88.4 million, and $47.5 million respectively. As of December 31, 2022, we had an accumulated deficit of approximately $375.9 million. As of December 31, 2022, we had cash and cash equivalents of approximately $2.2 million.

We expect to continue to make investments in our sales and marketing organization and expand digital marketing efforts to broaden awareness of ZTlido and GLOPERBA and in research and development, clinical trials and regulatory affairs to develop our product candidates, SEMDEXA, SP-103, and SP-104 (acquired from Sorrento in May 2022). As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until we can generate significant revenue, if ever, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, government contracts or other strategic transactions. We may be unable to raise additional funds or enter into such agreements or arrangements when needed on favorable terms, or at all. If adequate funds on acceptable terms are not available when needed, we may be required to reduce the scope of the commercialization of ZTlido and GLOPERBA or delay, scale back or discontinue the development of one or more of our product candidates.

Business Combination

On November 10, 2022, we consummated the previously announced Business Combination pursuant to the Agreement and Plan of Merger, dated as of March 17, 2022 (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated September 12, 2022, together, the “Merger Agreement”), by and among Vickers, Vantage Merger Sub Inc. (“Merger Sub”), a wholly owned subsidiary of Vickers and Legacy Scilex. Pursuant to the terms of the Merger Agreement, a business combination (herein referred to as the “Business Combination” or “reverse recapitalization” for accounting purposes) between Vickers and Legacy Scilex was effected through the merger of Merger Sub with and into Legacy Scilex with Legacy Scilex surviving the merger as Vickers’s wholly owned subsidiary. In connection with the Business Combination, Vickers changed its name from Vickers Vantage Corp. I to Scilex Holding Company.

As a result of the Business Combination, New Scilex (as defined below) received net proceeds of approximately $3.4 million. Additionally, all existing related party indebtedness and payables between Legacy Scilex, Scilex Pharmaceuticals Inc. (“Scilex Pharma”), and Sorrento, totaling $290.6 million, was converted into equity interests in New Scilex in connection with the consummation of the Business Combination and pursuant to the terms of the Contribution and Satisfaction of Indebtedness Agreement, dated as of September 12, 2022, by and among Sorrento, Legacy Scilex and Scilex Pharma (the “Debt Exchange Agreement”) (see Note 12 titled “Related Party Transactions” to our consolidated financial statements included elsewhere in this prospectus for additional information). The Company operates as “Scilex Holding Company” and was listed on the Nasdaq Capital Market under the new ticker symbol “SCLX” on November 11, 2022. Scilex Holding Company following the completion of the Business Combination is sometimes referred to herein as “New Scilex”.

The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Vickers was treated as the “acquired” company for accounting purposes and the Business Combination was treated as the equivalent of Legacy Scilex issuing stock for the net assets of Vickers, accompanied by a recapitalization. The net assets of Vickers are stated at historical cost, with no goodwill or other intangible assets recorded.

Recent Developments

February 2023 Preliminary Unaudited Financial Results

On March 1, 2023, we filed a Current Report on Form 8-K providing certain preliminary unaudited financial results for the one month ended February 28, 2023, and as of February 28, 2023, based on then currently available information. Our independent auditor has not reviewed or audited these preliminary estimated financial results. Our actual results may differ materially from these preliminary financial results, and may be outside the estimated ranges. This preliminary financial data has been prepared by and is the responsibility of the Company. We have not fully completed our review of these preliminary financial results for the one month ended February 28, 2023, and as of February 28, 2023.

In such Current Report on Form 8-K, we estimated that: ZTlido gross sales for February 2023 were in the range of $8.6 million to $8.8 million, compared to $5.1 million in February 2022, representing growth in the range of 68% to 72%; year-to-date February 2023 gross sales were in the range of $16.7 million to $17.3 million, compared to $10.3 million for year-to-date February 2022, representing growth in the range of 62% to 68%; net sales for February 2023 were in the range of $3.3 million to $3.5 million, compared to net sales of $2.0 million in February 2022, representing growth in the range of 65% to 75%; year-to-date February 2023 net sales were in the range of $6.6 million to $7.0 million, compared to $4.1 million for year-to-date February 2022, representing growth in the range of 61% to 70%. Historically, sales for ZTlido are low during the first quarter of the year due to deductibles with managed healthcare plans.

Elyxyb License

On February 12, 2023, we acquired from BioDelivery Sciences International, Inc. (“BSDI”) and Collegium Pharmaceutical, Inc. (“Collegium”, and together with BDSI, the “Collegium Sellers”) the rights to certain patents, trademarks, regulatory approvals, data, contracts, and other rights related to ELYXYBTM (celecoxib oral solution) (the “Product”) and its commercialization in the United States and Canada (the “Territory”).

As consideration for the acquisition, the Company assumed various rights and obligations under that certain asset purchase agreement, dated August 3, 2021 (the “DRL APA”), between BDSI and Dr. Reddy’s Laboratories Limited, a company incorporated under the laws of India (“DRL”), including a license from DRL including an irrevocable, royalty-free, exclusive license to know-how and patents of DRL related to the Product and necessary or used to exploit the Product in the Territory. Additionally, under the Purchase Agreement, the Collegium Sellers granted the Company an irrevocable, royalty-free, exclusive license to know-how related to the Product and necessary or used to exploit the Product in the Territory. No cash consideration was or will be payable to the Collegium Sellers for such acquisition; however, the obligations under the DRL APA that were assumed by the Company include obligations to pay royalties to DRL for sales of the Product in the Territory for all indications and additional amounts if certain milestones are achieved.

B. Riley Purchase Agreement

On January 8, 2023, we entered into the B. Riley Purchase Agreement with a wholly-owned subsidiary of B. Riley Principal Investments, LLC (“B. Riley”).

Pursuant to the B. Riley Purchase Agreement, we have the right, but not the obligation, to sell to B. Riley up to $500,000,000 of shares of Common Stock, from time to time at our sole and absolute discretion (each such sale, a “B. Riley Advance”) at any time during the 36 months following the date on which the registration statement of which this prospectus forms a part was initially declared effective by the SEC, subject to the terms of the B. Riley Purchase Agreement. To request a B. Riley Advance, we would submit an advance notice to B. Riley (each, a “B. Riley Advance Notice”) specifying the number of shares we intend to sell to B. Riley. This registration statement on Form S-1 (File No. 333-269205) related to the B. Riley Purchase Agreement was initially filed with the SEC on January 12, 2023 and was initially declared effective by the SEC on January 20, 2023.

The shares of Common Stock, if any, that we elect to sell to B. Riley pursuant to a B. Riley Advance will be purchased at a price equal to 98% of the VWAP (as defined below) during the period (such period, the “B. Riley Pricing Period”) beginning at 9:30:01 a.m., New York City time, on the date of purchase of shares of Common Stock (the “B. Riley Advance Shares”) or such later time publicly announced as the official open of the primary (or “regular”) trading session on Nasdaq on such purchase date (the “Purchase Commencement Time”) and ending at the earliest of (i) 3:59 p.m., New York City Time, on the purchase date or such earlier time publicly announced as the official close of the primary (or “regular”) trading session on Nasdaq on such purchase date, (ii) immediately at such time following the Purchase Commencement Time for such purchase that the total number (or volume) of shares of Common Stock traded on Nasdaq during such period has exceeded the Advance Share Volume Maximum (as defined below) for such purchase and (iii) if we so elect in the applicable B. Riley Advance Notice for such B. Riley Advance (such election, a “Limit Order Discontinue Election”), such time the sale price of the shares of Common Stock traded on the Nasdaq Capital Market during such B. Riley Pricing Period is less than the applicable minimum price threshold determined in accordance with the B. Riley Purchase Agreement. “VWAP” means, for the Common Stock for a specified period, the dollar volume-weighted average price of the Common Stock on the Nasdaq Capital Market for such period as reported by Bloomberg through its “AOR” function, subject to certain exceptions, qualifications and limitations. “Advance Share Volume Maximum” means, with respect to a B. Riley Advance, if such B. Riley Advance is designated in the B. Riley Advance Notice as a (i) purchase-Type A, a number of shares of Common Stock that is equal to the quotient obtained by dividing (a) the B. Riley Advance Share amount to be purchased by B. Riley, by (b) 0.10, or (ii) purchase-Type B, a number of shares of Common Stock that is equal to the quotient obtained by dividing (a) the B. Riley Advance Share amount to be purchased by B. Riley, by (b) 0.25 (in each case, subject to certain adjustments). We may also specify a certain minimum acceptable price per share in each B. Riley Advance.

While there is no mandatory minimum amount for any B. Riley Advance, subject to the terms and conditions of the B. Riley Purchase Agreement, a B. Riley Advance may be for a number of shares of Common Stock not to exceed (i) with respect to a B. Riley Advance, purchase-Type A, such number of shares of Common Stock that is equal to the lesser of: (a) 1,000,000, and (b) the product of (1) 0.10, multiplied by (2) the total number (or volume) of shares of Common Stock traded on the Nasdaq Capital Market during the B. Riley Pricing Period for such purchase-Type A, and (ii) with respect to a B. Riley Advance, purchase-Type B, such number of shares of Common Stock that is equal to the lesser of: (a) 1,000,000 and (b) the product of (1) 0.25, multiplied by (2) the total number (or volume) of shares of Common Stock traded on the Nasdaq Capital Market during the B. Riley Pricing Period for such purchase-Type B.

The B. Riley Purchase Agreement also provides that we have the right, but not the obligation, to sell to B. Riley, from time to time subject to certain limitations, at our sole and absolute discretion an additional B. Riley Advance Notice (each, a “B. Riley Additional Advance”). To request an additional purchase, we would submit an additional B. Riley Advance Notice to B. Riley specifying the number of shares we intend to sell to B. Riley. The purpose of the B. Riley Additional Advance is to allow us to execute more than one advance request on a purchase date with B. Riley as each prior advance has been completed under the terms of the B. Riley Purchase Agreement. Each B. Riley Additional Advance is generally subject to terms and conditions consistent with those of a B. Riley Advance, except for, among other things, the time period of the pricing period for such B. Riley Additional Advance.

We may also specify a certain minimum acceptable price per share in each B. Riley Advance or B. Riley Additional Advance. In no event is B. Riley obligated to purchase any shares that would result in it owning more than 4.99% of the then-outstanding voting power or number of shares of Common Stock. Moreover, under the applicable Nasdaq Listing Rules, in no event will we issue to B. Riley shares that, in the aggregate, would exceed the 19.9% B. Riley Exchange Cap, unless we have received stockholder approval for such issuance or such issuance is otherwise permitted by applicable Nasdaq Listing Rules.

B. Riley’s obligation to purchase shares of Common Stock pursuant to the B. Riley Purchase Agreement is subject to a number of conditions, including that a registration statement be filed with the SEC registering the resale of the B. Riley Commitment Shares and the shares to be issued pursuant to any B. Riley Advance or B. Riley Additional Advance under the Securities Act, and that the registration statement is declared effective by the SEC. As consideration for B. Riley’s commitment to purchase shares of Common Stock at our direction upon the terms and subject to the conditions set forth in the B. Riley Purchase Agreement, we issued to B. Riley 250,000 shares of Common Stock. Subsequent to the execution of the B. Riley Purchase Agreement on January 8, 2023 and through March 3, 2023, the last date on which we sold shares of Common Stock pursuant to the B. Riley Purchase Agreement (prior to the filing of the post-effective amendment to the registration statement of which this prospectus forms a part), the Company sold an aggregate of 127,241 shares of Common Stock pursuant to the B. Riley Purchase Agreement for aggregate net proceeds to the Company of approximately $1.0 million.

Yorkville Purchase Agreement

On November 17, 2022, we entered into that certain Standby Equity Purchase Agreement (the “Original Purchase Agreement”) with YA II, PN LTD (“Yorkville”). Yorkville is a fund managed by Yorkville Advisors Global, LP, headquartered in Mountainside, New Jersey. On February 8, 2023, we entered into an Amended and Restated Standby Equity Purchase Agreement with Yorkville (the “A&R Yorkville Purchase Agreement”), amending, restating and superseding the Original Purchase Agreement.

Pursuant to the A&R Yorkville Purchase Agreement, we have the right, but not the obligation, to sell to Yorkville up to $500,000,000 of shares of Common Stock, from time to time at our sole and absolute discretion (each such sale, a “Yorkville Advance”) by delivering written notice to Yorkville (each, a “Yorkville Advance Notice”) until the first day of the month following the 36-month anniversary of the date on which the Yorkville Registration Statement (as defined below) was initially declared effective by the SEC. Pursuant to the terms of the Original Purchase Agreement, we initially filed a registration statement on Form S-1 (File No. 333-268607) (as it may be amended or supplemented from time to time, the “Yorkville Registration Statement”) related to the Original Purchase Agreement with the SEC on November 30, 2022 (following the execution of the Original Purchase Agreement). The Yorkville Registration Statement was initially declared effective by the SEC on December 9, 2022.

The shares of Common Stock purchased pursuant to a Yorkville Advance will be purchased at a price equal to 98% of the VWAP (as defined below) during the applicable pricing period (each, a “Yorkville Pricing Period”) for such Yorkville Advance, which shall be the period commencing upon receipt by Yorkville of the Yorkville Advance Notice (or the open of regular trading hours, if later) and ending on 4:00 p.m. on the same day. “VWAP” means, for a specified period, the volume weighted average price of the Common Stock on the Nasdaq Capital Market for such period as reported by Bloomberg L.P. through its “AQR” function.

Each Yorkville Advance may be for a number of shares of Common Stock not to exceed 200% of the average of the daily trading volume of the Common Stock on the Nasdaq Capital Market during regular trading hours as reported by Bloomberg L.P. during the five trading days immediately preceding the date of the Yorkville Advance Notice.

Yorkville’s purchase of shares of Common Stock under the A&R Yorkville Purchase Agreement would be subject to certain limitations, including that Yorkville may not purchase shares that would result in it (together with its affiliates) owning more than 4.99% of the outstanding voting power or number of shares of Common Stock after such purchase or that would result in it owning more than 19.9% of the Company’s aggregate amount of Common Stock issued and outstanding as of the date of the Original Purchase Agreement (the “Yorkville Exchange Cap”). The Yorkville Exchange Cap will not apply under certain circumstances, including if the average price of all applicable sales of Common Stock under the A&R Yorkville Purchase Agreement equals or exceeds a certain minimum price.

We previously paid Yorkville a structuring fee of $10,000 and issued 250,000 shares of Common Stock to Yorkville as a commitment fee pursuant to the Original Purchase Agreement (the “Yorkville Commitment Shares”).

Yorkville’s obligation to purchase shares of Common Stock pursuant to the A&R Yorkville Purchase Agreement is subject to a number of conditions, including that a registration statement be filed with the SEC registering the resale of the Yorkville Commitment Shares and the shares to be issued pursuant to any Yorkville Advance under the Securities Act, and that such registration statement is declared effective by the SEC. Pursuant to the terms of the Original Purchase Agreement, the Company previously filed the Yorkville Registration Statement with the SEC on November 30, 2022, which was initially declared effective by the SEC on December 9, 2022. During the year ended December 31, 2022, no Yorkville Advances were requested or completed under the A&R Yorkville Purchase Agreement. Subsequent to December 31, 2022, the Company sold 85,000 shares of Common Stock pursuant to the A&R Yorkville Purchase Agreement for aggregate net proceeds to the Company of approximately $0.6 million on February 16, 2023.

Impact of COVID-19 on Our Business

We are closely monitoring the COVID-19 pandemic and its potential impact on our business. In an effort to protect the health and safety of our employees, we took proactive action from the earliest signs of the outbreak, including implementing social distancing policies at our facilities, facilitating remote working arrangements and imposing employee travel restrictions. The extent to which COVID-19 may impact our business, clinical trials and sales of ZTlido will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

Comparability of Our Results and Our Relationship with Sorrento

We currently operate as a majority-owned subsidiary of Sorrento. As a result, our consolidated financial statements may not be reflective of what our results of operations would have been had we been a stand-alone public company and no longer a majority-owned subsidiary of Sorrento. In particular, certain legal, finance, human resources and other functions have historically been provided to us by Sorrento at cost plus an agreed-upon markup. We expect that Sorrento may continue to provide us with some of the services related to these functions on a transitional basis in exchange for agreed-upon fees, and we expect to incur other costs to replace the services and resources that will not be provided by Sorrento. We will also incur additional costs as a stand-alone public company. As a stand-alone public company, our total costs related to certain support functions may differ from the costs that were historically allocated to us from Sorrento. In addition, in the future, we expect to incur internal costs to implement certain new systems, including infrastructure and an enterprise resource planning system, while our legacy systems are currently being fully supported by Sorrento.

Sorrento Chapter 11 Filing

On February 13, 2023, Sorrento, together with its wholly-owned direct subsidiary, Scintilla Pharmaceuticals, Inc., commenced voluntary proceedings under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. While the Company is majority-owned by Sorrento, the Company is not a debtor in Sorrento’s voluntary Chapter 11 filing. As of December 31, 2022, the Company had a $1.8 million related party receivable from Sorrento related to certain invoices paid on behalf of Sorrento, which was fully reserved. The Company will evaluate the collectability of this receivable on a quarterly basis going forward.

Components of Our Results of Operations

Net Revenue

Net revenue consists solely of product sales of ZTlido in the United States. For product sales of ZTlido, we record gross-to-net sales adjustments for government and commercial rebates, chargebacks, wholesaler and distributor fees, sales returns, special marketing programs, and prompt payment discounts. We expect that any net revenue we generate will fluctuate from year to year as a result of the unpredictability of the demand for our product.

Operating Costs and Expenses

Cost of Revenue

Cost of revenue consists of the cost of purchasing ZTlido from our manufacturing partners, inventory write-downs related to expiration dates for on-hand inventory, cost of shipments, and royalty payments to our manufacturers. We expect the cost of revenue to fluctuate with related sales revenue.

Research and Development.

Research and development expenses are expensed when incurred and consist primarily of costs incurred for our research activities, including the development of our product candidates, and include:

•	costs related to clinical trials;

•	salaries, benefits and other related costs, including stock-based compensation expense for personnel engaged in research and development functions; and

•	costs related to outside consultants.

We expect our research and development expenses to increase, as we will incur incremental expenses associated with our product candidates that are currently under development and in clinical trials. Product candidates in later stages of clinical development generally have higher development costs, primarily due to the increased size and duration of later-stage clinical trials. Accordingly, we expect to incur significant research and development expenses in connection with our Phase 3 clinical trial for SEMDEXA, our ongoing Phase 2 clinical trials for SP-103, and initiation of Phase 2 trials for SP-104.

Selling, General and Administrative

Selling, general and administrative expenses consist primarily of costs related to our contract sales force, salaries and other related costs, including stock-based compensation, for personnel in our executive, marketing, finance, corporate and business development and administrative functions. Selling, general and administrative expenses also include professional fees for legal, patent, accounting, auditing, tax and consulting services, travel expenses and facility-related expenses, which include direct depreciation costs and allocated expenses from Sorrento for rent and maintenance of facilities and other operating costs.

We expect that our selling, general and administrative expenses will vary year over year in the future as we adapt our commercial strategies to changes in the business environment. We also expect to incur increased expenses as a result of the Business Combination and operating as a public company, including expenses related to compliance with the rules and regulations of the SEC, and listing standards applicable to companies listed on a national securities exchange, additional insurance expenses, investor relations activities and other administrative and professional services. We also expect to adjust the size of our administrative, finance and legal functions to adapt to the changes above and the anticipated growth of our business.

Intangible Amortization Expense

Intangible amortization expense consists of the amortization expense of intangible assets recognized on a straight-line basis over the estimated useful lives of the assets. Our intangible assets, excluding goodwill, are composed of patent rights, acquired technology, acquired licenses, and assembled workforce.

Other Expense

(Gain) Loss on Derivative Liability

(Gain) loss on derivative liability consists of the changes to fair value of derivative liabilities between reporting periods relating to certain embedded derivative features within the Scilex Pharma Notes, and is recorded as other income or expense. See Note 7 titled “Debt” and Note 12 titled “Related Party Transactions” to our consolidated financial statements appearing elsewhere in this prospectus for a description of the Scilex Pharma Notes. Gain on derivative liability also included the remeasurement of the warrant derivative liability. See Note 4 titled “Fair Value Measurements” to our consolidated financial statements appearing elsewhere in the prospectus.

(Gain) Loss on Debt Extinguishment, Net

(Gain) loss on debt extinguishment, net consists of gains earned or losses incurred as a result of exercising our optional prepayment rights, which are treated as partial extinguishments, and the Early Paydown Provision, which is treated as a debt extinguishment, under the Scilex Pharma Notes, offset, for the year ended December 31, 2021, by a gain on debt extinguishment as a result of the forgiveness of the loan in the amount of $1.6 million received from Bank of America in May 2020 pursuant to the Paycheck Protection Program of the CARES Act (the “PPP Loan”).

Interest Expense

Interest expense consists of interest related to the Scilex Pharma Notes and related party note payables to Sorrento.

Loss (gain) on Foreign Currency Exchange

Loss (gain) on foreign currency exchange relates to foreign exchange losses on payments made to our foreign supplier, Itochu Chemical Frontier Corporation (“Itochu”), a manufacturer and supplier of lidocaine tape products, including ZTlido and SP-103.

Results of Operations

The following tables summarize our results of operations for the years ended December 31, 2022 and 2021 (in thousands):

	Year Ended December 31,
(in thousands, except for per share amounts)	2022	2021
Statements of Operations Data:
Net revenue	$38,034	$31,317
Operating costs and expenses:
Cost of revenue	10,797	3,634
Research and development	9,054	9,201
Selling, general and administrative	64,895	50,582
Intangible amortization	3,922	3,738

Total operating costs and expenses	88,668	67,155

Loss from operations	(50,634)	(35,838)
Other (income) expense:
(Gain) loss on derivative liability	(8,310)	300
(Gain) loss on debt extinguishment, net	(28,634)	12,463
Scilex Pharma Notes principal increase	—	28,000
Interest expense	9,604	11,764
(Loss) gain on foreign currency exchange	66	54

Total other (income) expense	(27,274)	52,581

Loss before income taxes	(23,360)	(88,419)
Income tax expense (benefit)	4	5

Net loss	$(23,364)	$(88,424)

Net loss per share — basic and diluted	$(0.17)	$(0.67)
Weighted average number of shares during the period — basic and diluted	134,226	132,858

For financial information and discussions pertaining to the year ended December 31, 2020, refer to the initial filing of the registration statement on Form S-1 (File No. 333-269205) of which this prospectus forms a part, which was initially filed on January 12, 2023 and initially declared effective by the SEC on January 20, 2023.

Comparison of Years Ended December 31, 2022 and 2021

Net Revenue

Net revenue for the years ended December 31, 2022 and 2021 was $38.0 million and $31.3 million, respectively. The increase of $6.7 million was driven by the increased volume of gross product sales of ZTlido by approximately 50% offset by increase in rebates.

Cost of Revenue

Cost of revenue for the years ended December 31, 2022 and 2021 was $10.8 million and $3.6 million, respectively, and relates to product sales. The increase of $7.2 million was primarily due to an approximately 50% increase in gross revenue for the years ended December 31, 2022 compared to the year ended December 31, 2021, royalty expense of $4.5 million beginning in the second quarter of 2022, and the sale of $0.5 million of fully reserved inventory in May 2021.

Research and Development Expenses

The following table summarizes research and development expenses by project for the years ended December 31, 2022 and 2021 (in thousands):

	Year Ended December 31,
	2022	2021	Increase (Decrease)
SP-102
Contracted R&D	$1,488	$5,952	$(4,464)
Personnel	250	555	(305)
Other	82	—	82

Total SP-102	1,820	6,507	(4,687)

SP-103
Contracted R&D	4,739	1,816	2,923
Personnel	596	878	(282)
Other	1,147	—	1,147

Total SP-103	6,482	2,694	3,788

SP-104
Contracted R&D	388	—	388
Other	163	—	—

Total SP-104	551	—	388

GLOPERBA
Contracted R&D	103	—	103
Other	98	—	98

Total GLOPERBA	201	—	201

Total Research and Development Expenses	$9,054	$9,201	$(310)

Research and development expenses for the years ended December 31, 2022 and 2021 were $9.1 million and $9.2 million, respectively. The $0.1 million decrease was primarily attributed to the phasing out of the Phase 3 SP-102 trial in 2022, and was partially offset by the clinical trial costs of Phase 2 SP-103 in 2022, the Phase 1 SP-104 study in the first two quarters of 2022, and the development costs for GLOPERBA in the last quarter of 2022.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the years ended December 31, 2022 and 2021 were $64.9million and $50.6 million, respectively. The increase of approximately $14.3 million was primarily due to a $7.5 million increase in legal expenses related to the ZTlido patent infringement in which the Company was the plaintiff, $1.1 million increase in travel and entertainment expenses, $3.1 million increase in consulting expenses, $2.1 million increase in insurance expense related to a directors and officers (D&O) insurance policy incurred after the Business Combination, $0.6 million increase in personnel expense, and a $1.8 million increase related to a related party receivable reserve, offset by a $0.4 million decrease in contracted services, $1.2 million decrease in marketing expense, and a $0.3 million decrease in other expenses.

Intangible Amortization Expense

Intangible amortization expense for each of the years ended December 31, 2022 and 2021 was $3.9 million and $3.7 million, respectively. The increase of $0.2 million is related to the amortization of acquired licenses for the exclusive license of GLOPERBA.

(Gain) Loss on Derivative Liability

(Gain) loss on derivative liability for the years ended December 31, 2022 and 2021 was $(8.3) million and $0.3 million, respectively. The gain and loss recognized during the years ended December 31, 2022 and 2021, respectively, was attributed to changes in the fair value of our derivative liability pertaining to the Scilex Pharma Notes due to revised sales forecasts and the derivative warrant liability associated with the Private Warrants assumed in the Business Combination.

(Gain) Loss on Debt Extinguishment, Net

(Gain) loss on debt extinguishment, net for the years ended December 31, 2022 and 2021 was $(28.6) million and $12.5 million, respectively. The gain and loss incurred during the years ended December 31, 2022 and 2021, respectively, was attributed to Scilex Pharma’s repurchase of the Scilex Pharma Notes of $20.0 million and $41.4 million in February 2022 and June 2022, respectively, as well as the Early Paydown Provision of $39.7 million in September 2022 (see Note 7 titled “Debt” to our consolidated financial statements included elsewhere in this prospectus for additional information) and $20.0 million in each of February 2021 and April 2021.

Interest Expense

Interest expense for the years ended December 31, 2022 and 2021 was $9.6 million and $11.8 million, respectively. The decrease recognized during the years ended December 31, 2022 and 2021, respectively, was attributed to the payment of Scilex Pharma Notes in September 2022 and the conversion of related party notes payable with Sorrento that was outstanding as of the closing of the Business Combination into shares of Preferred Stock and Common Stock pursuant to the Debt Exchange Agreement.

Income Tax Expense

Income tax expense for the years ended December 31, 2022 and 2021 was $4 thousand and $5 thousand, respectively. The lower income tax expense during the year ended December 31, 2022 was primarily due to an increase in share-based compensation tax benefits.

Liquidity and Capital Resources

As of December 31, 2022, we had cash and cash equivalents of approximately $2.2 million. In connection with the completion of the Business Combination, we received approximately $3.4 million from the balance of the Vickers’s Trust Account (the “Trust Account”).

We have funded our operations primarily through the issuance of the Scilex Pharma Notes, related party notes with Sorrento, and the 2020 revolving credit facility. We also have deferred consideration related to the GLOPERBA license acquired in 2022. The following table summarizes the aggregate indebtedness of these issuances as of December 31, 2022 and December 31, 2021 (in thousands):

	December 31, 2022	December 31, 2021
Scilex Pharma Notes	$—	$101,172
Related Party Notes with Sorrento	—	43,111
2020 Revolving Credit Facility	—	8,815
Deferred Consideration with Romeg	3,650	—

Total indebtedness	$3,650	$153,098

Scilex Pharma Notes

Effective February 14, 2022, Scilex Pharma issued to Sorrento a draw notice under the irrevocable standby letter of credit, issued by Sorrento to Scilex Pharma (the “Letter of Credit”), as required under the terms of the Indenture (as defined below) as a result of actual cumulative net sales of ZTlido from the issue date of the Scilex Pharma Notes (as defined below) through December 31, 2021 being less than a specified sales threshold for such period. As a result of the draw notice being issued, Sorrento paid to Scilex Pharma $35.0 million in a single lump-sum amount as a subordinated loan and Scilex Pharma became subject to a minimum cash requirement of $10.0 million. In February 2022, Scilex Pharma repurchased Scilex Pharma Notes from the holders thereof on a pro rata basis in an aggregate amount equal to $20.0 million.

On June 2, 2022, Sorrento and the Company entered into a Consent Under and Amendment No. 4 with U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”) and collateral agent (the “Agent”), and the beneficial owners of those certain senior secured notes due 2026 issued by Scilex Pharma in September 2018 (the “Scilex Pharma Notes”) listed on the signature pages thereto (the “Holders”), which amended that certain Indenture, dated September 7, 2018, by and among Scilex Pharma, Sorrento, the Trustee and the Agent, as amended (the “Indenture”).

Pursuant to the amendment to the Indenture (1) on June 3, 2022, Scilex Pharma repurchased $41.4 million of the aggregate principal amount of the outstanding Scilex Pharma Notes at 100% of the principal amount thereof, (2) the Holders agreed that Scilex Pharma can repurchase the remaining principal amount of the Scilex Pharma Notes at any time on or before September 30, 2022 for $41.4 million (subject to reduction for any quarterly royalty payments) and upon such repurchase the Holders will forgive and discharge $28.0 million of the aggregate principal amount of the Scilex Pharma Notes, (3) the minimum cash requirement under the Indenture was reduced to $5.0 million in aggregate unrestricted cash equivalents at the end of each calendar month, and (4) the maximum aggregate principal amount of that certain intercompany promissory note issued by Scilex Pharma to Sorrento on October 5, 2018 was increased from up to $25.0 million to up to $50.0 million.

In August 2022, the Company made principal payments towards the outstanding Scilex Pharma Notes totaling $1.7 million. On September 28, 2022, Scilex Pharma repurchased all of the outstanding aggregate principal amount of the Scilex Pharma Notes. As of immediately prior to the repurchase, the aggregate principal amount of the Scilex Pharma Notes was approximately $67.7 million, and Scilex Pharma repurchased the Scilex Pharma Notes for an aggregate cash payment of $39.7 million as the holders of the Scilex Pharma Notes forgave and discharged an aggregate of $28.0 million of principal amount of the Scilex Pharma Notes in connection with the repurchase. See Note 7 titled “Debt” to our consolidated financial statements elsewhere in this prospectus for additional information.

Quarterly principal payments, based on a percentage of projected net sales of ZTlido, optional and contingently accelerated repurchases, and the Early Paydown Provision under the Scilex Pharma Notes since January 1, 2021 are as follows (in thousands):

Three Months Ended,	Principal Payments
March 31, 2021*	$21,267
June 30, 2021*	21,174
September 31, 2021	1,748
December 31, 2021	1,686
March 31, 2022	21,585
June 30, 2022*	42,970
September 30, 2022*	41,444

Total payments since January 1, 2021	$151,874

*	Includes repurchase or Early Paydown Provision during the period (see Note 7 titled “Debt” to our consolidated financial statements elsewhere in this prospectus).

Deferred Consideration

We have $3.7 million of deferred consideration related to minimum royalty payments that were included in the initial measurement of consideration transferred for the GLOPERBA license (see Note 3 titled “Acquisitions” to our consolidated financial statements included elsewhere in this prospectus for additional information). Deferred consideration minimum royalty payments begin the first full quarter following June 14, 2023.

Other contractual obligations include the following:

ZTlido Royalties

Scilex Pharma is a party to the Product Development Agreement with the Developers, pursuant to which the Developers will manufacture and supply lidocaine tape products, including the Products, for Scilex Pharma. Pursuant to the Product Development Agreement, Scilex Pharma is required to make aggregate royalty payments between 25% and 35% to the Developers based on net profits. During the year ended December 31, 2022, Scilex Pharma made royalty payments in the amount of $2.3 million. As of December 31, 2022, Scilex Pharma had ending balances of accrued royalty payables of $2.2 million.

In the event that Scilex Pharma is in a net profit position, as defined in the Product Development Agreement, Scilex Pharma will first attempt to make aggregate royalty payments with cash generated from its operations. If these sources are insufficient, Scilex Pharma may seek to raise additional funds through equity offerings, debt financings, collaborations, government contracts or other strategic transactions.

Contingent Consideration

We have $280.0 million, $13.0 million, and $23.0 million in aggregate contingent consideration obligations in connection with the SEMDEXA, GLOPERBA, and SP-104 acquisitions (see Note 3 titled “Acquisitions” to our consolidated financial statements included elsewhere in this prospectus for additional information), respectively, that are contingent upon achieving certain specified milestones or the occurrence of certain events. Contingent consideration obligations are comprised of regulatory milestones and additional payments that will be due upon the achievement of certain amounts of net sales (see Note 3 titled “Acquisitions” to our consolidated financial statements included elsewhere in this prospectus for additional information).

Standby Equity Purchase Agreements

On February 8, 2023, we entered into the A&R Yorkville Purchase Agreement with Yorkville, whereby we have the right, but not the obligation, to sell to Yorkville up to $500.0 million of shares of Common Stock at our request during the 36 months following the date on which the initial registration statement filed with respect to the shares of Common Stock issuable pursuant thereto has been declared effective by the SEC, subject to the terms therein. The registration statement filed with the SEC in connection with the Original Purchase Agreement was initially declared effective by the SEC on December 9, 2022 and we are now able to offer and sell shares of our Common Stock under that agreement, subject to the limitations set forth therein.

On January 8, 2023, we entered into the B. Riley Purchase Agreement with B. Riley, whereby we have the right, but not the obligation, to sell to B. Riley up to $500.0 million of shares of Common Stock at our request during the 36 months following the date on which the initial registration statement filed with respect to the shares of Common Stock issuable pursuant thereto has been declared effective by the SEC, subject to the terms therein. The registration statement filed with the SEC in connection with the B. Riley Purchase Agreement was initially declared effective by the SEC on January 20, 2023 and we are now able to offer and sell shares of our Common Stock under that agreement, subject to the limitations set forth therein.

Future Liquidity Needs

We have based our anticipated operating capital requirements on assumptions that may prove to be incorrect and we may use all our available capital resources sooner than we expect. The amount and timing of our future funding requirements will depend on many factors, some of which are outside of our control, including but not limited to:

•	the costs and expenses associated with our ongoing commercialization efforts for ZTlido and GLOPERBA;

•	the degree of success we experience in commercializing ZTlido and GLOPERBA;

•	the revenue generated by sales of ZTlido, GLOPERBA, and other products that may be approved, if any;

•	the scope, progress, results and costs of conducting studies and clinical trials for our product candidates, SEMDEXA, SP-103, and SP-104;

•	the timing of, and the costs involved in, obtaining regulatory approvals for our product candidates;

•	the costs of manufacturing ZTlido, GLOPERBA and our product candidates;

•	the timing and amount of any milestone, royalty or other payments we are required to make pursuant to any current or future collaboration or license agreements;

•

our ability to maintain existing, and establish new, strategic collaborations, licensing or other arrangements and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;

•	the extent to which ZTlido, GLOPERBA, or any of our product candidates, if approved for commercialization, is adopted by the physician community;

•	our need to expand our research and development activities;

•	the costs of acquiring, licensing or investing in businesses, product candidates and technologies;

•	the effect of competing products and product candidates and other market developments;

•	the number and types of future products we develop and commercialize;

•	any product liability or other lawsuits related to our products;

•	the expenses needed to attract, hire and retain skilled personnel;

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems;

•	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; and

•	the extent and scope of our general and administrative expenses.

Should our sales of ZTlido, GLOPERBA and other product candidates not materialize at the anticipated rate contemplated in our business plan, we will need to raise additional capital in order to continue to fund our research and development, including our plans for clinical and preclinical trials and new product development, as well as to fund operations generally. We will seek to raise additional funds through various potential sources, such as equity and debt financings and license agreements. As discussed above, following the completion of the Business Combination, we entered into the A&R Yorkville Purchase Agreement and the B. Riley Purchase Agreement. The registration statements filed with the SEC in connection with the Original Purchase Agreement and the B. Riley Purchase Agreement were initially declared effective by the SEC on December 9, 2022 and January 20, 2023, respectively, and we are now able to offer and sell shares of our Common Stock under both agreements (subject to the limitations set forth therein), which will provide us with an additional source of liquidity.

In addition to the liquidity provided by revenue generating products, Yorkville Advances under the A&R Yorkville Purchase Agreement and B. Riley Advances and B. Riley Additional Advances under the B. Riley Purchase Agreement, we will receive up to an aggregate of approximately $126.5 million from the exercise of the Warrants (at an exercise price of $11.50 per share of Common Stock), assuming the exercise in full of all of the Warrants for cash, but will not receive any proceeds from the sale of the shares of our Common Stock issuable upon such exercise. However, our ability to generate proceeds will depend on the market price of our Common Stock. If the price of our Common Stock falls and remains below $11.50 per share, we believe warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us.

The securities held by Sorrento and the Sponsors that were previously registered for resale on a registration statement on Form S-1 (File No. 333-268603) filed with the SEC on November 30, 2022, which was initially declared effective by the SEC on December 27, 2022 represent a significant percentage of our outstanding Common Stock. As the restrictions on resale end, the Sponsors and Sorrento (who holds 66,476,412 shares of our Common Stock representing approximately 44% of the shares of our Common Stock outstanding as of March 6, 2023 (assuming the full exercise of all outstanding Warrants held by Sorrento and the Sponsors)) are able to sell all of the shares of our Common Stock and any Warrants registered for resale thereunder for so long as such registration statement is available for use. The sale, or indication of an intention to sell, substantial amounts of our Common Stock or Warrants could result in a significant decline in the public trading price of our securities and impair our ability to raise capital through the sale of additional equity securities. Even if the current trading price of our Common Stock is at or significantly below the price at which the units were issued in Vickers’s IPO, the Sponsors and Sorrento may have an incentive to sell because they will still profit on sales due to the lower price at which they purchased their shares compared to the public stockholders.

We can give no assurances that we will be able to secure additional sources of funds to support our operations on acceptable terms, or at all, or, if such funds are available to us, that such additional financing will be sufficient to meet our needs. These conditions, among others, raise substantial doubt about our ability to continue as a going concern. If we raise additional funds by issuing equity or convertible debt securities, including pursuant to the A&R Yorkville Purchase Agreement and the B. Riley Purchase Agreement, it could result in dilution to our existing stockholders or increased fixed payment obligations. In addition, as a condition to providing additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders. If we incur additional indebtedness, we could become subject to covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Additionally, any future collaborations we enter into with third parties may provide capital in the near term but we may have to relinquish valuable rights to ZTlido, GLOPERBA, or our product candidates or grant licenses on terms that are not favorable to us. Any of the foregoing could significantly harm our business, financial condition and results of operations. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may be required to reduce the scope of the commercialization of ZTlido and GLOPERBA or delay, scale back or discontinue the development of one or more of our product candidates.

We may also need to take certain other actions to allow us to maintain our projected cash and projected financial position including but not limited to, additional reductions in general and administrative costs, sales and marketing costs, suspension or winding down of clinical development programs for SP-102, SP-103, and SP-104 and other discretionary costs. Although we believe such plans, if executed and coupled with the above described sources of liquidity, should provide us with financing to meet our needs, successful completion of such plans is dependent on factors outside of our control.

We anticipate that we will continue to incur net losses into the foreseeable future as we support our clinical development to expand approved indications, continue our development of, and seek regulatory approvals for, our product candidates, and expand our corporate infrastructure. As a result, we have concluded that there is substantial doubt about our ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. See Note 2 titled “Liquidity and Going Concern” to our consolidated financial statements included elsewhere in this prospectus for additional information. Net proceeds from the Trust Account in connection with the Business Combination, together with our existing cash and cash equivalents and proceeds from any Yorkville Advances made under the A&R Yorkville Purchase Agreement or any B. Riley Advances or B. Riley Additional Advances made under the B. Riley Purchase Agreement, may be insufficient to enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months. If these sources are insufficient to satisfy our liquidity requirements, we may seek to raise additional funds through equity offerings, debt financings, collaborations, government contracts or other strategic transactions.

Cash Flows

The following table summarizes our cash flows for each of the periods presented:

	Year Ended December 31,
	2022	2021
Cash Flow Data:
Net cash used for operating activities	$(21,258)	$(28,664)
Net cash used for investing activities	(2,067)	—
Net cash provided by (used for) financing activities	21, 171	28,163

Net change in cash and cash equivalents	$(2,154)	$(501)

For financial information and discussions pertaining to the year ended December 31, 2020, refer to the initial filing of the registration statement on Form S-1 (File No. 333-269205) of which this prospectus forms a part, which was initially filed with the SEC on January 12, 2023 and initially declared effective by the SEC on January 20, 2023.

Cash Flows from Operating Activities

For the year ended December 31, 2022, net cash used for operating activities was approximately $21.3 million, primarily from our net loss of $23.4 million, other non-cash reconciling items of $43.6 million related to depreciation and amortization, stock-based compensation, non-cash operating lease cost, non-cash interest for debt issuance costs and debt discount, interest payments related to the debt discount on the Scilex Pharma Notes, net gain on debt extinguishment, and a gain on derivative liabilities and offset by changes in operating assets and liabilities that provided $45.7 million of cash.

For the year ended December 31, 2021, net cash used for operating activities was approximately $28.7 million, primarily from our net loss of $88.4 million offset by other non-cash reconciling items of $46.1 million related to depreciation and amortization, principal increase to the Scilex Pharma Notes, stock-based compensation, non-cash operating lease cost, non-cash interest for debt issuance costs and debt discount, interest payments related to the debt discount on the Scilex Pharma Notes, net loss on debt extinguishment, and a loss on derivative liabilities, and by changes in operating assets and liabilities that provided $13.6 million of cash.

Cash Flows from Investing Activities

For the year ended December 31, 2022, net cash used for investing activities was approximately $2.1 million attributed to cash paid for the acquisition of GLOPERBA licenses from Romeg and $7.0 thousand attributed to cash paid for property and equipment purchases.

For the year ended December 31, 2021, no cash was used for investing activities.

Cash Flows from Financing Activities

For the year ended December 31, 2022, net cash provided by financing activities was approximately $21.2 million and is primarily related to $51.9 million in proceeds from related party payables, $62.5 million in proceeds from related party note payables, $9.9 million in proceeds from the CNH Revolving loan, $96.0 thousand in proceeds from the exercise of stock options, and $3.4 million in proceeds from the Business Combination, offset by $18.8 million repayment on CNH Revolving Loan, $84.8 million repayment of the Scilex Pharma Notes, and $2.9 million on transaction costs payment related to the Business Combination.

For the year ended December 31, 2021, net cash provided by financing activities was approximately $28.2 million and was primarily related to $47.9 million in proceeds from related party payables, $47.8 million in proceeds from the CNH Revolving Loan, $14.7 million in proceeds from related party note payable with Sorrento, and offset by $48.8 million repayment of the CNH Revolving Loan and $33.4 million repayment of the Scilex Pharma Notes.

Critical Accounting Estimates

This management’s discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements which are prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the reporting period. We continually evaluate our estimates and judgments and base them on historical experience and other factors that we believe to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known.

We believe the following accounting policies and estimates are most critical to aid in understanding and evaluating our reported financial results.

Revenue Recognition

Our revenue to date has been generated from product sales of ZTlido. We do not have significant costs associated with obtaining contracts with our customers.

We recognize revenue when control of the products is transferred to the customers in an amount that reflects the consideration we expect to receive from the customers in exchange for those products. In accordance with FASB ASC Topic 606 “Revenue from Contracts with Customers”, this process involves identifying the contract with a customer, determining the performance obligations in the contract and the contract price, allocating the contract price to the distinct performance obligations in the contract and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and is separately identified in the contract. We consider a performance obligation satisfied once we have transferred control of a good or service to the customer, meaning the customer has the ability to use and obtain the benefit of the good or service. We recognize revenue for satisfied performance obligations only when we determine there are no uncertainties regarding payment terms or transfer of control.

Our performance obligations with respect to sales of ZTlido are satisfied at a certain point in time, and we consider control to have transferred upon delivery to the customer. We consider control to have transferred upon delivery to the customer because, upon delivery, the customer has legal title to the asset, physical possession of the asset has been transferred to the customer, the customer has significant risks and rewards in connection with ownership of the asset, and we have a present right to payment from the customer at that time. Invoicing typically occurs upon shipment and the length of time between invoicing and the date on which payment is due is not significant.

Revenues from product sales are recorded net of reserves established for commercial and government rebates, fees, and chargebacks, wholesaler and distributor fees, sales returns and prompt payment discounts. Such variable consideration is estimated in the period of the sale and is estimated using a most likely amount approach based primarily upon provisions included in our customer contracts, customary industry practices and current government regulations.

Rebates and Chargebacks

Rebates are discounts that we pay under either government or private health care programs. Government rebate programs include state Medicaid drug rebate programs, the Medicare coverage gap discount programs and the Tricare programs. Commercial rebate and fee programs relate to contractual agreements with commercial healthcare providers, under which we pay rebates and fees for access to and position on that provider’s patient drug formulary. Rebates and chargebacks paid under government programs are generally mandated under law, whereas private rebates and fees are generally contractually negotiated with commercial healthcare providers. Both types of rebates vary over time. We record a reduction to gross product sales at the time the customer takes title to the product based on estimates of expected rebate claims. We monitor the sales trends and adjust for these rebates on a regular basis to reflect the most recent rebate experience and contractual obligations. Reserves for rebates and chargebacks are recorded as accrued rebates and fees under current liabilities within the Company’s consolidated balance sheet.

Prompt Payment Discounts

We provide our customers with prompt payment discounts which may result in adjustments to the price that is invoiced for the product transferred, in the case that payments are made within a defined period. The prompt payment discount reserve is based on actual gross sales and contractual discount rates. Reserves for prompt payment discounts are included in accounts receivable, net on the consolidated balance sheets.

Service Fees

We compensate our customers and others in the distribution chain for wholesaler and distribution services. The Company has determined such services received are not distinct from our sale of products to the customers, and therefore, these payments have been recorded as a reduction of revenue.

Product Returns

We are obligated to accept the return of products sold that are damaged or do not meet certain specifications. We currently estimate our product returns using historical trends and product return rates typically experienced in the industry and record this estimate as a reduction of revenue in the period the related product revenue is recognized.

Co-payment Assistance

Patients who have commercial insurance or pay cash and meet certain eligibility requirements may receive co- payment assistance. We accrue for co-payment assistance based on actual program participation and estimates of program redemption using data provided by third-party administrators.

Derivative Liability

Derivative liabilities are recorded on our consolidated balance sheets at their fair value on the date of issuance and are revalued on each balance sheet date until such instruments are exercised or expire, with changes in the fair value between reporting periods recorded as other income or expense.

Derivative liabilities included embedded derivatives that were identified and required bifurcation from the Scilex Pharma Notes and separate accounting as a single compound derivative. Certain of these embedded features include default interest provisions, contingent rate increases, contingent put options, optional and automatic acceleration provisions and indemnified taxes. The Scilex Pharma Notes were fully extinguished in September 2022 and, as such, there were no remaining derivative liabilities associated with the Scilex Pharma Notes as of December 31, 2022.

At closing of the Business Combination, the Company assumed a derivative warrant liability of $2.5 million related to Private Warrants (See Note 8 titled “Stockholder’s Equity” to our consolidated financial statements included elsewhere in this prospectus for additional information). The warrant liability associated with the Private Warrants was valued using the Black-Scholes option pricing model, which is considered to be Level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the warrant is the expected volatility of the Common Stock. The expected volatility assumption is based on historical volatilities of comparable companies whose share prices are publicly available as well as the implied volatility of the Public Warrants.

Stock-Based Compensation

We account for stock-based compensation in accordance with FASB ASC Topic 718 “Compensation – Stock Compensation”, which establishes accounting for equity instruments exchanged for employee and consulting services. Under such provisions, stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense, under the straight-line-method, over the employee’s requisite service period (generally the vesting period of the equity grant) or non-employee’s vesting period. We account for forfeitures as incurred.

For purposes of determining the inputs used in the calculation of stock-based compensation, the Company determines the expected life assumption for options issued using the simplified method, which is an average of the contractual term of the option and its ordinary vesting period since the Company does not have historic exercise behavior. Then the Company determines an estimate of option volatility based on an assessment of historical volatilities of comparable companies whose share prices are publicly available. We use these estimates as variables in the Black-Scholes option pricing model. Depending upon the number of stock options granted, any fluctuations in these calculations could have a material effect on the results presented in our consolidated statement of operations.

Legacy Scilex Common Stock Valuation

Prior to the closing of the Business Combination, the estimated fair value of the Legacy Scilex Common Stock was determined by the board of directors of Legacy Scilex (the “Legacy Scilex Board”), considering our most recently available third-party valuations of the Legacy Scilex Common Stock and the Legacy Scilex Board’s assessment of additional objective and subjective factors that it believed were relevant, and factors that may have changed from the date of the most recent valuation through the date of the stock option grant. Prior to the Business Combination, given the absence of a public trading market for the Legacy Scilex Common Stock, the valuations of the Legacy Scilex Common Stock were determined in accordance with the “American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation.” The Legacy Scilex Board exercised its reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of fair value of the Legacy Scilex Common Stock, including:

•	Independent valuations of the Legacy Scilex Common Stock performed at periodic intervals by an independent third-party valuation firm;

•

The likelihood of achieving a liquidity event, such as an initial public offering or sale of the company and the potential value of a strategic merger or sale at different time points, given prevailing market conditions;

•

Our historical operating and financial performance as well as our estimates of future financial performance, including the regulatory status of ZTlido and GLOPERBA and the timing and probability of continuing growth since commercialization of ZTlido and GLOPERBA under different operational scenarios;

•	The status of research and development efforts;

•	Our stage of development and commercialization and our business strategy;

•	Industry information such as market trends and macro-economic events;

•	Valuations of comparable companies;

•	Adjustments to recognize a relative lack of marketability of the Legacy Scilex Common Stock; and

•	Additional objective and subjective factors relating to our business.

The dates of our valuations did not always coincide with the dates of our stock option grants. In determining the exercise prices of the stock options at each grant date, the Legacy Scilex Board considered, among other things, the most recent valuations of the Legacy Scilex Common Stock and the Legacy Scilex Board’s assessment of additional objective and subjective factors we believed were relevant as of the grant date. The additional factors considered when determining any changes in fair value between the most recent valuation and the grant dates included our operating and financial performance and current business conditions.

The assumptions underlying the valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of the Legacy Scilex Common Stock and Legacy Scilex’s stock-based compensation expense could have been materially different.

Since a public trading market for our Common Stock has been established in connection with the closing of the Business Combination, it is no longer necessary for our Board to estimate the fair value of our Common Stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our Common Stock will be determined based on the quoted market price of our Common Stock.

Recent Accounting Pronouncements

See Note 1 titled “Nature of Operations and Basis of Presentation” of the notes to our consolidated financial statements included elsewhere in this prospectus for a discussion of recent accounting pronouncements.

Off-Balance Sheet Arrangements

We did not have, during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under applicable SEC rules.

Related Party Transactions

For a description of our related party transactions, see the section of this prospectus titled “Certain Relationships and Related Party Transactions” and Note 12 titled “Related Party Transactions” to our consolidated financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our exposure to market risk is confined to our cash and cash equivalents. We have cash and cash equivalents and invest primarily in high-quality money market funds, which we believe are subject to limited credit risk. Due to the low risk profile of our investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our portfolio.

Concentration Risk

Prior to April 2, 2022, sales to our sole customer and third-party logistics distribution provider, Cardinal Health, represented 100% of our net revenue. On April 2, 2022, we announced the expansion of our direct distribution network to national and regional wholesalers and pharmacies. Cardinal Health will continue to provide traditional third-party logistics functions for us. Additionally, during the year ended December 31, 2022, we purchased inventory from our sole supplier, Itochu. This exposes us to concentration of customer and supplier risk. We monitor the financial condition of our customers, limit our credit exposure by setting credit limits, and have not experienced any credit losses for the year ended December 31, 2022.

Emerging Growth Company

An “emerging growth company” as defined in the JOBS Act is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our business, financial condition and results of operations.

In addition, we are in the process of evaluating the benefits of relying on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an emerging growth company we may take advantage of certain exemptions from various reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

•

an exemption from compliance with the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

•	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements.

We will qualify and will remain as an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity of that is held by non-affiliates equals or exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We expect that we will not be a smaller reporting company to the extent we remain a majority-owned subsidiary of Sorrento.

BUSINESS

The Company

We are an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid pain management products for the treatment of acute and chronic pain. We target indications with high unmet needs and large market opportunities with non-opioid therapies for the treatment of patients with acute and chronic pain and are dedicated to advancing and improving patient outcomes. We launched our first commercial product in October 2018 and are developing our late-stage pipeline, which includes a pivotal Phase 3 candidate, a Phase 2 candidate, and a Phase 1 candidate that is expected to enter Phase 2 studies in 2023. Our commercial product, ZTlido® (lidocaine topical system) 1.8% is a prescription lidocaine topical product approved by the U.S. Food and Drug Administration (the “FDA”) for the relief of neuropathic pain associated with postherpetic neuralgia (“PHN”), which is a form of post-shingles nerve pain. ZTlido possesses novel delivery and adhesion technology designed to address many of the limitations of current prescription lidocaine patches by providing significantly improved adhesion and continuous pain relief throughout the 12-hour administration period. We license the rights to ZTlido from and rely exclusively on Oishi Koseido Co., Ltd. (“Oishi”) and Itochu Chemical Frontier Corporation (“Itochu,” and together with Oishi, the “Developers”) pursuant to the Product Development Agreement and Commercial Supply Agreement. We have acquired two FDA approved non-opioid pain products for the treatment of gout in adults and oral solution for the acute treatment of migraine, with or without aura, in adults, which we plan to commercialize in the U.S. in 2023.

Our three product candidates are (i) SP-102 (10 mg, dexamethasone sodium phosphate viscous gel) (“SEMDEXA™”), a Phase 3, novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica; (ii) SP-103 (lidocaine topical system) 5.4%, (“SP-103”), a Phase 2, next-generation, triple-strength formulation of ZTlido, for the treatment of low back pain (“LBP”); and (iii) SP-104 (4.5 mg, low-dose naltrexone hydrochloride delayed-release capsules) (“SP-104”), a novel low-dose delayed-release naltrexone hydrochloride being developed for the treatment of fibromyalgia, for which Phase 1 trials were completed in the second quarter of 2022 and a Phase 2 clinical trial is expected to commence in 2023. If these product candidates are approved by the FDA, we believe each of them could become the treatment option for their respective indications in the United States.

On June 14, 2022, we entered into a License and Commercialization Agreement (the “Romeg Agreement”) with RxOmeg Therapeutics, LLC (a/k/a Romeg Therapeutics, Inc.) (“Romeg”). Pursuant to the Romeg Agreement, among other things, Romeg granted us (1) the right to manufacture, promote, market, distribute and sell pharmaceutical products comprising liquid formulations of colchicine for the prophylactic treatment of gout in adult humans in the United States and (2) an exclusive, transferable license to use the trademark “GLOPERBA®”. GLOPERBA is an FDA-approved, oral medication for the treatment of gout in adults. Gout is a painful arthritic disorder affecting an estimated 8.7 million people in the United States. Gout pain can be excruciating and is a form of inflammatory arthritis that develops in some people who have high levels of uric acid in their blood. It can cause sudden severe episodes of pain and can be disabling with tenderness, warmth and swelling. Non-steroidal anti-inflammatory drugs, colchicine and corticosteroids are used a majority of time as the first line to treat acute gout. The U.S. is observed to have a high prevalence of gout, owing to lifestyle issues such as high alcohol intake, obesity, and smoking. We are planning to commercialize GLOPERBA in 2023 and believe we are well-positioned to market and distribute the product. We have a direct distribution network to national and regional wholesalers and pharmacies throughout the U.S. states. For more information on Scilex, please see the sections of this prospectus titled “Business — Material Agreements — Romeg License and Commercialization Agreement.” On February 12, 2023, we acquired from BioDelivery Sciences International, Inc. and Collegium Pharmaceutical, Inc. the rights to certain patents, trademarks, regulatory approvals, data, contracts, and other rights related to ELYXYBTM (celecoxib oral solution) and the commercialization thereof in the United States and Canada. ELYXYBTM is a first-line treatment and the only FDA-approved, ready-to-use oral solution for the acute treatment of migraine, with or without aura, in adults. We are planning to commercialize ELYXYBTM in the U.S. in 2023.

We are focused on identifying treatment options for pain management with established mechanisms that have deficiencies in safety, efficacy or patient experience. We believe this approach allows us to potentially leverage the regulatory approval pathway available under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act for each of these pipeline product candidates.

We believe our marketed product, ZTlido, has multiple advantages over currently available prescription and OTC lidocaine patches, of which over 147 million and 136 million of such patches were sold in the United States in 2021 and 2020, respectively, according to Symphony Healthcare. We have sold 6,336,032 and 7,011,112 ZTlido patches in the United States in 2020 and 2021, respectively. We acquired SP-102 from Semnur Pharmaceuticals, Inc. (“Semnur”) in March 2019 and are developing SP-102 to be an injectable viscous gel formulation of a widely used corticosteroid designed to address the serious risks posed by off-label epidural steroid injections (“ESI”), which are administered over 12 million times annually in the United States. See the section of this prospectus titled “Business — Material Agreements — Semnur Merger Agreement” for a description of our acquisition of Semnur and our ongoing obligations to Semnur’s former equityholders. SEMDEXATM has been granted fast track designation by the FDA and, if approved, could become the only FDA-approved ESI for the treatment of sciatica. According to a report by Decision Resources Group, it was estimated that over 4.8 million patients would suffer from sciatica in the United States in 2022. SP-103 has also been granted fast track designation by the FDA and, if approved, could become the first FDA-approved lidocaine topical product for the treatment of acute LBP. We are developing SP-104 as a novel delayed-release formulation of low-dose naltrexone hydrochloride for the treatment of fibromyalgia, which remains a largely unmet medical need given the low response rates of commercially available therapies. Naltrexone is routinely used off-label to treat fibromyalgia. There are no low-dose formulations commercially available in the United States. Our patented formulation is designed to overcome undesirable effects of immediate release naltrexone, such as hyperalgesia, dysphoria, nausea, anxiety and insomnia. We believe our currently approved product and future product candidates, if approved, could uniquely address what we believe are the significant unmet needs of the targeted populations.

Our Marketed Product and Pipeline

The following chart illustrates our current commercial product and novel product candidates, for which we have worldwide commercialization rights, except with respect to Japan for ZTlido and SP-103.

Our Strategy

Our vision is to become the leading pain management company delivering novel non-opioid and non-addictive treatments to provide safe, effective and durable relief of multiple pain conditions. To accomplish this, the principal elements of our strategy are the following:

•

Maximize the commercial potential of ZTlido. We have assembled an integrated commercial organization using a dedicated sales force and sales management, marketing and managed care capabilities to support continued uptake of ZTlido. We leverage a sales force of approximately 60-70 people, targeting over 10,000 primary care physicians, pain specialists, neurologists, and palliative care physicians who we believe treat the majority of PHN patients. Additionally, we are utilizing direct-to-patient marketing strategies to expand awareness and utilization of ZTlido. Our managed healthcare account executives have extensive experience in negotiating contracts and have already achieved significant uptake by adding ZTlido to key formularies such as CVS Caremark/Aetna Commercial, Cigna HealthCare (commercial and Medicare plans), Express Scripts (commercial and most Medicare plans), United Healthcare Commercial, Optum Rx Select Commercial, Anthem Blue Cross Blue Shield (“BCBS”), BCBS Louisiana and Kansas, Lifetime/Excellus BCBS, MedImpact, CareFirst, Elixir Commercial and Medicaid in California, Florida, Idaho, and North Dakota.

•

Commercialize and successfully re-launch GLOPERBA® for gout in the U.S.: We will utilize our current commercial infrastructure comprised of our sales, marketing, and managed health care functions to promote GLOPERBA® for gout to approximately 3,000 healthcare providers (“HCPs”) in the U.S. market. We anticipate a good degree of overlap between the current HCPs that we target and HCPs who prescribe colchicine for gout, allowing for efficient dual promotion of Gloperba and ZTlido. The principal elements of the GLOPERBA strategy are as follows:

•

Educate the market on the need for and value of simplified and precise colchicine dose adjustments to allow individualized, patient-by-patient therapy. Scilex will leverage its in-person sales forces, medical affairs teams, and omni-channel HCP engagement campaigns to drive awareness of GLOPERBA’s features and benefits. In addition, target providers, rheumatologists and primary care physicians treating various comorbidities, will be provided with tools to help them identify and prescribe GLOPERBA to appropriate patients.

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Increase access to GLOPERBA for subsets of patients in prophylactic treatment of gout, specifically those with comorbidities and GI intolerance. Our managed healthcare account executives will negotiate contracts with key payer and pharmacy customers to achieve uptake of key formularies.

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Develop and commercialize SEMDEXA as a novel epidural injection for the first approved treatment of sciatica. We are developing SEMDEXA to address the limitations associated with the available corticosteroid epidural injectable products that are used off-label. Many of these products contain potentially neurotoxic preservatives and particulates, and are administered over 12 million times annually despite a warning on the label of serious neurologic complications, including loss of vision, stroke, paralysis and death. These products carry warnings required by the FDA that the safety and efficacy of epidural administration has not been established. SEMDEXA has received fast track designation from the FDA and, if approved, could become the first FDA-approved epidural steroid product with long-term patent protection, which we also believe would create significant barriers to entry. Due to the novelty of our formulation as well as the associated patents and trade secrets, future potential competitors could be required to conduct extensive preclinical studies and costly comparative clinical trials. A full 6-month data analysis was completed in February 2022 and we have recently completed a pivotal Phase 3 study with final results received in March 2022, which results reflect achievement of primary and secondary endpoints. We believe these final results are supportive of a breakthrough therapy designation for sciatica that, in addition to the fast track designation, is expected to allow the FDA to further expedite the overall development program leading to market approval. We intend to submit a request to the FDA for a type D meeting in order to clarify the expectations regarding the size of the safety database needed for a NDA given that at this time no safety concerns have been identified during the course of clinical development, and to agree on acceptance of SP-102 Phase 3 trial data as pivotal evidence of efficacy to support product registration. We have extensive clinical and pre-clinical data (including those obtained from multiple Phase 2 clinical trials) with the novel viscous gel formulation of SP-102. We expect to present the robust data collected over the course of our multi-year clinical development program to the FDA as part of a New Drug Application (“NDA”). We also presented the pivotal Phase 3 trial results at the American Society of Interventional Pain Physicians annual meeting in Las Vegas, Nevada in May 2022.

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Pursue clinical development of SP-103 for the first approved topical treatment in patients with acute LBP. We are developing SP-103 as a triple-strength lidocaine topical system for the treatment of acute LBP, to be used where we believe a high-dose strength and superior adhesive qualities of a topical system may provide a greater therapeutic benefit than currently available therapies. SP-103 is designed to use ZTlido’s delivery and adhesion technology to deliver a dose of lidocaine that is threefold higher than any other approved lidocaine topical products. We initiated a Phase 2 trial in acute LBP in the second quarter of 2022. SP-103 has been granted fast track designation by the FDA and, if approved, could become the first FDA-approved lidocaine topical product for the treatment of acute LBP.

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Pursue clinical development of SP-104 for the treatment of fibromyalgia, which has very few approved therapies that are marginally effective and have unpleasant side-effects. We are developing SP-104 for fibromyalgia. Low-dose naltrexone hydrochloride delayed-release capsules are routinely used off-label to treat fibromyalgia and other chronic pain conditions such as complex regional pain. SP-104 addresses the shortcomings of using the high-dose commercial products and pharmacy-compounded products by delivering a low-dose of naltrexone hydrochloride (approximately 11 times less than the commercial product) in a delayed-release formulation that bypasses the stomach and releases the drug in the gut (upper intestine). These product characteristics mitigate against the known safety issues associated with the high-dose commercial products and immediate release pharmacy-compounded products, and the overall reliability issues associated with pharmacy-compounded products. SP-104 has completed two Phase 1 studies to characterize the pharmacokinetics and safety of the product, and we expect to commence Phase 2 studies in 2023.

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Expand our product portfolio by developing or acquiring non-opioid assets that leverage our novel delivery and adhesion technologies or our existing commercial infrastructure. We are continuously evaluating opportunities to leverage our research and development experience to develop non-opioid therapeutics for pain management indications that are not adequately served with existing treatment options. We also seek to in-license or acquire non-opioid therapeutics that can both complement our existing product portfolio and benefit from our existing commercial infrastructure. In evaluating marketed and clinical-stage expansion opportunities, we intend to pursue therapeutics that address markets served by our established target physician audience and that can be commercialized by our existing sales force.

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Leverage our management team’s experience to further develop and commercialize its current and future product portfolio. Our management team has held senior positions at leading biopharmaceutical companies, including Allergan, Inc., Bristol-Myers Squibb Company, Teva Pharmaceuticals Industries Ltd. (“Teva”), Novartis Pharmaceuticals, Cephalon, Inc., Roche AG, PDL BioPharma, Inc., Xenoport, Inc. and Chiron Corp. Our team has substantial experience in rapidly progressing new drugs to clinical proof of concept, completing successful pivotal registration programs and successfully commercializing products.

We believe that our innovative non-opioid product portfolio has the potential to provide effective pain management therapies that can have a transformative impact on patients’ lives.

Our Management Team

We have assembled a management team of experienced biopharma industry veterans, who have deep scientific, business and leadership expertise in pharmaceutical industry, in addition to strong transactional and business development track records.

Our management team is led by our Chief Executive Officer and President, Jaisim Shah, with strategic guidance from our Executive Chairperson, Henry Ji, Ph.D. They collectively have over 60 years of global biopharmaceutical and biotechnology experience.

Jaism Shah has over 30 years of industry success in leading product development & commercializing innovative therapies and creating companies with documented success in development and commercialization of some of today’s most recognized pharmaceutical brands. He is a seasoned life science executive and board director with extensive accomplishments at Bristol-Myers Squibb, Roche, PDL Biopharma, Sorrento, Pfizer/Upjohn, Scilex, and start-ups such as Elevation and Semnur Pharmaceuticals. Mr. Shah has been Chief Executive Officer and President of Semnur Pharmaceuticals (acquired by Scilex Pharmaceuticals) since its inception in 2013. He has served as Chief Executive Officer and President of Legacy Scilex and Scilex Pharmaceuticals since March 2019 and of Scilex since November 2022. Mr. Shah also serves on the board of directors of Sorrento Therapeutics Inc. and Scilex. Most recently, Mr. Shah served as Chief Business Officer of Elevation Pharmaceuticals where he focused on financing, business strategy, mergers and acquisitions, and business development. He led the sale of Elevation to Sunovion Pharmaceuticals in 2012. At Facet Biotech and PDL BioPharma, he served from 2000 to 2009 as Chief Business Officer and also held the position of senior vice president of marketing and medical affairs. During this time, he completed numerous licensing/partnering and strategic transactions including with Roche, Bristol-Myers Squibb, Otsuka, and Biogen Idec. His leadership in marketing and portfolio management including leading the commercial enterprise helped the company make large improvements to meet its profitability potential. At Bristol-Myers Squibb, as vice president of global marketing from 1997 to 2000, Mr. Shah received the “Presidents Award” for completing one of the most significant collaborations in the company’s history. Prior to working with Bristol-Myers Squibb, Mr. Shah led international marketing for oncology and virology and was global business leader for corporate alliances at Roche from 1991 to 1997 with Genentech and IDEC, and prepared products for worldwide launch and pre-launch at F. Hoffman-La Roche AG in Switzerland. He has played a key role in the formulation of long-range plans and pre-launch and launch strategies for such brands as Abilify®, Pegasys®, and Rituxan/MabThera®, each of which have generated well over $1 billion in sales.

Dr. Henry Ji is the holder of several issued and pending patents in the life science research field and is the sole inventor of Sorrento Therapeutics, Inc.’s (“Sorrento” and, together with its affiliates, subsidiaries, successors and assigns (other than us and our subsidiaries), the “Sorrento Group”) intellectual property. Our Chief Financial Officer, Elizabeth Czerepak, has more than 35 years of finance and operational expertise across pharmaceuticals, biotechnology and venture capital. Our research efforts are guided by highly experienced scientists and experts. Our management team contributes a diverse range of experiences from leading biopharmaceutical companies, including Allergan, Inc., Bristol-Myers Squibb Company, Teva Pharmaceuticals Industries Ltd., Novartis Pharmaceuticals, Cephalon, Inc., Roche AG, PDL BioPharma, Inc., Xenoport, Inc. and Chiron Corp. With this leadership, we believe we are well positioned to achieve our vision of becoming the leading pain management company delivering novel non-opioid and non-addictive treatments to provide safe, effective and durable relief of multiple pain conditions.

In addition, we are supported by impressive teams across all levels of the organization. We hire and develop world-class talent from diverse backgrounds in biopharma, academia, technology and finance to ensure we have all of the capabilities to design and deliver effective first-class pain management therapies.

Our Product Portfolio

ZTlido

Our marketed product, ZTlido, is a lidocaine topical system approved for the relief of neuropathic pain associated with PHN. ZTlido was strategically designed to address the limitations of current prescription lidocaine patches by providing significantly improved adhesion and continuous pain relief throughout the 12-hour administration period. We launched ZTlido in October 2018 with an integrated commercial organization and we believe its differentiated therapeutic profile, combined with our competitive pricing strategy and our active direct marketing efforts have driven, and will continue to drive, accelerated sales growth and increased market uptake.

Prescription Lidocaine Patch Market Overview

Prescription lidocaine patches are approved by the FDA as a local anesthetic and are generally used as a first-line treatment for the relief of neuropathic pain associated with PHN. PHN is a chronic neuropathic pain syndrome that results as a complication following an infection of herpes zoster, also known as shingles. Herpes zoster symptoms resolve after a few weeks, but the pain caused by the nerve injury can persist for months to years surrounding the affected area. According to Evaluate Ltd., there were over 3.5 million people living with PHN conditions in the United States in 2021. Lidocaine patches have also been used in patients with other types of pain, such as diabetic neuropathy, osteoarthritis and pain associated with surgery, cancer or trauma, and often in patients with LBP.

In 2021, there were more than 147 million prescription lidocaine patches sold in the United States, according to Symphony Healthcare. Of this, five lidocaine patch manufacturers accounted for approximately 92% of the total prescriptions, according to Symphony Healthcare. We believe that the PHN market will continue to expand with the introduction of our lidocaine topical system, ZTlido, which is supported by our commercial organization, by prescribing trends away from opioid use, and by continued growth in the population of patients aged 45 years and older who are at greater risk of suffering from PHN. Unlike Lidoderm, the FDA has not determined that any other products are therapeutically equivalent to ZTlido, and accordingly, a prescription for ZTlido may not be able to be substituted by a generic product.

Current Treatment Landscape and Limitations of Existing Treatments

Recommended first-line treatment for the relief of neuropathic pain associated with PHN includes topical lidocaine, gabapentinoids (which have been associated with the potential for abuse as well as numerous adverse events), antidepressants and a multi-modal approach. Topical lidocaine and gabapentinoids are preferred for combination therapies due to their low propensity for drug-to-drug interactions. For example, an eight-week combination use with pregabalin (Lyrica) has been proven to reduce pain in half for patients who had inadequate relief on monotherapy, despite titration of pregabalin to effect. This efficacy boost was achieved without tolerability issues or adding to side effects.

A survey analyzing treatment patterns for neuropathic pain associated with PHN found that recommended first-line therapeutics were used in only 29% of patients examined from 2010 to 2014, while the remaining patients were started on various off-label treatments, including nonsteroidal anti-inflammatory drugs (“NSAIDS”) and opioids. These drugs can have adverse effects, especially on elderly patients, which represent the majority of PHN patients. For example, opioids carry a well-characterized risk of abuse and misuse and the potential for serious side effects, such as respiratory depression, constipation and others, including death. According to the Centers for Disease Control and Prevention, over 75% of the 100,306 drug overdose deaths during the 12-month period ending in April 2021 involved opioids. Similarly, tricyclic antidepressants, which can be effective in managing the neuropathic pain associated with PHN, can result in significant systemic side effects and cardiotoxicity, posing risks to the elderly and patients with heart disease, epilepsy or glaucoma. These side effects make topical lidocaine products an attractive first-line treatment option from a safety perspective.

The safety of lidocaine patches is well-supported in medical literature. Unlike transdermal medications that are designed to achieve systemic drug levels via absorption through the skin or mucosal membrane, leading to effects away from the application site, topical lidocaine has a local effect at the site of application. Because drug application is localized to the immediate area surrounding the patch, systemic absorption from a topical patch is low, reducing the risk of systemic side effects and lowering the potential for drug interactions relative to other systemic pharmacologic therapies. Due to the low systemic exposure and minimal systemic side effects reported in clinical trials, we believe a topical lidocaine patch is well-suited for patients being treated with multiple medications or at a higher risk of side effects, including the elderly or those with chronic conditions. As a localized treatment, lidocaine patches have been used concomitantly with other medications in patients for whom monotherapy is inadequate. Furthermore, we believe medication administered topically rather than orally can improve patient compliance.

While lidocaine patches have certain advantages over the treatment alternatives discussed above, certain patches have limitations that may impact efficacy. For example, poor adhesion of the patch is a leading problem for topical lidocaine patches cited in the FDA Adverse Event Reporting System (“FAERS”). Because the drug is incorporated in the adhesive for these products, patches must maintain adhesion or risk compromising the ability to deliver their full drug dose. As a result, establishing strong adhesion is a key factor for patient compliance and satisfaction. In draft guidance issued in July 2021, the FDA recommended that developers of topical and transdermal delivery systems (“TDSs”) conduct studies to characterize the adhesion performance of the product with suggested data requirements. Likewise, the FDA issued a draft guidance in October 2018 outlining the adhesion data requirements for generic TDSs. This guidance, along with Scilex’s past experience with regulatory agencies, shows the FDA’s interest and the importance of adhesion performance of these products. There are also dermal safety requirements that force developers to carefully balance adhesion performance against dermal safety. ZTlido is the first TDS product approved by the FDA that was able to demonstrate the targeted adhesion performance with an overall benign dermal safety profile.

The following figure depicts data derived from FAERS as of December 31, 2021:

For many of the competing lidocaine patches, a common drawback is the usage of hydrogel technology that limits the overall pharmaceutical efficiency of the product, requiring more total drug to be loaded into the patch to deliver sufficient drug to achieve a therapeutic effect. For example, Lidoderm has a drug load of 700 mg drug but only delivers 3± 2% of that drug load. Consequently, adhesive thickness must be increased in order to have a drug load sufficient to deliver a therapeutic dose of drug to the skin. As adhesive thickness increases, the product’s pliability can be compromised to the extent that the patch loses adhesion as the skin moves and wrinkles through normal patient activity. The weight of the hydrogel patches (largely due to high water content) further contributes to the challenge in maintaining adhesion.

The greater drug load also poses a risk of accidental exposure. For example, with a bioavailability of 3 ± 2% of the 700 mg drug load for Lidoderm, there is over 650 mg of drug remaining on the patch at the end of the 12-hour administration period, as captured in a bolded warning on the product label. If improperly disposed of, the residual drug poses the potential risk to children, pets and others of accidental exposure to a toxic amount of lidocaine, although we believe the risk with this formulation has not been evaluated.

In addition to prescription lidocaine patches, there are commercially-available OTC topical lidocaine products in the market, but none of these OTC products have been reviewed or approved by the FDA. Notably in 2003, the FDA proposed amending the tentative final monograph for OTC external analgesic drug products to clarify the status of patches (and poultices and plasters), noting that the dosage forms had not been determined to be generally recognized as safe and effective for any analgesia at that time. Therefore, the FDA would likely not consider these OTC products to be compliant with the monograph and do not have legal marketing status.

Our Solution

Our novel adhesion and delivery technology provides significantly improved adhesion compared to Lidoderm, manufactured by Endo Pharmaceuticals, and generic alternatives marketed by Mylan N.V. (“Mylan”), while providing bioequivalent delivery of lidocaine via an efficient drug delivery system. Our product is lighter, thinner and provides for a better patient experience without compromise to dermal safety and with no presentation of dermal sensitization. Below is a comparison of the key advantages of ZTlido to Lidoderm and generic lidocaine patches manufactured by Teva and by Mylan.

Key Advantages of ZTlido vs. Lidoderm and Associated Generics

Note: DIA = Drug-in-adhesive

* Source: A Scilex-sponsored head-to-head comparative adhesion study (SCI-LIDO-ADH-003)

ZTlido has been strategically designed to address poor adhesion, a leading complaint associated with other currently marketed topical lidocaine products. ZTlido uses an advanced hot-melt technology, which uses premixing and hot-melt mixing of various excipients and lidocaine, followed by current Good Manufacturing Practices (“cGMP”) compliant coating, lining, cutting and filling processes. In clinical studies, the technology provided significantly improved adhesion over Lidoderm® (a branded, prescription 5% lidocaine patch product) (“Lidoderm”) and Mylan’s generic lidocaine patch at 12 hours after application. In a head-to-head study of 44 subjects, ZTlido showed statistically significant adhesion at all-time points compared to Lidoderm. Further, ZTlido maintained greater than 90% mean adhesion over the labeled 12-hour administration period while Lidoderm fell below this benchmark within 3 hours. ZTlido also showed superior adhesion when compared to Mylan’s generic lidocaine patch. In this head-to-head study, ZTlido maintained greater than 90% mean adhesion throughout the labeled 12-hour administration period, while Mylan’s generic product had a mean adhesion score of only 80% immediately after application, which progressively worsened over time. The formulation components are also carefully selected to achieve the target adhesion profile without creating dermal sensitization and maintaining a benign irritation profile.

In two separate studies, adhesion performance of ZTlido was compared to Lidoderm (with 44 subjects) and to Mylan’s generic lidocaine patch (with 24 subjects), as depicted in the diagrams below. Both studies were performed with healthy volunteers using a standard clinical adhesion protocol where adhesion could not be enhanced (i.e., no reinforcement, pressing or reattaching). The level of adhesion was measured immediately after application (Time 0), and at 3, 6, 9 and 12 hours after application. ZTlido was the only lidocaine product to achieve over 90% adhesion over 12 hours after application in these studies. Maintaining 90% adhesion was a requirement for ZTlido’s NDA approval.

The proprietary adhesive system utilized for ZTlido allows for a more efficient delivery of the drug from the patch to the skin. This was supported by a clinical study in which our product achieved a bioequivalent dose of lidocaine while using a reduced drug load (36 mg for ZTlido versus 700 mg for Lidoderm). The drug delivery efficiency of ZTlido lessens the danger of accidental exposure. After 12 hours after application, ZTlido contains approximately 18 mg of residual lidocaine. In comparison, each Lidoderm patch leaves over 650 mg in the patch at the end of the 12-hour administration period. If improperly disposed of, the residual drug poses a risk of accidental exposure to a toxic amount of lidocaine to children, pets and others, although the risk with this formulation has not been evaluated.

The drug delivery efficiency of ZTlido also enables it to be manufactured as a thinner product relative to Lidoderm and Teva’s generic lidocaine patch. We strategically leveraged this property of ZTlido by utilizing a thin patch design with a nonwoven backing cloth that allows for better adhesion of the product. The improved adhesion performance, thinner profile and incorporation of a flexible backing material allows for a product that maintains contact with the skin in contoured areas of the body, when encountering torsional strains arising from normal body movements and during contact with clothing and bedding. While Mylan’s generic lidocaine patch is also thinner than Lidoderm, it incorporates a film backing material that makes the product inflexible with body movements, contributing to its rapid loss in adhesion.

The adhesion profile of ZTlido allows the product to be used under moderate exercise conditions (tested in 4 sessions of 30-minutes of stationary bike exercise, cumulatively 2 hours) as captured in the ZTlido label. No ZTlido patches fell off during the entire 12-hour administration period. Lidoderm and the associated generics have not produced any public data on the use of their products by active pain patients under such conditions. ZTlido is also labeled to allow patients to shower and bathe while wearing the patch, which is supported by an adhesion or pharmacokinetic study showing that, while some degree of lifting is observed in these environments, the patches were able to be pressed back down or reattached in the cases where the product completely detached, with no clinically meaningful change in pharmacokinetics. In contrast, Lidoderm and the associated generics are labeled with the effects of water exposure being unknown.

Although ZTlido, Lidoderm and the associated generics are all labeled to not be used with heat (e.g., heating pad or blanket), the FDA-approved ZTlido label states that users may apply ZTlido to a treatment site after moderate heat exposure, such as after 15 minutes of heating pad use on a medium setting. This authorized use of ZTlido is of value as heat therapy is widely used in treating pain. In contrast, Lidoderm and the associated generics are not labeled for use with heat.

We believe ZTlido has other favorable features compared to Lidoderm and associated generic lidocaine patches such as the inclusion of a perforated release liner and the absence of cold flow. The perforated release liner allows for easier removal of the liner before application, which we believe provides convenience to patients who have dexterity challenges. In contrast, Lidoderm and generic lidocaine patches incorporate a single-sheet release liner, requiring patients to pick at the corners and edges to breach and remove before application. Cold flow is the propensity of the adhesive to migrate from the edges of the product under normal conditions, either in the product envelope or while on the skin. This can lead to difficulties in removing the product from the envelope and/or movement of the product, while on the skin, away from the intended administration site.

We launched ZTlido in October 2018 with support from an integrated commercial organization using a dedicated sales force and sales management, marketing and managed care capabilities. We market ZTlido through a dedicated 65-person sales force, targeting over 10,000 primary care physicians, pain specialists, neurologists and palliative care physicians who we believe treat the majority of PHN patients. We are utilizing a multi-channel marketing strategy to expand awareness and utilization of ZTlido. Our managed healthcare account executives have achieved success in adding ZTlido to key formularies, including CVS Caremark/Aetna Commercial, Cigna HealthCare (commercial and Medicare plans), Express Scripts (commercial and most Medicare plans), United Healthcare Commercial, Optum Rx Select Commercial, Anthem BCBS, BCBS Louisiana and Kansas, Lifetime/Excellus BCBS, MedImpact, CareFirst, Elixir Commercial and Medicaid in California, Florida, Idaho, and North Dakota. We believe the benefits of ZTlido, combined with our competitive pricing strategy and our active direct marketing efforts, have driven, and will continue to drive, accelerated sales growth and increased market uptake.

We plan to support several investigator-initiated research studies to explore the clinical benefits of using ZTlido in patients with carpal tunnel syndrome, neck pain, intercostal neuralgia and other possible indications.

SP-102 (SEMDEXA)

SP-102 (SEMDEXA) is a Phase 3, novel, injectable viscous gel formulation of a widely used corticosteroid for epidural injections to treat sciatica. No ESIs are currently approved by the FDA.

Sciatica Market Overview

A particularly debilitating complication of back pathology is sciatica, which is a condition caused by mechanical compression of the nerve root, or by the effects of inflammatory mediators arising from a degenerative disc that results in inflammation and damage to the nerve roots. This nerve root compression in the lumbar segment of the spine causes shock-like or burning low back pain (“LBP”) combined with pain radiating down along the sciatic nerve through the buttocks and down one leg, sometimes reaching the foot. This often severe and debilitating leg pain is usually associated with symptoms of neuropathy-like numbness and tingling. The estimated lifetime incidence of sciatica ranges from 10% to 40% of the U.S. population, and about one-third of these cases will develop symptoms lasting over a year. According to a report by Decision Resources Group, it was estimated that over 4.8 million patients would suffer from sciatica in the United States in 2022.

Current Treatment Landscape and Limitations of Existing Treatments

As the U.S. population ages, the incidence of sciatica and the need for interventions are expected to continue to increase. For example, from 2000 to 2018, ESIs in Medicare beneficiaries increased by more than 125%.

Although there are numerous etiologies of sciatica, and therapies may differ based on the etiology, pain management interventions for sciatica are usually multi-modal. Among the pain management interventions, ESI is considered to be efficacious and has been widely used by physicians across multiple specialties, including anesthesiology, physical medicine and rehabilitation and pain medicine. However, there is no ESI therapy approved by the FDA for sciatica to date, and particulate formulations of glucocorticoids have been associated with severe adverse events.

Patients with sciatica have a wide range of invasive and non-invasive treatment options. Surgical intervention options include vertebroplasy, spinal laminectomy, discectomy, microdiscectomy, foraminotomy, intradiscal electrothermal therapy, nucleoplasty, radiofrequency denervation, spinal fusion and artificial disc replacement. These options are generally the last line of treatment because they can result in prolonged recovery time, may not be successful in reducing pain or addressing the underlying cause, and may result in permanent loss of flexibility. For these reasons, less invasive interventions are usually implemented first. Less invasive interventions may include (i) nonpharmacological therapies such as physical therapy, stretching exercises, spinal manipulations or chiropractic therapy, traction, acupuncture, transcutaneous electrical nerve stimulation, and biofeedback; (ii) oral pharmaceutical therapies such as NSAIDs, muscle relaxants, opiates, antidepressants, and anticonvulsants; and (iii) injectable pharmaceutical therapies such as off-label use of ESIs or nerve blocks.

ESIs for various back pain syndromes are one of the most common procedures performed in the United States and lumbosacral radicular ESI procedures represent 88% of total ESI procedures. ESIs are used when a patient’s pain is inadequately controlled with oral pain medications, topical systems or interventions such as physical therapy. ESIs have demonstrated efficacy in reducing pain, restoring function, reducing the need for other health care and avoiding back surgery. However, in addition to not being FDA-approved for the treatment of lumbosacral radicular pain, currently-used ESIs also present various risks and challenges.

When administering an ESI, many physicians use a particulate steroid (including methylprednisolone acetate, triamcinolone acetonide, or betamethasone sodium phosphate or betamethasone sodium acetate) instead of a non-particulate steroid (dexamethasone sodium phosphate) because early studies suggested that the duration of pain relief was longer with the particulates and fewer repeat injections were required, even though dexamethasone is considered an otherwise potent and therapeutically beneficial therapy. Particulate in injectable products is defined as extraneous undissolved particles present in injectable solution products. An example of such particulate is precipitate of insoluble drug form, or suspended drug particle. These steroid particles or their aggregates have at least two mechanisms for neurological damage: (1) they can act as emboli if injected into an artery and are of sufficient size to block small terminal arterioles supplying the brain or spinal cord; and (2) several particulate steroids have an immediate and massive effect on microvascular perfusion because of formation of red blood cell aggregates. These emboli can cause rare but catastrophic neurologic injuries including stroke and spinal cord injury that can result in increased pain, severe permanent disability or death. In addition, fungal meningitis has occurred from the injection of steroids manufactured in a compounding pharmacy that did not adhere to sterility standards.

The FDA has been evaluating serious neurologic events with ESIs since 2009, and in 2014, the FDA required a class warning on the currently off-label use of injectable corticosteroids to include information about the risk of serious neurologic events with ESIs. The warning on product labels for all injectable glucocorticoids states that the product is to be used for intramuscular or intravenous purposes only, and specifically includes a warning for serious neurologic adverse reactions with epidural administration. These serious neurologic events have been reported with and without use of fluoroscopy. The class warning also includes a statement that safety and effectiveness of epidural administration of these corticosteroids have not been established.

Certain third-party payors have also provided limited coverage of ESIs to date. Based on coverage criteria established by different health care plans and certain Medicare Administrative Contractors, an ESI is considered medically necessary and therefore reimbursable only when certain specific criteria are met.

Our Solution

We are developing SP-102 to address problems associated with currently available corticosteroid products that are used in practice but not approved for epidural injection or the treatment of lumbosacral radicular pain. SP-102 is a Phase 3 sterile dexamethasone sodium phosphate viscous gel formulation of 10 mg dexamethasone at a 5 mg/mL concentration in a pre-filled glass syringe for delivery via an epidural injection. SP-102 allows for the use of the potent dexamethasone and provides for longer residency time at the site of injection through the use of a viscous excipient in lieu of particulates. The product is also formulated without the use of preservatives and packaged in a pre-filled syringe, so as to confer greater physician convenience.

Currently-used steroids carry a class warning and are not approved to be administered epidurally for the treatment of sciatica. In fact, there are further warnings that the safety and efficacy of the use of these products following epidural administration has not been established. Their formulations include neurotoxic preservatives, surfactants, suspensions or particulates that carry risks of serious neurologic complications. Unlike currently-used steroids, SP-102 does not contain neurotoxic preservatives, surfactants, suspensions or particulates that carry risk of serious neurologic complications, which we believe may improve safety and the extent of pain relief. By using dexamethasone sodium phosphate, the soluble form of the potent dexamethasone, we believe SP-102 may substantially reduce the risk of embolic events in case of inadvertent intra-arterial administration and enable repeat injections. We expect the injectable viscous gel product, SP-102, which uses a biocompatible, biodegradable, novel excipient and is protected by multiple patents and patent applications and trade secrets, to prolong the residence time at the injection site and result in extended local activity. We believe SP-102, if successfully developed and approved, has the potential to reduce the disability related to lumbosacral radicular pain and help delay or avoid spine surgery.

If approved, SP-102 could become the first FDA-approved ESI product. We believe an FDA-approved therapy for the treatment of sciatica could potentially benefit from first-to-market advantage if it can be shown to reduce or delay the need for expensive and potentially risky interventions such as spinal surgery and decrease the use of opioids. SP-102 benefits from our substantial intellectual property portfolio and other technical barriers to entry for potential competitors. Further, we are a party to an exclusive supply agreement for a proprietary biocompatible viscosity-enhancing excipient sodium hyaluronate in SP-102. Our complex manufacturing process, specialized equipment and know-how for sterile viscous product candidates are also key to our competitive edge.

We are currently evaluating data on SP-102 from a pivotal Phase 3 Corticosteroid Lumbar Epidural Analgesia (“CLEAR”) trial, which was designed to evaluate the safety and efficacy in the proposed indication.

The CLEAR clinical trial is a randomized, double-blind, placebo-controlled Phase 3 trial that enrolled 401 patients with sciatica at over 40 sites across the United States, with a primary objective to evaluate the analgesic effect on average leg pain (as measured by the Numeric Pain Rating Scale in the affected leg) following a single epidural injection of SP-102, compared to an intramuscular injection of placebo over four weeks. A full 6-months data analysis was completed in February 2022 and we announced final results from the study in March 2022, which results reflect achievement of primary and secondary endpoints. We believe these final results are supportive of a breakthrough therapy designation for sciatica that, in addition to the fast track designation, is expected to allow the FDA to further expedite the overall development program leading to market approval. We intend to submit a request to the FDA for a type D meeting in order to clarify the expectations regarding the size of the safety database needed for a NDA given that at this time no safety concerns have been identified during the course of clinical development, and to agree on acceptance of SP-102 Phase 3 trial data as pivotal evidence of efficacy to support product registration. We also presented the pivotal Phase 3 trial results at the American Society of Interventional Pain Physicians annual meeting in Las Vegas, Nevada in May 2022.

The Phase 3 CLEAR trial summary results, which results reflect achievement of primary and secondary endpoints, are as follows:

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SP-102 (SEMDEXA™), with 401 patients enrolled in the C.L.E.A.R. trial (Corticosteroid Lumbosacral Epidural Analgesia in Radiculopathy), demonstrated a rapid onset of pain relief, measured by Numeric Pain Rating Scale of average daily pain in the affected leg, with improvement against placebo over the first 4 weeks, following a single transforaminal injection, LS Mean (SEM) difference -1.08 (0.17), with a p-value < 0.001.

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SP-102 (SEMDEXA™) showed continued reduction of pain beyond one month, and the median time to open-label repeat injection was 99 days (95% CI: 78, 129 days) according to a Kaplan-Meier estimation. By contrast, off-label injectable steroids typically provide pain relief for periods ranging from less than a week and up to one month, and then a repeat injection may be required.

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The key secondary endpoint of Oswestry Disability Index, the gold standard for measuring degree of disability and estimating quality of life, showed a 28% improvement at 4 weeks on SP-102 (SEMDEXA™) compared to baseline (minimal clinically meaningful improvement 8%-12%)15. The LS Mean (SEM) difference as compared to placebo was -6.28 (1.49), with a p-value < 0.001.

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There were no adverse events (“AEs”) of special interest reported, such as paraplegia, hematoma, or infection at the injection site, which events are associated with the off-label use of non-approved injectable steroid preparations. Of the 354 patients receiving at least a single injection of SP-102, there were 125 (35.3%) patients experiencing treatment emergent adverse events (“TEAEs”), with 32 (9.0%) patients experiencing treatment-related AEs, 16 (4.5%) patients experiencing medication-related AEs, 23 (6.5%) patients experiencing procedure-related AEs, four (1.1%) patients experiencing serious AEs, and one (0.3%) patient experiencing AEs related to early withdrawal. Of the 47 patients only receiving a single placebo injection (and no repeat injection of SP-102), there were 14 (29.8%) patients experiencing TEAEs with (i) two (4.3%) patients experiencing treatment-related AEs, (ii) two (4.3%) patients experiencing medication-related AEs, (iii) one (2.1%) patient experiencing procedure-related AEs, (iv) one (2.1%) patient experiencing serious AEs, (v) one (2.1%) patient experiencing AEs related to early withdrawal, and (vi) one (2.1%) patient death. TEAEs occurring in ≥ two percent of patients were headache (SP-102: 13 (6.4%), 17 events; placebo: 11 (5.5%), 11 events), injection site pain (SP-102: 4 (2.0%), four events; placebo: zero (0.0%), 0 events), upper respiratory tract infection (SP-102: two (1.0%), 2 events; placebo: four (2.0%) events), sinusitis (SP-102: 4 (2.0%), four events; placebo zero (0.0%), 0 events) and hypertension (SP-102: four (2.0%), four events; placebo: one (0.5%), two events). The C.L.E.A.R trial also established the safety of repeat injections, as patients who experienced moderate-to-severe radicular pain between 4 and 23 weeks were allowed to receive open-label additional SP-102 (SEMDEXA™) injection. The safety analysis was comparable between treatment groups through 4, 12 and 24 weeks of study period.

Phase 3 SP-102 C.L.E.A.R Trial — Primary Endpoint

SP-103

We are developing SP-103 to be a triple-strength, non-aqueous lidocaine topical system for the treatment of acute LBP. SP-103 leverages the same adhesive drug delivery formulation and manufacturing as ZTlido along with comparable backing material, perforated release liner and container-closure system. The increase in drug load is offset by a corresponding decrease in the adhesive diluent.

Acute LBP Market Overview

The safe and effective treatment of acute LBP addresses a high unmet need and creates large market opportunities. LBP affects about 70% of people in resource-rich countries at some point in their lives. Acute LBP can be self-limiting, however. One year after an initial episode, as many as 33% of people still have moderate-intensity pain and 15% have severe pain. Acute LBP has a high recurrence rate with 75% of those with a first episode having a recurrence. Although acute episodes may resolve completely, they may increase in severity and duration over time. Americans spent approximately $134.5 billion in 2016 on treating LBP and neck pain, which was the highest expenditure among 154 conditions studied by the Department of Institute for Health Metrics and Evaluation at the University of Washington.

Current Treatment Landscape and Limitations of Existing Treatments

According to the Centers for Disease Control and Prevention, in 2018, 28.0% of men and 31.6% of women aged 18 years old and older had lower back pain in the past three months. The percentage of women who had lower back pain increased as age increased. Among men, the percentage increased with age through age 74 years and then decreased. Women in the age groups 18—44, 45—64, and 75 years and older were more likely to have lower back pain in the past three months than were men in the same age groups, but percentages were similar between men and women in the age group 65-74 years. Although most patients recover quickly with minimal treatment, proper evaluation is imperative to identify rare cases of serious underlying pathology. Certain red flags should prompt aggressive treatment or referral to a spine specialist, whereas others are less concerning. Serious red flags include significant trauma related to age (i.e., injury related to a fall from a height or motor vehicle crash in a young patient, or from a minor fall or heavy lifting in a patient with osteoporosis or possible osteoporosis), major or progressive motor or sensory deficit, new-onset bowel or bladder incontinence or urinary retention, loss of anal sphincter tone, saddle anesthesia, history of cancer metastatic to bone and suspected spinal infection. Without clinical signs of serious pathology, diagnostic imaging and laboratory testing often are not required. Although there are numerous treatments for nonspecific acute LBP, most have little evidence of benefit. Patient education and medications such as nonsteroidal anti-inflammatory drugs, acetaminophen and muscle relaxants are beneficial.

Our Solution

Our triple-strength SP-103 is an investigational, non-aqueous lidocaine topical system undergoing clinical development in acute LBP conditions. If approved, we believe that SP-103 could become the lidocaine topical product for acute LBP indications. All current uses of topical lidocaine products for LBP are off-label. This program builds on the learnings from ZTlido because both products share the same adhesive drug delivery formulation and manufacturing technology.

We are developing SP-103 to deliver a dose of lidocaine that is at least threefold higher than any approved lidocaine topical products (including the approved ZTlido, which has a drug load of 36 mg lidocaine). We manufacture SP-103 to have a drug load of 108 mg lidocaine in a similar adhesive formulation as ZTlido, along with comparable backing material, perforated release liner and container-closure system.

SP-103 has demonstrated delivery of threefold the level of drug of ZTlido, and consequently delivers threefold the level of drug of Lidoderm and associated generics by extrapolation. SP-103 has been granted fast track designation by the FDA and, if approved, could become the first FDA-approved lidocaine topical product for the treatment of acute LBP. We believe SP-103, if successfully developed and approved, may be able to address the limitations of prescription lidocaine patches in treating acute LBP by delivering a higher dose of lidocaine to the application site, but with systemic exposure of drug remaining well below established safety thresholds. SP-103 has three times the drug load of ZTlido (108 mg versus 36 mg) in the adhesive system and can potentially deliver threefold the level of the drug within a targeted area, with the convenience of a single topical system. This level of dosage for SP-103 is comparable to the maximum approved daily dosage of ZTlido, or three topical systems for up to 12 hours during a 24- hour period. By contrast, delivering higher levels of drug with other lidocaine patches is encumbered by the underlying hydrogel technology that constrains the level of drug that can be loaded into the adhesive of those products. The level of drug product in such patches can be increased only with a thicker adhesive layer, which can result in a loss of adhesion performance and flexibility. Further, increasing product dimensions can allow delivery of the drug over a larger area, but does not increase drug delivery to a localized area under the topical system.

We believe the acute LBP market presents an attractive commercial opportunity due to the large patient population, lack of any approved drugs and high level of unmet medical need. We believe developing and commercializing a topical non-opioid product targeting this segment of the pain population represents a commercially attractive strategy.

We intend initially to evaluate SP-103 in a Phase 2 trial in subjects who have acute LBP. The study design is planned as an enriched-enrollment, randomized, double-blind, two-period cross-over, multicenter study of SP-103 and placebo in subjects with acute LBP. The study consists of a 7-day open-label run-in period where all subjects receive active treatment. Responders to treatment then will be randomized to blinded Treatment A, consisting of 30 days treatment with SP-103 or Treatment B, consisting of 30 days treatment with placebo patch with no lidocaine. We initiated the Phase 2 trial in the second quarter of 2022.

SP-104

We are developing SP-104 for the treatment of fibromyalgia. Low-dose naltrexone hydrochloride delayed-release capsules are routinely used off-label to treat fibromyalgia and other chronic pain conditions such as complex regional pain.

Fibromyalgia Market Overview

Fibromyalgia affects an estimated 10 million people in the United States and an estimated 3% to 6% of the world population. While it is most prevalent in women, it also occurs in men and children of all ethnic groups. Fibromyalgia is the second most common disorder that rheumatologists encounter, seen in 15% of evaluated patients. Approximately 8% of patients cared for in primary care clinics have fibromyalgia. Prominent fibromyalgia researchers and specialists estimate the economic burden of fibromyalgia in the United States to be between $12 billion to $14 billion each year and the condition accounts for a loss of 1% to 2% of the national overall productivity.

Potential Complications of Fibromyalgia

The following is a non-exhaustive list of complications of fibromyalgia:

•	extreme allodynia with high levels of distress;

•	opioid or alcohol dependence;

•	marked functional impairment;

•	severe depression and anxiety;

•	obesity and physical deconditioning; and

•	metabolic syndrome.

Although fibromyalgia is frequently grouped with arthritis-related conditions, there is no apparent inflammation or damage to the joints, muscles or other tissues. The diagnostic criteria for fibromyalgia are detailed in the chart below.

Currently approved products for pain in fibromyalgia, including duloxetine, pregabalin and milnacipran, have limited efficacy. Responders applying such products can only demonstrate a 27% to 40% reduction of symptoms, which is far below the commonly accepted threshold of 50% to prove efficacy in treating fibromyalgia. In light of this, we believe new treatments with higher efficacy are needed to improve management of fibromyalgia.

Our Solution

SP-104 has key clinical data supporting its use in fibromyalgia. There are investigational trials that support use and development of SP-104 for fibromyalgia. Currently there are no low-dose formulations (i.e., less than 5 mg) available. Physicians currently use the commercially available high-dose tablets (50 mg) and have compounding pharmacies aliquot lower doses for patients. Pharmacy-compounding is inherently inaccurate and does not involve analyses to confirm that the aliquoted product has the target level of drug, and there is no assurance as to content uniformity within a batch as well as other quality attributes critical for pharmaceutical product performance. This approach can lead to errors in dosing and challenges with titration. The commercial products and pharmacy-compounded products also allow for the immediate release of the drug in the stomach, which can lead to compliance challenges due to severe side effects. Common side effects for naltrexone include hyperalgesia, dysphoria, insomnia and anxiety. All these issues culminate into patient compliance issues and result in the eventual abandonment of an otherwise viable therapy to treat this debilitating disease.

Our SP-104 uses delayed burst release technology that bypasses the stomach and releases the drug in the gut (upper intestine). When taking SP- 104 at night before bed, peak drug levels are achieved at night during sleep, allowing the patient to avoid conscious perception of hyperalgesia and other side effects. The combination of the delayed-release and administration at night may also maximize efficacy as most endorphin/ enkephalin release is during sleep, which maximizes the product’s potential to elicit compensatory response.

We are committed to develop SP-104 for fibromyalgia. Phase 1 studies are designed to characterize the pharmacokinetic and safety profile of SP-104, and Scilex intends to initiate a Phase 2 study in 2023. If successful, we believe SP-104 can become a pivotal treatment for management of fibromyalgia, which represents a large commercial opportunity with high unmet demands.

Commercialization and Market Access

Sales & Marketing

We have built a robust and integrated commercial infrastructure using a dedicated sales force and sales management, marketing and managed care capabilities, to maximize the potential of our current marketed product, ZTlido, and our two other FDA-approved products, GLOPERBA and ELYXYB, and to commercialize our product candidates, if approved. We are focused on achieving accelerated sales growth and increased market uptake for ZTlido in the topical lidocaine product market, where we believe we have the only actively promoted product. Our dedicated 65-person sales force has broad experience in pain management and is exclusively focused on promoting ZTlido. Our sales representatives leverage their established relationships to call on over 10,000 target pain specialists, neurologists, select primary care providers and palliative care physicians who Scilex believes treat the majority of PHN patients. We believe these same call points provide treatment for the sciatica and acute LBP patients that could benefit from SEMDEXA and SP-103, if approved. Our sales representatives typically have over 10 years of experience in promoting a broad scope of pain management products that Scilex intends to leverage as our product candidates are commercialized.

As of December 31, 2022, ZTlido had gained approximately 11.4% market share of the lidocaine patch prescription market across the territories we cover in the United States. The total prescriptions of ZTlido for the year ended December 31, 2022 grew by more than 50.4% over the year ended December 31, 2021, according to Symphony Healthcare’s national prescription data. Our experienced sales representatives and managers are supported by our marketing team, whose members have successfully launched over 20 products with large pharmaceutical, biotechnology and specialty pharmaceutical companies. Our marketing team has developed a multi-channel marketing strategy to promote the continued uptake of ZTlido by highlighting its significantly improved adhesion and continuous pain relief throughout the 12-hour administration period. We are also promoting ZTlido with a marketing campaign that engages patients seeking relief for neuropathic pain associated with PHN through social media and medical and consumer journals. Further, our marketing function is supported by an experienced analytics team that leverages its experience in forecasting and analytics to draw insights from healthcare databases to inform our marketing strategy. As part of our broader commercial strategy, our marketing analytics team is conducting market research to support the launch of SP-102, SP-103 and SP-104, if any of these candidates is approved. We believe that our sales force, supporting commercial infrastructure and established relationships with our targeted physician audience will provide a strategic advantage in pursuing potential partnerships to commercialize other non-opioid pain management therapeutics.

Market Access

We have established a patient-centric market access function with robust capabilities across the market access continuum, including payor sales, contracting and marketing strategies, supplemental patient assistance programs and responsible drug pricing to support patients’ access to ZTlido. Our team of managed healthcare account executives has demonstrated experience in establishing products on formularies and have currently prioritized and targeted select payor accounts representing approximately 275 million of the over 300 million lives, with the remaining 25 million to be considered in the future. Currently, ZTlido is covered for over 200 million lives in the United States and coverage continues to improve. As of January 2023, we have secured coverage for ZTlido on CVS Caremark/Aetna Commercial, Cigna HealthCare (commercial and Medicare plans), Express Scripts (commercial and most Medicare plans), United Healthcare Commercial, Optum Rx Select Commercial, Anthem BCBS, BCBS Louisiana and Kansas, Lifetime/Excellus BCBS, MedImpact, CareFirst, Elixir Commercial and Medicaid in California, Florida, Idaho, and North Dakota. We continue to negotiate coverage with large payors and pharmacy benefit managers in all books of business.

ZTlido Formulary Coverage — Over 90% of Lives Covered or In Negotiation

We utilize an outside vendor to administer a patient assistance program directed at patients with commercial insurance or those paying out-of-pocket. With the copay assistance program, qualifying patients do not have to pay any copayment for their ZTlido prescription. We utilize an external vendor and train the sales force to work proactively with clinician office managers in completing required forms for prior authorization for ZTlido.

Clinical Development Overview

ZTlido

Clinical Trial Highlights

We have evaluated ZTlido in over 600 subjects in clinical trials to support marketing approval and promotional campaigns for the relief of neuropathic pain associated with PHN in the United States. Our studies sought to investigate the bioequivalence of ZTlido compared to Lidoderm, adhesion performance and the dermal safety and tolerability of ZTlido under a range of application times and settings. Based on these studies, we concluded that ZTlido:

•	demonstrated bioequivalence to Lidoderm in study SCI-LIDO-PK-002A;

•	showed greater than or equal to 90% adhesion in over 90% of the subjects at the end of the 12-hour administration period in study SCI-LIDO-ADH-001;

•	showed superior adhesion to Lidoderm and Mylan’s generic lidocaine patch in studies SCI-LIDO-AHD-002 and SCI-LIDO-ADH-003;

•	was not meaningfully impacted by heat or exercise in study SCI-LIDO-HEX-001;

•	was able to be used under showering and bathing conditions in study SCI-LIDO-ADH-004; and

•	did not show clinically meaningful dermal irritation in study SCI-LIDO-DERM-001.

ZTlido Study Details

Pivotal Bioequivalence Study—SCI-LIDO-PK-002A

We conducted a comparative single-dose pharmacokinetic (“PK”) study between ZTlido and Lidoderm designed as a two-way cross-over in 54 healthy subjects. In this trial design, each subject received a single dose of three ZTlido or three Lidoderm patches followed by a washout period and the administration of the other product. The purpose of this study was to establish bioequivalence between the products, which was determined by the statistical comparability of Cmax and AUC as shown in the figure below.

This was considered the pivotal clinical trial for ZTlido, as it provided the pharmaceutical bridge between the two products and showed that ZTlido had comparable safety and efficacy to Lidoderm. As a result of successfully establishing the pharmaceutical bridge, no stand-alone clinical efficacy studies were required by the FDA to determine ZTlido’s analgesic effects for ZTlido’s approval.

Mean Lidocaine Plasma Concentration Time Profiles — Semilog Scale

Pivotal Adhesion Study — SCI-LIDO-ADH-001

We conducted an open-label, single-treatment, single-period, single-application adhesion performance study in 54 healthy, human subjects to assess the adhesion performance of ZTlido over the 12-hour administration period of the product. The study also investigated whether ZTlido met an FDA established adhesion performance benchmark of greater than or equal to 90% adhesion in greater than or equal to 90% of subjects in the study at the end of the administration period. At the end of the 12-hour administration period, over 90% of the subjects (49 out of the 54 subjects) maintained greater than or equal to 90% adhesion, with no adverse events reported during the study.

ZTlido Maintained Greater Than 90% Adhesion Over the 12-Hour Time Period

This study was considered the pivotal adhesion study for marketing approval and is summarized in the product label.

Head-to-Head Adhesion Study versus Lidoderm — SCI-LIDO-ADH-002

We conducted an open label, single-treatment, three-period, single-application adhesion performance study in 44 healthy, human subjects to evaluate the adhesion performance of ZTlido compared to the adhesion performance of Lidoderm over a 12-hour administration period.

In this study, ZTlido demonstrated significantly superior mean adhesion scores compared to Lidoderm at 3, 5, 9 and 12 hours after application. ZTlido maintained a mean percent adhesion performance greater than 90% over the 12-hour administration period, while Lidoderm fell below 90% mean adhesion within three hours.

ZTlido Demonstrated Superior Adhesion Compared to Lidoderm

Head-to-Head Adhesion Study versus Mylan’s Generic — SCI-LIDO-ADH-003

We conducted an open-label, single-treatment, two-period, single-application adhesion performance study in 24 healthy, human subjects to evaluate the adhesion performance of ZTlido compared to the adhesion performance of a generic lidocaine patch 5% manufactured by Mylan over a 12-hour administration period. The purpose of this study was to compare the adhesion performance of ZTlido against a topical lidocaine product involving a non-aqueous formulation. We selected Mylan’s generic lidocaine patch as a comparator because it has similar product characteristics, including a non-aqueous polymer drug-in-adhesive system allowing for a thinner patch and a lower drug load as compared to Lidoderm.

In this study, ZTlido demonstrated significantly superior adhesion performance compared to Mylan’s generic lidocaine patch. ZTlido maintained a mean adhesion greater than 90% over the 12-hour administration period, while the generic product had a mean adhesion score of only 80% immediately after application, which declined to a mean adhesion score of 27% at 12 hours after application.

ZTlido Demonstrated Superior Adhesion Compared to Mylan’s Generic Lidocaine Patch

PK and Adhesion Study under Exercise and Heat Conditions — SCI-LIDO-HEX-001

We conducted an open-label, randomized, three-treatment, three-sequence, three-period, cross-over, PK and adhesion performance study of three ZTlido topical systems applied to separate areas in 12 healthy, human subjects during physical exercise, exposure to heat and under normal conditions, respectively. The three treatment periods were as follows:

•

Treatment A sought to assess the PK and adhesion performance of ZTlido under physical exercise conditions. In this treatment period, subjects were instructed to perform exercise for 30 minutes on a stationary bike achieving a heart rate of 108 beats per minute, with continuous heart monitoring during exercise. Subjects were instructed to perform exercise immediately after the application of the topical system and at 2.5, 5.5 and 8.5 hours following application of the topical system.

•

Treatment B sought to assess the PK and adhesion performance of ZTlido under heat conditions. In this treatment period, a heating pad adjusted to the medium setting was applied for 20 minutes immediately after application of the topical system and at 8.5 hours following application of the topical system.

•	Treatment C sought to assess the PK and adhesion performance of ZTlido under normal conditions. In this treatment period, topical systems were applied to the mid-lower back and worn for 12 hours.

In treatment A, adhesion and PK performance were not compromised by exercise, as reflected in the product label. In treatment B, heat had an effect on PK but had no effect on adhesion. In Treatment C, normal PKs were observed and greater than 90% of subjects showed greater than 90% adhesion. No meaningful irritation was observed across all treatments across all time points in any of the subjects.

The impact of heat and exercise on PK is presented in the figure below. It was observed that heat had an effect on Cmax, but the drug returned to normal levels after removal of heat and there was no clinically meaningful observed effect on AUC. Heat did not appear to have a deleterious or catastrophic effect on topical system performance, either as a dose-dump (i.e., immediate and complete release of all drug from the product), or as reduced drug delivery (i.e., much lower systemic exposure). There was no significant effect on PK observed with exercise when compared to subjects under normal conditions.

ZTlido Demonstrated Consistent* PK Performance under Exercise and Heat Conditions

*	Defined as no clinically meaningful changes by meeting bioequivalence criteria

Dermal Sensitization and Irritation Study — SCI-LIDO-DERM-001

We conducted a provocative dermal sensitization and irritation human clinical trial, also referred to as a repeat insult topical system test, intended to elicit the worst-case dermal safety of ZTlido by extended wearing of the product over multiple days. In this trial, we compared the sensitization potential, and the overall irritation profiles of ZTlido and Lidoderm in 218 normal and healthy subjects. We used a 7-point scale where a score of 0 indicated no irritation and a score of 7 was considered a strong reaction spreading beyond the application site.

In this study, results showed that the adhesion quality of ZTlido did not compromise dermal safety. The study reported that ZTlido did not show potential for dermal sensitization and showed an overall benign irritation profile. Both ZTlido and Lidoderm had a mean irritation score well below 1, which is defined as barely perceptible erythema. This study allowed for the ZTlido label to adopt the same local tolerance language as labeled for Lidoderm.

Photoallergy and Phototoxicity Studies — SCI-LIDO-PHOT0-001 and SCI-LIDO-PHOTO-002

We conducted a 6-week randomized study, SCI-LIDO-PHOTO-001, to evaluate the potential of ZTlido and its comparator, Lidoderm, to induce a photoallergic skin reaction in 54 healthy volunteers. In this study, we observed that ZTlido was not photoallergenic.

We conducted a 4-day, randomized study, SCI-LIDO-PHOTO-002, to evaluate the irritation potential of ZTlido and its comparator, Lidoderm, when application to skin is followed by light exposure in 32 healthy volunteers, using a phototoxicity patch test. In this study, we observed that ZTlido was not phototoxic.

Post-Approval Studies for ZTlido

Water Stress Study (Shower and Swimming) — SCI-LIDO-ADH-004

We conducted a single-dose study in 24 subjects to examine the adhesion and lidocaine delivery (pharmacokinetics) of ZTlido when it is exposed to two separate water stress conditions of (1) showering (10 minutes) and (2) swimming (15 minutes). The study showed that while some degree of product lifting was observed, the product could be pressed back down or reattached with no further diminished adhesion performance or drug delivery. This study led to a change in the product label indicating that patients may use the product while showering or bathing. This provides significant patient convenience as Lidoderm and the associated generics are labeled to avoid contact with water such as bathing, swimming or showering, as these products may not stick if they get wet. With ZTlido, patients can engage in these activities within the 12-hour administration period.

Investigator-Sponsored Studies

We plan to support several investigator-initiated research studies to evaluate the clinical benefits of using ZTlido in patients with carpal tunnel syndrome, neck pain, intercostal neuralgia and other possible indications.

SP-102 (SEMDEXA)

We recently conducted a Phase 3 pivotal study of SP-102. The Corticosteroid Lumbar Epidural Analgesia for Radiculopathy (“CLEAR”) study is a randomized, double-blind, placebo-controlled Phase 3 trial that enrolled 401 patients with sciatica to compare the epidural administration of SP-102 to placebo. We announced final results from this study in March 2022. We also presented the pivotal Phase 3 trial results at the American Society of Interventional Pain Physicians annual meeting in Las Vegas, Nevada in May 2022.

Clinical Trial Highlights

SP-102 has been evaluated in a number of preclinical studies and clinical trials as a potential treatment for sciatica. Key findings from the preclinical studies and clinical trials include:

•	Repeat injections of SP-102 showed continued pain reduction with no unexpected adverse events based on preliminary results from the SP-102-03 study;

•	SP-102 showed an extended local activity with epidural administration in the ES-1504 study;

•	SP-102 showed an extended residence time and tolerability in the 1014-1512 and the 1014-2847, preclinical studies; and

•	The introduction of SP-102 into blood vessels did not result in neurological complications in the UPD003-IS21 preclinical toxicology study.

SP-102 (SEMDEXA) Study Details Phase 3 Pivotal Clinical Trial — CLEAR

We recently conducted a pivotal, randomized, double-blind, placebo-controlled Phase 3 trial, CLEAR, that enrolled 401 patients with sciatica at over 40 sites across the United States. The study includes an open-label extension where subjects will be followed for up to 24 weeks after treatment to evaluate the safety of administering SP-102 in a larger patient population. After week 4, subjects who met certain pain criteria received open-label SP-102 to investigate the safety of repeat injections and the duration of pain relief following injection. This well-controlled, randomized trial was designed to demonstrate evidence of the analgesic effect and safety of SP-102. The schematic of this Phase 3 trial is demonstrated in the flowchart below.

The primary objective of this study was to evaluate the analgesic effect of SP-102 on average leg pain, measured using the Numeric Pain Rating Scale (“NPRS”) following a single transforaminal injection. These results were compared to an intra-muscular injection of placebo over a four-week period. The secondary objectives of this study include (i) evaluation of the degree of disability over time as measured by the Oswestry Disability Index; (ii) characterization of the change of the subject’s radiculopathy symptoms and overall condition, using a combination of PainDETECT, modified Brief Pain Inventory, Clinical Global Impression of Change, and Patient Global Impression of Change and (iii) evaluation of the safety of a single and repeat SP- 102 injections.

Schematic of CLEAR — SP-102 (SEMDEXA) Phase 3 Pivotal Trial

Enrollment was completed in the second half of 2021. We announced final data from this study in March 2022. The Pivot Phase 3 trial has met the primary efficacy and key secondary efficacy endpoints:

•

For the primary endpoint of change in average daily pain (as measured by the Numeric Pain Rating Scale) in the affected leg over four weeks following the initial injection, the LS Mean (SE) group difference of -1.08 (0.17) compared to placebo with a p-value less than 0.001.

•

The two key secondary endpoints assessing Oswestry Disability Index (“ODI”) and Time to open label repeat injection have been demonstrated for SP-102. The LS Mean (SE) group difference in ODI compared to placebo at week 4 was -6.28 (1.49) with a p-value less than 0.001. A Cox proportional hazard model showed significantly longer duration of initial SP-102 (SEMDEXA) treatment compared to placebo Hazard Ratio (95% CI) 0.49 (0.36, 0.65), with a p-value less than 0.001.

Phase 2 Repeat Dose Study — SP-102-03

We conducted an open-label, single-arm, pharmacodynamics (“PD”) and safety study of repeat epidural injections of SP-102 in patients with sciatica. We conducted this study to characterize repeat dose PD with respect to hypothalamic-pituitary-adrenal suppression using plasma cortisol levels, white blood cell count and blood glucose levels.

The study enrolled 19 subjects, of which 15 received repeat SP-102 epidural injections 4 to 8 weeks after the initial injection. Four of the subjects did not experience recurrent pain and thus did not require a repeat injection. The daily average, current and worst pain in the affected leg and back showed continuous reduction throughout the 28-day observation period for both treatments. Based on a preliminary review of the results, SP-102 injections were generally well-tolerated and there were no new unexpected adverse events observed.

Mean Percentage Change in Sciatica-Related Leg Pain as Measured by NPRS

Phase 1 Trial of SP-102 (SEMDEXA) Compared to Reference Listed Drug — ES-1504

We conducted an open-label, single-arm, two-period, fixed sequential-dose study to evaluate the PK, PD and safety of SP-102 when administered by epidural injection. SP-102 was compared to intravenous dexamethasone sodium phosphate injection in subjects with lumbosacral radiculopathy. There were 12 subjects enrolled in this study, all of whom received SP-102 followed by the intravenous dexamethasone sodium phosphate injection (Reference Listed Drug) administered one month later. A Reference Listed Drug is an approved drug product to which new versions are compared to show that they are bioequivalent. The purpose of this study was to establish the pharmaceutical bridge between SP-102 and the Reference Listed Drug. The Tmax observed with the administration of SP-102 was four hours, compared to 15 minutes observed with intravenous dexamethasone. The PD parameters and safety results of both products were similar, and SP-102 did not prolong cortisol suppression time. SP-102 also maintained analgesic effects throughout a one-month observation period.

The overall systemic exposure of dexamethasone was similar, whether administered as SP-102 or injected intravenously, with a mean AUCinf of 0.916 µg*h/mL (observed with SP-102) compared to 0.943 µg*h/mL (observed with intravenously-administered dexamethasone). Notably, there was a 16- fold increase in the time to maximum serum concentration (“Tmax”) following epidural injection of SP-102. The median Tmax was 4.00 hours for SP-102 compared to 0.25 hours for the comparison group. All 12 subjects with sciatica showed continuous reduction in back and leg pain during the one-month observation period following a single epidural injection of SP-102.

This study demonstrated that at an equivalent initial dose of dexamethasone, the systemic exposure to dexamethasone following epidural injection of SP-102 did not exceed the exposure following intravenous injection of the Reference Listed Drug. The PD effects, measured as white blood cell count, cortisol levels and glucose levels, as well as the safety profile, were similar between the two treatments. SP-102 injections were generally well-tolerated and did not result in new unexpected side effects.

Toxicology Studies — Study Nos. 1014-1512 and 1014-2847

We conducted PK and toxicology studies in two non-rodent animal species to assess SP-102 administered via epidural and intrathecal routes with single and multiple dose regimens. Pharmacokinetically, a prolonged increase in the active dexamethasone metabolite was consistent with the extended residence time of the viscous gel formulation of SP-102 at the site of injection. There were no new unexpected toxicology findings apart from well-characterized toxicity findings commonly observed with administration of dexamethasone sodium phosphate.

Preclinical Toxicology Study — UPD003-IS21

We conducted a preclinical toxicology study designed to simulate the accidental introduction of epidural steroids into arterial blood vessels providing blood supply to the spinal cord, which is a major cause of neurological complications associated with current administration of suspension steroids containing particulates.A2 mL (10 mg of dexamethasone) injection of SP-102 was injected over 1-2 minutes into the vertebral artery of large animal species.

Pre- and post-dose angiography showed no remarkable changes and all animals survived for approximately 24 hours until euthanasia. The veterinary animal health report and the pathology report concluded there were no vascular, spinal cord or brain injuries associated with injection into the vertebral artery of the animals.

Hydrodynamic Study — SP-PC002

We conducted a hydrodynamic study of SP-102 in non-rodent animal species, which showed that epidural administration of SP-102 demonstrated an increased local residence half-life and a decreased flow from the injection site.

Intravascular Injection Study — SEM-005

We conducted a study to evaluate the accidental intravascular injection of SP-102 into the vertebral artery of non-rodent animals. There were no adverse clinical signs associated with the accidental intra-arterial injection of SP-102 following a 24-hour survival period.

SP-103 (lidocaine topical system) 5.4%

SP-103 is an investigational, non-aqueous lidocaine topical system undergoing clinical development in acute LBP. As a higher strength topical lidocaine system, SP-103 will build on the learnings from ZTlido because both products share the same adhesive drug delivery formulation and manufacturing technology. The clinical program involves evaluating the safety and efficacy of SP-103 for the treatment of acute LBP. A Phase 1 study was completed that demonstrated bioequivalent pharmacokinetics between the administration of a single SP-103 and the administration of three commercial ZTlido. The study also showed linear kinetics among multiple applications of SP-103 (i.e., 1, 2 or 3 patches) over a 12-hour administration period. Adhesion performance was assessed and found to be comparable between SP-103 and ZTlido.

Specifically, we plan to evaluate SP-103 in the following studies:

•

SP-103-02 is a Phase 2 study of SP-103 in subjects with acute LBP. The study design is planned as an enriched-enrollment, randomized, double-blind, two-period, cross-over, multicenter study of SP-103 versus placebo. The study is expected to consist of a 7-day open-label run-in period where all subjects receive active treatment. Responders to treatment will then be randomized to receive blinded treatment of either SP-103 or placebo. This study will inform on the pivotal Phase 3 study design to support market approval.

•

In addition to a pivotal Phase 3 program, we intend to perform a 3-day PK study of SP-103, an adhesion performance study of SP-103 and an investigational study to evaluate the effects of heat and exercise on the PK and adhesion of SP-103 to support the NDA submission.

The Phase 2 trial of SP-103 was initiated in the second quarter of 2022.

SP-104 (4.5mg, low-dose naltrexone hydrochloride delayed-release capsules)

Two Phase 1 trials have been completed for SP-104 at investigative sites in New Zealand:

•

SP-104-01 is a food effect and bridging pharmacokinetic study comparing SP-104 to Naltrexone HCL Tablets conducted on approximately 18 healthy adult subjects. The study is designed to be an open-label, three-period, three-treatment, randomized study to characterize the PK and safety and tolerability of SP-104 under fasting and fed conditions. Subjects are randomly administered a single dose of one of three treatments and followed for PK and safety for a period of time followed by a washout period before receiving one of the other treatments. All subjects receive all three treatments. The study characterize the single-dose clinical studies and ultimately the commercial label. The study also serves as a “pharmaceutical bridge” between SP-104 and the commercial reference listed drug (the “RLD”) (Naltrexone HCI tablets, USP 50 mg) to support the eventual Section 505(b)(2) NDA. Assuming that the rate and extent of drug exposure for SP-104 will be lower than that observed for the RLD, this study allows us to rely upon the FDA’s findings of safety for the RLD instead of having to perform extensive nonclinical animal safety toxicology studies and establish an extensive clinical safety database. Our development program can focus on establishing efficacy of SP-104 in the treatment of fibromyalgia.

•

SP-104-02 is a Phase 1 study of SP-104 conducted on approximately 52 healthy human subjects. The study is designed to be a double-blind, randomized, two-period, two-treatment crossover study to evaluate the safety of SP-104, compared to immediate release naltrexone capsules. The primary purpose of the study is to test the hypothesis that, when taken at night, the delayed release of 4.5 mg Naltrexone mitigates against adverse events known for the drug and could affect patient compliance in maintaining treatment for their fibromyalgia. In a small (n=52) cross-over trial in healthy volunteers comparing SP-104 (naltrexone hydrochloride delayed-release 4.5 mg) to naltrexone hydrochloride immediate release 4.5 mg (the “compared drug”), there were no serious adverse effects, no AEs leading to discontinuation, no meaningful differences in physical examinations, vital signs, or laboratory parameters between treatments, no severe AEs for either treatment. Of the 52 patients receiving at least a single injection of SP-104, there were 21 (40%) patients experiencing at least one TEAE, 14 (27%) patients experiencing at least one treatment-related TEAE, 12 (23%) patients experiencing at least one treatment-related TEAE within 72 hours after first administration of SP-104. Notable AEs of special interest were nausea and headache within 72 hours after first administration of SP-104. SP-104 administered at night before bed resulted in a lower number of subjects with at least one AE (p = 0.0414), and an even lower number of subjects with at least one AE within 72 hours after the first administration of SP-140 when compared to the compared drug. There was a lower number of subjects with AEs of special interest within 72 hours after administration of SP-104 (n=9; 12 events) versus the compared drug (n=15; 20 events). Notable AEs of special interest observed within 72 hours after administration of the applicable drug are nausea (SP-104: n=0; the compared drug: n=3) and headache (SP-104: n=6; the compared drug: n=12). The study randomized subjects to one of two treatments followed by a washout period and then receipt of the other treatment, which allows all subjects to act as their own control. The study will support intellectual property, inform on clinical study design and contribute to safety characterization to support market applications.

We completed both studies in the second quarter of 2022. We plan to use data collected from these studies to support an Investigational New Drug application with the FDA, which is expected to enable further clinical development and initiation of a planned multi-center placebo-controlled registration trial in the field of fibromyalgia. The registration trial is designed to be a Phase 3, randomized double-blind, placebo-controlled, parallel group, multicenter study that meets the regulatory requirements of an “adequate and well-controlled” study to establish the efficacy of SP-104 in the treatment of fibromyalgia. Depending on the outcomes, this registration trial alone may be efficient in supporting market approval of SP-104 or as an additional Phase 3 study may be required.

Medical Affairs

Our Medical Affairs team includes in-house medical expertise, health economics and third-party payor support. The Medical Affairs team works with our clinical team to identify sites for clinical trials, support the investigator teams and develop publication plans for clinical and real-world ZTlido data and our product candidates. Our Medical Affairs team also works with Key Opinion Leaders, professional societies and patient advocacy groups to educate on and support the appropriate use of pain therapeutics, including topical pain products. Further, our Medical Affairs team provides our sales organization with therapeutic knowledge and product training. The Medical Affairs team and Promotional Review Committee review all promotional materials for scientific accuracy. Medical Affairs team also develops lifecycle planning and works with our clinical team to determine registration or supportive studies, oversee post-approval studies and support investigator-sponsored trials.

Manufacturing and Supply Chain

We currently contract with third parties for the manufacture, assembly, testing, packaging, storage and distribution of our product. Our technical team has extensive pharmaceutical development, manufacturing, analytical, quality and distribution experience and is qualified and capable of managing manufacturing and supply chain operations. Our Quality System, Standard Operating Procedures and contract manufacturing organizations (“CMOs”) comply with cGMP and regulatory requirements. We selected our CMOs for specific competencies having met our development, manufacturing, quality and the FDA regulatory requirements. These CMOs manufacture our clinical supplies and commercial batches. We currently have no plans to build our own manufacturing or distribution infrastructure.

ZTlido

ZTlido is a single-layer, drug-in-adhesive topical delivery system comprised of an adhesive material containing 36 mg lidocaine, which is applied to a pliable nonwoven cloth backing and covered with a polyethylene terephthalate film release liner. ZTlido is commercially manufactured for us by Oishi Koseido Co., Ltd. (“Oishi”) in Japan. We have exclusive worldwide rights to Oishi’s proprietary formulation and manufacturing technologies except with respect to Japan. ZTlido is manufactured using premixing and hot-melt mixing of various excipients and lidocaine, followed by cGMP compliant coating, lining, cutting and filling processes. ZTlido is packaged as a carton of 30 topical systems, into individual child-resistant envelopes. See the section of this prospectus titled “Business — Material Agreements — Itochu and Oishi Product Development Agreement” and “Business — Material Agreements — Itochu and Oishi Commercial Supply Agreement” for additional information regarding the manufacturing and supply chain of ZTlido.

Once production is complete, commercial product shipments are sent to the United States, where our exclusive third-party logistics distribution provider, Cardinal Health 105, LLC (“Cardinal Health 105”), ships them to temperature-controlled customer distribution centers, which are generally able to deliver finished product to retail pharmacies on the same day, or within 24 hours. We currently contract with multiple pharmaceutical distributors throughout the United States, including McKesson Corporation (“McKesson”), Cardinal Health 110, LLC (“Cardinal Health 110”) and AmerisourceBergen Corporation (“AmerisourceBergen”). Distributors have agreements in place that provide us with access to large retail chains, including CVS, Walgreens, Rite Aid and Walmart, as well as independent pharmacies. In addition to all order fulfillment, Cardinal Health 105 performs the following services on our behalf: customer service, credit checks, invoicing, chargebacks, distributor fee for service, government reporting, customer returns, accounts receivable, inventory control, product security (DSCSA serialization) inquiries and recall assistance. In the years ended December 31, 2020, 2021, and first quarter of 2022, Cardinal Health 105 was our only customer and sales to Cardinal Health 105 represented all of our net revenue for such periods.

As we continue to expand the commercialization of ZTlido, we expanded our direct distribution network to national and regional distributors and pharmacies in the second quarter of 2022. We currently hold wholesaler licenses and commenced selling directly to our main distributor customers as well as pharmacies from the second quarter of 2022. In April 2022, we discontinued our use of “title model” services provided by Cardinal Health 105, but expect that Cardinal Health 105 will continue to perform other third-party logistics services for us.

SP-102 (SEMDEXA)

SP-102 is a Phase 3 sterile dexamethasone sodium phosphate injectable viscous gel drug product containing dexamethasone sodium phosphate equivalent to 10 mg dexamethasone in a pre-filled glass syringe with a 2 mL deliverable volume. SP-102 also contains sodium hyaluronate, which is a novel, biocompatible, viscosity-enhancing excipient and is listed in the European Pharmacopeia. We have an exclusive supply agreement for sodium hyaluronate for SP-102 from the manufacturer and supplier.

SP-102 is manufactured by a single-source manufacturer, which supports the clinical development, including the completed Phase 3 clinical trial of SP-102. In March 2022, we announced final results of the Phase 3 clinical trial, satisfying the primary efficacy and key secondary efficacy endpoints. The manufacturing process is proprietary and includes trade secrets. We plan to engage our existing contract manufacturer, Lifecore, for the commercial production of SP-102, if approved. We plan to use the biocompatible proprietary excipient supplied by Sanofi-Aventis U.S. LLC (“Sanofi”) sodium hyaluronate, pursuant to the Genzyme Supply Agreement, and engage Sanofi for commercial supply of dexamethasone sodium phosphate for SP-102, if approved. See the section of this prospectus titled “Business — Material Agreements — Genzyme Supply Agreement” and “Business — Material Agreements — Lifecore Master Services Agreement” for additional information regarding the manufacturing and supply of the proprietary excipient and contact manufacturing of SP-102 product, respectively.

SP-103

SP-103 contains 5.4% lidocaine (108 mg lidocaine) and is manufactured for clinical supply by Oishi, using the same manufacturing processes as used for ZTlido. If our Phase 2 and Phase 3 trials are successful, we plan to submit the SP-103 manufacturing protocols in a supplemental new drug application.

SP-104

We are developing SP-104, a novel low-dose, naltrexone hydrochloride delayed release formulation for treating fibromyalgia. SP-104 is 4.5 mg, low-dose naltrexone hydrochloride delayed release capsule product in clinical development, currently undergoing Phase 1 studies. It is manufactured by a contract manufacturer, Tulex Pharmaceuticals Inc. (“Tulex”), located in Cranbury, NJ.

Competition

Our industry is highly competitive and subject to rapid and significant technological change. The large size and expanding scope of the pain management market makes it an attractive therapeutic area for biopharmaceutical businesses. Our potential competitors include pharmaceutical, biotechnology and specialty pharmaceutical companies. Many of these companies have drug pipelines, readily available capital, and established research and development organizations.

ZTlido and our product candidate, SP-103, if approved, face and will likely face competition from prescription, generic, and OTC topical lidocaine patches, including Lidoderm and generic lidocaine patches manufactured by Teva, Mylan and Par Pharmaceutical, Inc. Additionally, SP-103, if approved, will likely compete with various opioid pain medications, NSAIDs, muscle relaxants, antidepressants and anticonvulsants, particularly as we seek approval for the treatment of acute LBP.

SP-102, if approved, has the potential to become the first FDA-approved epidural steroid product for the treatment of sciatica. While there are currently no FDA-approved ESIs indicated for the treatment of sciatica, we are aware of certain non-steroid product candidates in development. SP-102, if approved, will compete with various opioid pain medications, NSAIDs, muscle relaxants, antidepressants, anticonvulsants and surgical procedures. Procedures may include nerve blocks and transcutaneous electrical nerve stimulations. We may also face indirect competition from the off-label and unapproved use of branded and generic injectable steroids.

While there are currently no formulations containing naltrexone in clinical development for the treatment of fibromyalgia, we are aware of certain non-opioid therapeutics currently in a late-stage phase 3 pipeline containing two 505(b)(2) development programs. Our product candidate, SP-104, will likely face direct competition from these candidates.

We expect that the market will become increasingly competitive in the future. Many of our competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in: developing product candidates and technologies, undertaking preclinical studies and clinical trials, obtaining the FDA and other regulatory approvals of product candidates, formulating and manufacturing product candidates and launching, marketing and selling product candidates.

Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. As a result, these companies may obtain regulatory approval more rapidly than we are able to and may be more effective in selling and marketing their products as well. Smaller or early-stage companies or generic or biosimilar pharmaceutical manufacturers may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our commercial opportunity could be reduced or eliminated if our competitors succeed in developing, acquiring or licensing on an exclusive basis, products that are more effective or less costly than any product candidate that we are currently developing or that we may develop. If approved, our product candidates will face competition from commercially available drugs as well as drugs that are in the development pipelines of our competitors and later enter the market.

Established pharmaceutical companies may invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make our product candidates less competitive. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or discovering, developing and commercializing medicines before we do.

The key competitive factors affecting the success of ZTlido, SP-102, SP-103 and SP-104 are likely to be their efficacy, durability, safety, price and the availability of reimbursement from government and other third-party payors.

Material Agreements

Itochu and Oishi Product Development Agreement

We are party to the Product Development Agreement with Oishi Koseido Co., Ltd. (“Oishi”) and Itochu Chemical Frontier Corporation (“Itochu,” and together with Oishi, the “Developers”). Pursuant to the Product Development Agreement, the Developers agreed to develop, exclusively for us, lidocaine tape products, including ZTlido and SP-103 (the “Products”). Pursuant to the Product Development Agreement, we obtained the rights to market, sell and distribute the Products in global markets outside of Japan.

In carrying out the development responsibilities, the Developers agreed to, among other things, (1) source and provide the active pharmaceutical ingredient for the Products for manufacturing, (2) develop a stable final dosage form of the Products suitable for regulatory approvals, (3) conduct product development activities necessary to support the filing of applications for regulatory approvals for the Products and (4) conduct manufacturing scale-up activities and preclinical studies for the Products. We are responsible for, among other things, (a) conducting all pivotal human clinical trials for the Products, (b) completing all regulatory filings, correspondence and meetings with the FDA or other applicable governmental authorities with respect to the Products and (c) commercially launching the Products. We maintain the ultimate responsibility and decision-making control with regard to the marketing and pricing of the Products.

The parties agreed to cooperate in good faith to determine whether to seek or maintain patent protection with respect to the Products, the active pharmaceutical ingredient, any associated method of use, method of manufacturing, or any other invention that could reasonably be expected to affect the commercialization or value of the Products. The Developers have the first right to pursue patent protection for any invention by them. All parties will jointly agree on the appointment of the patent representatives in each country outside of Japan.

Until the expiration or termination of the Product Development Agreement, the Developers granted us an exclusive, royalty-free, sublicensable, worldwide license (except with respect to Japan) under its current and future intellectual property rights relating to the Products and the lidocaine in such Products. As consideration for the Developers’ development obligations under the Product Development Agreement, we agreed to pay a contingent quarterly royalty between 25% and 35% to the Developers based on the net quarterly profits of the Products. In the event that the net profits of any of the first four calendar quarters after the commercial launch equals a negative amount (a “Net Loss”), we are allowed to carry over such Net Loss to apply against all future calendar quarters until such Net Loss is covered, all calculated in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under the Product Development Agreement, if our total net profits for ZTlido and SP-103 are equal to or less than five percent of our net sales of ZTlido and SP-103 for a period of four or more consecutive quarters, the Developers have the right to terminate the Product Development Agreement and the Commercial Supply Agreement. As of the date of this prospectus, our net profits for ZTlido and SP-103 have not exceeded five percent of net sales. Accordingly, Oishi and Itochu have the right to terminate the Product Development Agreement and Commercial Supply Agreement. As of the date of this prospectus, neither Oishi nor Itochu has exercised its right of termination. Additionally, if we receive any licensing fees from any third-party sublicensees, we are obligated to pay the same proportions of such licensing fee to the Developers.

The current term of the Product Development Agreement will continue until October 2, 2028, which is the 10th anniversary of the first commercial sale of ZTlido. Afterwards, the agreement will renew automatically for subsequent successive one-year renewal periods unless we or the Developers terminate it upon six-month written notice. In addition, we or the Developers may terminate the Product Development Agreement if (1) the other party is in material breach of the agreement and the breach is not curable, or if the breach is curable and the breaching party has not cured such material breach within 180 days after notice requesting to cure; (2) the FDA determines that the formulation of the Products would not be eligible for FDA approval in the absence of efficacy studies, and the Developers are unable to address the efficacy study requirements despite good faith efforts; (3) the market conditions are such that (a) our total net profits of the Products are equal to or less than five percent of our net sales of the Products for a period of four or more consecutive quarters, or (b) the Products’ economic viability is affected significantly as evidenced by documentation and substantial information by any external circumstances deemed detrimental to all parties as agreed to by us and the Developers, and the parties are unable to resolve the concerns under the foregoing clauses (a) and (b) after 30 days of good-faith discussion; (4) the parties fail to reach mutual agreement as to who will conduct the clinical studies and how the costs will be allocated; or (5) we or either one of the Developers are bankrupt or make assignment for the benefit of creditors. Additionally, we may terminate the Product Development Agreement if (i) any of the pivotal human clinical trials for any of the Products fail, or (ii) the FDA issues a “Refusal to File” for any of the Products’ regulatory approval application and, after reasonable consultation with the Developers, we believe that it is commercially unreasonable to re-file. The Developers may terminate the Product Development Agreement if we fail to file for regulatory approval for any of the Products within three months of the date on which all required components of the regulatory approval application are received by us.

Under the Product Development Agreement, we and the Developers have agreed, subject to certain exceptions, to indemnify each other against any third-party liabilities arising out of (1) any breach of our respective representations, warranties or obligations under the Product Development Agreement, (2) any failure by either of us to comply with all applicable laws, or (3) our respective negligence or willful misconduct.

The foregoing is a summary of the material terms of the Product Development Agreement and its amendments in the forms filed as exhibits to the registration statement of which this prospectus forms a part. You should read the form of the agreement and its amendments for a complete understanding of all of their respective terms.

Itochu and Oishi Commercial Supply Agreement

Effective February 16, 2017, Scilex Pharmaceuticals Inc. (“Scilex Pharma”) entered into the Commercial Supply Agreement with Itochu and Oishi (the “Commercial Suply Agreement”). Pursuant to the Commercial Supply Agreement, Oishi agreed to manufacture, store, handle and perform quality control testing of the Products (as defined in the Product Development Agreement) at its facility in Japan. Itochu agreed to purchase Products from Oishi and handle the shipping of the Products. Both Oishi and Itochu agreed to provide us with certain technical support regarding the Products as reasonably requested by us, including but not limited to analytical test methods, method development, physical and chemical properties, and use of the Products.

Under the Itochu and Oishi Commercial Supply Agreement, we pay per item transfer prices for ZTlido, ZTlido professional samples and ZTlido placebo samples, in each case subject to certain minimum order quantities. We are required to provide a 12-month rolling purchase forecast of the estimated quantities of the Products in writing on a monthly basis. Oishi is required to promptly notify us and Itochu if it lacks the capacity to meet the forecast. All Products ordered by us will be in the form of a firm written purchase order. During the years ended December 31, 2022, 2021 and 2020, we purchased inventory in the amount of $6.7 million, $5.7 million, and $0.8 million, respectively, under the Itochu and Oishi Commercial Supply Agreement. The significant increase in inventory purchased in fiscal year 2021 was largely due to an excess of in stock inventory in fiscal year 2020 that was sold throughout fiscal year 2020 and the early part of fiscal year 2021.

The Itochu and Oishi Commercial Supply Agreement will remain in effect until the termination of the Product Development Agreement. Additionally, either we or the Developers may terminate the Itochu and Oishi Commercial Supply Agreement (1) if the other party is in material breach of the agreement and the breach is not substantially cured within 60 days after receiving written notice specifying the nature of the breach, or (2) in the event of any of the parties’ insolvency, bankruptcy or assignment for the benefit of creditors. Any third-party claim arising out of a breach by a party of any representation, warranty or obligation under the Itochu and Oishi Commercial Supply Agreement, or a failure by a party to comply with applicable laws, or the negligence or willful misconduct of a party, will be subject to and governed by the Product Development Agreement.

The foregoing is a summary of the material terms of the Itochu and Oishi Commercial Supply Agreement and its amendments in the forms filed as exhibits to the registration statement of which this prospectus forms a part. You should read the form of the agreement and its amendments for a complete understanding of all of their respective terms.

Genzyme Supply Agreement

On December 17, 2015, through our wholly owned subsidiary, Semnur, we entered into that certain exclusive Supply Agreement (the “Genzyme Supply Agreement”) with Genzyme Corporation (“Genzyme”), an affiliate of Sanofi-Aventis U.S. LLC. Pursuant to the Genzyme Supply Agreement, Genzyme agreed to produce and provide sodium hyaluronate, one of the excipients for SEMDEXA, and we agreed to purchase 100% of our clinical and commercial requirements for sodium hyaluronate in specified territories, including the United States and all countries of the European Union (“EU”), exclusively from Genzyme.

Pursuant to the Genzyme Supply Agreement, we agreed to pay a per gram price for clinical supply of sodium hyaluronate. For commercial supply, the price will depend on the quantity of order. The pricing for both the clinical supply and the commercial supply of sodium hyaluronate is subject to readjustments each year on January 1, provided that in no case will the price be increased by more than 5% each year.

The Genzyme Supply Agreement provides for a five year exclusivity period in favor of us and will remain in effect until 10 years after the effective date unless earlier terminated in accordance with the terms thereof, with automatic renewal for additional five year periods (on an exclusive basis), if the respective requirements for exclusivity are met by us as set forth therein, and for additional two-year periods thereafter unless either party gives notice of a termination not less than 18 months prior to the expiration of the then-current term. Either party may terminate the Genzyme Supply Agreement if (1) the other party is in material breach of the agreement and fails to cure within 30 days, or (2) if the development of SEMDEXA is ceased or we do not file for regulatory approval for SEMDEXA by January 1, 2020. Additionally, Genzyme may terminate the Genzyme Supply Agreement if it decides to discontinue manufacturing the product at its facility for economic or strategic reasons and provides us with 24 months’ notice. We did not file for regulatory approval for SEMDEXA by January 1, 2020 and we are only aware of a limited number of suppliers of the excipient. In accordance with Genzyme’s right terminate the Genzyme Supply Agreement if it decides to discontinue manufacturing the product at its facility for economic or strategic reasons, Genzyme has notified us of its intention to terminate the Genzyme Supply Agreement, effective as of May 31, 2024. Although we are currently in the process of identifying and certifying new suppliers to fulfill our clinical and commercial supply requirements for sodium hyaluronate we may not be able to find an alternative supplier of sodium hyaluronate on commercially reasonable terms.

Under the Genzyme Supply Agreement, we and Genzyme have agreed, subject to certain exceptions, to indemnify each other against any third-party liabilities arising out of (1) any material breach of our respective representations, warranties and obligations thereunder, or (2) our respective gross negligence or willful misconduct. In addition, we have agreed to indemnify Genzyme against any third-party liabilities arising out of the development, manufacture, storage, handling, use, marketing, distribution, offer for sale, sale, promotion or other commercialization of sodium hyaluronate by us.

The foregoing is a summary of the material terms of the Genzyme Supply Agreement in the form filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the form of the agreement for a complete understanding of all of its terms.

Lifecore Master Services Agreement

On January 27, 2017, through our wholly owned subsidiary, Semnur, we entered into that certain Master Services Agreement (as amended, the “Lifecore Master Services Agreement”), with Lifecore Biomedical, LLC (“Lifecore”). Pursuant to the Lifecore Master Services Agreement, Lifecore is responsible for clinical trial material manufacturing and development services for SEMDEXA as set forth in each separate statement of work (each a “Lifecore Statement of Work”).

The parties entered into a Lifecore Statement of Work on January 27, 2017, pursuant to which Lifecore agreed to provide, among other things, (1) project management support, (2) development services, (3) clinical trial materials, and (4) stability studies. We paid Lifecore for the development and clinical trial material manufacturing services, which was invoiced at the completion of each service.

For the purposes of Lifecore’s development and clinical trial material manufacturing obligations, we granted Lifecore a nonexclusive, worldwide and royalty-free license under our owned or controlled intellectual property rights necessary to manufacture SEMDEXA, without additional right, title or interest in our intellectual property.

The Lifecore Master Services Agreement contains customary reciprocal indemnification obligations for Lifecore and Semnur.

The Lifecore Master Services Agreement expired on December 31, 2022, and we are currently negotiating a new agreement with Lifecore.

The foregoing is a summary of the material terms of the Lifecore Master Services Agreement and the amendment thereto in the forms filed as exhibits to the registration statement of which this prospectus forms a part. You should read the form of the agreement and its amendment for a complete understanding of all of their respective terms.

Semnur Merger Agreement

On March 18, 2019, Legacy Scilex acquired Semnur pursuant to an Agreement and Plan of Merger with Semnur (as amended, the “Semnur Merger Agreement”), Sigma Merger Sub, Inc., a wholly owned subsidiary of Legacy Scilex (“Sigma Merger Sub”), Fortis Advisors LLC, solely as representative of the holders of Semnur equity (the “Semnur Equityholders’ Representative”), and for limited purposes, Sorrento. Pursuant to the Semnur Merger Agreement, Sigma Merger Sub merged with and into Semnur (the “Semnur Merger”), with Semnur surviving as Legacy Scilex’s wholly owned subsidiary.

In connection with transactions contemplated by the Semnur Merger Agreement, Sorrento and each of the other holders of outstanding shares of capital stock of Scilex Pharma, contributed each share of Scilex Pharma capital stock it owned to Legacy Scilex in exchange for one share of common stock of Legacy Scilex (“Legacy Scilex Common Stock”), par value $0.0001 per share (the “Contribution”). As a result of the Contribution, and prior to the consummation of the Semnur Merger, Scilex Pharma became a wholly owned subsidiary of Legacy Scilex and Sorrento became the owner of approximately 77% of Legacy Scilex’s issued and outstanding capital stock. As a result of the Semnur Merger, Scilex Pharma and Semnur became wholly owned subsidiaries of Legacy Scilex.

At the closing of the Semnur Merger, Legacy Scilex issued to the holders of Semnur’s capital stock (the “Semnur Equityholders”) and options to purchase Semnur’s common stock, upfront consideration with a value of $70.0 million. The upfront consideration was comprised of the following: (i) a cash payment of approximately $15.0 million, and (ii) $55.0 million in shares of Legacy Scilex Common Stock (47,039,315 shares issued and 352,972 shares issuable, valued at $1.16 per share) (the “Stock Consideration”). A portion of the cash consideration otherwise payable to the Semnur Equityholders was set aside for expenses incurred by the Semnur Equityholders’ Representative, and 4,749,095 shares of Legacy Scilex Common Stock otherwise issuable to Semnur Equityholders were placed in escrow with a third party as security for the indemnification obligations of the Semnur Equityholders under the Semnur Merger Agreement. The expense fund and escrow have since been released per the terms of the escrow agreement. The Semnur Equityholders that received the Stock Consideration were required to sign an exchange and registration rights agreement with Legacy Scilex, which is further described below. Following the issuance of the Stock Consideration, Sorrento ownership in Legacy Scilex was diluted to approximately 58% of Legacy Scilex’s issued and outstanding capital stock.

Pursuant to the Semnur Merger Agreement, and upon the terms and subject to the conditions contained therein, Legacy Scilex also agreed to pay the Semnur Equityholders up to $280.0 million in aggregate contingent cash consideration based on the achievement of certain milestones, comprised of a $40.0 million payment that will be due upon obtaining the first approval of a NDA of a Semnur product by the FDA and additional payments that will be due upon the achievement of certain amounts of net sales of Semnur products, as follows: (i) a $20.0 million payment upon the achievement of $100.0 million in cumulative net sales of a Semnur product, (ii) a $20.0 million payment upon the achievement of $250.0 million in cumulative net sales of a Semnur product, (iii) a $50.0 million payment upon the achievement of $500.0 million in cumulative net sales of a Semnur product, and (iv) a $150.0 million payment upon the achievement of $750.0 million in cumulative net sales of a Semnur product. As of the date of this prospectus, none of the foregoing payments have been triggered.

The Semnur Merger Agreement also provided that following the consummation of Legacy Scilex’s first bona fide equity financing with one or more third-party financing sources on an arms’ length basis with gross proceeds to Legacy Scilex of at least $40.0 million, certain of the former Semnur optionholders will be paid cash in lieu of: (i) the 352,972 shares of Legacy Scilex Common Stock otherwise issuable to such former Semnur optionholders pursuant to the Semnur Merger Agreement, and (ii) any shares that would otherwise be issued to such former Semnur optionholders upon release of shares held in escrow pursuant to the Semnur Merger Agreement, with such shares in each case valued at $1.16 per share. The Semnur optionholders subsequently agreed, under the terms of the Exchange Agreement (as defined and described below) to forego the foregoing right to any such payment in exchange for the right to participate in the Share Exchange (as defined below).

In March 2019, the Semnur Equityholders that received the Stock Consideration were required to sign an Exchange and Registration Rights Agreement with Legacy Scilex (as amended, the “Exchange Agreement”). Pursuant to the Exchange Agreement, and upon the terms and subject to the conditions contained therein, if within 18 months following the closing of the Semnur Merger, 100% of the outstanding equity of Legacy Scilex had not been acquired by a third party or Legacy Scilex had not entered into a definitive agreement with respect to, or otherwise consummated, a firmly underwritten offering of Legacy Scilex capital stock on a major stock exchange that met certain requirements, then holders of the Stock Consideration could collectively elect to exchange, during the 60-day period commencing the date that was the 18 month anniversary of the closing of the Semnur Merger (the “Share Exchange”), the Stock Consideration for shares of Sorrento’s common stock with a value of $55.0 million based on a price per share of Sorrento’s common stock equal to the greater of (a) the 30-day trailing volume weighted average price of one share of Sorrento’s common stock as reported on Nasdaq as of the consummation of the Share Exchange and (b) $5.55 (subject to adjustment for any stock dividend, stock split, stock combination, reclassification or similar transaction) (the “Exchange Price”). Pursuant to an amendment to the Exchange Agreement entered into by Sorrento and the Semnur Equityholders’ Representative on September 28, 2020, on October 9, 2020, Sorrento paid $55.0 million in cash to the Semnur Equityholders in lieu of issuing $55.0 million of shares of Sorrento’s common stock at the Exchange Price.

The foregoing is a summary of the material terms of the Semnur Merger Agreement (including the amendment thereto) in the forms filed as exhibits to the registration statement of which this prospectus forms a part. You should read the Semnur Merger Agreement (including the amendment thereto) for a complete understanding of all of their respective terms.

Aardvark Asset Purchase Agreement

In April 2021, Sorrento entered into an asset purchase agreement (the “Aardvark Asset Purchase Agreement”) with Aardvark Therapeutics, Inc. (“Aardvark”), pursuant to which, among other things, Sorrento acquired Aardvark’s Delayed Burst Release Low Dose Naltrexone (DBR-LDN) asset and intellectual property rights, for the treatment of chronic pain, fibromyalgia and chronic post-COVID syndrome (collectively, the “SP-104 Assets”), which includes a Statement of Work dated November 18, 2020 (the “Tulex Statement of Work”), pursuant to which Tulex agreed to, among other things, develop, test and manufacture clinical supplies of SP-104 for Sorrento.

Subsequent to the acquisition, Sorrento designated Legacy Scilex to lead all development efforts related to SP-104 and on May 12, 2022, Legacy Scilex and Sorrento entered into a bill of sale and assignment and assumption agreement (the “Bill of Sale”), pursuant to which Sorrento sold, conveyed, assigned and transferred to Legacy Scilex all of its rights, title and interest in and to the SP-104 Assets (including PCT/US2021/053645 and all patents and patent applications that claim priority rights thereto) and Legacy Scilex assumed all of Sorrento’s rights, liabilities and obligations under the Aardvark Asset Purchase Agreement (the “SP-104 Acquisition”).

As consideration for the SP-104 Acquisition, Legacy Scilex issued a promissory note in the aggregate principal amount of $5,000,000 to Sorrento (the “Promissory Note”). The Promissory Note matures seven years from the date of issuance and bears interest at the rate equal to the lesser of (a) 2.66% simple interest per annum and (b) the maximum interest rate permitted under law. The Promissory Note is payable in cash, shares of Common Stock (any shares so issued, the “Consideration Shares”) or any combination thereof, at Legacy Scilex’s sole discretion, and may be prepaid in whole or in part at any time without penalty. Legacy Scilex also agreed to file with the SEC a resale registration statement, relating to the resale by Sorrento of any Consideration Shares that may be issued to Sorrento, within 60 days of the issuance of such Consideration Shares.

As the successor to the Aardvark Asset Purchase Agreement, Legacy Scilex is obligated to pay Aardvark (i) $3,000,000, upon initial approval by the FDA of a new drug application for the LDN Formulation (as defined in the Aardvark Asset Purchase Agreement) (which amount may be paid in shares of Common Stock or cash, in Legacy Scilex’s sole discretion) (the “Development Milestone Payment”) and (ii) $20,000,000, in cash, upon achievement of certain net sales by Legacy Scilex of a commercial product that uses the LDN Formulation (the “Commercial Product”). Legacy Scilex will also pay Aardvark certain royalties in the single digits based on percentages of annual net sales by Legacy Scilex of a commercial product that uses the LDN Formulation. The royalty percentage is subject to reduction in certain circumstances. Royalties are due for so long as Commercial Product is covered by a valid patent in the country of sale or for ten years following the first commercial sale of the Commercial Product, whichever is longer. As of the date of this prospectus, none of the foregoing payments have been triggered.

In connection with its acquisition of the SP-104 Assets, Legacy Scilex has agreed that if it issues any shares of Common Stock in respect of the Development Milestone Payment, Legacy Scilex will prepare and file one or more registration statements with the SEC for the purpose of registering for resale such shares and is required to file such registration statement with the SEC within 60 days following the date on which any such shares are issued.

Tien-Li Lee, MD, a member of our Board, is the founder, chief executive officer and a member of the board of directors of Aardvark.

The foregoing is a summary of the material terms of the Aardvark Asset Purchase Agreement, Bill of Sale and Promissory Note in the forms filed as exhibits to the registration statement of which this prospectus forms a part. You should read the forms of these agreements for a complete understanding of all of their respective terms.

Tulex Master Services Agreement

As described above, in connection with the SP-104 Acquisition, Legacy Scilex acquired the Tulex Statement of Work, pursuant to which Tulex, among other things, develops, tests and manufactures clinical supplies of SP-104 for Legacy Scilex. The Tulex Statement of Work is governed by the terms of a master services agreement (the “Tulex Master Services Agreement”). The Tulex Master Services Agreement was novated to Legacy Scilex on June 15, 2022 and will remain in effect until five years after the effective date, unless terminated early by either party. Either party may terminate the Tulex Master Services Agreement or a Tulex Statement of Work by written notice (1) if the other party is in material breach of the agreement or a Tulex Statement of Work and fails to cure such breach within 15 days after receipt of notice of such breach (or such other time period expressly stated in the applicable Tulex Statement of Work) or (2) in the event of the other party’s insolvency, bankruptcy, reorganization, liquidation or receivership, or a failure to remove any insolvency, bankruptcy, reorganization, liquidation or receivership proceedings within ten days from the date of institution of such proceedings. In addition, we may terminate the agreement or any Tulex Statement of Work (1) without cause upon 30 days prior written notice to Tulex or (2) immediately upon written notice in the event Tulex is dissolved or undergoes a change in control. A termination or expiration of a single Tulex Statement of Work will not cause the automatic termination of the agreement or of any other Tulex Statement of Work.

Each party under the Tulex Master Services Agreement agreed to indemnify the other party, its affiliates and each of their respective officers, directors, employees, contractors and agents against any third-party liabilities arising out of (1) such party’s breach of the Tulex Master Services Agreement or a Tulex Statement of Work or (2) the negligence or willful misconduct on the part of such party, its officers, directors, employees, agents or other representatives in connection with the Tulex Master Services Agreement.

The foregoing is a summary of the material terms of the Tulex Master Services Agreement in the form filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the form of the agreement for a complete understanding of all of its terms.

Shah Investor LP Assignment Agreement

On August 6, 2013, through Semnur, we entered into an Assignment Agreement (the “Assignment Agreement”) with Shah Investor LP (“Shah Investor”). Mahendra Shah, Ph.D., who served on our board of directors from March 2019 to October 2020, is the managing partner of Shah Investor. Pursuant to the Assignment Agreement, Shah Investor assigned to us certain intellectual property related to pharmaceutical compositions of corticosteroids (the “Assigned IP”). As consideration for the Assigned IP, we agreed to pay a contingent quarterly royalty in the low-single digits to Shah Investor based on the quarterly net sales of any pharmaceutical formulations for local delivery of steroids by injection developed utilizing the Assigned IP (a “Royalty Product”). We expect that SEMDEXA, if approved, will constitute a Royalty Product. The royalty percentage is subject to reduction in certain circumstances. Royalties are due for so long as a Royalty Product is covered by a valid patent in the country of sale or for ten years following the first commercial sale of the first Royalty Product in the United States, whichever is longer. We also agreed to use commercially reasonable efforts to maximize the scope and coverage of the patents contained in the Assigned IP. As of the date of this prospectus, no royalty payments have been made as we have not yet commercialized any applicable products and therefore such payments have not been triggered.

The Assignment Agreement will remain in effect on a country-by-country and product-by-product basis until royalties are no longer due on any Royalty Product. Either party may terminate the Assignment Agreement upon sixty days’ prior written notice, in the event the other party seeks to avoid a provision of the Assignment Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, unless such assertion is eliminated and the effect of such assertion cured within such sixty day period.

The foregoing is a summary of the material terms of the Assignment Agreement in the form filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the form of the agreement for a complete understanding of all of its terms.

Romeg License and Commercialization Agreement

Effective June 14, 2022, we entered into a License and Commercialization Agreement (the “Romeg Agreement”) with RxOmeg Therapeutics, LLC (a/k/a Romeg Therapeutics, Inc.). Pursuant to the Romeg Agreement, Romeg granted to us (1) the right to manufacture, promote, market, distribute and sell the Licensed Products (as defined below) in the United States and (2) an exclusive, transferable license to use the trademark “GLOPERBA”.

Under the Romeg Agreement, among other things, Romeg granted us (1) a transferable license, with the right to sublicense, under the patents and know-how specified therein to (a) commercialize the pharmaceutical product comprising liquid formulations of colchicine for the prophylactic treatment of gout in adult humans (the “Initial Licensed Product”) in the United States (including its territories) (the “Territory”), (b) develop other products comprising the Initial Licensed Product as an active pharmaceutical ingredient (together with the Initial Licensed Product, the “Licensed Products”) and commercialize any such products and (c) manufacture Licensed Products anywhere in the world, solely for commercialization in the Territory; and (2) an exclusive, transferable license, with right to sublicense, to use the trademark “GLOPERBA” and logos, designs, translations, and modifications thereof in connection with the commercialization of the Initial Licensed Product solely in the Territory. The license to know-how is exclusive for purposes of developing and commercializing Licensed Products in the Territory during the royalty term, but is otherwise non-exclusive. The license to patents is exclusive for purposes of developing and commercializing Licensed Products in the Territory until July 1, 2027 and, thereafter, is co-exclusive with Granules Pharmaceuticals, Inc. for the royalty term for such purposes. The royalty term begins on the date of the agreement and ends on the later of (i) expiration of the last to expire of the patents that covers the manufacture or commercialization of the Licensed Products in the Territory or (ii) the tenth anniversary of the date of the Romeg Agreement.

As consideration for the license under the Romeg Agreement, we agreed to pay Romeg (1) an up-front payment of $2.0 million, (2) upon our achievement of certain net sales milestones, certain milestone payments in the aggregate amount of up to $13.0 million and (3) certain royalties, at rates that do not exceed ten percent, based on annual net sales of the Licensed Products by us during the royalty term.

The Romeg Agreement will remain in effect until it is terminated in accordance with the terms thereof. We may terminate the Romeg Agreement (1) upon written notice to Romeg, if we elect (or are required) to withdraw the Initial Licensed Product from the market as a result of serious adverse reactions from use of such product, which termination will be effective 30 days following the date of such notice or (2) at any time, without cause, upon written notice to Romeg, which termination will be effective 120 days following the date of such notice, provided that a termination fee of up to $2.0 million shall be paid to Romeg depending on when during the 10 year period following the date of the agreement any such termination notice set forth in the immediately preceding clause (2) has been provided. Romeg may terminate the Romeg Agreement (a) upon notice to us, if we fail to timely pay any milestone payment, percentage royalties or minimum quarterly royalties or fail to timely deliver the requisite quarterly report, which termination will be effective 30 days after the date of such notice, unless we has made such payment in full or delivered such quarterly report within such 30 day period; (b) immediately, if we challenge the licensed patents under any court action or proceeding or before any patent office or assist any third party to conduct any of these activities; or (c) by written notice to us if sales of Licensed Products do not commence or continue within specified periods agreed to by the parties. In addition, either party may terminate the Romeg Agreement (1) in the event the other party materially breaches the agreement, unless the breaching party has cured any such breach within 60 days after any notice thereof was provided or (2) in the event the other party (a) files in any court or agency a petition in bankruptcy or insolvency, (b) is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within 90 days after its filing, or (c) makes an assignment of substantially all of its assets for the benefit of its creditors.

The Romeg Agreement contains customary reciprocal indemnification obligations for Romeg and us. Additionally, we agreed, subject to certain exceptions, to indemnify Romeg against any loss arising out of the manufacture or commercialization of any Licensed Product by or on behalf of us or our affiliates, marketing partners, sublicensees or subcontractors on or after the date of the license.

The foregoing is a summary of the material terms of the Romeg Agreement, which is in the form filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the form of the agreement for a complete understanding of all of its terms.

Intellectual Property

Our success depends in part on our ability to obtain and maintain proprietary protection for our product candidates, technology and know-how, to operate without infringing the proprietary rights of others and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, pursuing and obtaining patent protection in the United States and in jurisdictions outside of the United States related to our novel adhesion and delivery technology, inventions, improvements and product candidates that are important to the development and implementation of our business. Our patent portfolio is intended to cover our product candidates, their methods of use and processes for their manufacture, and any other inventions that are commercially important to our business. We also rely on trade secret protection of our confidential information and know-how relating to our novel adhesion and delivery technology, platforms and product candidates.

Generally, patents are granted a term of 20 years from the earliest claimed non-provisional filing date. In certain instances, patent term can be adjusted to recapture a portion of delay by the PTO in examining the patent application or extended to account for term effectively lost as a result of the FDA regulatory review period, or both. We cannot provide any assurance that any patents will be issued from our pending or future applications or that any patents will adequately protect our product or product candidates.

Our patent portfolio, consisting of owned and/or licensed IP as of December 31, 2022 contains approximately sixteen issued and unexpired U.S. patents, six pending U.S. patent applications, and one pending Patent Cooperation Treaty (PCT) application. Our portfolio also includes certain foreign counterparts of these patents and patent applications including Australia, Brazil, Canada, China, Hong Kong, India, Indonesia, Israel, Japan, Korea, Malaysia, Mexico, New Zealand, Panama, Peru, Philippines, Russian Federation, Singapore, South Africa, Taiwan, Ukraine, and certain countries within the European Patent Convention.

With respect to ZTlido and SP-103, our patents and patent applications cover compositions and methods of treatment. With respect to our product candidate SEMDEXA, our patents and patent applications include formulations and methods of treatment. The patents are U.S. Pat. Nos. 10,500,284, 10,117,938, and 11,020,485, all of which expire in 2036. With respect to SP-104, our pending Patent Cooperation Treaty application is WO 2022/076470 (and all patents and patent applications that claim priority rights thereto), which covers oral delayed burst formulations of low-dose naloxone or naltrexone and related methods of treatment. We continue to seek to maximize the scope of our patent protection for all our programs. We have six issued U.S. patents and two pending U.S. patent applications relating to lidocaine topical system compositions and methods of treating pain with lidocaine topical system compositions. The patents are U.S. Pat. Nos. 9,283,174, 9,925,264, 9,931,403, 10,765,749, 10,765,640 and 11,278,623 all of which expire in 2031. Related to GLOPERBA, our licensed patents include U.S. Pat. Nos. 9,907,751, 10,226,423, 10,383,820, and 10,383,821, which relate to liquid colchicine formulations for oral administration and associated methods of use. U.S. Pat. No. 10,226,423 expires in 2037. The remaining patents related to GLOPERBA expire in 2036. We believe that we have certain know-how and trade secrets relating to our technology and product candidates. We rely on trade secrets to protect certain aspects of our technology related to our current and future product candidates. However, trade secrets can be difficult to protect. We seek to protect our trade secrets, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors, service providers, and contractors. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems.

Trademarks, Trade Secrets and Other Proprietary Information

We file trademark applications and pursue registrations in the United States and abroad when appropriate. We own registered U.S. trademarks for the marks “SCILEX,” “ZTlido” and “RESPONSIBLE BY DESIGN.” We also own pending trademark applications for “SEMNUR PHARMACEUTICALS” and “SEMDEXA” in the United States. We also license the GLOPERBA trademark as discussed in relation to the Romeg Agreement described above.

We also depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors. To help protect our proprietary know-how, we rely on trade secret protection and confidentiality agreements to protect our interests. Our policy is to require each of our employees, consultants and advisors to execute a confidentiality and inventions assignment agreement before beginning their employment, consulting or advisory relationship with us. The agreements generally provide that the individual must keep confidential and not disclose to other parties any confidential information developed or learned by the individual during the course of the individual’s relationship with us except in limited circumstances. These agreements generally also provide that we will own all inventions conceived by the individual in the course of rendering services to us.

SEMDEXA benefits from our substantial intellectual property portfolio and other technical barriers to entry for potential competitors. Further, we are a party to an exclusive supply agreement for a proprietary biocompatible excipient with no generic equivalent. Our complex manufacturing process, specialized equipment and know-how for sterile viscous product candidates are also key to our competitive edge. We believe that our competitors will be required to conduct lengthy and costly preclinical and clinical trials to establish products with comparable safety and efficacy to SEMDEXA.

Government Regulation and Product Approval

Government authorities in the United States at the federal, state and local levels, and in other countries and jurisdictions, extensively regulate, among other things, the research, development, testing, manufacture, pricing, reimbursement, sales, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those we are marketing and developing. SP-102, SP-103, SP-104 and any other product candidate that we develop must be approved by the FDA or otherwise authorized for marketing before they may be legally marketed in the United States and by the corresponding foreign regulatory agencies before they may be legally marketed in foreign countries. The processes for obtaining marketing approvals, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.

U.S. Drug Development Process

In the United States, the FDA regulates drugs under the FDCA and implementing regulations. Drugs are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable requirements at any time during the product development process, approval process or after approval, may subject an applicant or its products to a variety of administrative or judicial sanctions, such as inspection scrutiny, the FDA’s refusal to approve pending applications, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, or reimbursements, restitution, disgorgement of profits or civil or criminal penalties. The process required by the FDA before a drug may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices (“GLPs”) or other applicable regulations;

•	submission to the FDA of an Investigational New Drug Application (“IND”), which must become effective before human clinical trials may begin;

•	approval by an institutional review board (“IRB”) covering each clinical site before each trial may be initiated;

•	performance of adequate and well-controlled human clinical trials according to the laws and regulations pertaining to the conduct of human clinical trials, collectively referred to as Good Clinical

Practice (“GCP”) requirements to establish the safety and efficacy of the proposed drug for its intended use;

•	submission to the FDA of an NDA or other marketing application (collectively, an “NDA”), for a proposed new drug, including its specific formulation and labeling;

•	satisfactory completion of an FDA advisory committee review, if applicable;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the drug is produced to assess compliance with the FDA’s cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•	potential FDA audit of the preclinical study and clinical trial sites that generated the data in support of the NDA; and

•	FDA review and approval of the NDA prior to any commercial marketing, sale or shipment of the drug.

Before testing novel compounds with potential therapeutic value in humans, the drug candidate enters the preclinical testing stage, also referred to as preclinical studies. Preclinical studies include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the drug candidate. The conduct of the preclinical studies must comply with federal laws and requirements including GLPs. The IND sponsor must submit the results of the preclinical studies, together with manufacturing information, analytical data, and any available clinical data or literature, to the FDA as part of the IND. The sponsor will also include a protocol detailing, among other things, the objectives of the first phase of the clinical trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, if the first phase lends itself to an efficacy evaluation. Some preclinical studies may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a drug candidate at any time before or during clinical trials due to safety concerns, non-compliance, or for additional reasons. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such trial.

Clinical trials involve the administration of the drug candidate to healthy subjects or patients with the target disease under the supervision of qualified investigators, generally physicians not employed by the trial sponsor. Clinical trials are conducted under written study protocols detailing, among other things, the objectives of the clinical trial, subject selection and exclusion criteria, dosing procedures, and the parameters to be used to collect data and to monitor subject safety. Each protocol must be submitted to the FDA as part of the IND, and timely safety reports must be submitted to the FDA and investigators for suspected adverse reactions that are serious and unexpected. Clinical trials must be conducted in accordance with applicable statutes, the FDA’s regulations and GCP requirements. Further, each clinical trial must be reviewed and approved by an IRB at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to and signed by each clinical trial subject or his or her legal representative and must monitor the clinical trial until it is completed. In some instances, additional oversight boards, such as a data safety monitoring board, are required to evaluate interim data and determine whether a study should continue or be modified or terminated. Information about many clinical trials is required to be publicly reported on www.ClinicalTrials.gov or similar databases.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•	Phase 1. The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion and, if possible, to gain an early indication of its effectiveness. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing may be conducted only in patients having the specific disease.

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Phase 2. The drug is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule for patients having the specific disease.

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Phase 3. The drug is administered to an expanded patient population in adequate and well-controlled clinical trials to generate sufficient data to statistically confirm the safety and efficacy of the product for potential approval, to establish the overall risk-benefit profile of the product, and to provide adequate information for the labeling of the product. Generally, at least two adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of an NDA. In some cases, the FDA may approve a drug based on the results of a single adequate and well-controlled Phase 3 trial for excellent design and which provided highly reliable and statistically strong evidence of important clinical benefit.

Post-approval studies, also referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication and may be required by the FDA as part of the approval process.

Progress reports detailing the status of drug development and results of the clinical trials must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and the investigators for suspected adverse reactions that are serious and unexpected (including increased rate of occurrence of such adverse reactions), findings from other studies that suggest a significant risk in humans exposed to the drug, or any findings from tests in laboratory animals that suggests a significant risk for human subjects or patients. Phase 1, Phase 2 and Phase 3 clinical trials may not yield positive results, or may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to study subjects.

During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 2, and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use the end of Phase 2 meeting to discuss their Phase 2 clinical results and present their plans for the Phase 3 clinical trials that they believe will support approval of the new drug.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

FDA Review and Approval Processes

The results of product development, preclinical studies and clinical trials for the claimed indications are incorporated into an NDA. The FDA may grant deferrals for the development and submission of pediatric data or full or partial waivers after the initial submission of a pediatric study plan following an end of Phase 2 meeting. In addition, descriptions of the manufacturing process and controls, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are also submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of substantial user fees and a waiver of such fees may be obtained under certain limited circumstances.

The FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. Under the Prescription Drug User Fee Act (“PDUFA”) guidelines that are currently in effect, the FDA has a goal of ten months from the date of “filing” of a standard, original NDA for a new molecular entity to review and act on the submission. This review typically takes twelve months from the date the NDA is submitted to the FDA because the FDA has approximately two months to make a “filing” decision after the application is submitted. The FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accepting an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.

The FDA may refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the drug approval process, the FDA also will determine whether a Risk Evaluation and Mitigation Strategy (“REMS”) is necessary to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS. The FDA will not approve the NDA without a REMS, if required. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products.

Before approving an NDA, the FDA will generally inspect the facilities at which the product is to be manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP requirements.

After the FDA evaluates an NDA, it will issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A Complete Response Letter usually describes the specific deficiencies in the NDA identified by the FDA and may require additional clinical data, such as an additional pivotal Phase 3 trial or other significant and time-consuming requirements related to clinical trials, preclinical studies or manufacturing. If a Complete Response Letter is issued, the sponsor must resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the NDA does not satisfy the criteria for approval.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require post-approval studies, referred to as Phase 4 testing, which involves clinical trials designed to further assess a product’s safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized.

Expedited Development and Review Programs

The FDA administers a number of different programs that enable the agency and sponsors in various ways to expedite the development or agency review of a new drug product. Among these, the FDA has a fast track designation that is intended to expedite or facilitate the process for reviewing new drug products that meet certain criteria. New drugs are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. As an example of the modified processes available to a fast track product, the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.

Any product submitted to the FDA for approval, including a product with a fast track designation, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. A product is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug designated for priority review in an effort to facilitate the review. The FDA endeavors to review applications with priority review designations within six months of the filing date as compared to ten months for review of other NDAs under its current PDUFA review goals.

In addition, a product may be eligible for accelerated approval. Drug products intended to treat serious or life-threatening diseases or conditions may be eligible for accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform additional adequate and well-controlled post-marketing clinical trials. In addition, the FDA currently requires as a condition for accelerated approval pre-use submission of promotional materials, which could adversely impact the timing of the commercial launch of the product. Fast track designation, priority review and accelerated approval do not change the standards for approval but may expedite the development or approval process.

The Food and Drug Administration Safety and Innovation Act established a category of drugs referred to as “breakthrough therapies” that may be eligible to receive breakthrough therapy designation. A sponsor may seek the FDA designation of a product candidate as a “breakthrough therapy” if the product is intended, alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance. The breakthrough therapy designation is a distinct status from both accelerated approval and priority review, which can also be granted to the same drug if relevant criteria are met. If a product is designated as breakthrough therapy, the FDA will work with the sponsor to expedite the development and review of such drug.

With passage of the 21st Century Cures Act in December 2016, Congress authorized the FDA to accelerate review and approval of products designated as regenerative advanced therapies. A product is eligible for this designation if it is a regenerative medicine therapy that is intended to treat, modify, reverse or cure a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product candidate has the potential to address unmet medical needs for such disease or condition. The benefits of a regenerative advanced therapy designation include early interactions with the FDA to expedite development and review, benefits available to breakthrough therapies, potential eligibility for priority review and accelerated approval based on surrogate or intermediate endpoints.

We have obtained fast track designation for SEMDEXA for the treatment of lumbosacral radicular pain and have applied for breakthrough therapy designation for the treatment of lumbosacral radicular pain based on the top-line results obtained from the pivotal Phase 3 trial, which results reflect achievement of primary and secondary endpoints. We intend to submit a request to the FDA for a type D meeting in order to clarify the expectations regarding the size of the safety database needed for a NDA given that at this time no safety concerns have been identified during the course of clinical development, and to agree on acceptance of SP-102 Phase 3 trial data as pivotal evidence of efficacy to support product registration. We have also obtained fast track designation for SP-103 for the treatment of acute LBP. We may seek additional designations for SEMDEXA, SP-103 or our other product candidates. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Post-Approval Requirements

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown risks or problems with a product may result in labeling changes, restrictions on the product or even complete withdrawal of the product from the market. After approval, most changes to the approved product, such as adding new indications, certain manufacturing changes and additional labeling claims, are subject to further FDA review and approval. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP regulations and other laws and regulations. In addition, the FDA may impose a number of post-approval requirements as a condition of approval of an NDA. For example, the FDA may require post-marketing testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.

Any drug products for which we receive FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences or quality issues with the product, providing the FDA with updated safety and efficacy information, satisfaction of post-approval requirements or commitments, product sampling and distribution requirements, and complying with FDA promotion and advertising requirements. These promotion and advertising requirements include, among other things, standards for direct-to-consumer advertising, prohibitions against promoting drugs for uses, or in patient populations, that are not described in the drug’s approved labeling, which is known as “off-label use,” rules for conducting industry-sponsored scientific and educational activities, and promotional activities involving the internet. Failure to comply with post-approval requirements can have negative consequences, including adverse publicity, enforcement letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such off-label uses. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant, manufacturer or product to administrative or judicial civil or criminal sanctions and adverse publicity. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval, clinical holds on post-approval clinical trials, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, mandated corrective advertising or communications with doctors, debarment, restitution, disgorgement of profits, or civil or criminal penalties.

Hatch-Waxman Amendments

Section 505 of the FDCA describes three types of NDAs that may be submitted to request marketing authorization for a new drug, the first being a 505(b)(1) NDA. A 505(b)(1) NDA is an application that contains full reports of investigations of safety and effectiveness. A 505(b)(2) NDA likewise contains full reports of investigations of safety and effectiveness relevant to a product, but some of the data are not owned by or licensed to the applicant. Section 505(j) establishes an abbreviated approval process for generic versions of approved drug products through the submission of an abbreviated new drug application (“ANDA”). An ANDA generally provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form, and with the same labeling and route of administration as the listed drug and has been shown to be bioequivalent to the listed drug. ANDA applicants are required to conduct bioequivalence testing to confirm chemical and therapeutic equivalence to the branded reference drug. Generic versions of drugs can often, and sometimes must, be substituted by pharmacists under prescriptions written for the branded reference drug.

A 505(b)(2) NDA is an application that contains full reports of investigations of safety and effectiveness but where at least some of the information required for approval comes from studies not conducted by or for the applicant, and for which the applicant has not obtained a right of reference. This regulatory pathway enables the applicant to rely, in part, on the FDA’s findings of safety and efficacy for an existing product, or published literature, in support of its application. Additional preclinical and clinical data may also be submitted. The FDA may then approve the new product candidate for all or some of the labeled indications for which the referenced product has been approved, or for any new indication sought by the 505(b)(2) applicant.

Upon submission of an ANDA or a 505(b)(2) NDA, an applicant must certify to the FDA at least one of the following (1) no patent information on the drug product that is relied upon by the ANDA or 505(b)(2) NDA (known as the reference drug) has been submitted to the FDA; (2) such patent has expired; (3) the date on which such patent expires; or (4) such patent is invalid, unenforceable, or will not be infringed by the manufacture, use or sale of the drug product for which the ANDA or 505(b)(2) NDA is submitted. This last certification is known as a Paragraph IV Certification. If the NDA holder for the reference drug or patent owner(s) asserts a patent challenge to the Paragraph IV Certification, the FDA may not approve that application until the earlier of 30 months from the receipt of the notice of the Paragraph IV Certification, the expiration of the patent, when the infringement case concerning each such patent was favorably decided in the applicant’s favor or such shorter or longer period as may be ordered by a court. This prohibition is generally referred to as the 30-month stay. Thus, approval of an ANDA or 505(b)(2) NDA could be delayed for a significant period of time depending on the patent certification the applicant makes and the reference drug sponsor’s or patent owner’s decision to initiate patent litigation.

In addition to, and distinct from the patent protection provisions, the Hatch-Waxman Amendments establish periods of regulatory exclusivity for certain approved drug products, during which the FDA cannot approve (or in some cases accept) an ANDA or 505(b)(2) application that relies on the branded reference drug. For example, the holder of an NDA may obtain five years of exclusivity upon approval of a new drug containing a new chemical entity that has not been previously approved by the FDA. The Hatch-Waxman Amendments also provide three years of marketing exclusivity to the holder of an NDA (including a 505(b)(2) NDA) for a particular condition of approval, or change to a marketed product, such as a new formulation for a previously approved product, if one or more new clinical trials (other than bioavailability or bioequivalence studies) was essential to the approval of the application and was conducted/sponsored by the applicant. This three-year exclusivity period protects against FDA approval of ANDAs and 505(b)(2) NDAs for drugs that include the innovation that required the new clinical data, but generally allows the approval for non-protected characteristics and labeling.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making the product available in the United States for this type of disease or condition will be recovered from sales of the product. Orphan drug designation must be requested before submitting an NDA for the drug for the rare disease or condition. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety or providing a major contribution to patient care or in instances of drug supply issues. Competitors, however, may receive approval of either a different product for the same indication or the same product for a different indication not protected by the exclusive approval, but that could be used off-label in the orphan indication. The FDA also has authority to withdraw exclusive marketing rights if the holder of an approved orphan drug cannot assure the availability of sufficient quantities of the drug within a reasonable time to meet the needs of patients with the disease or condition for which the drug was designated. Once withdrawn under such circumstances, exclusive approval may not be reinstated for that drug.

Third-Party Payor Coverage, Pricing and Reimbursement

In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Thus, sales of a product will depend, in part, on the extent to which third-party payors provide coverage and establish adequate reimbursement levels for the product. Third-party payors include government payor programs at the federal and state levels, including Medicare and Medicaid, managed care providers, private health insurers and other organizations. In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. The process for determining whether a payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product. Third-party payors may limit coverage to specific products on an approved list, or formulary, which might not include all of the FDA-approved products for a particular indication, and which can change over time. Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain FDA or other comparable regulatory approvals. Additionally, companies may also need to provide discounts to purchasers, private health plans or government healthcare programs, in order for the company’s products to be considered as a formulary option. Nonetheless, product candidates may not be considered by individual payors to be medically necessary or cost-effective. A payor’s decision to provide coverage for a product does not imply that a preferred formulary position or an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage and reimbursement for the product, and the level of coverage and reimbursement can differ significantly from payor to payor. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

The cost of pharmaceuticals continues to generate substantial governmental and third-party payor interest. We expect that the pharmaceutical industry will experience pricing pressures due to the trend toward managed healthcare, the increasing influence of managed care organizations and additional legislative proposals. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid healthcare costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs. Adoption of such controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceuticals such as our products and the product candidates that we are developing and could adversely affect our net revenue and results. See the discussion below under “U.S. Healthcare Reform”, and regarding the Inflation Reduction Act for further information.

Different pricing and reimbursement schemes exist in other countries. In the European Economic Area (“EEA”) (which is currently comprised of the 27 Member States of the EU plus Norway, Iceland and Liechtenstein), governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national healthcare systems that fund a large part of the cost of those products to consumers. Some countries in the EEA operate positive and negative list systems under which some medicinal products are selected for coverage (positive list) and others are explicitly listed as excluded from reimbursement (negative list). To obtain reimbursement or pricing approval, some of these EEA countries may require the completion of clinical trials that compare the cost-effectiveness of a particular product to currently available therapies. Other EEA countries allow companies to fix their own prices for medicinal products, but monitor and control company profits. The downward pressure on healthcare costs in general, particularly prescription drugs, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country. There can be no assurance that any country that has price controls or reimbursement limitations for products will allow favorable reimbursement and pricing arrangements for any of our products.

U.S. Healthcare Reform

In the United States there have been, and continue to be, proposals by the federal government, state governments, regulators and third-party payors to control or manage the increased costs of healthcare and, more generally, to reform the U.S. healthcare system. The pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2020 (the “ACA”) was enacted, which is intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms, and which substantially changes the way healthcare is financed by both governmental and private insurers, and significantly impact the U.S. pharmaceutical industry. The ACA, among other things, (1) subjected therapeutic biologics to potential competition by lower-cost biosimilars by creating a licensure framework for follow-on biologic products, (2) prescribed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, (3) increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, (4) established annual nondeductible fees and taxes on manufacturers of certain branded prescription drugs, apportioned among these entities according to their market share in certain government healthcare programs, (5) established a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D, (6) expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability, (7) expanded the entities eligible for discounts under the 340B Public Health Service Act program, (8) created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research, and (9) established a Center for Medicare Innovation at the CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.

Since its enactment, there have been judicial, Congressional and Administrative challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. For example, legislation affecting the implementation of certain taxes under the ACA has been signed into law. The TCJA included a provision that repealed, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate”. Further, the Bipartisan Budget Act of 2018 (the “BBA”), among other things, amended the ACA, effective January 1, 2019, to increase from 50% to 70% the point-of-sale discount that is owned by pharmaceutical manufacturers who participate in Medicare Part D and to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole”. On June 17, 2021 the U.S. Supreme Court dismissed a challenge on procedural grounds that argued the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. Thus, the ACA will remain in effect in its current form. Further, prior to the U.S. Supreme Court ruling, on January 28, 2021, President Biden issued an executive order that initiated a special enrollment period for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. In addition, on August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 into law, which, among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. The Inflation Reduction Act also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost through a newly established manufacturer discount program. It is unclear how additional healthcare reform measures of the Biden administration or other efforts, if any, to modify or invalidate the ACA or its implementing regulations, or portions thereof, will impact our business. Any health care reform measures will likely take time to unfold, and could have an impact on coverage and reimbursement for healthcare items and services. We cannot predict the ultimate content, timing or effect of any healthcare reform legislation or other policy or the impact of potential legislation or other policy on us.

Other legislative and administrative changes have been proposed and adopted in the United States since the ACA was enacted to reduce healthcare expenditures. For example, the Budget Control Act of 2011, among other things, in connection with subsequent legislation, reduced Medicare payments to providers, on average, by 2% per fiscal year. These reductions went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, including the BBA, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020, through May 31, 2022, due to the COVID-19 pandemic. The law provides for 1% Medicare sequestration in the second quarter of 2022 and allows the full 2% sequestration thereafter until 2030. To offset the temporary suspension during the COVID-19 pandemic, in 2030, the sequestration will be 2.25% for the first half of the year, and 3% in the second half of the year. Moreover, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. If federal spending is further reduced, anticipated budgetary shortfalls may impact the ability of relevant agencies to continue to function at current levels. Amounts allocated to federal grants and contracts may be reduced or eliminated. These reductions may also impact the ability of relevant agencies to timely review and approve research and development, manufacturing, and marketing activities, which may delay our ability to develop, market and sell any products we may develop.

Recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. On May 16, 2019, CMS adopted a final rule that, among other things, will require Part D plans to adopt Real Time Benefit Tools that are capable of integrating with electronic prescribing or electronic health record systems and have the capability to inform prescribers when lower-cost alternative therapies are available under a beneficiary’s prescription drug benefit. Similarly, since 2021, Part D Explanation of Benefits transmittals to members are required to inform Part D beneficiaries about drug prices and lower cost therapeutic alternatives. On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which among other things, contains two specific provisions affecting pricing for drugs and biologics. The first provision allows for CMS to negotiate prices for certain single-source drugs and biologics reimbursed under Medicare Part B and Part D, beginning with ten high-cost drugs paid for by Medicare Part D starting in 2026, followed by 15 Part D drugs in 2027, 15 Part B or Part D drugs in 2028, and 20 Part B or Part D drugs in 2029 and beyond. The legislation subjects drug manufacturers to civil monetary penalties and a potential excise tax for failing to comply with the legislation by offering a price that is not equal to or less than the negotiated “maximum fair price” under the law or for taking price increases that exceed inflation. The legislation also caps Medicare beneficiaries’ annual out-of-pocket drug expenses at $2,000. The second provision imposes a requirement that pharma manufacturers provide a rebate to Medicare, if the manufacturer increases price at a rate higher than the measured inflation rate. Medicaid has had a rebate program for several years, but Medicare did not. The intent is to limit price increases. The new rebate applies to drugs covered by Medicare under Part B or Part D. The rebate obligation applies if the average sales price (for Part B) or average manufacturers price (for Part D) of a single source drug or biologic increases more than the rate of inflation (as measured by the index for urban consumers). The rebate amount is the total number of units sold in Medicare coverage multiplied by the amount by which the price exceeds the inflation adjusted price. The base year against which the inflation adjustment is measured is 2021. If the price exceeds the inflation adjusted price, the difference is multiplied by the units sold in Medicare and that amount is to be rebated. A failure to pay the rebate is subject to a penalty of 125% of the original rebate amount. The provision for Part D takes effect in 2022, with rebates to be paid beginning in 2023. The provision for Part B takes effect in 2023. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures. In some cases, states appear interested in public policy designed to encourage drug importation from other countries and bulk purchasing. Furthermore, there has been increased interest by third-party payors and governmental authorities in reference pricing systems and publication of discounts and list prices.

We expect that other healthcare reform measures that may be adopted in the future may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product, and could seriously harm our future revenue. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our product.

Other U.S. Healthcare Laws and Compliance Requirements

In the United States, our activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including the Centers for Medicare and Medicaid Services, other divisions of the United States Department of Health and Human Services (e.g., the Office of Inspector General), the United States Department of Justice and individual United States Attorney offices within the Department of Justice, and state and local governments. For example, various activities, including but not limited to sales, marketing and scientific/educational grant programs, must comply with the anti-fraud and abuse provisions of the Social Security Act, the federal Anti-Kickback Statute, the federal False Claims Act and similar state laws, each as amended. Failure to comply with such requirements could potentially result in substantial penalties to us. Even if we structure our programs with the intent of compliance with such laws, there can be no certainty that we would not need to defend against enforcement or litigation, in light of the fact that there is significant enforcement interest in pharmaceutical companies in the United States, and some of the applicable laws are quite broad in scope.

The federal Anti-Kickback Statute prohibits any person, including a pharmaceutical manufacturer (or a party acting on its behalf), from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce or reward either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. The term “remuneration” is not defined in the federal Anti-Kickback Statute and has been broadly interpreted to include anything of value, including for example, gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash, waivers of payments, ownership interests and providing anything at less than its fair market value. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain business arrangements from prosecution, the exemptions and safe harbors are drawn narrowly and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from federal Anti-Kickback Statute liability. The government can establish a violation of the Anti-Kickback Statute without proving that a person or entity had actual knowledge of this statute or specific intent to violate it. In addition, the ACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act (discussed below) or the civil monetary penalties statute, which imposes fines against any person who is determined to have presented or caused to be presented claims to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. Additionally, many states have adopted laws similar to the federal Anti-Kickback Statute, and some of these state prohibitions apply to referral of patients for healthcare items or services reimbursed by any third-party payor, not only the Medicare and Medicaid programs in at least some cases, and do not contain safe harbors.

The federal False Claims Act imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment of government funds, or knowingly makes, uses, or causes to be made or used a false statement material to a false or fraudulent claim, or knowingly conceals or knowingly and improperly avoids, or decreases an obligation to pay money to the government. The qui tam provisions of the False Claims Act allow a private individual to bring civil actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government and to share in any monetary recovery. In recent years, the number of suits brought by private individuals has increased dramatically. In addition, various states have enacted false claims laws analogous to the False Claims Act. Many of these state laws apply where a claim is submitted to any third-party payor and not merely a federal healthcare program. There are many potential bases for liability under the False Claims Act. Liability arises, primarily, when an entity knowingly submits, or causes another to submit, a false claim for reimbursement to the federal government. The False Claims Act has been used to assert liability on the basis of inadequate care, kickbacks and other improper referrals, improperly reported government pricing metrics such as Best Price or Average Manufacturer Price, improper promotion of off-label uses (i.e., uses not expressly approved by the FDA in a drug’s label), and allegations as to misrepresentations with respect to the services rendered. Our activities relating to the reporting of discount and rebate information and other information affecting federal, state and third-party reimbursement of our products, and the sale and marketing of our products and our service arrangements or data purchases, among other activities, may be subject to scrutiny under these laws. We are unable to predict whether we would be subject to actions under the False Claims Act or a similar state law, or the impact of such actions. However, the cost of defending such claims, as well as any sanctions imposed, could adversely affect our financial performance.

The healthcare fraud provisions under the U.S. federal Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (“HIPAA”) impose criminal liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any health care benefit program, including private third-party payors, or falsifying or covering up a material fact or making any materially false or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services.

We may be subject to, or our marketing activities may be limited by, data privacy and security regulation promulgated by both the U.S. federal government and the U.S. states in which we conduct our business. For example, under HIPAA, the U.S. Department of Health and Human Services imposes upon “covered entities” (broadly, healthcare providers, health plans and healthcare clearinghouses) and their respective “business associates” (individuals or entities that create, receive, maintain or transmit protected health information on behalf of a covered entity) privacy obligations; requirements to implement appropriate administrative, physical and technical safeguards to ensure the confidentiality, integrity, and security of electronic protected health information; and breach response notification obligations. We are not subject to HIPAA, as we are neither a covered entity nor business associate. The Federal Trade Commission (the “FTC”) also requires companies to take appropriate steps to keep consumers’ personal information secure and to make accurate statements regarding how they secure personal information under their custody or control, such as in a privacy notice. The FTC also expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of personal information it holds, the size and complexity of its business, and the cost of available tools to improve data security and reduce vulnerabilities. Individually identifiable health information, which we process, is considered sensitive data that merits stronger safeguards. Violations of the foregoing FTC requirements may constitute unfair or deceptive acts or practices under Section 5(a) of the Federal Trade Commission Act (the “FTC Act”). While we do not intend to engage in unfair or deceptive acts or practices, the FTC has the power to enforce public privacy statements as it interprets them. Further, events that we cannot fully control, such as data breaches, may also result in civil penalties, FTC enforcement or enforcement by U.S. state attorneys general or other regulators. . Various U.S. states have implemented privacy laws and regulations that regulate the use and disclosure of health information and other personal information. For example, the California Consumer Privacy Act and its implementing regulations (the “CCPA”), established a privacy framework for covered businesses by, among other items, expanding the definition of personal information, establishing new data privacy rights for consumers that are resident in the State of California, imposing rules on the collection of personal information from minors, and creating a statutory damages framework for violations of the CCPA, including for failure to implement reasonable security procedures and practices to prevent data breaches. Penalties for violations of the CCPA include civil penalties and may result in related legal claims. The California Privacy Rights Act (“CPRA”), most provisions of which became operative on January 1, 2023, introduced significant amendments to the CCPA and established and funded a dedicated California privacy regulator, the California Privacy Protection Agency (the “CPPA”). Similarly, the Virginia Consumer Data Protection Act took effect on January 1, 2023; the Colorado Privacy Act will take effect on July 1, 2023; the Utah Consumer Privacy Act will take effect on December 31, 2023; and the Connecticut Data Privacy Act will take effect on July 1, 2023. The foregoing U.S. state privacy laws impose many similar obligations as the CCPA on our processing of personal information. Other U.S. states are considering similar privacy legislation, and industry organizations regularly adopt and advocate for new standards in these areas. The uncertainty, ambiguity, complexity, and potential inconsistency surrounding the implementation and interpretation of the CCPA and other enacted or forthcoming U.S. state privacy laws exemplify the vulnerability of our business to the evolving regulatory environment related to the privacy, security and confidentiality of personal information and protected health information. We may be subject to fines, penalties, or private actions in the event of non-compliance with such laws.

Our activities outside of the U.S. implicate local, state, provincial, and national data protection standards, impose additional compliance requirements, and generate additional risks of enforcement for non-compliance. Such laws may also restrict the access, use and disclosure of patient health information abroad. We may be required to expend significant capital and other resources to ensure ongoing compliance with applicable privacy and data security laws, to protect against security breaches and hackers, or to remediate issues caused by such breaches. Compliance with these laws is challenging, constantly evolving, time consuming, and requires a flexible privacy framework and substantial resources. Compliance efforts will likely be an increasing and substantial cost in the future.

The U.S. federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to annually report to CMS information related to payments or other transfers of value made to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. In addition to this federal requirement, a number of individual states and foreign jurisdictions require detailed reporting and often public disclosures concerning transfers of value to physicians, other health care providers and family members. Effective January 1, 2022, these reporting obligations are extended to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners.

Compliance with such requirements may require investment in infrastructure to ensure that tracking is performed properly, and some of these laws result in the public disclosure of various types of payments and relationships. Several states have enacted legislation requiring pharmaceutical companies to, among other things, establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, or register their sales representatives, as well as prohibiting pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical companies for use in sales and marketing, and prohibiting certain other sales and marketing practices. These laws may affect our sales, marketing and other promotional activities by imposing administrative and compliance burdens on us. If we fail to track and report as required by these laws or otherwise comply with these laws, we could be subject to the penalty provisions of the pertinent state and federal authorities.

Where our activities involve foreign government officials, they may also potentially be subject to the Foreign Corrupt Practices Act (“FCPA”). If we seek to have a product paid for with federal funds under the Medicaid programs or Medicare Part B, various obligations, including government price reporting, are required under the Medicaid rebate provisions of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Health Care Act of 1992, each as amended, which generally require products to be offered at substantial rebates/discounts to such programs and certain purchasers. Government price reporting may also be required with respect to average sales price, which serves as the basis of reimbursement under Medicare Part B. In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of pharmaceutical products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Many of our current as well as possible future activities are potentially subject to federal and state consumer protection and unfair competition laws. We must also comply with laws that require clinical trial registration and reporting of clinical trial results on the publicly available clinical trial databank maintained by the National Institutes of Health at www.ClinicalTrials.gov. We are subject to various environmental, health and safety regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous substances. From time to time, and in the future, our operations may involve the use of hazardous materials.

Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our business activities could be subject to challenge under one or more of such laws. If our operations are found to be in violation of any of the federal and state laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including criminal and significant civil monetary penalties, damages, fines, imprisonment, exclusion from participation in government healthcare programs, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, private “qui tam” actions brought by individual whistleblowers in the name of the government or refusal to allow us to enter into supply contracts, including government contracts, integrity oversight and reporting obligations to resolve allegations of non-compliance, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.

U.S. Marketing Exclusivity

Hatch-Waxman Exclusivity. Market exclusivity provisions under the FDCA can also delay the submission or the approval of certain applications of other companies seeking to reference another company’s NDA. If the new drug is a new chemical entity subject to an NDA, the FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. This definition is currently under FDA review. During the exclusivity period, the FDA may not accept for review an ANDA or a Section 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, such an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder. The FDCA also provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA, if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, such as new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Pediatric Exclusivity. Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to any existing exclusivity period or patent term. This six-month exclusivity may be granted by the FDA based on the completion of a pediatric clinical trial in accordance with provisions of the FDCA.

Europe/Rest of World Government Regulation

In addition to regulations in the United States, we are subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials, pricing and reimbursement, anti-bribery, advertising and promotion, data privacy and security and any commercial sales and distribution of our future products.

Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like the IND prior to the commencement of human clinical trials.

In the EEA, for example, a clinical trial application (“CTA”) must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the CTA is approved in accordance with the EU Clinical Trials Directive 2001/20/EC (the “Clinical Trials Directive”) and the related national implementing provisions of the relevant individual EEA country’s requirements, the clinical trial described in that CTA may proceed.

In April 2014, the new Clinical Trials Regulation, (EU) No 536/2014 (the “Clinical Trials Regulation”) was adopted. The Clinical Trials Regulation entered into force on January 31, 2022. The Clinical Trials Regulation is directly applicable in all the EEA countries, repealing the prior Clinical Trials Directive. The new Clinical Trials

Regulation allows a sponsor to start and conduct a clinical trial in accordance with the Clinical Trials Directive during a transitional period of one year after the application date, i.e. January 31, 2022. The transition period for the trials ongoing at the moment of applicability will be a maximum of 3 years after the date of application of the Clinical Trials Regulation. Clinical trials authorized under the current Clinical Trials Directive before January 31, 2023 can continue to be conducted under the Clinical Trials Directive until January 31, 2025. An application to transition ongoing trials from the current Clinical Trials Directive to the new Clinical Trials Regulation will need to be submitted and authorized in time before the end of the transitional period. The new Clinical Trials Regulation is intended to simplify and streamline the approval of clinical trials in the EEA. The main characteristics of the regulation include: a streamlined application procedure through a single entry point, the “EU portal”; a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials, which is divided into two parts.

For other countries outside of the EEA, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials vary from country to country. Internationally, clinical trials are generally required to be conducted in accordance with GCP, applicable regulatory requirements of each jurisdiction and the medical ethics principles that have their origins in the Declaration of Helsinki.

In the EEA, medicinal products can be commercialized only after obtaining a Marketing Authorization (“MA”). There are several procedures for requesting marketing authorization which can be more efficient than applying for authorization on a country-by-country basis. There is a “centralized” procedure allowing submission of a single marketing authorization application to the European Medicines Agency (the “EMA”). If the EMA issues a positive opinion, the European Commission will grant a centralized marketing authorization that is valid in all EEA countries.

The “centralized” procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, and medicinal products containing a new active substance indicated for the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and viral diseases. The “centralized” procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EEA.

There is also a “decentralized” procedure allowing companies to file identical applications to several EEA countries simultaneously for product candidates that have not yet been authorized in any EEA country and a “mutual recognition” procedure allowing companies that have a product already authorized in one EEA country to apply for that authorization to be recognized by the competent authorities in other EEA countries. Under the “decentralized” procedure, an identical dossier is submitted to the competent authorities of each of the EEA countries in which the MA is sought, one of which is selected by the applicant as the Reference Member State (“RMS”). If the RMS proposes to authorize the product, and the other EEA countries do not raise objections, the product is authorized in all the EEA countries where the authorization was sought. Before granting the MA, the EMA or the competent authorities of the EEA countries make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

In many countries outside the United States, procedures to obtain price approvals, coverage and reimbursement can take considerable time after the receipt of a MA. Many EEA countries periodically review their reimbursement of medicinal products, which could have an adverse impact on reimbursement status. In addition, we expect that legislators, policymakers and healthcare insurance funds in the EEA countries will continue to propose and implement cost-containing measures, such as lower maximum prices, lower or lack of reimbursement coverage and incentives to use cheaper, usually generic, products as an alternative to branded products, and/or branded products available through parallel import to keep healthcare costs down. Moreover, in order to obtain reimbursement for our products in some EEA countries, including some EU Member States, we may be required to compile additional data comparing the cost-effectiveness of our products to other available therapies. Health Technology Assessment (“HTA”) of medicinal products is becoming an increasingly common part of the pricing and reimbursement procedures in some EEA countries, including those representing the larger markets. The HTA process, which is currently governed by national laws in each EEA country, is the procedure to assess therapeutic, economic and societal impact of a given medicinal product in the national healthcare systems of the individual country. The outcome of an HTA will often influence the pricing and reimbursement status granted to these medicinal products by the competent authorities of individual EEA countries. The extent to which pricing and reimbursement decisions are influenced by the HTA of the specific medicinal product currently varies between EEA countries, although the HTA Regulation, which aims to harmonize the clinical benefit assessment of HTA across the EEA, will apply from January 12, 2025. If we are unable to maintain favorable pricing and reimbursement status in EEA countries that represent significant markets, our anticipated revenue from and growth prospects for our products in the EEA could be negatively affected.

Outside the United States, interactions between pharmaceutical companies and physicians are also governed by strict laws, such as national anti-bribery laws of EEA countries, national sunshine rules, regulations, industry self-regulation codes of conduct and physicians’ codes of professional conduct. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

In the EEA, the advertising and promotion of our products are subject to laws governing promotion of medicinal products, interactions with physicians, misleading and comparative advertising and unfair commercial practices. For example, applicable laws require that promotional materials and advertising in relation to medicinal products comply with the product’s Summary of Product Characteristics (“SmPC”), as approved by the competent authorities in connection with a marketing authorization approval. The SmPC is the document that provides information to physicians concerning the safe and effective use of the product. Promotional activity that does not comply with the SmPC is considered off-label and is prohibited in the EEA. Other applicable laws at the EEA level and in the individual EU Member States also apply to the advertising and promotion of medicinal products, including laws that prohibit the direct-to-consumer advertising of prescription-only medicinal products and further limit or restrict the advertising and promotion of our products to the general public and to health care professionals. Violations of the rules governing the promotion of medicinal products in the EEA could be penalized by administrative measures, fines and imprisonment.

In addition to data privacy and security regulations in the United States, we may be subject to, or our marketing activities may be limited by, data privacy and security regulations in the EEA, Switzerland, or the United Kingdom (“UK”), where the legislative and regulatory landscape continues to evolve. There has been increased regulator attention to privacy and data security issues that could potentially affect our business, including through legislation such as the EEA General Data Protection Regulation (“EEA GDPR”) and UK General Data Protection Regulation (“UK GDPR,” and together, the “GDPR”), which each imposes strict obligations on the processing of personal data, including the transfer of personal data from the EEA, Switzerland, or UK to third countries that the European Commission has determined does not ensure an adequate level of protection, such as the United States. If we violate the GDPR, we may face significant penalties of up to EUR 10,000,000 or 2% of our total worldwide annual, or for more serious violations, up to EUR 20,000,000 or 4% of our total worldwide annual turnover.

The GDPR and other EEA and UK data privacy and security regulations generally restrict the transfer of personal data from the EEA, United Kingdom and Switzerland, to the United States and certain other third countries unless the parties to the transfer have implemented specific safeguards to protect the transferred personal data. One of the primary safeguards on which companies may rely to import or export personal data from had been the EU-U.S. Privacy Shield and Swiss-U.S. Privacy Shield frameworks administered by the U.S. Department of Commerce. However, the EU-U.S. Privacy Shield was invalidated in July 2020 by the Court of Justice of the European Union (the “CJEU”) in a case known as “Schrems II.” Following this decision, the Swiss Federal Data Protection and Information Commissioner (the “FDPIC”) announced that the Swiss-U.S. Privacy Shield does not provide adequate safeguards for the purposes of personal data transfers from Switzerland to third countries that are deemed as not providing adequate protection, including the United States. While the FDPIC does not have authority to invalidate the Swiss-U.S. Privacy Shield regime, the FDPIC’s announcement casts doubt on the viability of the Swiss-U.S. Privacy Shield as a compliance mechanism for Swiss-U.S. data transfers.

The CJEU’s decision in Schrems II also raised questions about whether one of the primary alternatives to the EU-U.S. Privacy Shield, namely the European Commission’s Standard Contractual Clauses, can lawfully be used for personal data transfers from Europe to the United States or other third countries that are not the subject of an adequacy decision of the European Commission. While the CJEU upheld the adequacy of the Standard Contractual Clauses in principle in Schrems II, it made clear that reliance on the Standard Contractual Clauses alone may not necessarily be sufficient in all circumstances. Use of the Standard Contractual Clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular regarding applicable surveillance laws and relevant rights of individuals with respect to the transferred data. In the context of any given transfer, where the legal regime applicable in the destination country may or does conflict with the intended operation of the Standard Contractual Clauses and/or applicable European law, the decision in Schrems II and subsequent draft guidance from the European Data Protection Board (the “EDPB”) would require the parties to that transfer to implement certain supplementary technical, organizational and/or contractual measures to rely on the Standard Contractual Clauses as a lawful “transfer mechanism.” However, the draft guidance from the EDPB on such supplementary technical, organizational and/or contractual measures appears to conclude that any combination of such measures may not be sufficient to allow effective reliance on the Standard Contractual Clauses in the context of transfers of personal data “in the clear” to recipients in countries where the power granted to public authorities to access the transferred data goes beyond that which is “necessary and proportionate in a democratic society” — which may, following the CJEU’s conclusions in Schrems II on relevant powers of United States public authorities and commentary in draft EDPB guidance, include the United States in certain circumstances (e.g., where Section 702 of the US Foreign Intelligence Surveillance Act applies). Further, the UK Information Commissioner’s Office (“ICO”) has provided for separate international data transfer mechanisms for restricted transfers of data from the UK: an international data transfer agreement (the UK equivalent of the EU Standard Contractual Clauses) (“IDTA”) and an international data transfer addendum (which amends the EU Standard Contractual Clauses for purposes of international data transfers from the UK to countries without an essentially equivalent data protection framework) (the “Addendum”). Both the IDTA and the Addendum came into force in March 2022.

If we are unable to implement a valid solution to transfer personal data from the EEA to the United States or other countries that have not been deemed to provide an essentially equivalent level of data protection, we may face increased exposure to regulatory action, substantial fines, or injunction orders to stop processing personal data from EEA, Swiss, or UK residents. Any inability to import personal data to the United States may also restrict our clinical trials activities in the EU; limit our ability to collaborate with contract research organizations as well as other service providers, contractors and other companies subject to EU data privacy and security laws; and require us to increase our data processing capabilities in the EU and the UK at significant expense. Additionally, other countries outside of the EU have enacted or are considering enacting similar cross-border data transfer restrictions and laws requiring local data residency, which could increase the cost and complexity of delivering our services and operating our business. The types of challenges we face in the EEA, Switzerland, and the UK will likely also arise in other jurisdictions that adopt laws similar to the GDPR or regulatory frameworks of equivalent complexity.

If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions or criminal prosecution.

Employees and Human Capital Resources

As of December 31, 2022, we had approximately 90 full-time employees, including five employees who have M.D.s or Ph.D.s. Within our workforce, seven employees were primarily engaged in research and development, 70 were primarily engaged in sales and marketing and 13 were primarily engaged in general management and administration. None of our employees are represented by labor unions or covered by collective bargaining agreements. We believe that we maintain good relationships with our employees.

We focus on identifying, attracting, incentivizing, developing and retaining an exceptional team of highly talented and motivated employees to support our current product pipeline and future business goals. In order to drive innovation, we continuously improve our human capital management strategies and find ways to foster engagement and growth within our company.

We regularly benchmark total rewards we provide against our industry peers to ensure we offer competitive compensation and benefits packages to our employees and potential new hires. The principal purposes of our equity and cash incentive plans are to attract, retain and reward selected personnel through the granting of stock-based and cash-based compensation awards, as well as provide our employees with the opportunity to participate in our employee stock purchase plan, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives. We strive to build a diverse environment where our employees can thrive and one that inspires exceptional contributions and professional and personal development in order to achieve our vision to become the leading pain management company that can have a transformative impact on patients’ lives. The success of our business is fundamentally connected to the well-being, health and safety of our employees. In an effort to protect the health and safety of our employees, we took proactive action from the earliest signs of the COVID-19 outbreak, which included implementing social distancing policies at our facilities, facilitating remote working arrangements, requiring proof of vaccination or acceptable exemption, and imposing employee travel restrictions.

We plan to continue to develop our efforts related to attracting, retaining and motivating our workforce as we grow and develop.

Facilities and Properties

Our principal executive office is currently located in Palo Alto, California, and consists of approximately 6,000 square feet of leased office space. The lease term expires in October 2024. We also sublease office space in San Diego, California. We believe our facilities are adequate to meet our current needs, although we may seek to negotiate new leases or evaluate additional or alternate space for our operations. We believe appropriate additional or alternative space will be available on commercially reasonable terms.

Legal Proceedings

From time to time we may become involved in various legal proceedings, including those that may arise in the ordinary course of business.

Sanofi-Aventis U.S. LLC and Hisamitsu America, Inc. Litigation

On February 23, 2021, we filed an action in the U.S. District Court for the Northern District of California against Sanofi-Aventis U.S. LLC and Hisamitsu America, Inc., two manufacturers of OTC lidocaine patch products, alleging, among other things, false and deceptive advertising and unfair competition under the Lanham Act and California state laws by those companies regarding their respective OTC patch products (the “Sanofi-Aventis & Hisamitsu Litigation”). This lawsuit seeks, among other relief, damages and an injunction enjoining the defendants from continuing to make false or misleading statements of fact about their respective OTC lidocaine patch products. The defendants have filed motions to dismiss, which have narrowed slightly our claims, but which motions the court has largely rejected. Discovery is proceeding. The case is currently scheduled for trial to begin on July 24, 2023. We cannot make any predictions about the outcome in this matter or the timing thereof.

Former Employee Litigation

On March 12, 2021, we filed an action in the Delaware Court of Chancery against Anthony Mack, former President of Scilex Pharma, and Virpax Pharmaceuticals, Inc. (“Virpax”), a company now headed by Mr. Mack, alleging, among other things, breach by Mr. Mack of his non-compete agreement with us, breach of fiduciary duty, and tortious interference by Virpax with that non-compete agreement (the “Former Employee Litigation”). This lawsuit seeks, among other relief, damages and an injunction enjoining Mr. Mack from further violating his non-compete agreement and enjoining Virpax from tortiously interfering with Mr. Mack’s non-compete agreement. The case was tried from September 12, 2022 to September 14, 2022. Post-trial briefing and closing arguments have been concluded and the case is under submission to the Court. We cannot make any predictions about the outcome in this matter or the timing thereof.

ZTlido Patent Litigation

On June 22, 2022, we filed a complaint against Aveva Drug Delivery Systems, Inc., Apotex Corp., and Apotex, Inc. (together, “Apotex”) in the U.S. District Court for the Southern District of Florida (the “ZTlido Patent Litigation”) alleging infringement of certain Orange Book listed patents covering ZTlido (the “ZTlido Patents”). The ZTlido Patent Litigation was initiated following the submission by Apotex, in accordance with the procedures set out in the Hatch-Waxman Act, of an ANDA. Apotex’s ANDA seeks approval to market a generic version of ZTlido prior to the expiration of the ZTlido Patents and alleges that the ZTlido Patents are invalid, unenforceable, and/or not infringed. We are seeking, among other relief, an order that the effective date of any FDA approval of Apotex’s ANDA be no earlier than the expiration of the asserted patents listed in the Orange Book, the latest of which expires on May 10, 2031, and such further and other relief as the court may deem appropriate. Apotex is subject to a 30-month stay preventing it from selling a generic version of ZTlido during that time. The stay should expire no earlier than November 11, 2024. Trial in the ZTlido Patent Litigation has not yet been scheduled. We cannot make any predictions about the final outcome of this matter or the timing thereof.

Our Corporate History

Legacy Scilex was incorporated in Delaware in February 2019 for the purpose of effecting a corporate reorganization. On March 18, 2019, Legacy Scilex entered into a Contribution and Loan Agreement with Sorrento and the holders of the outstanding shares of capital stock of Scilex Pharma pursuant to which Legacy Scilex acquired 100% of the outstanding shares of capital stock of Scilex Pharma in exchange for shares of Legacy Scilex Common Stock (such transaction, the “Contribution”). Pursuant to the Contribution and Loan Agreement, Sorrento provided Legacy Scilex with a loan with an initial principal amount of $16.5 million in the form of a note payable, which loan was used to fund the acquisition of Semnur. Concurrently therewith, Legacy Scilex entered into an Agreement and Plan of Merger with Semnur, Sigma Merger Sub, Inc., Legacy Scilex’s prior wholly owned subsidiary, Fortis Advisors LLC, solely as representative of the holders of Semnur equity, and Sorrento, for limited purposes (as amended, the “Semnur Merger Agreement”). Pursuant to the Semnur Merger Agreement, Sigma Merger Sub, Inc. merged with and into Semnur (such transaction, the “Semnur Merger”), with Semnur surviving the Semnur Merger as Legacy Scilex’s wholly owned subsidiary. As a result of the Contribution and the Semnur Merger, Scilex Pharma and Semnur became Legacy Scilex’s wholly owned subsidiaries. Prior to the Contribution and the Semnur Merger, operations of Legacy Scilex were conducted through Scilex Pharma, which was formed in September 2012. Semnur was formed in June 2013.

We are an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation.

Website

Our website address is www.scilexholding.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or accessible through, our website as part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

MANAGEMENT

The following sets forth certain information, as of the date of this prospectus, concerning the persons who are serving as our directors and executive officers.

Executive Officers and Directors

The following table sets forth the name, age and position of each of our directors and executive officers, as of March 1, 2023.

Name	Age	Position(s)
Executive Officers:
Jaisim Shah	62	Chief Executive Officer, President and Director
Henry Ji, Ph.D.	58	Executive Chairperson and Director
Elizabeth A. Czerepak	67	Executive Vice President, Chief Business Officer, Chief Financial Officer and Secretary
Non-employee Directors:
Dorman Followwill(1)(2)(3)	59	Director
Laura J. Hamill(1)(2)(3)	58	Director
Tien-Li Lee, M.D.(2)(3)	48	Director
David Lemus(1)	60	Director
Tommy Thompson	81	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

Jaisim Shah. Mr. Shah has served as our Chief Executive Officer and President and a member of our Board since November 10, 2022. Mr. Shah has also served as Legacy Scilex’s President, Chief Executive Officer and a board member since March 2019. He has more than 25 years of global biopharma experience, including over 15 years in senior management leading business development, commercial operations, investor relations, marketing and medical affairs. He also served as the Chief Executive Officer and a board member of Semnur from its inception in 2013 until its acquisition by Legacy Scilex in March 2019. Mr. Shah has served on the board of directors of Scilex Pharma since November 2016. Prior to Semnur, Mr. Shah was a consultant to several businesses, including Sorrento Therapeutics, Inc., a publicly traded company, and was the Chief Business Officer of Elevation Pharmaceuticals, Inc., where Mr. Shah led a successful sale of Elevation to Sunovion Pharmaceuticals Inc. in September 2012. Prior to Elevation, Mr. Shah was president of Zelos Therapeutics, Inc., where he focused on financing and business development. Prior to Zelos, Mr. Shah was the Senior Vice President and Chief Business Officer at CytRx Corporation, a biopharmaceutical company. Previously, Mr. Shah was Chief Business Officer at Facet Biotech Corporation and PDL BioPharma, Inc., where he completed numerous licensing/ partnering and strategic transactions with pharmaceutical and biotech companies. Prior to PDL, Mr. Shah was at Bristol-Myers Squibb, most recently as Vice President of Global Marketing where he received the “President’s Award” for completing one of the most significant collaborations in the company’s history. Previously, Mr. Shah was at F. Hoffman-La Roche AG in international marketing and was global business leader for corporate alliances with Genentech, Inc. and IDEC Corporation. Mr. Shah previously served as a director of Celularity Inc. from June 2017 to July 2021. He has served as a director of Sorrento Therapeutics, Inc., a publicly traded company, since September 2013. Mr. Shah holds a M.A. in Economics from the University of Akron and a M.B.A. from Oklahoma University. We believe that Mr. Shah’s extensive operational, executive and business development experience qualifies him to serve on our Board.

Henry Ji, Ph.D. Dr. Ji has served as our Executive Chairperson and a member of our Board since November 10, 2022. Prior to that, he served as Legacy Scilex’s Executive Chairperson and a board member from March 2019 to November 2022. Dr. Ji has served on the board of directors of Scilex Pharma since November 2016 and he served as the Chief Executive Officer of Scilex Pharma from November 2016 to March 2019. He co-founded and has served as a director of Sorrento Therapeutics, Inc., a publicly traded company, since January 2006, served as its Chief Scientific Officer from November 2008 to September 2012, as its Interim Chief Executive Officer from April 2011 to September 2012, as its Secretary from September 2009 to June 2011, as its Chief Executive Officer and President since September 2012 and as Chairman of its board of directors since August 2017. In 2002, Dr. Ji founded BioVintage, Inc., a research and development company focusing on innovative life sciences technology and product development, and has served as its President since 2002. From 2001 to 2002, Dr. Ji served as Vice President of CombiMatrix Corporation, a publicly-traded biotechnology company that develops proprietary technologies, including products and services in the areas of drug development, genetic analysis, molecular diagnostics and nanotechnology. During his tenure at CombiMatrix, Dr. Ji was responsible for strategic technology alliances with biopharmaceutical companies. From 1999 to 2001, Dr. Ji served as Director of Business Development, and in 2001 as Vice President of Stratagene Corporation (later acquired by Agilent Technologies, Inc.) where he was responsible for novel technology and product licensing and development. In 1997, Dr. Ji co-founded Stratagene Genomics, Inc., a wholly owned subsidiary of Stratagene Corporation, and served as its President and Chief Executive Officer from its founding until 1999. Dr. Ji previously served as a director of Celularity Inc. from June 2017 to July 2021. Dr. Ji is the holder of several issued and pending patents in the life science research field and is the sole inventor of Sorrento’s intellectual property. Dr. Ji has a Ph.D. in Animal Physiology from the University of Minnesota and a B.S. in Biochemistry from Fudan University. Dr. Ji has demonstrated significant leadership skills as President and Chief Executive Officer of Stratagene Genomics, Inc. and Vice President of CombiMatrix Corporation and Stratagene Corporation and brings more than 20 years of biotechnology and biopharmaceutical experience to his position on our Board. We believe that Dr. Ji’s extensive knowledge of the industry in which we operate allows him to bring to our Board a broad understanding of the operational and strategic issues we face.

Elizabeth A. Czerepak. Ms. Czerepak has served as our Executive Vice President, Chief Business Officer, Chief Financial Officer and Secretary since November 10, 2022. Prior to that, she served on the Legacy Scilex Board from September 2019 to October 2020 and on the board of directors of Sorrento from October 2021 to May 2022. Ms. Czerepak has over 35 years of experience in big pharma, biotechnology and venture capital. Since September 2020, she has served as the Chief Financial Officer of BeyondSpring Inc., a global biopharmaceutical company focused on developing innovative immuno-oncology cancer therapies. From May 2018 to January 2020, Ms. Czerepak served as the Chief Financial Officer and the Chief Business Officer of Genevant Sciences, Inc., a technology-focused lipid nanoparticle delivery company, From 2015 to 2018 she served as the Chief Financial Officer and Executive Vice President of Corporate Development of Altimmune, Inc., a clinical stage vaccines company, and from 2014 to 2015, she served as the Chief Financial Officer and the Chief Business Officer of Isarna Therapeutics Inc., which develops selective transforming growth factor beta inhibitors for cancer, ophthalmic and fibrotic diseases. From 2011 to 2014, Ms. Czerepak served as the Chief Financial Officer, Secretary, Principal Accounting Officer and Head of Human Resources at Cancer Genetics, Inc., a company that develops and commercializes molecular diagnostics. Prior to that, she served as a Managing Director at JPMorgan Chase & Co. and Bear, Stearns & Co., a General Partner at Bear Stearns Health Innoventures L.P., a venture capital fund and as a NASD (now FINRA) Registered Representative (Series 7 and Series 63). Since February 2020, Ms. Czerepak has served as a director and chair of the audit committee of Delcath Systems, Inc., an interventional oncology company focused on the treatment of liver cancer. Ms. Czerepak previously served on the board of directors of Spectrum Pharmaceuticals, Inc. from June 2019 to December 2020. She holds a B.A. magna cum laude in Spanish and Mathematics Education from Marshall University and a M.B.A. from Rutgers University in 1982. In 2020, Ms. Czerepak earned a Corporate Director Certificate from Harvard Business School.

Non-employee Directors

Dorman Followwill. Mr. Followwill has served as a member of our Board since November 10, 2022. Prior to that, he served as a director of Legacy Scilex from April 2022 to November 2022, as a director of Sorrento since October 2017 and as its lead independent director since August 2020. Mr. Followwill was Senior Partner of Transformational Health at Frost & Sullivan, a business consulting firm involved in market research and analysis, growth strategy consulting and corporate training across multiple industries, from 2016 to September 2020. Prior to that time, he served in various roles at Frost & Sullivan, including Partner on the Executive Committee managing the P&L of the business in Europe, Israel and Africa, and Partner overseeing the Healthcare and Life Sciences business in North America, since initially joining Frost & Sullivan to help found the Consulting practice in January 1988. Mr. Followwill has more than 30 years of organizational leadership and management consulting experience, having worked on hundreds of consulting projects across all major regions and across multiple industry sectors, each project focused around the strategic imperative of growth. He holds a B.A. from Stanford University in The Management of Organizations. We believe that Mr. Followwill’s extensive knowledge and understanding of the healthcare and life sciences industries qualify him to serve on our Board.

Laura J. Hamill. Ms. Hamill has served as a member of our Board since November 10, 2022. Prior to that, she served as a director of Legacy Scilex from April 2022 to November 2022 and has extensive experience in the biopharmaceutical industry, with over 30 years of global commercial operational roles in a variety of executive leadership positions. Since mid-2019, Ms. Hamill has served as the founder and a consultant at Hamill Advisory Group, LLC. From September 2018 to July 2019, Ms. Hamill served as the Executive Vice President, Worldwide Commercial Operations at Gilead Sciences, Inc., a research-based biopharmaceutical company, where she was responsible for leading the company’s global commercial strategic direction and delivering annual revenue of $20 billion. Prior to joining Gilead, Ms. Hamill held a number of U.S. and international executive positions at Amgen Corporation, a biotechnology company focused on discovering and delivering innovative human therapeutics, from July 2000 to August 2018, most recently as Senior Vice President, U.S. Commercial Operations. During her time at Amgen, Ms. Hamill established the company’s intercontinental region and managed the company’s international marketing and business operations while living abroad in Switzerland for three years. She also served as a member of the company’s corporate governance team, such as business development, global commercial operations, the Amgen Foundation and chair for the company’s Senior Women’s Leadership Council. In addition, Ms. Hamill previously held a variety of executive roles in the biopharmaceutical industry, including positions at Klemtner Inc. and F. Hoffmann-La Roche AG. Ms. Hamill has served on the board of directors of a number of public companies, including AnaptysBio, Inc. since September 2019, Y-mAbs Therapeutics, Inc. since April 2020, Pardes Biosciences, Inc. since August 2021 and BB Biotech AG since March 2022. She previously served as a director at Acceleron Pharma Inc. (acquired by Merck) from September 2020 to December 2021. Ms. Hamill holds a B.A. in business administration from the University of Arizona. We believe that Ms. Hamill is qualified to serve on our Board because of her extensive leadership experience in the biopharmaceutical industry and her global commercial operations and strategic planning expertise.

Tien-Li Lee, M.D. Dr. Lee has served as a member of our Board since November 10, 2022. Prior to that, he served as a director of Legacy Scilex from March 2019 to November 2022 and as a director of Scilex Pharma since November 2018. Dr. Lee has over 20 years of experience as a biotechnology innovator and executive who has been integrally involved with the founding or advancement of several biopharmaceutical companies. He is the founder and has served as the Chief Executive Officer of Aardvark Therapeutics, Inc. since March 2017. Prior to that, Dr. Lee joined NantKwest, Inc., a publicly-traded immunotherapy company in 2014 and served as its Chief Strategy Officer until March 2017. His experience includes therapeutics for immunology, cardiovascular, oncology, neurology, and infectious disease indications. Dr. Lee is also an inventor or co-inventor of multiple biomedical and biotechnology innovations, licensed or assigned to several companies for development including NantKwest, Inc., Simcere Pharmaceutical Group, Cellics Therapeutics, Inc., Sorrento and Aardvark Therapeutics, Inc. Dr. Lee earned his M.D. degree from the University of California, San Diego and his B.A. degree from the University of California, Berkeley in Molecular Biology. We believe that Dr. Lee is qualified to serve on our Board because of his experience in management roles at life sciences companies and extensive academic and professional background in the field of biotechnology.

David Lemus. Mr. Lemus has served as a member of our Board since November 10, 2022. Prior to that, he served as a director of Legacy Scilex from April 2022 to November 2022 and as a director of Sorrento since October 2017. Mr. Lemus has served as Chief Executive Officer of IronShore Pharmaceuticals Inc. since January 2020 as well as the founder and Chief Executive Officer of LEMAX LLC since 2017. He also currently serves as a non-executive board member of Silence Therapeutics, plc and BioHealth Innovation, Inc. and served previously on several other boards of public and private companies as a non-executive director. He served from November 2017 to September 2018 as the Chief Operating Officer and Chief Financial Officer of Proteros biosciences GmbH. Previously, from January 2016 to May 2017, he served as Interim Chief Financial Officer and Chief Operating Officer of Medigene AG. Prior to that time, at Sigma Tau Pharmaceuticals, Inc., he served as Chief Executive Officer from January 2013 to July 2015, as Chief Operating Officer from March 2012 to December 2012, and as V.P. Finance from July 2011 to February 2012. Mr. Lemus previously served as Chief Financial Officer and Executive V.P. of MorphoSys AG from January 1998 to May 2011. Prior to his role at MorphoSys AG, he held various positions, including Operations Manager and Controller (Pharma International Division) and Global IT Project Manager (Pharma Division) at F. Hoffmann-La Roche AG, Group Treasurer of Lindt & Spruengli AG and Treasury Consultant for Electrolux AB. Mr. Lemus received a M.S. from the Massachusetts Institute of Technology Sloan School of Management in 1988 and a B.S. in Accounting from the University of Maryland in 1984. Mr. Lemus is also a certified public accountant licensed in the State of Maryland. We believe that Mr. Lemus’ extensive accounting and financial background and business experience in the life sciences industry qualify him to serve on our Board.

Tommy Thompson. Mr. Thompson has served as a member of our Board since November 10, 2022. Prior to that, he served on the Legacy Scilex Board from July 2022 to November 2022. Mr. Thompson currently serves as the Chief Executive Officer of Thompson Holdings, a consulting firm. From July 2020 to March 2022, Mr. Thompson served as University of Wisconsin System President. From 2005 to 2012, Mr. Thompson was a partner in the law firm of Akin Gump Strauss Hauer & Feld LLP in Washington, D.C, and as an Adjunct Senior Advisor from 2017 to 2020. February 2005 to January 2011, Mr. Thompson served as President of Logistics Health, Inc., a provider of medical readiness and homeland security solutions. Prior to entering the private sector in 2005, Mr. Thompson enjoyed a long and distinguished career in public service. From February 2001 to January 2005, Mr. Thompson served as the former Secretary of the U.S. Department of Health & Human Services, where he served as the nation’s leading advocate for the health and welfare of all Americans. Prior to that, Mr. Thompson served four terms as Governor of Wisconsin from January 1987 to February 2001, where he was best known for his efforts to revitalize the Wisconsin economy, for his national leadership on welfare reform, and for his work toward expanding health care access across all segments of society. Mr. Thompson currently serves as Chairman of the board of directors of Physicians Realty Trust (NYSE: DOC) and of TherapeuticsMD, Inc. and also serves as a member of the board of directors of United Therapeutics Corporation (Nasdaq: UTHR). He previously served on the boards of directors of various other companies, including Logistics Health, Inc. Health Solutions, a health care consulting company, C. R. Bard, Inc. (NYSE: BCR), Centene Corporation (NYSE: CNC), Plus Therapeutics, Inc. (formerly Cytori Therapeutics, Inc.) (Nasdaq: PSTV), CareView Communications, Inc. (OTCQB: CRVW), Vyant Bio, Inc. (formerly Cancer Genetics, Inc.) (Nasdaq: VYNT), and Pure Bioscience, Inc. (Nasdaq: PURE). Mr. Thompson received both his B.S. and J.D. from the University of Wisconsin-Madison. We believe that Mr. Thompson is qualified to serve on our Board because of his experience in public service, particularly his services and knowledge related to the health care industry as a whole, and extensive board experience.

Family Relationships

There are no family relationships among any of the individuals who serve as our directors or executive officers.

Board Composition

Our business and affairs are managed under the direction of our Board, which currently consists of seven members. Dr. Ji serves as Executive Chairperson of our Board. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to our management. Our Board meets on a regular basis and on an ad hoc basis as required.

In accordance with the terms of the Certificate of Incorporation and the Bylaws, our Board is divided into three classes with staggered three-year terms, as follows:

•	The Class I directors are Dorman Followwill, David Lemus, and Tommy Thompson, and their term will expire at the annual meeting of stockholders to be held in 2023;

•	The Class II directors are Tien-Li Lee, M.D. and Laura J. Hamill and their term will expire at the annual meeting of stockholders to be held in 2024; and

•	The Class III directors are Henry Ji, Ph.D. and Jaisim Shah and their term will expire at the annual meeting of stockholders to be held in 2025.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The authorized number of directors that shall constitute our Board will be determined exclusively by our Board; provided that, at any time the Sorrento Group beneficially owns, in the aggregate, at least 50% in voting power of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, the stockholders may also fix the number of directors by resolutions adopted by the stockholders, in each case, subject to certain rights of any holders of our preferred stock to elect directors. Any increase or decrease in the number of directors will be apportioned among the three classes so that, as nearly equal as practicable, each class will consist of one-third of the directors. No decrease in the number of directors constituting our Board will shorten the term of any incumbent director. Our directors may be removed with or without cause by the affirmative vote of the holders of a majority in voting power of the then-outstanding shares of our capital stock entitled to vote generally in the election of such directors; provided, however, that, from and after the Sorrento Trigger Event any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of our capital stock entitled to vote thereon, voting together as a single class.

Subject to applicable law and the Certificate of Incorporation and subject to the rights of the holders of any series of our preferred stock (including pursuant to the Stockholder Agreement), any vacancy on our Board may be filled by our Board or our stockholders; provided, however, that from and after the Sorrento Trigger Event, any such vacancy shall be filled only by our Board and not by our stockholders. Any director elected in accordance with the preceding sentence shall hold office until the annual meeting of stockholders for the election of directors of the class to which he or she has been appointed and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, removal or disqualification.

Controlled Company Exemption

Sorrento controls a majority of the voting power for the election of directors. As a result, we are a “controlled company” within the meaning of the Nasdaq Listing Rules.

Under the Nasdaq Listing Rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including, but not limited to, the requirements (i) that a majority of its board of directors consist of independent directors, (ii) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (iii) that director nominees must be selected or recommended for the board’s selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities. While we do not presently intend to rely on these exemptions, we may opt to utilize these exemptions in the future as long as it remains a controlled company. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we cease to be a “controlled company” and our shares of Common Stock continue to be listed on Nasdaq, we will be required to comply with these standards and, depending on our Board’s independence determination with respect to its then-current directors, we may be required to add additional directors to our Board in order to achieve such compliance within the applicable transition periods. See the section of this prospectus titled “Risk Factors — We are a controlled company within the meaning of the Nasdaq Listing Rules and, as a result, qualify for, and may rely on, exemptions from certain corporate governance requirements. Our stockholders may not have the same protection afforded to stockholders of companies that are subject to such governance requirements.”

Director Independence

Under the Nasdaq Listing Rules, a majority of the members of our Board must satisfy Nasdaq’s criteria for “independence.” As a “controlled company”, we are largely exempted from such requirements. Our Board has determined that each of the directors on our Board, other than Dr. Ji and Mr. Shah (as a result of their positions as our Executive Chairperson and our Chief Executive Officer, respectively), qualifies as an independent director, as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules and our Board consists of a majority of “independent directors” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into its corporate strategy and day-to-day business operations. Management discusses strategic and operational (including cybersecurity) risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks we face. Throughout the year, senior management reviews these risks with our Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our Board is responsible for overseeing our overall risk management process. The responsibility for managing risk rests with executive management while the committees of our Board and our Board as a whole participate in the oversight process. Our Board’s risk oversight process builds upon management’s risk assessment and mitigation processes, which include reviews of long-term strategic and operational planning, executive development and evaluation, regulatory and legal compliance and financial reporting and internal controls with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic and reputational risk.

Board Leadership Structure

The Bylaws provide our Board with the discretion to combine or separate the positions of Chief Executive Officer and Executive Chairperson of our Board. Our Board is chaired by Dr. Ji. Our Board believes that separation of the positions of Chief Executive Officer and Executive Chairperson of our Board creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our Board as a whole. We believe that this separation of responsibilities provides a balanced approach to managing our Board and overseeing the Company. However, our Board will continue to periodically review its leadership structure and may make such changes in the future as it deems appropriate.

Board Diversity

In evaluating a director candidate’s qualifications, our Board assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance our ability, as well as the ability of the committees of our Board, to manage and direct our affairs and business. Our Board may consider many factors, such as personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly-held company; and experience as a board member or executive officer of another publicly-held company. In addition, our Board may consider diversity in identifying potential director nominees, including diversity of expertise and experience in substantive matters pertaining to our business relative to other board members and diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience.

Committees of our Board

Our Board has an audit committee, compensation committee and nominating and corporate governance committee. Our Board has adopted a charter for each of these committees, which complies with the applicable requirements of current Nasdaq Listing Rules. Copies of the charters for each committee are available on the investor relations portion of our website. The composition and responsibilities of each of the committees of our Board are as set forth below. Members will serve on these committees until their resignation or removal or until otherwise determined by our Board.

Audit Committee

Our audit committee consists of David Lemus, Laura J. Hamill and Dorman Followwill, with David Lemus serving as the chairperson of the committee. Each of the members of the audit committee satisfies the independence requirements under the applicable Nasdaq Listing Rules and SEC rules. Each member of the audit committee can read and understand fundamental financial statements under the applicable rules and regulations of the SEC and Nasdaq Listing Rules.

The responsibilities of the audit committee are included in a written charter. The audit committee assists our Board in fulfilling our Board’s oversight responsibilities with respect to our accounting and financial reporting processes, the systems of internal control over financial reporting and audits of financial statements and reports, the performance of our internal audit function, the quality and integrity of our financial statements and reports, the qualifications, independence and performance of our independent registered public accounting firm, and our compliance with legal and regulatory requirements. For this purpose, the audit committee performs several functions. The audit committee’s responsibilities include, among others:

•

appointing, determining the compensation of, retaining, overseeing and evaluating our independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of performing other review or attest services for the Company;

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prior to commencement of the audit engagement, reviewing and discussing with the independent registered public accounting firm a written disclosure by the prospective independent registered public accounting firm of all relationships between the Company, or persons in financial oversight roles with the Company, and such independent registered public accounting firm or their affiliates;

•	determining and approving engagements of the independent registered public accounting firm, prior to commencement of the engagement, and the scope of and plans for the audit;

•	monitoring the rotation of partners of the independent registered public accounting firm on our audit engagement;

•

reviewing with management and the independent registered public accounting firm any fraud that includes management or other employees who have a significant role in our internal control over financial reporting and any significant changes in internal controls;

•

establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing the results of management’s efforts to monitor compliance with our programs and policies designed to ensure compliance with laws and rules;

•	overseeing our programs, policies and procedures related to our information technology systems, including information asset security and data protection; and

•

reviewing and discussing with management and the independent registered public accounting firm the results of the annual audit and the independent registered public accounting firm’s assessment of the quality and acceptability of our accounting principles and practices and all other matters required to be communicated to the audit committee by the independent registered public accounting firm under generally accepted accounting standards, the results of the independent registered public accounting firm’s review of our quarterly financial information prior to public disclosure and our disclosures in our periodic reports filed with the SEC.

David Lemus qualifies as an audit committee financial expert within the meaning of SEC regulations and each of David Lemus, Laura J. Hamill and Dorman Followwill meet the financial sophistication requirements under the Nasdaq Listing Rules. Our independent registered public accounting firm and our management periodically meet separately with the audit committee.

The audit committee reviews, discusses and assesses its own performance and composition at least annually. The audit committee also periodically reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to our Board for its consideration and approval.

The composition and functioning of the audit committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and Nasdaq Listing Rules. We intend to comply with future requirements to the extent they become applicable to the Company.

Compensation Committee

Our compensation committee consists of Tien-Li Lee, M.D., Dorman Followwill and Laura J. Hamill, with Tien-Li Lee, M.D. serving as the chairperson of the committee. Tien-Li Lee, M.D., Dorman Followwill and Laura J. Hamill each satisfy the independence requirements under the Nasdaq Listing Rules. Each of the members of the compensation committee is a non-employee director as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies Nasdaq independence requirements. The compensation committee acts on behalf of our Board to fulfill our Board’s responsibilities in overseeing our compensation policies, plans and programs; and in reviewing and determining the compensation to be paid to our executive officers and non-employee directors. The responsibilities of the compensation committee are included in its written charter. The compensation committee’s responsibilities include, among others:

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reviewing, modifying and approving (or, if it deems appropriate, making recommendations to our Board regarding) our overall compensation strategy and policies, and reviewing, modifying and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;

•

determining and approving (or, if it deems appropriate, recommending to our Board for determination and approval) the compensation and terms of employment of our Chief Executive Officer, including seeking to achieve an appropriate level of risk and reward in determining the long-term incentive component of the compensation of the Chief Executive Officer;

•

determining and approving (or, if it deems appropriate, recommending to our Board for determination and approval) the compensation and terms of employment of our executive officers and other members of senior management;

•

reviewing and approving (or, if it deems appropriate, making recommendations to our Board regarding) the terms of employment agreements, severance agreements, change-of-control protections and other compensatory arrangements for our executive officers and other members of senior management;

•	conducting periodic reviews of the base compensation levels of all of our employees generally;

•	reviewing and approving the type and amount of compensation to be paid or awarded to non-employee directors;

•

reviewing and approving the adoption, amendment and termination of our equity incentive plans, stock appreciation rights plans, pension and profit sharing plans, incentive plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, 401(k) plans, supplemental retirement plans and similar programs, if any; and administering all such plans, establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards and exercising such other power and authority as may be permitted or required under such plans; and

•

reviewing our incentive compensation arrangements to determine whether such arrangements encourage excessive risk-taking, reviewing and discussing at least annually the relationship between our risk management policies and practices and compensation and evaluating compensation policies and practices that could mitigate any such risk.

In addition, once we cease to be an “emerging growth company,” as defined in the JOBS Act, the responsibilities of the compensation committee will also include:

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reviewing and recommending to our Board for approval the frequency with which we conduct a vote on executive compensation, taking into account the results of the most recent stockholder advisory vote on the frequency of the vote on executive compensation, and reviewing and approving the proposals regarding the frequency of the vote on executive compensation to be included in our annual meeting proxy statements; and

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reviewing and discussing with management our Compensation Discussion and Analysis, and recommending to our Board that the Compensation Discussion and Analysis be approved for inclusion in our annual reports on Form 10-K, registration statements and our annual meeting proxy statements.

Under its charter, the compensation committee may form, and delegate authority to, subcommittees as appropriate. The compensation committee reviews, discusses and assesses its own performance and composition at least annually. The compensation committee also periodically reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to our Board for its consideration and approval.

The composition and functioning of the compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and Nasdaq Listing Rules. We intend to comply with future requirements to the extent they become applicable to us.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Tien-Li Lee, M.D., Dorman Followwill and Laura J. Hamill, with Dorman Followwill serving as the chairperson of the committee. Tien-Li Lee, M.D., Dorman Followwill and Laura J. Hamill each satisfy the independence requirements under the Nasdaq Listing Rules. The responsibilities of the nominating and corporate governance committee are included in its written charter. The nominating and corporate governance committee acts on behalf of our Board to fulfill our Board’s responsibilities in overseeing all aspects of our nominating and corporate governance functions. The responsibilities of the nominating and corporate governance committee include, among others:

•	making recommendations to our Board regarding corporate governance issues;

•	identifying, reviewing and evaluating qualified candidates to serve as directors (consistent with criteria approved by our Board);

•	determining the minimum qualifications for service on our Board;

•	reviewing and evaluating incumbent directors;

•	instituting and overseeing director orientation and director continuing education programs;

•	serving as a focal point for communication between candidates, non-committee directors and our management;

•	recommending to our Board for selection candidates to serve as nominees for director for the annual meeting of stockholders;

•	making other recommendations to our Board regarding matters relating to the directors;

•	reviewing succession plans for our Chief Executive Officer and our other executive officers;

•

reviewing and overseeing matters of corporate responsibility and sustainability, including potential long-and short-term trends and impacts to our business of environmental, social and governance issues, and our public reporting on these topics; and

•	considering any recommendations for nominees and proposals submitted by stockholders.

The nominating and corporate governance committee periodically reviews, discusses and assesses the performance of our Board and the committees of our Board. In fulfilling this responsibility, the nominating and corporate governance committee seeks input from senior management, our Board and others. In assessing our Board, the nominating and corporate governance committee evaluates the overall composition of our Board, our Board’s contribution as a whole and its effectiveness in serving our best interests and the best interests of our stockholders. The nominating and corporate governance committee reviews, discusses and assesses its own performance and composition at least annually. The nominating and corporate governance committee also periodically reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to our Board for its consideration and approval.

The composition and functioning of the nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and Nasdaq Listing Rules. We intend to comply with future requirements to the extent they become applicable to the Company.

Code of Business Conduct and Ethics

Following the Closing of the Business Combination, on November 10, 2022, our Board approved and adopted a written code of business conduct and ethics, applicable to directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of our code of business conduct and ethics is posted on our website at www.scilexholding.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of the website address in this prospectus is an inactive textual reference only. We intend to disclose any amendments to our code of business conduct and ethics, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is currently, or has been at any time in the past year, one of our officers or employees. Other than Dr. Ji and Mr. Shah, none of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or compensation committee. Please see the section of this prospectus titled “Executive and Director Compensation” for information regarding the compensation of Dr. Ji and Mr. Shah.

Limitation of Liability and Indemnification of Directors and Officers

The Certificate of Incorporation and the Bylaws contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors or officers, except liability for the following:

•	any breach of their duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in the case of our directors, unlawful payments of dividends or unlawful stock repurchases or redemptions in violation of the DGCL; or

•	any transaction from which the director or officer derived an improper personal benefit.

The Certificate of Incorporation also provides that if the DGCL is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Bylaws provide that we shall indemnify any person who is or was a director or officer of the Company or who is or was serving at our request as a director, officer or trustee of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise (a “Covered Person”), and who is or was a party to, is threatened to be made a party to, or is otherwise involved (including as a witness) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative based on such person’s actions in his or her official capacity as a director or officer of the Company or as a director, officer or trustee of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise (to the extent serving in such position at our request), in each case against all liability and loss suffered (including, without limitation, any judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid in settlement consented to in writing by us) and expenses (including attorneys’ fees), actually and reasonably incurred by such person in connection therewith, subject to certain conditions. In addition, the Bylaws provide that we may, to the fullest extent permitted by law, (i) advance costs, fees or expenses (including attorneys’ fees) incurred by a Covered Person defending or participating in any proceeding in advance of the final disposition of such proceeding, subject to certain exceptions, and (ii) purchase and maintain insurance, at our expense, to protect us and any person who is or was our director, officer, employee or agent or is or was our director, officer, employee or agent serving at our request as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability, expense or loss, whether or not we would have the power or obligation to indemnify such person against such liability, expense or loss under the DGCL or the provisions of the Bylaws.

We have entered into indemnification agreements with each of our directors and executive officers as determined by our Board. These agreements, among other things, require us to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses actually and reasonably incurred by the directors and executive officers in connection with any proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers. We also maintain directors’ and officers’ liability insurance.

The above description of the indemnification provisions of the Certificate of Incorporation, the Bylaws and the indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our Board.

The limitation of liability and indemnification provisions in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. In addition, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Vickers Executive Officers and Director Compensation Prior to Completion of the Business Combination

Prior to the Closing of the Business Combination, none of Vickers’s executive officers or directors received any cash compensation for services rendered to Vickers.

Scilex and Current Executive Compensation

To achieve our goals, we have designed, and intend to modify as necessary, our compensation and benefits programs to attract, retain, incentivize and reward deeply talented and qualified executives who share our philosophy and desire to work towards achieving our goals. We believe our compensation programs should promote the success of the Company and align executive incentives with the long-term interests of our stockholders. This section provides an overview of the material components of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. The following is a discussion and analysis of the material components of the compensation arrangements of Scilex’s named executive officers in 2022. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Our Board or the compensation committee of our Board (the “Compensation Committee”), with input from our Executive Chairperson and Chief Executive Officer, historically determined the compensation for Scilex’s named executive officers. Our named executive officers for the year ended December 31, 2022, were Jaisim Shah, our Chief Executive Officer and President, Henry Ji, our Executive Chairperson and Elizabeth Czerepak, our Executive Vice President, Chief Business Officer, Chief Financial Officer and Secretary.

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid or accrued to Scilex’s named executive officers for the fiscal years ended December 31, 2022 and December 31, 2021:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Jaisim Shah
Chief Executive	2022	773,298	—		—	—	—	—	12,435	(2)	785,733
Officer, President and Director	2021	579,280	290,509	(3)	—	—	—	—	11,600	(2)	881,389
Henry Ji, Ph.D.	2022	626,548	—		—	—	—	—	—		626,548
Executive Chairperson
Elizabeth Czerepak	2022	172,917	50,000	(4)	—	—	—	—	—		222,917
Executive Vice President, Chief Business Officer, Chief Financial Officer and Secretary

(1)

Does not include for 2022 the amount of any bonuses that may be awarded to our named executive officers as our Compensation Committee has not, as of the date of the filing of this prospectus, yet determined bonus amounts, if any, that may be awarded our named executive officers for 2022. If any such bonus amounts are determined, we will, in accordance with the SEC rules and regulations, file a Current Report on Form 8-K or otherwise disclose the 2022 bonus amounts within four business days after our Compensation Committee has assessed 2022 performance and determined any bonus awards for 2022 for our named executive officers.

(2)	Represents matching contributions made to Mr. Shah under the Company’s 401(k) plan.
(3)	Represents discretionary bonus amount awarded to Mr. Shah by the board of directors of Legacy Scilex.
(4)	Represents a signing bonus awarded to Ms. Czerepak in connection with her becoming our Executive Vice President, Chief Business Officer, Chief Financial Officer and Secretary.

Narrative Disclosure to Summary Compensation Table

Arrangements with Executive Officers

Scilex has entered into an offer letter with each of Mr. Shah and Ms. Czerepak. The material terms of the offer letters are described below.

Shah Offer Letter and Compensation

Scilex entered into an offer letter with Mr. Shah (the “Shah Offer Letter”), dated April 19, 2019, pursuant to which Mr. Shah serves as the Chief Executive Officer of Scilex Pharma. Under the Shah Offer Letter, Mr. Shah’s annual base salary was initially set at $407,925, which was increased to $579,280 in 2020 and to $792,000 on November 11, 2022 (but became effective as of March 17, 2022). Mr. Shah’s employment with Scilex is at-will, and either Scilex or Mr. Shah may terminate the terms and conditions of the employment relationship at any time, with or without cause and with or without notice.

On June 6, 2019, Scilex issued to Mr. Shah an option to purchase 8,126,836 shares of Common Stock, with an exercise price equal to $1.73 per share, whereby 25% of the shares vested on March 18, 2020, and 1/48th of the total amount of the shares vested and shall vest each month thereafter, subject to Mr. Shah providing continuous service (as defined in the 2019 Stock Option Plan) on each such vesting date, inclusive. On December 21, 2020, Scilex issued to Mr. Shah an additional option to purchase 1,626,497 shares of Common Stock, with an exercise price equal to $1.73 per share, whereby 25% of the shares vested on December 21, 2021, and 1/48th of the total amount of the shares vested and shall vest each month thereafter, subject to Mr. Shah providing continuous service (as defined in the 2019 Stock Option Plan) on each such vesting date, inclusive. The foregoing number of shares and exercise prices for Mr. Shah’s options reflect the application of the Exchange Ratio in the Business Combination. Each of the foregoing options also vest in full if there is a Change in Control (as defined in the 2019 Stock Option Plan) and Mr. Shah’s continuous service terminates due to an involuntary termination of employment without “cause” or due to a voluntary termination of employment with “good reason” (each, as defined in the applicable option agreement) within 13 months after the effective time of such Change in Control.

Ji Compensation

Scilex has not entered into an offer letter or employment agreement in connection with Dr. Ji’s service as our Executive Chairperson. On November 11, 2022, our Compensation Committee approved Dr. Ji’s annual base salary of $792,000 and bonus of $554,400, effective as of March 17, 2022.

On September 20, 2019, Scilex issued to Dr. Ji, in connection with his service as a director, an option to purchase 2,031,708 shares of Common Stock, with an exercise price equal to $1.73 per share, whereby 25% of the shares vested on March 18, 2020, and 1/48th of the total amount of the shares vested and shall vest each month thereafter, subject to Dr. Ji providing continuous service (as defined in the 2019 Stock Option Plan) on each such vesting date, inclusive. The foregoing number of shares and exercise price for Dr. Ji’s option reflects the application of the Exchange Ratio in the Business Combination. Each of the foregoing options also vest in full if there is a Change in Control (as defined in the 2019 Stock Option Plan) and Dr. Ji’s continuous service terminates due to an involuntary termination of employment without “cause” or due to a voluntary termination of employment with “good reason” (each, as defined in the applicable option agreement) within 13 months after the effective time of such Change in Control.

Czerepak Offer Letter and Compensation

Scilex entered into an offer letter with Ms. Czerepak (the “Czerepak Offer Letter”), dated April 27, 2022, pursuant to which Ms. Czerepak serves as our Executive Vice President, Chief Business Officer, and Chief Financial Officer. Under the Czerepak Offer Letter, Ms. Czerepak’s annual base salary is $300,000 and she was awarded a $50,000 signing bonus. Following the closing of the Business Combination and Scilex’s filing of a Registration Statement on Form S-8, subject to the Board’s approval, Scilex shall grant Ms. Czerepak an incentive stock option to purchase 350,000 shares of Common Stock, which shall vest over a four year period, whereby 1/4th of the shares subject to the option shall vest on the date that is one year after the vesting commencement date and an additional 1/48th of the shares subject to the option shall vest on the same date of each month thereafter, subject to Ms. Czerepak providing continuous service (as defined in the equity incentive plan pursuant to which the option will be granted) on each such vesting date, inclusive. In addition, all of the shares subject to the option will vest upon the occurrence of a change in control (as defined in the Equity Incentive Plan) that occurs prior to the termination of her continuous service. Ms. Czerepak’s employment with Scilex is at-will, and either Scilex or Ms. Czerepak may terminate the terms and conditions of the employment relationship at any time, with or without cause and with or without notice. However, if Scilex terminates Ms. Czerepak’s employment other than for cause or Ms. Czerepak resigns from her employment with Scilex for good reason (each, as defined in the Czerepak Offer Letter), subject to Ms. Czerepak’s execution and delivery of a release of claims in a form prescribed by Scilex, and so long as Ms. Czerepak has not been offered a full-time position at Sorrento with a base salary and annual bonus potential of not less than the combined base salary and target bonus she received from both Scilex and Sorrento, if any, as of immediately prior to the termination of her employment, Scilex will continue to pay Ms. Czerepak her base salary for a period of twelve months.

On October 14, 2019, Scilex issued to Ms. Czerepak, in connection with her service as a director, an option to purchase 404,098 shares of Common Stock, with an exercise price equal to $1.73 per share, whereby 1/48th of the shares vested on October 23, 2019, and 1/48th of the total amount of the shares vested and shall vest each month thereafter, subject to Ms. Czerepak providing continuous service (as defined in the 2019 Stock Option Plan) on each such vesting date, inclusive. The foregoing number of shares and exercise price for Ms. Czerepak’s option reflects the application of the Exchange Ratio in the Business Combination. Each of the foregoing options also vest in full if there is a Change in Control (as defined in the 2019 Stock Option Plan) and Ms. Czerepak’s continuous service terminates due to an involuntary termination of employment without “cause” or due to a voluntary termination of employment with “good reason” (each, as defined in the applicable option agreement) within 13 months after the effective time of such Change in Control.

Additional Arrangements with Executive Officers

Based upon the information provided by Compensia, a national compensation consulting firm engaged by our Compensation Committee to review and advise on our compensation practices, on November 11, 2022, our Compensation Committee approved the following base salaries and target bonuses (on terms and conditions determined by our Board) of our executive officers, effective as of March 17, 2022. No bonuses were awarded to our named executive officers for 2022:

	Salary	Target Bonus
Henry Ji, Ph.D.	$792,000	70%
Jaisim Shah	$792,000	70%
Elizabeth Czerepak	$300,000	50%

In connection with the filing of the Company’s Registration Statement on Form S-8 with respect to the 2022 Equity Incentive Plan, our Board approved the following stock option grants thereunder, subject to the continued service of the individuals:

Stock Options
Henry Ji, Ph.D.	9,000,000
Jaisim Shah	1,700,000
Elizabeth Czerepak	350,000

Potential Payments upon Termination or Change in Control

During the year ended December 31, 2022, Scilex did not have any arrangement with any of its named executive officers providing for potential payments, compensation or other benefits upon termination or the occurrence of a change of control, other than the severance provision for Ms. Czerepak and the accelerated vesting provisions pursuant to previously granted options as described above.

Perquisites, Health, Welfare and Retirement Benefits

Our executive officers, during their employment with us, are eligible to participate in our employee benefit plans, including our medical, vision and dental insurance plans, in each case on the same basis as all of our other employees. We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances. We do, however, pay the premiums for medical, vision and dental insurance for all of our employees, including our named executive officers. Our Board may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interests.

Pension Benefits and Nonqualified Deferred Compensation

We maintain a defined contribution 401(k) plan available to eligible employees, which is administered by Sorrento. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under federal tax regulations. We made matching contributions to the 401(k) plan totaling $0.3 million for each of the years ended December 31, 2022 and 2021.

Mr. Shah participates in our tax-qualified Section 401(k) plan and we provide a 4% matching contribution up to an annual compensation limit ($305,000 in 2022).

We do not provide any other pension plan for our employees, and none of Scilex’s named executive officers participated in a nonqualified deferred compensation plan during the year ended December 31, 2022.

Outstanding Equity Awards at Fiscal Year-End 2022

The following table presents certain information concerning outstanding equity awards held by each of Scilex’s named executive officers as of December 31, 2022. Following the Business Combination, each outstanding equity award with respect to our Common Stock reflected in the table below was equitably adjusted in accordance with the terms of the Merger Agreement and the 2019 Stock Option Plan.

				Option Awards(1)(2)
Name	Option Grant Date	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price per Share ($)	Option Expiration Date
Jaisim Shah	6/6/2019	3/18/2019	(3)	7,618,908	507,928	$1.73	6/6/2029
	12/21/2020	12/21/2020	(3)	813,248	813,249	$1.73	12/21/2030
Henry Ji, Ph.D.	9/20/2019	3/18/2019	(3)	1,904,726	126,982	$1.73	9/20/2029
Elizabeth Czerepak	10/14/2019	10/23/2019	(4)	328,330	75,768	$1.73	10/14/2029

(1)

Pursuant to the terms of the Merger Agreement, effective as of the closing of the Business Combination on November 10, 2022, outstanding equity awards were adjusted as follows: (i) each option to purchase Legacy Scilex common stock that was outstanding as of immediately prior to the Effective Time was converted into the right to receive an option relating to our Common Stock upon substantially the same terms and conditions as were in effect with respect to such option immediately prior to the Effective Time (the “Option”) except that (x) such Option relates to that whole number of shares of our Common Stock (rounded down to the nearest whole share) equal to the number of Legacy Scilex common stock subject to such Option, multiplied by the Exchange Ratio of 0.673498:1, and (y) the exercise price per share for each such share of our Common Stock equals the exercise price per share of such Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (rounded up to the nearest whole cent). The numbers in the table reflect the share numbers outstanding and exercise prices as of December 31, 2022, in each case after giving effect to the Exchange Ratio.

(2)	Each option was granted under the 2019 Stock Option Plan.
(3)

Each option vested as to 1/4th of the shares subject to the option on the one-year anniversary of the vesting commencement date and 1/48th of the shares subject to the option vested and shall vest on each monthly anniversary thereafter, subject to full acceleration in the event of an involuntary termination of employment without “cause” or due to a voluntary termination of employment with “good reason” (each, as defined in the applicable option agreement) within 13 months following a Change in Control (as defined in the 2019 Stock Option Plan).

(4)

This option vested and shall vest as to 1/48th of the shares subject to the option on each monthly anniversary commencing on October 23, 2019, subject to full acceleration in the event of an involuntary termination of employment without “cause” or due to a voluntary termination of employment with “good reason” (each, as defined in the applicable option agreement) within 13 months following a Change in Control (as defined in the 2019 Stock Option Plan).

Equity-Based Incentive Plans

2017 Scilex Pharmaceuticals Inc. Equity Incentive Plan

The board of directors of Scilex Pharma originally adopted and its stockholders approved the 2017 Scilex Pharmaceuticals Inc. Equity Incentive Plan (the “Scilex Pharma 2017 Plan”) on June 26, 2017. The Scilex Pharma 2017 Plan was amended and restated on July 5, 2018.

The Scilex Pharma 2017 Plan, as amended and restated, provided that Scilex Pharma could grant incentive stock options, non-statutory stock options, stock awards, stock unit awards, stock appreciation rights and other stock awards. The only form of equity award granted under the Scilex Pharma 2017 Plan was options to purchase shares of common stock.

As of immediately prior to the corporate reorganization that was effected in March 2019, the maximum number of shares of common stock of Scilex Pharma that could be issued under the Scilex Pharma 2017 Plan was 24,000,000, of which 18,099,000 remained available for future grants.

In connection with the corporate reorganization in March 2019, the Scilex Pharma 2017 Plan was terminated. Accordingly, after such time, no additional awards were granted under the Scilex Pharma 2017 Plan. Each option to purchase shares of common stock of Scilex Pharma outstanding and unexercised immediately prior to the Contribution was cancelled and substituted for an option to purchase the equivalent number of shares of Legacy Scilex Common Stock. Each new option was subject to the same terms and conditions as were in effect immediately prior to the Contribution. No stock options of Scilex Pharma were outstanding following the reorganization.

As of March 6, 2023, options to purchase 744,201 shares of our Common Stock were outstanding pursuant to options previously granted under the Scilex Pharma 2017 Plan.

Scilex Holding Company 2019 Stock Option Plan

The Legacy Scilex Board adopted the Scilex Holding Company 2019 Stock Option Plan (the “2019 Stock Option Plan”) on May 28, 2019. The 2019 Stock Option Plan was approved by Legacy Scilex’s stockholders on June 24, 2019. Upon adoption, 30,000,000 shares of Legacy Scilex Common Stock were authorized for issuance under the 2019 Stock Option Plan. The Legacy Scilex Board and Legacy Scilex’s stockholders approved an amendment to the 2019 Stock Option Plan on December 21, 2020 to increase the number of shares authorized thereunder by 15,000,000 shares. As of March 6, 2023, options to purchase 16,195,178 shares of our Common Stock were outstanding under the 2019 Stock Option Plan.

The 2019 Stock Option Plan has terminated at the Closing, and no further awards has been granted under the 2019 Stock Option Plan thereafter. However, the 2019 Stock Option Plan will continue to govern outstanding awards granted thereunder.

The following is a summary of the material terms of the 2019 Stock Option Plan.

Authorized Shares. Under the 2019 Stock Option Plan, an aggregate of 30,000,000 shares of Legacy Scilex Common Stock were initially reserved for future issuance, which number was increased to 45,000,000 in December 2020. The authorized shares are subject to adjustment in the event of a change that occurs with respect to the common stock without the receipt of consideration by Scilex, including a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, recapitalization, reincorporation, reorganization, change in corporate structure, or similar equity restructuring transaction. Additionally, shares issued pursuant to awards under the 2019 Stock Option Plan that are repurchased or that are forfeited, as well as shares reacquired as consideration for the exercise or purchase price of an award or to satisfy tax withholding obligations related to an award, will become available for future grant under the 2019 Stock Option Plan.

Types of Awards. The 2019 Stock Option Plan provided for the granting of (1) incentive stock options intended to qualify as incentive stock options under the Code, (2) nonstatutory stock options that do not qualify as an incentive stock option, (3) stock appreciation rights, (4) restricted stock awards, (5) restricted stock unit awards and (6) other stock awards.

Eligibility. Incentive stock options could only be granted to Legacy Scilex’s employees or employees of its affiliates, and stock awards other than incentive stock options may be granted to employees, directors and consultants.

Stock Options and Stock Appreciation Rights. The Legacy Scilex Board determined the exercise price for stock options and stock appreciation rights, provided that the exercise price generally could not be less than 100% of the fair market value of Legacy Scilex Common Stock on the date of grant, subject to certain exceptions relating to the assumption or substitution of options or stock appreciation rights in connection with a corporate transaction in a manner consistent with Section 409A or, if applicable, Section 424(a) of the Code. Unless an award agreement provides otherwise, the termination date shall be: (1) the earlier of 18 months or upon the expiration of the option or stock appreciation right, if termination is due to death; (2) the earlier of 12 months or upon the expiration of the option or stock appreciation right, if termination is due to disability; or (3) three months, if termination is due to reasons other than for death, disability or cause. If the termination of service is due to cause, the stock option or stock appreciation right will terminate immediately upon such termination of service, and the participant will be prohibited from exercising the option or stock appreciation right.

Restricted Stock and Restricted Stock Unit Awards. Each restricted stock and restricted stock unit award agreement is in the form and contains such terms and conditions as the Legacy Scilex Board deemed appropriate. Unless otherwise provided in the award agreement, the Legacy Scilex Board held certificates or, if not certificated, other indicia representing the restricted shares. If a recipient’s service terminates, Legacy Scilex could receive through a forfeiture condition or a repurchase right, any or all of the shares of common stock held by the recipient as of the date of termination. Restricted stock units not yet vested shall be forfeited upon termination of the recipient’s employment unless otherwise set forth in the award.

Transferability. Stock options or stock appreciation rights are generally not transferable except by will or by the laws of descent and distribution or as otherwise provided under the 2019 Stock Option Plan. Restricted stock awards could be transferable by the participant only upon such terms and conditions as are set forth in the restricted stock award agreement, as the Legacy Scilex Board determines in its sole discretion.

Administration. The 2019 Stock Option Plan is administered by our Board, although our Board may delegate the administration of the 2019 Stock Option Plan to a committee. The administrator has full power to determine, among other things: (1) who will be granted awards; (2) when and how each award will be granted; (3) what type of award will be granted; (4) the provisions of each award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or shares of common stock under the award; (5) the number of shares of common stock subject to an award; and (6) the fair market value applicable to an award.

Change in Control/Corporate Transactions. The 2019 Stock Option Plan provides that in the event of a change in control transaction (as defined in the 2019 Stock Option Plan), a stock award may be subject to additional acceleration of vesting and exercisability as may be provided in the stock award agreement for such stock award or as may be provided in any other written agreement between us or our affiliate and the participant, but in the absence of such provision, no such acceleration will occur. In addition, the 2019 Stock Option Plan provides that in the event of a corporate transaction (as defined in the 2019 Stock Option Plan), our Board has the discretion to take a number of actions with respect to awards contingent upon the closing of the transaction, including arranging for the assumption or substitution of awards, arranging for the assignment of repurchase rights in respect of awards, accelerating the vesting of awards, canceling awards or making payments in respect of awards.

Amendment. Our Board generally has the authority to amend awards, subject to the award recipient’s consent if the amendment is not favorable to the participant, except in connection with a capitalization adjustments.

Scilex Holding Company 2022 Equity Incentive Plan

On October 17, 2022, our Board adopted, subject to the approval by our stockholders, the Equity Incentive Plan. On November 9, 2022, our stockholders approved the Equity Incentive Plan. The Equity Incentive Plan became effective on November 9, 2022, the day immediately preceding the date on which the Closing occurred.

The following is a summary of the material terms of the Equity Incentive Plan.

Purpose of the Equity Incentive Plan

The purpose of the Equity Incentive Plan is to secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for our success and to provide a means by which such persons may be given an opportunity to benefit from increases in value of our Common Stock through the granting of awards under the Equity Incentive Plan.

Awards

The Equity Incentive Plan provides for the grant of incentive stock options (“ISOs”) within the meaning of Section 422 of the Code, to our employees and our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to our employees, directors and consultants and any of our affiliates’ employees and consultants.

Authorized Shares

Initially, the maximum number of shares of our Common Stock that may be issued under the Equity Incentive Plan after it becomes effective will not exceed (i) 14,622,712 shares of our Common Stock, plus (ii) an additional number of shares of Common Stock equal to the number of shares subject to outstanding awards granted under the 2019 Stock Option Plan, that, following the effective date of the Equity Incentive Plan, (a) are not issued because the award or any portion of the award expires or otherwise terminates without all of the shares covered by the award having been issued, (b) are not issued because the award or any portion thereof is settled in cash, (c) are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares, (d) are withheld or reacquired to satisfy the exercise, strike or purchase price or (e) are withheld or reacquired to satisfy a tax withholding obligation. In addition, the number of shares of our Common Stock that will be reserved for issuance under the Equity Incentive Plan will automatically increase on January 1 of each year for a period of ten years, beginning on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (1) 4% of the total number of shares of our Common Stock outstanding on December 31 of the immediately preceding year, (2) 7,311,356 shares of Common Stock (subject to adjustment for recapitalizations, stock splits, stock dividends and similar transactions), and (3) such number of shares of our Common Stock determined by our Board or the compensation committee of our Board prior to January 1 of a given year. On January 1, 2023, the authorized number of shares of our Common Stock referenced in the preceding clause (i) was increased to 20,276,666 based on the foregoing provisions. Notwithstanding anything to the contrary in the foregoing sentence, the aggregate maximum number of shares of our Common Stock that may be issued on the exercise of ISOs under the Equity Incentive Plan was initially 14,622,712 shares, which amount was to increase commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (i) 4% of the total number of shares of Common Stock outstanding on December 31 of the preceding year, (ii) 7,311,356 shares of Common Stock (subject to adjustment for recapitalizations, stock splits, stock dividends and similar transactions), and (iii) such number of shares of our Common Stock determined by our Board or the compensation committee of our Board prior to January 1 of a given year. On January 1, 2023, the authorized number of shares of our Common Stock referenced in the preceding clause (i) regarding ISOs was increased to 20,276,666 based on the foregoing provisions. All of the foregoing share numbers are subject to adjustment as necessary to implement any changes in our capital structure (as described below).

Shares subject to awards that will be granted under the Equity Incentive Plan that expire or terminate without being exercised in full will not reduce the number of shares available for issuance under the Equity Incentive Plan. The settlement of any portion of an award in cash will not reduce the number of shares available for issuance under the Equity Incentive Plan. Shares of Common Stock withheld under an award to satisfy the exercise, strike or purchase price of an award or to satisfy a tax withholding obligation will not reduce the number of shares that will be available for issuance under the Equity Incentive Plan. With respect to a stock appreciation right, only shares of Common Stock that are issued upon settlement of the stock appreciation right will count towards reducing the number of shares available for issuance under the Equity Incentive Plan. If any shares of our Common Stock issued pursuant to an award are forfeited back to or repurchased or reacquired by us (i) because of a failure to meet a contingency or condition required for the vesting of such shares; (ii) to satisfy the exercise, strike or purchase price of an award; or (iii) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the Equity Incentive Plan.

Plan Administration

Our Board, or a duly authorized committee of our Board, administers the Equity Incentive Plan. Our Board, or a duly authorized committee of our Board, may, in accordance with the terms of the Equity Incentive Plan, delegate to one or more of our officers the authority to (i) designate employees (other than officers) to be recipients of specified awards, and to the extent permitted by applicable law, the terms of such awards; and (ii) determine the number of shares of Common Stock to be subject to such awards granted to such employees. Under the Equity Incentive Plan, our Board, or a duly authorized committee of our Board, will have the authority to determine: award recipients; how and when each award will be granted; the types of awards to be granted; the provisions of each award, including the period of exercisability and the vesting schedule applicable to an award; the number of shares of Common Stock or cash equivalent subject to each award; the fair market value applicable to an award; and the terms of any performance award that is not valued in whole or in part by reference to, or otherwise based on, Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

Under the Equity Incentive Plan, (i) our Board will not, without stockholder approval, (a) reduce the exercise or strike price of an option or stock appreciation right (other than in connection with a capitalization adjustment), and (b) at any time when the exercise or strike price of an option or stock appreciation right is above the fair market value of a share of our Common Stock, cancel and re-grant or exchange such option or stock appreciation right for a new award with a lower (or no) purchase price or for cash, and (ii) a participant’s rights under any award will not be materially adversely impaired by any amendment without the participant’s written consent.

We will also designate a plan administrator to administer the day-to-day operations of the Equity Incentive Plan.

Stock Options

Options will be granted under stock option agreements adopted by our Board. Each option will be designated in writing as an ISO or an NSO. Our Board will determine the exercise price for stock options, within the terms and conditions of the Equity Incentive Plan, except the exercise price of a stock option generally will not be less than 100% (or 110% in the case of ISOs granted to a person who owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations, or a ten percent stockholder) of the fair market value of our Common Stock on the date of grant. Options granted under the Equity Incentive Plan will vest at the rate specified in the stock option agreement as will be determined by our Board. The terms and conditions of separate options need not be identical.

No option will be exercisable after the expiration of ten years (or five years in the case of ISOs granted to a ten percent stockholder) or a shorter period specified in the applicable award agreement. Unless the terms of an optionholder’s stock option agreement, or other written agreement between us and the recipient, provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. An optionholder may not exercise an option at any time that the issuance of shares upon such exercise would violate applicable law. Unless provided otherwise in the optionholder’s stock option agreement or other written agreement between an optionholder and us, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than for cause and, at any time during the last thirty days of the applicable post-termination exercise period: (i) the exercise of the optionholder’s option would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate applicable law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate our trading policy, then the applicable post-termination exercise period will be extended to the last day of the calendar month that begins after the date the award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period. There is no limitation as to the maximum permitted number of extensions. However, in no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of Common Stock issued upon the exercise of a stock option will be determined by our Board and may include (i) cash or check, bank draft or money order payable to us; (ii) a broker-assisted cashless exercise; (iii) subject to certain conditions, the tender of shares of our Common Stock previously owned by the optionholder; (iv) a net exercise of the option if it is an NSO; or (v) other legal consideration acceptable to our Board.

Unless our Board provides otherwise, options or stock appreciation rights generally will not be transferable except by will or the laws of descent and distribution. Subject to approval of our Board or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Limitations on ISOs

The aggregate fair market value, determined at the time of grant, of our Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans or plans of our affiliates may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant; and (ii) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards

Subject to the terms of the Equity Incentive Plan, each restricted stock unit award will have such terms and conditions as determined by our Board. A restricted stock unit award represents a participant’s right to be issued on a future date the number of shares of our Common Stock that is equal to the number of restricted stock units subject to the award. A participant will not have voting or any other rights as a stockholder of ours with respect to any restricted stock unit award (unless and until shares are actually issued in settlement of a vested restricted stock unit award). A restricted stock unit award will be granted in consideration for a participant’s services to us or an affiliate, such that the participant will not be required to make any payment to us (other than such services) with respect to the grant or vesting of the restricted stock unit award, or the issuance of any shares of Common Stock pursuant to the restricted stock unit award. Our Board may determine that restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our Board and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock (or any combination of our Common Stock and cash), or in any other form of consideration determined by our Board and set forth in the restricted stock unit award agreement. At the time of grant, our Board may impose such restrictions or conditions on the award of restricted stock units that delay delivery to a date following the vesting of the award. Additionally, dividend equivalents may be paid or credited in respect of shares of Common Stock covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, or other written agreement between us and the recipient, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards

Restricted stock awards will be granted under restricted stock award agreements adopted by our Board. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services to us or any of our affiliates, or any other form of legal consideration that may be acceptable to our Board and permissible under applicable law. Our Board will determine the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Dividends may be paid or credited with respect to shares subject to a restricted stock award, as determined by our Board and specified in the applicable restricted stock award agreement. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of Common Stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights

Stock appreciation rights will be granted under stock appreciation right agreements adopted by our Board and denominated in shares of Common Stock equivalents. The terms of separation stock appreciation rights need not be identical. Our Board will determine the purchase price or strike price for a stock appreciation right, which generally will not be less than 100% of the fair market value of our Common Stock on the date of grant. A stock appreciation right granted under the Equity Incentive Plan will vest at the rate specified in the stock appreciation right agreement as will be determined by our Board. Stock appreciation rights may be settled in cash or shares of our Common Stock (or any combination of our Common Stock and cash) or in any other form of payment, as determined by our Board and specified in the stock appreciation right agreement.

Our Board will determine the term of stock appreciation rights granted under the Equity Incentive Plan, up to a maximum of ten years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. If a participant’s service relationship with us or any of our affiliates ceases due to death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation rights for a period of 18 months following the date of death. If a participant’s service relationship with us or any of our affiliates ceases due to disability, the participant may generally exercise any vested stock appreciation rights for a period of 12 months following the cessation of service. In the event of a termination for cause, stock appreciation rights generally terminate upon the termination date. A holder of a stock appreciation right may not exercise a stock appreciation right at any time that the issuance of shares upon such exercise would violate applicable law. Unless provided otherwise in the stock appreciation right agreement or other written agreement between the participant and us, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than for cause and, at any time during the last thirty days of the applicable post-termination exercise period: (i) the exercise of the participant’s stock appreciation right would be prohibited solely because the issuance of shares upon such exercise would violate applicable law, or (ii) the immediate sale of any shares issued upon such exercise would violate our trading policy, then the applicable post-termination exercise period will be extended to the last day of the calendar month that begins after the date the award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period. There is no limitation as to the maximum permitted number of extensions. However, in no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards

The Equity Incentive Plan will permit the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, our Common Stock. The performance goals may be based on any measure of performance selected by our Board. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by our Board at the time the performance award is granted, our Board will appropriately make adjustments in the method of calculating the attainment of performance goals for a performance period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (vi) to exclude the dilutive effects of acquisitions or joint ventures; (vii) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (viii) to exclude the effect of any change in the outstanding shares of our Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (ix) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (x) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (xi) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.

Our Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for the performance period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the performance award agreement or the written terms of a performance cash award. Our Board will determine the length of any performance period, the performance goals to be achieved during a performance period and the other terms and conditions of such awards.

Other Stock Awards

Our Board will be permitted to grant other awards, based in whole or in part by reference to, or otherwise based on, our Common Stock, either alone or in addition to other awards. Our Board will have the sole and complete discretion to determine the persons to whom and the time or times at which other stock awards will be granted, the number of shares under the other stock award (or cash equivalent) and all other terms and conditions of such awards.

Non-Employee Director Compensation Limit

The aggregate value of all compensation granted or paid following the effective date of the Equity Incentive Plan to any individual for service as a non-employee director with respect to any fiscal year, including awards granted under the Equity Incentive Plan (valued based on the grant date fair value for financial reporting purposes) and cash fees paid by us to such non-employee director, will not exceed $750,000 in total value, except such amount will increase to $1,000,000 for the year in which a non-employee director is first appointed or elected to our Board.

Changes to Capital Structure

In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, our Board will appropriately and proportionately adjust (i) the class(es) and maximum number of shares subject to the Equity Incentive Plan and the maximum number of shares by which the share reserve may annually increase pursuant to the Equity Incentive Plan; (ii) the class(es) and maximum number of shares that may be issued on the exercise of ISOs; and (iii) the class(es) and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding awards granted under the Equity Incentive Plan.

Corporate Transactions

In the event of a corporate transaction (as defined below), unless otherwise provided in a participant’s award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by our Board at the time of grant, any awards outstanding under the Equity Incentive Plan may be assumed, continued or substituted for, in whole or in part, by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to our Common Stock issued pursuant to awards may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such awards, then (i) with respect to any such awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, unless provided otherwise in the applicable award agreement, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction) as our board of directors determines (or, if our board of directors does not determine such a date, to the date that is five days prior to the effective time of the corporate transaction), and such awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such awards will lapse (contingent upon the effectiveness of the corporate transaction); and (ii) any such awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the occurrence of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event an award will terminate if not exercised prior to the effective time of a corporate transaction, our Board may provide, in its sole discretion, that the holder of such award may not exercise such award but instead will receive a payment, in such form as may be determined by our Board, equal in value to the excess (if any) of (i) the value of the property the participant would have received upon the exercise of the award, over (ii) any per share exercise price payable by such holder, if applicable. As a condition to the receipt of an award, a participant will be deemed to have agreed that the award will be subject to the terms of any agreement under the Equity Incentive Plan governing a corporate transaction involving us.

Under the Equity Incentive Plan, a “corporate transaction” generally will be the consummation, in a single transaction or in a series of related transactions, of (i) a sale or other disposition of all or substantially all, as determined by our board of directors, of the consolidated assets of us and our subsidiaries; (ii) a sale or other disposition of at least 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our Common Stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Transferability

Except as expressly provided in the Equity Incentive Plan or the form of award agreement, awards granted under the Equity Incentive Plan may not be transferred or assigned by a participant. After the vested shares subject to an award have been issued, or in the case of a restricted stock award and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of our trading policy and applicable law.

Clawback/Recovery

All awards granted under the Equity Incentive Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Act or other applicable law and any clawback policy that we otherwise adopt, to the extent applicable and permissible under applicable law. In addition, our Board may impose such other clawback, recovery or recoupment provisions in an award agreement as our Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of cause.

Amendment or Termination

Our Board may accelerate the time at which an award granted under the Equity Incentive Plan may first be exercised or the time during which an award grant under the Equity Incentive Plan or any part thereof will vest, notwithstanding the provisions in the award agreement stating the time at which it may first be exercised or the time during which it will vest. Our Board will have the authority to amend, suspend, or terminate the Equity Incentive Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments will also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our Board adopts the Equity Incentive Plan. No awards may be granted under the Equity Incentive Plan while it is suspended or after it is terminated.

Federal Income Tax Consequences Associated with the Equity Incentive Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the Equity Incentive Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal investment circumstances. This summarized tax information is not tax advice.

Nonstatutory Stock Options. For federal income tax purposes, if an optionee is granted an NSO under the Equity Incentive Plan, the optionee will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, upon exercise of NSOs, the optionee will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the excess of the fair market value of a share of our Common Stock over the option exercise price on the date each such option is exercised. The optionee’s basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of our Common Stock on the date the optionee exercises such option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options. There is no taxable income to an optionee when an optionee is granted an ISO or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax. Gain realized by the optionee on the sale of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within (a) two years after the date of grant of the option or (b) within one year of the date the shares were transferred to the optionee. If the shares acquired upon exercise of the ISO are sold or otherwise disposed of before the end of the two-year and one-year periods specified above, the excess of the fair market value of a share of our Common Stock over the option exercise price on the date of the option’s exercise will be taxed at ordinary income rates (or, if less, the gain on the sale), and we will be entitled to a deduction to the extent the optionee must recognize ordinary income. If such a sale or disposition takes place in the year in which the optionee exercises the option, the income the optionee recognizes upon sale or disposition of the shares will not be considered an item of adjustment for alternative minimum tax purposes.

An ISO exercised more than three months after an optionee terminates employment, for reasons other than death or disability, will be taxed as an NSO, and the optionee will recognize ordinary income on the exercise. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Restricted Stock. An individual to whom restricted stock is issued generally will not recognize taxable income upon such issuance, and we generally will not then be entitled to a deduction, unless an election is made by the participant under Section 83(b) of the Code (“Section 83(b)”). However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the individual generally will recognize ordinary income, and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price. If a timely election is made under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price of such shares, and we will be entitled to a deduction for the same amount.

Stock Appreciation Rights. A participant will not be taxed upon the grant of a stock appreciation right. Upon the exercise of the stock appreciation right, the participant will recognize ordinary income equal to the amount of cash or the fair market value of the stock received upon exercise. At the time of exercise, we will be eligible for a tax deduction as a compensation expense equal to the amount that the participant recognizes as ordinary income.

Performance Awards and Other Stock Awards. The participant will have ordinary income upon receipt of stock or cash payable under performance awards, dividend equivalents, restricted stock units and stock payments. We will be eligible for a tax deduction as a compensation expense equal to the amount of ordinary income recognized by the participant.

Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1.0 million the amount of compensation that we may deduct in any calendar year for certain current and former executive officers. For grants under the Equity Incentive Plan, we will not be able to take a deduction for any compensation in excess of $1.0 million that is paid to a covered officer.

Requirements of Section 409A of the Code. Certain awards under the Equity Incentive Plan may be considered “nonqualified deferred compensation” for purposes of Section 409A of the Code (“Section 409A”), which imposes certain requirements on compensation that is deemed under Section 409A to involve nonqualified deferred compensation. Among other things, the requirements relate to the timing of elections to defer, the timing of distributions and prohibitions on the acceleration of distributions. Failure to comply with these requirements (or an exception from such requirements) may result in the immediate taxation of all amounts deferred under the nonqualified deferred compensation plan for the taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, the imposition of an additional 20% income tax on the participant for the amounts required to be included in gross income and the possible imposition of penalty interest on the unpaid tax. Generally, Section 409A does not apply to incentive awards that are paid at the time the award vests. Likewise, Section 409A typically does not apply to restricted stock. Section 409A may, however, apply to incentive awards the payment of which is delayed beyond the calendar year in which the award vests. Treasury regulations generally provide that the type of awards provided under the Equity Incentive Plan will not be considered nonqualified deferred compensation. However, to the extent that Section 409A applies to an award issued under the Equity Incentive Plan, the Equity Incentive Plan and all such awards will, to the extent practicable, be construed in accordance with Section 409A. Under the Equity Incentive Plan, the administrator has the discretion to grant or to unilaterally modify any award issued under the Equity Incentive Plan in a manner that conforms with the requirements of Section 409A with respect to deferred compensation or voids any participant election to the extent it would violate Section 409A. The administrator also has sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Equity Incentive Plan and all awards issued under the Equity Incentive Plan.

Scilex Holding Company 2022 Employee Stock Purchase Plan

On October 17, 2022, our Board adopted, subject to the approval by our stockholders, the ESPP. On November 9, 2022, our stockholders approved the ESPP. The ESPP became effective on November 9, 2022, the day immediately preceding the date on which the Closing occurred.

Purpose

The purpose of the ESPP is to secure and retain the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our related corporations. The ESPP includes two components. One component is designed to allow eligible U.S. employees to purchase our Common Stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code (the “423 Component”) and accordingly, it will be construed in a manner that is consistent with the requirements of Section 423 of the Code. We intend (but make no undertaking or representation to maintain) the 423 Component to qualify as an employee stock purchase plan, as that term is defined in Section 423(b) of the Code. The other component will permit the grant of purchase rights that do not qualify for such favorable tax treatment (the “Non-423 Component”) in order to allow deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. while complying with applicable foreign laws, and except as otherwise provided in the ESPP or determined by our Board, it will operate and be administered in the same manner as the 423 Component.

Share Reserve

Initially, the maximum number of shares of our Common Stock that may be issued under the ESPP will not exceed 1,462,271 shares of our Common Stock. On January 1, 2023, the maximum number of shares of our Common Stock that may be issued under the ESPP was increased to 2,875,759 based on the following provisions of the ESPP. The ESPP provides that the number of shares of our Common Stock that will be reserved for issuance will automatically increase on January 1 of each year for a period of up to ten years, commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (i) 1% of the total number of shares of our Common Stock outstanding on December 31 of the immediately preceding calendar year; (ii) 1,827,839 shares of our Common Stock; and (iii) such number of shares of our Common Stock determined by our Board or the compensation committee of our Board prior to January 1 of a given year, provided however, that our Board may act prior to January 1 of a given calendar year to provide that there will be no increase for such calendar year or the increase for such year will be a lesser number of shares than the amount set forth in clauses (i) to (iii) above.

For the avoidance of doubt, up to the maximum number of shares of our Common Stock reserved may be used to satisfy purchases of our Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy the purchases of our Common Stock under the Non-423 Component.

If any purchase right granted under the ESPP terminates without having been exercised in full, the shares of our Common Stock not purchased under such purchase right will again become available for issuance under the ESPP.

The Common Stock purchasable under the ESPP will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by us on the open market.

Administration

Our Board administers the ESPP. Our Board may delegate some or all of the administration of the ESPP to a committee or committees of our Board. All references to our Board in summary of the ESPP will include a duly authorized committee of our Board except where the context dictates otherwise. Further, to the extent not prohibited by applicable law, our Board may, from time to time, delegate some or all of its authority under the ESPP to one or more of our officers or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. Our Board will have the authority to determine how and when purchase rights are granted and the provisions of each offering; to designate, from time to time, which of our related corporations will be eligible to participate in the 423 Component or the Non-423 Component, or which related corporations will be eligible to participate in each separate offering; to construe and interpret the ESPP and purchase rights thereunder, and to establish, amend and revoke rules and regulations for the ESPP’s administration; to settle all controversies regarding the ESPP and purchase rights granted thereunder; to amend, suspend or terminate the ESPP; to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of us and our related corporations and to carry out the intent of the ESPP to be treated as an employee stock purchase plan with respect to the 423 Component; and to adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the ESPP by employees who are foreign nationals or employed or located outside the United States.

All determinations, interpretations and constructions made by our Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

Offerings

Our Board may grant or provide for the grant of purchase rights to eligible employees under an offering (consisting of one or more purchase periods) on an offering date or offering dates selected by our Board. Each offering will be in the form and will contain those terms and conditions as our Board deems appropriate, and, with respect to the 423 Component, will comply with the requirements of Section 423(b)(5) of the Code. The provisions of separate offerings do not need to be identical, but each offering will include the period during which the offering will be effective, which period will not exceed 27 months beginning with the offering date, and the substance of the applicable provisions contained in the ESPP.

If a participant has more than one purchase right outstanding under the ESPP, unless he or she otherwise indicates in forms delivered to us or a third party designee of ours: (i) each form will apply to all of his or her purchase rights under the ESPP, and (ii) a purchase right with a lower exercise price (or an earlier-granted purchase right, if different purchase rights have identical exercise prices) will be exercised to the fullest possible extent before a purchase right with a higher exercise price (or a later-granted purchase right if different purchase rights have identical exercise prices) will be exercised.

Our Board will have the discretion to structure an offering so that if the fair market value of a share of our Common Stock on the first trading day of a new purchase period within that offering is less than or equal to the fair market value of a share of our Common Stock on the first day of that offering, then (i) that offering will terminate immediately as of that first trading day, and (ii) the participants in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new purchase period.

Eligibility

Generally, purchase rights may only be granted to employees, including executive officers, employed by us (or by any of our affiliates or related corporations as designated by our Board) on the first day of an offering if such employee has been employed by us or by one of our designated affiliates or related corporations for such continuous period preceding such date (not to exceed two years) as our Board may require. Our Board may (unless prohibited by applicable law) require that employees have to satisfy one or both of the following service requirements with respect to the 423 Component: (i) being customarily employed by us, or any of our related corporations or affiliates, for more than 20 hours per week and more than five months per calendar year; or (ii) such other criteria as our Board may determine consistent with Section 423 of the Code with respect to the 423 Component. Our Board may provide that each person who, during the course of an offering, first becomes an eligible employee will, on the date or dates specified in the offering which coincides with the day on which the person becomes an eligible employee or which occurs thereafter, receive a purchase right under that offering, and the purchase right will thereafter be deemed to be part of the offering with substantially identical characteristics. No employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee owns stock possessing five percent or more of the total combined voting power or value of all classes of our outstanding capital stock (or the stock of any related corporation) determined in accordance with the rules of Section 424(d) of the Code. As specified by Section 423(b)(8) of the Code, an eligible employee may be granted purchase rights only if such purchase rights, together with any other rights granted under all employee stock purchase plans of ours or any of our related corporations, do not permit such eligible employee’s rights to purchase our stock or the stock of any of our related corporations to accrue at a rate which, when aggregated, exceeds $25,000 (based on the fair market value per share of such common stock on the date that the purchase right is granted) for each calendar year such purchase rights are outstanding at any time. Our Board may also exclude from participation in the ESPP or any offering employees of ours, or of any of our related corporation, who are highly compensated employees, as within the meaning of Section 423(b)(4)(D) of the Code, or a subset of such highly compensated employees.

Notwithstanding anything in the foregoing paragraph to the contrary, in the case of an offering under the Non-423 Component, an eligible employee (or a group of eligible employees) may be excluded from participation in the ESPP or an offering if our Board has determined, in its sole discretion, that participation of such eligible employee is not advisable or practical for any reason.

Purchase Rights; Purchase Price

On the first day of each offering, each eligible employee, pursuant to an offering made under the ESPP, will be granted a purchase right to purchase up to that number of shares of our Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by our Board, which will not exceed 15% of such employee’s earnings (as defined by our Board) during the period that begins on the first day of the offering (or such later date as our Board determines for a particular offering) and ends on the date stated in the offering, which date will be no later than the end of the offering. Our Board will establish one or more purchase dates during an offering on which purchase rights granted for that offering will be exercised and shares of Common Stock will be purchased in accordance with such offering. Each eligible employee may purchase of up to 10,000 shares of our Common Stock in an offering (or such lesser number of shares determined by our Board prior to the start of the offering). Our Board may also specify (i) a maximum number of shares of our Common Stock that may be purchased by any participant on any purchase date during an offering, (ii) a maximum aggregate number of shares of our Common Stock that may be purchased by all participants in an offering and/or (iii) a maximum aggregate number of shares of our Common Stock that may be purchased by all participants on any purchase date under an offering. If the aggregate number of shares of our Common Stock issuable upon exercise of purchase rights granted under the offering would exceed any such maximum aggregate number, then, in the absence of any action by our Board otherwise, a pro rata allocation of the shares of our Common Stock (rounded down to the nearest whole share) available, based on each participant’s accumulated contributions, will be made in as nearly a uniform manner as will be practicable and equitable.

The purchase price of shares of our Common Stock acquired pursuant to purchase rights will not be less than the lesser of (i) 85% of the fair market value of a share of our Common Stock on the first day of an offering; or (ii) 85% of the fair market value of a share of our Common Stock on the date of purchase.

Participation; Withdrawal; Termination

An eligible employee may elect to participate in an offering and authorize payroll deductions as the means of making contributions by completing and delivering to us or our designee, within the time specified in the offering, an enrollment form provided by us or our designee. The enrollment form will specify the amount of contributions not to exceed the maximum amount specified by our Board. Each participant’s contributions will be credited to a bookkeeping account for the participant under the ESPP and will be deposited with our general funds except where applicable law requires that contributions be deposited with a third party. If permitted in the offering, a participant may begin such contributions with the first payroll occurring on or after the first day of the applicable offering (or, in the case of a payroll date that occurs after the end of the prior offering but before the first day of the next new offering, contributions from such payroll will be included in the new offering). If permitted in the offering, a participant may thereafter reduce (including to zero) or increase his or her contributions. If required under applicable law or if specifically provided in the offering, in addition to or instead of making contributions by payroll deductions, a participant may make contributions through payment by cash, check or wire transfer prior to a purchase date.

During an offering, a participant may cease making contributions and withdraw from the offering by delivering to us or our designee a withdrawal form provided by us. We may impose a deadline before a purchase date for withdrawing. Upon such withdrawal, such participant’s purchase right in that offering will immediately terminate and we will distribute as soon as practicable to such participant all of his or her accumulated but unused contributions and such participant’s purchase right in that offering shall then terminate. A participant’s withdrawal from that offering will have no effect upon his or her eligibility to participate in any other offerings under the ESPP, but such participant will be required to deliver a new enrollment form to participate in subsequent offerings.

Unless otherwise required by applicable law, purchase rights granted pursuant to any offering under the ESPP will terminate immediately if the participant either (i) is no longer an employee for any reason or for no reason (subject to any post-employment participation period required by applicable law) or (ii) is otherwise no longer eligible to participate. We will distribute the individual’s accumulated but unused contributions as soon as practicable to such individual.

Unless otherwise determined by our Board, a participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between us and one of our designated companies designated to participate in an offering (or between such designated companies) will not be treated as having terminated employment for purposes of participating in the ESPP or an offering. However, if a participant transfers from an offering under the 423 Component to an offering under the Non-423 Component, the exercise of the participant’s purchase right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a participant transfers from an offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the purchase right will remain non-qualified under the Non-423 Component. Our Board may establish different and additional rules governing transfers between separate offerings within the 423 Component and between offerings under the 423 Component and offerings under the Non-423 Component. Unless otherwise specified in the offering or as required by applicable law, we will have no obligation to pay interest on contributions.

Purchase of Shares

On each purchase date, each participant’s accumulated contributions will be applied to the purchase of shares of our Common Stock, up to the maximum number of shares of our Common Stock permitted by the ESPP and the applicable offering, at the purchase price specified in the offering. Unless otherwise provided in the offering, if any amount of accumulated contributions remains in a participant’s account after the purchase of shares on the final purchase date of an offering, then such remaining amount will not roll over to the next offering and will instead be distributed in full to such participant after the final purchase date of such offering without interest (unless otherwise required by applicable law). No purchase rights may be exercised to any extent unless the shares of our Common Stock to be issued upon such exercise under the ESPP are covered by an effective registration statement pursuant to the Securities Act and the ESPP is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the ESPP. If on a purchase date the shares of our Common Stock are not so registered or the ESPP is not in such compliance, no purchase rights will be exercised on such purchase date, and the purchase date will be delayed until the shares of our Common Stock are subject to such an effective registration statement and the ESPP is in material compliance, except that the purchase date will in no event be more than 27 months from the first day of an offering. If, on the purchase date, as delayed to the maximum extent permissible, the shares of our Common Stock are not registered and the ESPP is not in material compliance with all applicable laws, as determined by us in our sole discretion, no purchase rights will be exercised and all accumulated but unused contributions will be distributed to the ESPP participants without interest (unless the payment of interest is otherwise required by applicable law).

A participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of our Common Stock subject to purchase rights unless and until the participant’s shares of our Common Stock acquired upon exercise of purchase rights are recorded in our books (or the books of our transfer agent).

Changes to Capital Structure

The ESPP provides that in the event of a change in our capital structure through actions such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or similar transaction, our Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the ESPP; (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year; (iii) the class(es) and number of shares subject to, and purchase price applicable to, outstanding offerings and purchase rights; and (iv) the class(es) and number of securities that are subject to purchase limits under each ongoing offering. Our Board will make these adjustments, and its determination will be final, binding and conclusive.

Corporate Transactions

The ESPP provides that in the event of a corporate transaction (as defined below), any then-outstanding rights to purchase our Common Stock under the ESPP may be assumed, continued, or substituted for by any surviving or acquiring corporation (or its parent company). If the surviving or acquiring corporation (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then (i) the participants’ accumulated payroll contributions will be used to purchase shares of our Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by our Board) before such corporate transaction under the outstanding purchase rights, and such purchase rights will terminate immediately after such purchase, or (ii) our Board, in its discretion, may terminate outstanding offerings, cancel the outstanding purchase rights and refund the participants’ accumulated contributions.

Under the ESPP, a “corporate transaction” is generally the consummation, in a single transaction or in a series of related transactions, of: (i) a sale or other disposition of all or substantially all, as determined by our Board, of the consolidated assets of us and our subsidiaries; (ii) a sale or other disposition of at least 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our Common Stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Transferability

During a participant’s lifetime, purchase rights will be exercisable only by a participant. Purchase rights are not transferable by a participant, except by will, by the laws of descent and distribution, or, if permitted by us, by a beneficiary designation.

Tax Withholding

Each participant must make arrangements, satisfactory to us and any applicable related corporation, to enable us or our related corporation to fulfill any withholding obligation for taxes arising out of or in relation to a participant’s participation in the ESPP. In our sole discretion and subject to applicable law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the participant’s salary or any other cash payment due to the participant from us or any related corporation; (ii) withholding from the proceeds of the sale of shares of our Common Stock acquired under the ESPP, either through a voluntary sale or a mandatory sale arranged by us; or (iii) any other method deemed acceptable by our Board. We will not be required to issue any shares of our Common Stock under the ESPP until such obligations are satisfied.

Amendment, Suspension or Termination

Our Board will have the authority to amend, suspend or terminate the ESPP. Any benefits, privileges, entitlements and obligations under any outstanding purchase right granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code), or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. Except with respect to certain changes in our capital structure, stockholder approval is required for any amendment to the ESPP if such approval is required by applicable law or listing requirements. No purchase rights may be granted under the ESPP while it is suspended or after it is terminated.

Scilex Holding Company 2023 Inducement Plan

On January 17, 2023, the Compensation Committee of our Board adopted the Inducement Plan and it became effective on the date of its adoption.

The following is a summary of the material terms of the Inducement Plan.

Purpose of the Inducement Plan

The purpose of the Inducement Plan is to advance our interests by providing a material inducement for individuals to join us as employees and to provide a means by which such persons may be given an opportunity to benefit from increases in value of our Common Stock through the granting of awards under the Inducement Plan.

Awards and Eligibility

The Inducement Plan provides for the grant of NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other forms of awards. We intend to grant awards pursuant to the Inducement Plan only to persons to whom we may issue shares of our Common Stock without stockholder approval under Section 5635 of the Nasdaq Listing Rules. The Inducement Plan provides that awards may be granted to a natural person to whom we or one of our subsidiaries makes an offer of employment, provided that (i) such person was not previously an employee or us or one of our affiliates, or the person is returning to employment with us or one of our subsidiaries following a bona-fide period of non-employment; and (ii) the grant of an award under the Inducement Plan is a material inducement to the person’s decision to enter into employment with us or one of our subsidiaries.

Authorized Shares

An aggregate of 1,400,000 shares of our Common Stock have been reserved for issuance pursuant to awards granted under the Inducement Plan, subject to adjustment as necessary to implement any changes in our capital structure (as described below).

Shares subject to awards that will be granted under the Inducement Plan that expire or terminate without being exercised in full will not reduce the number of shares available for issuance under the Inducement Plan. The settlement of any portion of an award in cash will not reduce the number of shares available for issuance under the Inducement Plan. Shares of Common Stock withheld under an award to satisfy the exercise, strike or purchase price of an award or to satisfy a tax withholding obligation will not reduce the number of shares that will be available for issuance under the Inducement Plan. With respect to a stock appreciation right, only shares of common stock that are issued upon settlement of the stock appreciation right will count towards reducing the number of shares available for issuance under the Inducement Plan. If any shares of our Common Stock issued pursuant to an award are forfeited back to or repurchased or reacquired by us (i) because of a failure to meet a contingency or condition required for the vesting of such shares; (ii) to satisfy the exercise, strike or purchase price of an award; or (iii) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the Inducement Plan.

Plan Administration

Our Board will delegate administration of the Inducement Plan to a duly authorized committee of our Board (the “Committee”) and to the extent required by applicable law, including the Nasdaq Listing Rules, each member of such Committee will be an “independent director”, as defined in Section 5605(a)(2) of the Nasdaq Listing Rules. Under the Inducement Plan, the Committee will have the authority to determine: award recipients; how and when each award will be granted; the types of awards to be granted; the provisions of each award, including the period of exercisability and the vesting schedule applicable to an award; the number of shares of Common Stock or cash equivalent subject to each award; and the fair market value applicable to an award.

Under the Inducement Plan, (i) the Committee will not, without stockholder approval, reduce the exercise or strike price of an option or stock appreciation right (other than in connection with a capitalization adjustment), and (ii) a participant’s rights under any award will not be materially adversely impaired by any amendment without the participant’s written consent.

We will also designate a plan administrator to administer the day-to-day operations of the Inducement Plan.

Stock Options

Options will be granted under stock option agreements adopted by the Committee and each option will be an NSO. The Committee will determine the exercise price for stock options, within the terms and conditions of the Inducement Plan, except the exercise price of a stock option will generally not be less than 100% of the fair market value of our Common Stock on the date of grant. Options granted under the Inducement Plan will vest at the rate specified in the stock option agreement as will be determined by the Committee. The terms and conditions of separate options need not be identical.

No option will be exercisable after the expiration of ten years or a shorter period specified in the applicable award agreement. Unless the terms of an optionholder’s stock option agreement, or other written agreement between us and the recipient, provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. An optionholder may not exercise an option at any time that the issuance of shares upon such exercise would violate applicable law. Unless provided otherwise in the optionholder’s stock option agreement or other written agreement between an optionholder and us, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than for cause and, at any time during the last thirty days of the applicable post-termination exercise period: (i) the exercise of the optionholder’s option would be prohibited solely because the issuance of shares of common stock upon such exercise would violate applicable law, or (ii) the immediate sale of any shares of common stock issued upon such exercise would violate our trading policy, then the applicable post-termination exercise period will be extended to the last day of the calendar month that begins after the date the award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period. There is no limitation as to the maximum permitted number of extensions. However, in no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the Committee and may include (i) cash or check, bank draft or money order payable to us; (ii) a broker-assisted cashless exercise; (iii) subject to certain conditions, the tender of shares of our Common Stock previously owned by the optionholder; (iv) a net exercise of the option; or (v) other legal consideration acceptable to the Committee.

Unless the Committee provides otherwise, options or stock appreciation rights generally will not be transferable except by will or the laws of descent and distribution. Subject to approval of the Committee or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Restricted Stock Unit Awards

Subject to the terms of the Inducement Plan, each restricted stock unit award will have such terms and conditions as determined by the Committee. A restricted stock unit award represents a participant’s right to be issued on a future date the number of shares of our Common Stock that is equal to the number of restricted stock units subject to the award. A participant will not have voting or any other rights as a stockholder of ours with respect to any restricted stock unit award (unless and until shares are actually issued in settlement of a vested restricted stock unit award). A restricted stock unit award will be granted in consideration for a participant’s services to us or an affiliate, such that the participant will not be required to make any payment to us (other than such services) with respect to the grant or vesting of the restricted stock unit award, or the issuance of any shares of common stock pursuant to the restricted stock unit award. The Committee may determine that restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the Committee and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock (or any combination of our Common Stock and cash), or in any other form of consideration determined by the Committee and set forth in the restricted stock unit award agreement. At the time of grant, the Committee may impose such restrictions or conditions on the award of restricted stock units that delay delivery to a date following the vesting of the award. Additionally, dividend equivalents may be paid or credited in respect of shares of Common Stock covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, or other written agreement between us and the recipient, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards

Restricted stock awards will be granted under restricted stock award agreements adopted by the Committee. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services to us or any of our affiliates, or any other form of legal consideration that may be acceptable to the Committee and permissible under applicable law. The Committee will determine the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Dividends may be paid or credited with respect to shares subject to a restricted stock award, as determined by the Committee and specified in the applicable restricted stock award agreement. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights

Stock appreciation rights will be granted under stock appreciation right agreements adopted by the Committee and denominated in shares of Common Stock equivalents. The terms of separate stock appreciation rights need not be identical. The Committee will determine the purchase price or strike price for a stock appreciation right, which generally will not be less than 100% of the fair market value of our Common Stock on the date of grant. A stock appreciation right granted under the Inducement Plan will vest at the rate specified in the stock appreciation right agreement as will be determined by the Committee. Stock appreciation rights may be settled in cash or shares of our Common Stock (or any combination of our Common Stock and cash) or in any other form of payment, as determined by the Committee and specified in the stock appreciation right agreement.

The Committee will determine the term of stock appreciation rights granted under the Inducement Plan, up to a maximum of ten years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. If a participant’s service relationship with us or any of our affiliates ceases due to death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation rights for a period of 18 months following the date of death. If a participant’s service relationship with us or any of our affiliates ceases due to disability, the participant may generally exercise any vested stock appreciation rights for a period of 12 months following the cessation of service. In the event of a termination for cause, stock appreciation rights generally terminate upon the termination date. A holder of a stock appreciation right may not exercise a stock appreciation right at any time that the issuance of shares upon such exercise would violate applicable law. Unless provided otherwise in the stock appreciation right agreement or other written agreement between the participant and us, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than for cause and, at any time during the last thirty days of the applicable post-termination exercise period: (i) the exercise of the participant’s stock appreciation right would be prohibited solely because the issuance of shares upon such exercise would violate applicable law, or (ii) the immediate sale of any shares issued upon such exercise would violate our trading policy, then the applicable post-termination exercise period will be extended to the last day of the calendar month that begins after the date the award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period. There is no limitation as to the maximum permitted number of extensions. However, in no event may a stock appreciation right be exercised beyond the expiration of its term.

Other Stock Awards

The Committee will be permitted to grant other awards, based in whole or in part by reference to, or otherwise based on, our Common Stock, either alone or in addition to other awards. The Committee will have the sole and complete discretion to determine the persons to whom and the time or times at which other stock awards will be granted, the number of shares under the other stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure

In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, the Committee will appropriately and proportionately adjust (i) the class(es) and maximum number of shares subject to the Inducement Plan; and (ii) the class(es) and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding awards granted under the Inducement Plan.

Corporate Transactions

In the event of a corporate transaction (as defined below), unless otherwise provided in a participant’s award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the Committee at the time of grant, any awards outstanding under the Inducement Plan may be assumed, continued or substituted for, in whole or in part, by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to our Common Stock issued pursuant to awards may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such awards, then (i) with respect to any such awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, unless provided otherwise in the applicable award agreement, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction) as the Committee determines (or, if the Committee does not determine such a date, to the date that is five days prior to the effective time of the corporate transaction), and such awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such awards will lapse (contingent upon the effectiveness of the corporate transaction); and (ii) any such awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the occurrence of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event an award will terminate if not exercised prior to the effective time of a corporate transaction, the Committee may provide, in its sole discretion, that the holder of such award may not exercise such award but instead will receive a payment, in such form as may be determined by the Committee, equal in value to the excess (if any) of (i) the value of the property the participant would have received upon the exercise of the award, over (ii) any per share exercise price payable by such holder, if applicable. As a condition to the receipt of an award, a participant will be deemed to have agreed that the award will be subject to the terms of any agreement under the Inducement Plan governing a corporate transaction involving us.

Under the Inducement Plan, a “corporate transaction” generally will be the consummation, in a single transaction or in a series of related transactions, of (i) a sale or other disposition of all or substantially all, as determined by the Committee, of the consolidated assets of us and our subsidiaries; (ii) a sale or other disposition of at least 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our Common Stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Transferability

Except as expressly provided in the Inducement Plan or the form of award agreement, awards granted under the Inducement Plan may not be transferred or assigned by a participant. After the vested shares subject to an award have been issued, or in the case of a restricted stock award and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of our trading policy and applicable law.

Clawback/Recovery

All awards granted under the Inducement Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Act or other applicable law and any clawback policy that we otherwise adopt, to the extent applicable and permissible under applicable law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an award agreement as the Committee determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of cause.

Amendment or Termination

The Committee may accelerate the time at which an award granted under the Inducement Plan may first be exercised or the time during which an award grant under the Inducement Plan or any part thereof will vest, notwithstanding the provisions in the award agreement stating the time at which it may first be exercised or the time during which it will vest. The Committee will have the authority to amend, suspend, or terminate the Inducement Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No awards may be granted under the Inducement Plan while it is suspended or after it is terminated.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we are exempted from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Director Compensation

During the year ended December 31, 2022, our non-employee directors received the following compensation:

Name(1)	Fees Earned or Paid in Cash ($)		Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Dorman Followwill	65,518		—	—	65,518
Laura J. Hamill	67,614		—	—	67,614
Tien-Li Lee, M.D	87,588	(3)	—	—	87,588
David Lemus	61,326		—	—	61,326
Tommy Thompson	40,532		—	—	40,532

(1)

Dr. Ji, our Executive Chairperson, and Mr. Shah, our Chief Executive Officer and President, are not included in this table, as each of them was an employee of ours and therefore receives no compensation for his service as a director. Dr. Ji’s and Mr. Shah’s compensation as named executive officers are included in the section above titled “— Summary Compensation Table” above.

(2)

As of December 31, 2022, Dr. Lee held options to purchase an aggregate of 427,670 shares of our Common Stock (which number of options gives effect to the Exchange Ratio) and none of Mr. Followwill, Ms. Hamill, Mr. Lemus and Mr. Thompson held any options or other equity awards to acquire shares of our Common Stock.

(3)

Between January 1, 2022 through April 24, 2022, the fees earned by Dr. Lee were pursuant to a consulting agreement dated October 27, 2020, as amended on March 17, 2021. Between April 25, 2022 through December 31, 2022, the fees earned by Dr. Lee were for his service as a member of our board of directors.

Director Compensation Policy

Our Board has determined the following compensation for our non-employee directors:

Annual Cash Compensation	Amount
Board Members	$82,500
Chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee	$37,500
Members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee	$15,000

Equity Compensation	Number
Initial Stock Options	250,000
Annual Stock Options	100,000

All annual cash compensation amounts for our non-employee directors are payable in equal quarterly installments in arrears, following the end of each quarter in which the service occurred, pro-rated for any partial months of service. The equity compensation paid to our non-employee directors will vest monthly over a period of 48 months from the date of grant with respect to the initial stock option grants and over a period of 12 months from the date of grant with respect to the annual stock option grants, in each case, subject to continued service through each vesting date. Additionally, we will reimburse each outside director for reasonable travel expenses related to such director’s attendance at Board and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2020 and any currently proposed transactions to which Vickers or Legacy Scilex was or is to be a participant in which the amount involved exceeded or will exceed $120,000, and in which any of Vickers’s or Legacy Scilex’s directors, executive officers or, to Vickers’s or Legacy Scilex’s knowledge, beneficial owners of more than 5% of Vickers’s or Legacy Scilex’s capital stock, or their immediate family members have had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section of this prospectus titled “Executive and Director Compensation.”

Certain Relationships of Vickers

Founder Shares

On July 16, 2020, Vickers issued an aggregate of 3,593,750 Vickers Ordinary Shares to an affiliate of the Sponsors for an aggregate purchase price of $25,000. In August 2020, the affiliate transferred his founder shares to the Sponsors for the same price paid for such shares. On October 8, 2020, Vickers effected a share capitalization of 0.2 shares for each share outstanding, on December 7, 2020, the Sponsors forfeited 1,437,500 Vickers Ordinary Shares, which were cancelled by Vickers, and on January 6, 2021, Vickers effected a share capitalization of 0.2 shares for each share outstanding, resulting in 3,450,000 Vickers Ordinary Shares issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the share transactions. The founder shares included an aggregate of up to 450,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of founder shares will equal, on an as-converted basis, approximately 20% of the issued and outstanding Vickers Ordinary Shares after the IPO. As a result of the underwriters’ election to partially exercise their over-allotment option, no founder shares are currently subject to forfeiture.

The Sponsors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their founder shares until six months after the consummation of the Business Combination or earlier if we consummates a liquidation, merger, share exchange or other similar transaction that results in all of the public shareholders having the right to exchange their Vickers Ordinary Shares for cash, securities or other property.

Promissory Note

On July 16, 2020, Vickers issued an unsecured promissory note (the “Promissory Note”) to an affiliate of the Sponsors, pursuant to which Vickers may borrow up to an aggregate principal amount of $125,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of the IPO. The outstanding balance under the Promissory Note of $125,000 was repaid subsequent to the closing of the IPO on January 14, 2021. Borrowings under the Promissory Note are no longer available to Vickers.

Related Party Loans

On December 20, 2021, the Sponsors loaned Vickers an aggregate of $500,000 for working capital purposes. On January10, 2022, the Sponsors deposited an aggregate of $1,035,000 into the Trust Account, to provide Vickers with an additional three months to consummate an initial business combination pursuant to Vickers’s Amended and Restated Memorandum and Articles of Association (“Vickers’s Charter”). On January 27, 2022, the Sponsors loaned Vickers an additional aggregate principal amount of $500,000 for working capital purposes. On April 10, 2022, the Sponsors deposited an aggregate of $1,035,000 into the Trust Account to provide Vickers with an additional three months to consummate an initial business combination pursuant to Vickers’s Charter. On June 30, 2022, Vickers’s shareholders approved an amendment (the “Extension Amendment”) to its amended and restated memorandum and articles of association to extend the deadline by which it must complete an initial business combination from July 11, 2022 to January 11, 2023. Each extension was made on a monthly basis and was conditioned on the deposit into the Trust Account of a payment equal to $0.0333 per public share outstanding. In connection with the shareholder vote on the Extension Amendment, Vickers was required to provide its shareholders with the right to redeem their public shares. Holders of 4,073,605 public shares elected to redeem their shares at a per share redemption price of $10.27 thereby reducing the amount in the Trust Account by an aggregate of approximately $41.8 million. On July 8, 2022, the Sponsors deposited an aggregate of $323,888.95 into the Trust Account to provide Vickers with an additional calendar month to consummate an initial business combination pursuant to Vickers’s Charter. After the redemption of the 4,073,605 public shares, there were 9,726,395 public shares remaining. On each of August 11, 2022, September 9, 2022 and October 10, 2022, the Sponsors deposited an additional payment of $323,888.95 into the Trust Account to provide Vickers with an additional calendar month to consummate an initial business combination pursuant to Vickers’s Charter.

On October 17, 2022, the Sponsors and Vickers entered into the Vickers Debt Agreement, which provides that, effective as of immediately prior to the Effective Time, all of the issued and outstanding loans made by the Sponsors to Vickers prior to such Effective Time shall be contributed by the Sponsors to Vickers in exchange for a number of shares of our Common Stock determined by dividing the aggregate amount of such indebtedness by $10.00. As of immediately prior to the Effective Time, the outstanding indebtedness was $5.3 million, which resulted in the issuance of an additional 533,057 shares of our Common Stock to the Sponsors, in accordance with the Vickers Debt Agreement.

Advances from Related Party

During 2020, an affiliate of the Sponsors advanced Vickers an aggregate of $30,000 to fund expenses in connection with the IPO. The advances are non-interest bearing and payable upon demand. As of June 30, 2022 and December 31, 2021, there were no advances outstanding. The outstanding amount of $30,000 as of December 31, 2020 was repaid on February 26, 2021.

Administrative Service Fee

Commencing on the effective date of the registration statement of the IPO through the acquisition of a target business, the Sponsors have provided Vickers with office space and certain office and secretarial services at no cost.

No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to the Sponsors, officers and directors, or any of their affiliates, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsors, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Stockholder Agreement with Sorrento

On September 12, 2022, Vickers entered into the Stockholder Agreement with Sorrento.

Pursuant to the terms of the Stockholder Agreement, from and after the Effective Time, and for so long as the Sorrento Group beneficially owns any shares of Series A Preferred Stock, among other things, (i) Sorrento shall have the right, but not the obligation, to designate each director to be nominated, elected or appointed to our

Board (each, a “Stockholder Designee” and collectively, the “Stockholder Designees”), regardless of whether such Stockholder Designee is to be elected to our Board at a meeting of stockholders called for the purpose of electing directors (or by consent in lieu of meeting) or appointed by our Board in order to fill any vacancy created by the departure of any director or increase in the authorized number of members of our Board or the size of our Board and (ii) we are required to take all actions reasonably necessary, and not otherwise prohibited by applicable law, to cause each Stockholder Designee to be so nominated, elected or appointed to our Board as more fully described in the Stockholder Agreement. Notwithstanding the foregoing, the parties have agreed that our Board will continue to satisfy all applicable stock exchange requirements applicable to directors, including with respect to director independence. Sorrento also have the right to designate a replacement director for any Stockholder Designee that has been removed from our Board and the right to appoint a representative of Sorrento to attend all meetings of the committees of the Board.

The Stockholder Agreement also provides that we shall not, and shall cause our subsidiaries not to, among others, without the prior written consent of Sorrento: (i) amend, alter, modify or repeal (whether by merger, consolidation, by operation of law or otherwise) any provisions of the Certificate of Incorporation (including the Certificate of Designations) or our Bylaws that increase or decrease the authorized number of directors constituting our Board; (ii) take any action that would have the effect of increasing or decreasing the number of directors constituting our Board; (iii) amend, alter, modify or repeal (whether by merger, consolidation, reclassification, by operation of law or otherwise) any provisions of the respective charters (and any related organizational documents) of any of the committees of our Board; (iv) file any voluntary petition under any applicable federal or state bankruptcy or insolvency law on behalf of us or any of our subsidiaries; (v) (A) incur or permit any of our subsidiaries to incur any indebtedness in an aggregate principal amount in excess of $10,000,000) (with “principal amount” for purposes of this definition to include undrawn committed or available amounts) or (B) enter into, modify, amend or renew (or permit any of our subsidiaries enter into, modify, amend or renew) any contract or other agreement in respect of indebtedness in an aggregate principal amount in excess of $10,000,000 (with “principal amount” for purposes of this definition to include undrawn committed or available amounts); (vi) consummate or otherwise enter into any other contract or agreement to effect any change of control, joint venture or corporate reorganization by the Company or any of our subsidiaries; (vii) declare or pay any dividend or distribution on our Common Stock, other Junior Security or Parity Security; or (viii) purchase, redeem or otherwise acquire for consideration by us, directly or indirectly, any Common Stock, other Junior Security or Parity Security (except as necessary to effect (A) a reclassification of any Junior Security for or into other Junior Securities, (B) a reclassification of any Parity Security for or into other Parity Securities with the same or lesser aggregate liquidation preference, (C) a reclassification of any Parity Security into a Junior Security, (D) the exchange or conversion of any Junior Security for or into another Junior Security, (E) the exchange or conversion of any Parity Security for or into another Parity Security with the same or lesser per share liquidation amount, (F) the exchange or conversion of any Parity Security for or into any Junior Security or (G) the settlement of incentive equity awards (including any applicable withholdings and the net exercise of options) in accordance with the terms thereof).

The Stockholder Agreement will terminate and be of no further force and effect upon the earlier of (i) mutual written agreement of the parties thereto and (ii) the date upon which Sorrento (together with its affiliates, subsidiaries, successors and assigns (other than us and our subsidiaries)) ceases to own any shares of Series A Preferred Stock.

Warrant Transfer Agreement with Sorrento

Concurrent with the execution of the Funding Commitment Letter, Vickers, the Sponsors, Sorrento and Maxim entered into the Warrant Transfer Agreement pursuant to which, if, prior to the consummation of the Business Combination, the public shareholders had redeemed 50% or more of the public Vickers Ordinary Shares as were outstanding as of March 17, 2022, then in addition to the forfeiture of Warrants by the Sponsors contemplated by the Sponsor Support Agreement, the Sponsors would transfer to Sorrento, and Sorrento would acquire all rights, title and interest in and to all or a portion of the Private Placement Warrants (as equitably adjusted from time to time in respect of any change in the outstanding Vickers Ordinary Shares into a different number, class or series, including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares) as determined in accordance with the following schedule:

Redemptions	Number of Private Placement Warrants to be Transferred to Sorrento	Number of Private Placement Warrants to be Retained by Sponsors	Total Private Placement Warrants
90% or greater	3,104,000	1,000,000	4,104,000
85% to 89.99%	2,600,000	1,504,000	4,104,000
75% to 84.99%	2,052,000	2,052,000	4,104,000
50% to 74.99%	3,400,000	3,440,000	6,840,000
Below 50%	—	6,840,000	6,840,000

In connection with the Business Combination, the public shareholders redeemed an aggregate of 8,576,838 Vickers Ordinary Shares, which redeemed shares, together with the shares redeemed in connection with the Extension Proposal, represented an aggregate of 91.67% of the public Vickers Ordinary Shares outstanding as of March 17, 2022. Accordingly, the Sponsors transferred 3,104,000 Private Placement Warrants to Sorrento pursuant to the Warrant Transfer Agreement and forfeited 2,736,000 Private Placement Warrants pursuant to the Sponsor Support Agreement.

Certain Relationships of Legacy Scilex

Corporate Reorganization

On March 18, 2019, Legacy Scilex completed a corporate reorganization. In connection with the corporate reorganization, the existing stockholders of Scilex Pharma exchanged their shares for the same number of newly issued shares of Legacy Scilex Common Stock, pursuant to a Contribution and Loan Agreement. As a result, Scilex Pharma and Semnur became Legacy Scilex’s wholly owned subsidiaries. In connection with the reorganization, each option issued by Scilex Pharma to acquire shares of common stock granted under the Scilex Pharma 2017 Plan was cancelled and substituted for an option to purchase an equivalent number of shares of Legacy Scilex Common Stock. See the section of this prospectus titled “Business — Our Corporate History” for further information.

Our Relationship with Sorrento

Prior to the Business Combination, Legacy Scilex was a majority-owned subsidiary of Sorrento. Following the Closing of the Business Combination, Sorrento continues to beneficially own a significant percentage of our outstanding Common Stock. In connection with the Business Combination, Legacy Scilex and Sorrento entered into certain agreements that relate to Legacy Scilex’s relationship with Sorrento prior to the Business Combination and provides a framework for our ongoing relationship with Sorrento.

On January 1, 2017, Scilex Pharma entered into a transition services agreement with Sorrento. Pursuant to this transition services agreement, Sorrento agreed to provide, directly or indirectly, certain administrative, financial, legal, tax, insurance, facility, information technology and other services to Scilex Pharma. In addition to the services provided under this transition services agreement, Sorrento retains insurance coverage on behalf of Scilex Pharma. For the years ended December 31, 2021 and 2020, the total cost of services and insurance, including an agreed-upon markup, provided to Scilex Pharma was $4.0 million and $2.3 million, respectively.

Itochu and Oishi Product Development Agreement and Commercial Supply Agreement

We are a party to the Product Development Agreement with Oishi and Itochu, who are responsible for supplying ZTlido and SP-103 for development and commercialization purposes. We are also a party to the Itochu and Oishi Commercial Supply Agreement, pursuant to which Itochu agreed to purchase Products (as defined in the Itochu and Oishi Commercial Supply Agreement) from Oishi and handle the shipping of the Products. As of December 31, 2020, Itochu held approximately 14.7% of Legacy Scilex’s outstanding capital stock, representing a noncontrolling interest. Itochu ceased to be a shareholder of Legacy Scilex on January 13, 2021. Its Managing Executive Officer, Kenji Hakoda, served on the Legacy Scilex Board from March 2019 to October 2020. During the years ended December 31, 2021 and 2020, pursuant to the aforementioned Product Development Agreement and the Itochu and Oishi Commercial Supply Agreement, Legacy Scilex purchased inventory from Itochu in the amount of $5.7 million and $1.0 million, respectively, on terms Legacy Scilex considers to be arms’ length between the parties. See the sections of this prospectus titled “Business — Material Agreements — Itochu and Oishi Product Development Agreement” and “Business — Material Agreements — Itochu and Oishi Commercial Supply Agreement” for additional information regarding such agreements.

Indenture and Letter of Credit

On September 7, 2018, Scilex Pharma entered into the Purchase Agreements with the Purchasers and Sorrento, which is a beneficial owner of more than 5% of Legacy Scilex’s capital stock. Pursuant to the Purchase Agreements, on September 7, 2018, Scilex Pharma, among other things, issued and sold to the Purchasers the Scilex Pharma Notes for an aggregate purchase price of $140.0 million. The Scilex Pharma Notes are governed by the Indenture with Scilex Pharma, as issuer, U.S. Bank National Association, a national banking association, as the Trustee and Collateral Agent, and Sorrento, as guarantor. The Indenture provides that the holders of the Scilex Pharma Notes will be entitled to receive quarterly payments in an amount equal to a fixed percentage, ranging from 15% to 25%, of the net sales of ZTlido for the prior fiscal quarter on each February 15, May 15, August 15 and November 15. As security for the Scilex Pharma Notes, Scilex Pharma has granted to the Collateral Agent, for the benefit of the Purchasers, a continuing security interest in and lien on Scilex Pharma’s right, title, and interest in and to ZTlido and all property and assets of Scilex Pharma that are necessary for, or otherwise relevant to, now or in the future, the manufacture and sale of ZTlido, on a worldwide basis (exclusive of Japan). Pursuant to the Indenture, Sorrento agreed to irrevocably and unconditionally guarantee, on a senior unsecured basis, the punctual performance and payment when due of all obligations of Scilex Pharma under the Indenture. Pursuant to the terms of the Indenture, Sorrento issued an irrevocable standby letter of credit to Scilex Pharma (as amended, the “Letter of Credit”) which provides that, in the event that (1) Scilex Pharma does not hold at least $29.0 million in unrestricted cash (inclusive of cash equivalents in the collateral account) as of any calendar month ending March 31, 2020 through and including the month ending March 31, 2021 or at least $35.0 million in unrestricted cash (inclusive of cash equivalents in the collateral account) at the end of any calendar month after March 31, 2021, (2) actual cumulative net sales of ZTlido from September 7, 2018 through December 31, 2021 are less than a specified sales threshold for such period, or (3) actual cumulative net sales of ZTlido for any calendar year during the term of the Scilex Pharma Notes, beginning with the 2022 calendar year, are less than a specified sales threshold for such calendar year, Scilex Pharma, as beneficiary of the Letter of Credit, will draw, and Sorrento will pay to Scilex Pharma, $35.0 million in a single lump-sum amount as a subordinated loan. The Letter of Credit will terminate upon the earliest to occur of: (a) the repayment of the Scilex Pharma Notes in full, (b) the actual net sales of ZTlido for any calendar year during the term of the Scilex Pharma Notes exceeding a certain threshold, (c) the consummation of an initial public offering on a major international stock exchange by us that satisfies certain valuation thresholds, and (d) the replacement of the Letter of Credit with another letter of credit in form and substance, including as to the identity and creditworthiness of issuer, reasonably acceptable to the holders of at least 80% in principal amount of outstanding Scilex Pharma Notes.

On December 14, 2020, the parties entered into a Consent Under and Amendment No. 3 to Indenture and Letter of Credit (“Amendment No. 3”), which amended: (i) the Indenture, and (ii) the Letter of Credit.

On December 14, 2020, and in connection with Amendment No. 3, the aggregate $45.0 million in restricted funds held in previously established reserve and collateral accounts were released and Scilex Pharma utilized such funds to repurchase an aggregate of $45.0 million in principal amount of the Scilex Pharma Notes. Scilex Pharma also repurchased an aggregate of $20.0 million in principal amount of the Scilex Pharma Notes on December 16, 2020. Pursuant to the foregoing repurchases, the aggregate principal amount of the Scilex Pharma Notes was reduced by an aggregate of $65.0 million.

Further related to Amendment No. 3, the Purchasers also consented to Scilex Pharma incurring up to $10.0 million of indebtedness in connection with an accounts receivable revolving loan facility with another lender and the incurrence of liens and the pledge of collateral to such lender in connection therewith.

Effective February 14, 2022, Scilex Pharma issued to Sorrento a draw notice under the Letter of Credit as required under the terms of the Indenture because actual cumulative net sales of ZTlido from the issue date of the Scilex Pharma Notes through December 31, 2021 were less than a specified sales threshold for such period. As a result of the draw notice being issued, Sorrento paid to Scilex Pharma $35.0 million in a single lump-sum amount as a subordinated loan. Per the terms of the Amendment No. 3, in February 2022, Scilex Pharma repurchased Scilex Pharma Notes in an aggregate amount equal to $20.0 million at a purchase price in cash equal to 100% of the principal amount.

Effective February 15, 2022, in accordance with the Indenture, the principal amount of the Scilex Pharma Notes was increased by $28.0 million as actual cumulative net sales of ZTlido from the issue date of the Scilex Pharma Notes through December 31, 2021 did not equal or exceed a $481.0 million sales threshold for such period.

On June 2, 2022, Sorrento and Scilex Pharma, entered into a Consent Under and Amendment No. 4 to Indenture (“Amendment No. 4”) with the Trustee, Collateral Agent, and the Purchasers, which amended the Indenture. Pursuant to Amendment No. 4, (1) on June 3, 2022, Scilex Pharma repurchased approximately $41.4 million of the aggregate principal amount of the outstanding Scilex Pharma Notes at 100% of the principal amount thereof (the “Repurchase”), (2) the Purchasers agreed that Scilex Pharma can repurchase the remaining principal amount of the Scilex Pharma Notes at any time on or before September 30, 2022 for $41.4 million (subject to reduction for any quarterly royalty payments) and upon such repurchase the Purchasers will forgive and discharge $28.0 million of the aggregate principal amount of the Scilex Pharma Notes, and (3) the minimum cash requirement under the Indenture was reduced to $5.0 million in aggregate unrestricted cash equivalents at the end of each calendar month. Scilex Pharma funded the Repurchase with cash-on-hand and $15.0 million received from Sorrento on June 2, 2022. We paid off all the amounts outstanding under the Scilex Pharma Notes as of immediately prior to the Closing of the Business Combination, which payment was funded by Sorrento and treated as intercompany debt in exchange for Series A Preferred Stock pursuant to the terms of the Debt Exchange Agreement described below.

On September 28, 2022, we repurchased the remaining outstanding principal balance of the Scilex Pharma Notes with cash-on-hand and $34.0 million received from Sorrento.

Oaktree Guaranty

On November 7, 2018, Sorrento and certain of its domestic subsidiaries entered into a Term Loan Agreement, as amended on May 3, 2019 and December 6, 2019 (as amended, the “Oaktree Loan Agreement”) with certain funds and accounts managed by Oaktree Capital Management, L.P. and Oaktree Fund Administration, LLC, as administrative and collateral agent, for an initial term loan of $100.0 million and a delayed draw term loan of $20.0 million that was provided to Sorrento on May 3, 2019. On April 12, 2019, Legacy Scilex and Semnur entered into a Joinder Agreement to the Oaktree Loan Agreement whereby each entity became a guarantor under the Oaktree Loan Agreement and pledged all of their respective assets (other than equity of Scilex Pharma) as collateral for the loans made to Sorrento under the Oaktree Loan Agreement. All obligations owed under the Oaktree Loan Agreement were paid off in full on June 12, 2020 and both Legacy Scilex and Semnur ceased to be a guarantor under the Oaktree Loan Agreement as of such date.

Intercompany Promissory Note and Sale of Shares to Sorrento

On October 5, 2018, Scilex Pharma issued to Sorrento an intercompany promissory note in the amount of approximately $21.7 million for certain amounts previously advanced to Scilex Pharma by Sorrento (the “Intercompany Note”). On October 22, 2018, Sorrento purchased from Legacy Scilex 24,117,608 shares of Legacy Scilex Common Stock in exchange for the cancellation of $21.7 million of indebtedness under the Intercompany Note. During 2021 and 2020, Sorrento made advances to Scilex Pharma in the amount of $8.1 million and $10.3 million, respectively, under the Intercompany Note. As of December 31, 2021 and 2020, the outstanding principal balance under the Intercompany Note was approximately $23.5 million and $15.4 million, respectively. In connection with Amendment No. 4 to the Indenture, the maximum aggregate principal amount of the Intercompany Note was increased from up to $25.0 million to up to $50.0 million. As of immediately prior to the Closing of the Business Combination, the outstanding principal balance under the Intercompany Note was $23.5 million, which amount was treated as Outstanding Indebtedness (as defined in the Debt Exchange Agreement discussed below) and contributed to Legacy Scilex in exchange for preferred stock as more fully described below.

Note Payable to Sorrento

On March 18, 2019, Legacy Scilex entered into a note payable with Sorrento with an initial principal amount of $16.5 million. Legacy Scilex may borrow up to an aggregate of $20.0 million of principal amount under the note payable. The note payable is interest bearing at the lesser of (i) 10% simple interest per annum, and (ii) the maximum interest rate permitted under law. Interest is due and payable annually. The note payable is payable upon demand and may be prepaid in whole or in part at any time without penalty or premium. The outstanding principal balance of the note payable as of December 31, 2021 and 2020 was $19.6 million and $13.0 million, respectively. Accrued interest of $3.9 million and $2.6 million was recognized under related party payable in Legacy Scilex’s consolidated balance sheet as of December 31, 2021 and 2020, respectively. During the six months ended June 30, 2022 and 2021, Sorrento made advances to Legacy Scilex in the amount of $27.5 million and $0, respectively, under the note payable. The outstanding principal balance of the note payable on June 30, 2022 and December 31, 2021 was $47.1 million and $19.6 million, respectively, which was recorded under the current related party note payable in Legacy Scilex’s consolidated balance sheets. As of June 30, 2022 and December 31, 2021, Legacy Scilex had ending balances resulting from the accrued interest on the note payable of $5.6 million and $3.9 million, respectively, which was recorded under the related party payable in Legacy Scilex’s consolidated balance sheets. The proceeds from the note payable were used to finance the acquisition of Semnur and to finance Legacy Scilex’s operations. As of immediately prior to the Closing of the Business Combination, the outstanding principal balance under the note payable was $54.3 million, which amount was treated as Outstanding Indebtedness (as defined in the Debt Exchange Agreement discussed below) and contributed to Legacy Scilex in exchange for preferred stock as more fully described below.

Debt Exchange Agreement and Related Matters

On September 12, 2022, Legacy Scilex and Scilex Pharma entered into a Contribution and Satisfaction of Indebtedness Agreement with Sorrento (the “Debt Exchange Agreement”), pursuant to which (i) Sorrento shall contribute to Legacy Scilex all amounts (including accrued interest thereon, if any) for certain loans and other amounts provided by Sorrento to Legacy Scilex and Scilex Pharma that remain outstanding as of immediately prior to the Closing of the Business Combination (the “Aggregate Outstanding Amount” or “Outstanding Indebtedness”), including with respect to the Scilex Pharma Notes, the Intercompany Note, and the other notes payable to Sorrento described above, in exchange for the issuance by Legacy Scilex to Sorrento of preferred stock of Legacy Scilex, (ii) Legacy Scilex shall contribute to Scilex Pharma the portion of such Outstanding Indebtedness that is owed by Scilex Pharma to Sorrento as a contribution of capital for no consideration, and (iii) upon the occurrence of the events described in clauses (i) and (ii), the Aggregate Outstanding Amount and the Outstanding Indebtedness shall be satisfied in full.

Pursuant to the terms of the Debt Exchange Agreement effective as of immediately prior to, and contingent upon, the Closing of the Business Combination, Sorrento has elected to contribute the Outstanding Indebtedness to Legacy Scilex in exchange for the issuance by Legacy Scilex to Sorrento of that number of shares of Legacy Scilex Preferred Stock (subject to adjustment for recapitalizations, stock splits, stock dividends and similar transactions) (the “Exchange Shares” and such transaction, the “Debt Contribution”) that is equal to (i) the Aggregate Outstanding Amount plus the amount equal to 10% of the Aggregate Outstanding Amount divided by (ii) $11.00 (rounded up to the nearest whole share); provided, that in no event shall the Aggregate Outstanding Amount exceed $310,000,000.

On October 17, 2022, Sorrento and Legacy Scilex entered into the Funding Commitment Letter. Pursuant to the terms of the Funding Commitment Letter, upon the written request of Legacy Scilex (which request Legacy Scilex shall make to the extent necessary to satisfy the closing condition in the Merger Agreement that requires the combined company to have $5,000,001 in net tangible assets as of immediately following the Effective Time) (the “Net Tangible Assets Condition”), Sorrento shall fund one or more loans to Legacy Scilex in the amount set forth in such written request (a “Loan Request”), provided, that any amounts funded by Sorrento in respect of any Loan Request shall be treated as Outstanding Indebtedness for all purposes under the Debt Exchange Agreement and included in the calculation of the Aggregate Outstanding Amount thereunder. The Funding Commitment Letter also provides that in no event shall the aggregate amount of loans made and funded by Sorrento pursuant to Loan Requests exceed the lesser of (a) $10,000,000 and (b) an amount that, when taken together with all other Outstanding Indebtedness, will result in the Aggregate Outstanding Amount equaling $310,000,000. As consideration for the execution of the Funding Commitment Letter, Vickers, the Sponsors, Sorrento and Maxim entered into the Warrant Transfer Agreement, which is more fully described elsewhere in this prospectus. No Loan Requests were made under the Funding Commitment Letter.

Prior to the Debt Contribution, Legacy Scilex filed, with the Secretary of State of the State of Delaware, (i) a Certificate of Amendment to its Amended and Restated Certificate of Incorporation to increase the authorized number of shares of preferred stock of Legacy Scilex from 20,000,000 to 45,000,000 and (ii) a certificate of designation setting forth the designations, powers, rights and preferences and qualifications, limitations and restrictions of the Exchange Shares. Following the issuance thereof to Sorrento and in connection with the Closing of the Business Combination, such shares were converted into the right to receive (i) one share of Series A Preferred Stock and (ii) one-tenth of one share of our Common Stock, which shares of Series A Preferred Stock shall then have the rights set forth in the Certificate of Designations. Sorrento is entitled to the rights set forth in the Stockholder Agreement as a result of Sorrento’s ownership thereof.

As of immediately prior to the Closing of the Business Combination, the Outstanding Indebtedness (including amounts related to the transfer of certain liabilities to Sorrento and repayment of Scilex Pharma Notes) was $290,570,964, which was contributed by Sorrento, in accordance with the Debt Exchange Agreement, in exchange for 29,057,097 shares of Legacy Scilex Preferred Stock, which were in turn converted into the right to receive 29,057,097 shares of Series A Preferred Stock and 2,905,710 shares of our Common Stock.

Shah Investor LP Assignment Agreement

Legacy Scilex, through Semnur, is a party to the Assignment Agreement with Shah Investor LP, pursuant to which Shah Investor LP assigned Legacy Scilex certain intellectual property and Legacy Scilex agreed to pay Shah Investor LP a contingent quarterly royalty in the low-single digits based on the quarterly net sales of any pharmaceutical formulations for local delivery of steroids by injection developed utilizing such intellectual property, which would include SEMDEXA. Mahendra Shah, Ph.D., who served on the Legacy Scilex Board from March 2019 to October 2020, is the managing partner of Shah Investor LP. See the section of this prospectus titled “Business — Material Agreements — Shah Investor LP Assignment Agreement” for additional information regarding the Assignment Agreement.

Acquisition of SP-104 Assets from Sorrento

In April 2021, Sorrento entered into an asset purchase agreement (the “Aardvark Asset Purchase Agreement”) with Aardvark Therapeutics, Inc. (“Aardvark”), pursuant to which, among other things, Sorrento acquired Aardvark’s Delayed Burst Release Low Dose Naltrexone (DBR-LDN) asset and intellectual property rights, for the treatment of chronic pain, fibromyalgia and chronic post-COVID syndrome (collectively, the “SP-104 Assets”), which includes a Statement of Work dated November 18, 2020 (the “Tulex Statement of Work”), pursuant to which Tulex agreed to, among other things, develop, test and manufacture clinical supplies of SP-104.

Subsequent to the acquisition, Sorrento designated Legacy Scilex to lead all development efforts related to SP-104 and on May 12, 2022, Legacy Scilex and Sorrento entered into a bill of sale and assignment and assumption agreement, pursuant to which Sorrento sold, conveyed, assigned and transferred to Legacy Scilex all of its rights, title and interest in and to the SP-104 Assets (including PCT/US2021/053645 and all patents and patent applications that claim priority rights thereto) and Legacy Scilex assumed all of Sorrento’s rights, liabilities and obligations under the Aardvark Asset Purchase Agreement (the “SP-104 Acquisition”).

As consideration for the SP-104 Acquisition, Legacy Scilex issued a promissory note in the aggregate principal amount of $5,000,000 to Sorrento (the “Promissory Note”). The Promissory Note matures seven years from the date of issuance and bears interest at the rate equal to the lesser of (a) 2.66% simple interest per annum and (b) the maximum interest rate permitted under law. The Promissory Note is payable in cash, shares of Common Stock (any shares so issued, the “Consideration Shares”) or any combination thereof, at Legacy Scilex’s sole discretion, and may be prepaid in whole or in part at any time without penalty. Legacy Scilex also agreed to file with the SEC, a resale registration statement, relating to the resale by Sorrento of any Consideration Shares that may be issued to Sorrento, within 60 days of the issuance of such Consideration Shares.

As the successor to the Aardvark Asset Purchase Agreement, Legacy Scilex is obligated to pay Aardvark (i) $3,000,000, upon initial approval by the FDA of a new drug application for the LDN Formulation (as defined in the Aardvark Asset Purchase Agreement) (which amount may be paid in shares of Common Stock or cash, in Legacy Scilex’s sole discretion) (the “Development Milestone Payment”) and (ii) $20,000,000, in cash, upon achievement of certain net sales by Legacy Scilex of a commercial product that uses the LDN Formulation (the “Commercial Product”). Legacy Scilex will also pay Aardvark certain royalties in the single digits based on percentages of annual net sales by Legacy Scilex of a commercial product that uses the LDN Formulation. The royalty percentage is subject to reduction in certain circumstances. Royalties are due for so long as Commercial Product is covered by a valid patent in the country of sale or for ten years following the first commercial sale of the Commercial Product, whichever is longer. As of the date of this prospectus none of the foregoing payments have been triggered.

In connection with its acquisition of the SP-104 Assets, Legacy Scilex has agreed that if it issues any shares of Common Stock in respect of the Development Milestone Payment, Legacy Scilex will prepare and file one or more registration statements with the SEC for the purpose of registering for resale such shares and is required to file such registration statement with the SEC within 60 days following the date on which any such shares are issued.

Tien-Li Lee, MD, a member of our Board, is the founder, chief executive officer and a member of the board of directors of Aardvark.

Guaranty of Lease

On August 8, 2019, Legacy Scilex entered into a new office lease for approximately 6,000 square feet for its executive offices in Palo Alto, California, as amended on September 15, 2019. The term of the lease commenced on September 15, 2019 and will expire on November 30, 2024. We will be obligated to pay an average of approximately $0.5 million in annual rent over the term of the lease. In connection with the lease, on August 8, 2019, Sorrento executed a Guaranty of Lease, guaranteeing the performance of our obligations under the lease.

Intercompany Receivable

During the month of December 2022, we paid $1.8 million of invoices on behalf of Sorrento for legal fees incurred by Sorrento, which was fully reserved in our financial statements for the year ended December 31, 2022.

Executive Officer and Director Compensation

Please see the section of this prospectus titled “Executive and Director Compensation” for information regarding the compensation of our executive officers and non-employee directors.

Employment Agreements

We have entered into offer letter agreements with our named executive officers, other than Dr. Ji, that, among other things, provide for certain compensatory and change in control benefits, as well as severance benefits. For a description of such agreements, see the section of this prospectus titled “Executive and Director Compensation — Arrangements with Executive Officers.”

Limitation of Liability and Indemnification of Officers and Directors

Please see the section of this prospectus titled “Management — Limitation of Liability and Indemnification of Directors and Officers” for information regarding our arrangements to provide indemnification to our officers and directors.

Business Combination Related Agreements

Concurrently with the execution of the Merger Agreement, Vickers, Legacy Scilex and Sorrento entered into a Company Stockholder Support Agreement, pursuant to which Sorrento agreed to vote all Legacy Scilex Common Stock beneficially owned by it, including any additional shares of Legacy Scilex it acquires ownership of or the power to vote, in favor of the Business Combination and related transactions.

On November 10, 2022, in connection with the closing of the Business Combination, Scilex, Sorrento, the Sponsors, and Vickers’s former directors Pei Wei Woo, Suneel Kaji and Steve Myint, entered into the Registration Rights Agreement, whereby, subject to certain exceptions, the parties agreed, among other things, not to transfer any of our Common Stock or any security convertible into or exercisable or exchanged for our Common Stock beneficially owned or owned of record by such holder until the date that is the earlier of (i) one hundred eighty (180) days from the date of the Registration Rights Agreement or (ii) the date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of our Common Stock for cash, securities or other property. The Registration Rights Agreement governs the registration of certain shares of our Common Stock for resale and includes certain customary demand and “piggy-back” registration rights with respect to shares of our Common Stock held by the parties thereto.

Related Person Transaction Policy

We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities and any of their respective immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our code of conduct and ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our Board, determines in the good faith exercise of our discretion.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 6, 2023 by:

•	each person or “group” known to be the beneficial owner of more than 5% of our outstanding Common Stock;

•	each of our current executive officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Shares subject to options and warrants that are currently exercisable or exercisable within 60 days of the Closing Date are considered outstanding and beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The beneficial ownership of our Common Stock is based on 145,811,298 shares of such common stock outstanding as of March 6, 2023. Voting power is based on 145,811,298 shares of Common Stock and 29,057,097 shares of Series A Preferred Stock outstanding as of March 6, 2023. Shares of Series A Preferred Stock are held solely by Sorrento.

Unless otherwise indicated, we believe, based on information available to us, that all persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Common Shares Beneficially Owned		% of Total Common Stock	% of Total Vote
Directors and Executive Officers
Jaisim Shah(2)	9,294,509		6.0%	5.0%
Henry Ji, Ph.D.(3)	3,197,506		2.2%	1.8%
Elizabeth Czerepak(4)	383,880		*	*
Tien-Li Lee, M.D.(5)	444,704		*	*
Dorman Followwill(6)	15,925		—	—
Laura J. Hamill	15,625		—	—
David Lemus	15,625		—	—
Tommy Thompson	15,625		—	—
All Directors and Executive Officers as a Group (8 individuals)	13,383,399		8.4%	7.1%
5% Beneficial Owners
Sorrento Therapeutics, Inc.	66,476,412	(7)	44.2%	53.3%

*	Less than 1%
(1)

Unless otherwise indicated, the business address of each of the following individuals is 4955 Directors Place, San Diego, CA 92121. None of the following individuals own shares of Series A Preferred Stock.

(2)	Represents 9,181,876 shares subject to options exercisable within 60 days of March 6, 2023 and 112,633 shares held directly.
(3)	Represents 2,594,208 shares subject to options exercisable within 60 days of March 6, 2023 and 603,298 shares held directly.

(4)	Represents 383,880 shares subject to options exercisable within 60 days of March 6, 2023.
(5)	Represents 443,295 shares subject to options exercisable within 60 days of March 6, 2023 and 1,409 shares held directly.
(6)	Represents 15,625 shares subject to options exercisable within 60 days of March 6, 2023 and 300 shares held directly.
(7)

Represents (a) 61,985,795 shares held following completion of Sorrento’s previously announced dividend on January 19, 2023 of shares of our Common Stock then held by Sorrento (of which 2,259,058 shares are being held in abeyance for the benefit of certain holders of warrants to purchase shares of common stock of Sorrento who may be entitled to receive shares of Common Stock pursuant to the terms of the applicable warrants as a result of the previously declared dividend of shares of Common Stock by Sorrento), (b) 3,104,000 shares subject to Private Placement Warrants and (c) 1,386,617 shares subject to Public Warrants exercisable within 60 days of March 6, 2023. “Public Warrants” means the redeemable warrants that were included in the Units that entitle the holder of each whole warrant to purchase one Vickers Ordinary Share at a price of $11.50 per share. “Units” means the units of Vickers, each of which consisted of one Vickers Ordinary Share and one-half of one redeemable warrant upon the consummation of an initial business combination, which units, if not separated into its component securities as of immediately prior to the Effective Time were, without any action on the part of the holder, separated automatically into its component securities, comprised of one share of Common Stock and one-half of one warrant to purchase one share of Common Stock. The business address of Sorrento Therapeutics, Inc. is 4955 Directors Place, San Diego, CA 92121.

SELLING SECURITYHOLDER

This prospectus relates to the offer and sale by the Selling Securityholder of up to 28,128,422 shares of Common Stock that have been and may be issued by us to the Selling Securityholder under the B. Riley Purchase Agreement. For additional information regarding the shares of Common Stock included in this prospectus, see the section of this prospectus titled “Committed Equity Financing” above. We are registering the shares of Common Stock included in this prospectus pursuant to the provisions of the B. Riley Purchase Agreement we entered into with the Selling Securityholder on January 8, 2023 in order to permit the Selling Securityholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the B. Riley Purchase Agreement, and as set forth in the section of this prospectus titled “Plan of Distribution” in this prospectus, the Selling Securityholder has not had any material relationship with us within the past three years. As used in this prospectus, the terms “Selling Securityholder” and “B. Riley” mean B. Riley Principal Capital II, LLC, a Delaware limited liability company, and the pledgees, donees, transferees, assignees, successors, designees, and others who later come to hold any of the Selling Securityholder’s interest in the Common Stock other than through a public sale.

The table below presents information regarding the Selling Securityholder and the shares of Common Stock that may be resold by the Selling Securityholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Securityholder, and reflects holdings as of January 11, 2023 (the date immediately preceding the date on which the registration statement of which this prospectus forms a part was initially filed with the SEC). The number of shares in the column titled “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock being offered for resale by the Selling Securityholder under this prospectus. The Selling Securityholder may sell some, all, or none of the shares being offered for resale in this offering. We do not know how long the Selling Securityholder will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Securityholder and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of our Common Stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our Common Stock with respect to which the Selling Securityholder has sole or shared voting and investment power. The percentage of shares of our Common Stock beneficially owned by the Selling Securityholder prior to the offering shown in the table below is based on an aggregate of 145,811,298 shares of our Common Stock outstanding on March 6, 2023. Because the purchase price to be paid by the Selling Securityholder for shares of Common Stock, if any, that we may elect to sell to the Selling Securityholder in one or more B. Riley Advances or B. Riley Additional Advances from time to time under the B. Riley Purchase Agreement will be determined on the applicable B. Riley Advance Notice Dates or B. Riley Additional Advance Notice Dates for such B. Riley Advances or B. Riley Additional Advances, the actual number of shares of Common Stock that we may sell to the Selling Securityholder under the B. Riley Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column in the table below assumes the resale by the Selling Securityholder of all of the shares of Common Stock being offered for resale pursuant to this prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholder has sole voting and investment power with respect to all shares of Common Stock that it beneficially owns, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholder, the Selling Securityholder is not a broker-dealer or an affiliate of a broker-dealer.

	Number of Shares of Common Stock Beneficially Owned		Maximum Number of Shares of Common Stock Being Offered(2)	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock Are Sold
Name of Selling Securityholder	Number(1)	Percent		Number(3)	Percent
B. Riley Principal Capital II, LLC(4)	250,000	*	28,128,422	—	*

*	Less than one percent.
(1)

Represents the B. Riley Commitment Shares we issued to the Selling Securityholder in consideration for entering into the B. Riley Purchase Agreement with us. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the future offering all of the remaining shares that the Selling Securityholder may be required to purchase under the B. Riley Purchase Agreement, because the issuance of such shares is at our discretion and is subject to conditions contained in the B. Riley Purchase Agreement, the satisfaction of which are entirely outside of the Selling Securityholder’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the B. Riley Advances and B. Riley Additional Advances of Common Stock under the B. Riley Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the B. Riley Purchase Agreement. Also, the B. Riley Purchase Agreement prohibits us from issuing and selling any shares of our Common Stock to the Selling Securityholder to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by the Selling Securityholder, would cause the Selling Securityholder’s beneficial ownership of our Common Stock to exceed the 4.99% B. Riley Beneficial Ownership Limitation. The B. Riley Purchase Agreement also prohibits us from issuing or selling shares of our Common Stock under the B. Riley Purchase Agreement in excess of the 19.9% B. Riley Exchange Cap, unless we obtain stockholder approval to do so or all applicable sales of shares of Common Stock under the B. Riley Purchase Agreement equal or exceed the “Minimum Price” (as such term is defined in Rule 5635 of the Nasdaq Listing Rules).

(2)	Represents the 250,000 B. Riley Commitment Shares.
(3)	Assumes the sale of all shares being offered pursuant to this prospectus.
(4)

The business address of B. Riley Principal Capital II, LLC (“BRPC II”) is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025. BRPC II’s principal business is that of a private investor. BRPC II is a wholly-owned subsidiary of B. Riley Principal Investments, LLC (“BRPI”). As a result, BRPI may be deemed to indirectly beneficially own the securities of the company held of record by BRPC II. B. Riley Financial, Inc. (“BRF”) is the parent company of BRPC II and BRPI. As a result, BRF may be deemed to indirectly beneficially own the securities of the company held of record by BRPC II and indirectly beneficially owned by BRPI. Bryant R. Riley is the Co-Chief Executive Officer and Chairman of the Board of Directors of BRF. As a result, Bryant R. Riley may be deemed to indirectly beneficially own the securities of the company held of record by BRPC II and indirectly beneficially owned by BRPI. Each of BRF, BRPI and Bryant R. Riley expressly disclaims beneficial ownership of the securities of the company held of record by BRPC II, except to the extent of its/his pecuniary interest therein. We have been advised that none of BRF, BRPI or BRPC II is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an independent broker-dealer; however, each of BRF, BRPI, BRPC II and Bryant R. Riley is an affiliate of B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and FINRA member, and Bryant R. Riley is an associated person of BRS. BRS will act as an executing broker that will effectuate resales of our Ordinary shares that may be acquired by BRPC II from us pursuant to the B. Riley Purchase Agreement to the public in this offering.

PLAN OF DISTRIBUTION

The shares of Common Stock offered by this prospectus are being offered by the Selling Securityholder. The shares may be sold or distributed from time to time by the Selling Securityholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholder. We may receive up to $500,000,000 aggregate gross proceeds under the B. Riley Purchase Agreement from any sales we make to the Selling Securityholder pursuant to the B. Riley Purchase Agreement. The net proceeds from sales, if any, under the B. Riley Purchase Agreement, will depend on the frequency and prices at which we sell shares of Common Stock to the Selling Securityholder after the date of this prospectus.

The sale of the shares of our Common Stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for our Common Stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Securityholder has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Common Stock that it may acquire from us pursuant to the B. Riley Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then-current market price. Such registered broker-dealer may, in some circumstances (for instance if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributors’ or sellers’ commissions), be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Securityholder has informed us that each such broker-dealer may receive commissions from the Selling Securityholder for executing such sales for the Selling Securityholder and, if so, such commissions will not exceed customary brokerage commissions.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Securityholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the Selling Securityholder may be less than or in excess of customary commissions. Neither we nor the Selling Securityholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Securityholder.

We know of no existing arrangements between the Selling Securityholder or any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement, or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Securityholder, including with respect to any compensation paid or payable by the Selling Securityholder to any brokers, dealers, underwriters, or agents that participate in the distribution of such shares by the Selling Securityholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the Selling Securityholder.

As consideration for its irrevocable commitment to purchase our Common Stock under the B. Riley Purchase Agreement, we issued to the Selling Securityholder 250,000 shares of our Common Stock as B. Riley Commitment Shares in connection with the execution of the B. Riley Purchase Agreement. In addition, we have paid an affiliate of the Selling Securityholder a structuring fee of $10,000 in connection with the structuring of the transactions by the Selling Securityholder under the B. Riley Purchase Agreement.

We also have agreed to indemnify the Selling Securityholder and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act, or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Securityholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Securityholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

The Selling Securityholder has represented to us that at no time prior to the date of the B. Riley Purchase Agreement has the Selling Securityholder or any entity managed or controlled by the Selling Securityholder engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale or any transaction that establishes a net short position with respect to our Common Stock. The Selling Securityholder has agreed that, during the term of the B. Riley Purchase Agreement, none of the Selling Securityholder, its officers, its sole member, or any entity managed or controlled by the Selling Securityholder will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

We have advised the Selling Securityholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Securityholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Securityholder.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our Common Stock. This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences relating to the purchase, ownership and disposition of our Common Stock. In addition, this discussion does not address all aspects of U.S. federal income tax consequences to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax (such as the gift or estate tax), nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of our Common Stock; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold our Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•	banks or other financial institutions, underwriters, or insurance companies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax- deferred accounts;

•	expatriates or former long-term residents of the United States;

•	subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•	dealers or traders in securities, commodities or currencies;

•	grantor trusts;

•	persons subject to the alternative minimum tax;

•	U.S. persons whose “functional currency” is not the U.S. dollar;

•	persons who received our Common Stock through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•	persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding securities;

•

persons holding our Common Stock as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

•

controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of our Common Stock, that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds our Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the ownership and disposition of our Common Stock.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF OUR COMMON STOCK MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Holders-Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock, including on a redemption that is treated as a sale or exchange under Section 302 of the Code. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost for such Common Stock, less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of our Common Stock will generally be treated as U.S. source gain or loss.

Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a Non-U.S. Holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders-Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders-Gain on Sale, Exchange or Other Taxable Disposition of Common Stock” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our Common Stock and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a Non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Foreign Account Tax Compliance Act

Under Sections 1471 to 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) a 30% withholding tax generally applies with respect to certain dividends in respect of and, subject to the proposed Treasury Regulations described below, gross proceeds from a sale or disposition of, securities which are held by or through certain foreign financial institution (including investment funds), unless any such institution (a) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (b) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and the applicable foreign country may modify these requirements. Accordingly, the entity through which our Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including Common Stock), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our Common Stock.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of Common Stock. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN OUR COMMON STOCK BASED ON YOUR CIRCUMSTANCES.

DESCRIPTION OF OUR SECURITIES

General

The following description summarizes the most important terms of our securities. The following summary does not purport to be complete and is subject to the Certificate of Incorporation, the Bylaws and the provisions of applicable law. A copy of the Certificate of Incorporation and a copy of the Bylaws are attached as exhibits to the registration statement of which this prospectus forms a part. The stockholders are encouraged to read the applicable provisions of the DGCL, the Certificate of Incorporation and the Bylaws in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

The Certificate of Incorporation authorizes the issuance of (i) 740,000,000 shares of Common Stock, $0.0001 par value per share and (ii) 45,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”), of which 29,057,097 shares have been designated as Series A Preferred Stock. As of March 6, 2023, there were 141,811,298 shares of Common Stock and 29,057,097 shares of Series A Preferred Stock issued and outstanding.

Our Common Stock

The Certificate of Incorporation provides the following with respect to the rights, powers, preferences and privileges of our Common Stock.

Dividend Rights

The holders of our Common Stock are entitled to receive ratably those dividends, if any, that may be declared from time to time by our Board upon the shares of our capital stock, which dividends may be paid either in cash, in property or in shares of our capital stock, subject to preferences that may be applicable to preferred stock, if any, then outstanding. Subject to applicable law and the Certificate of Incorporation, our Board will have full power to determine whether any dividends shall be declared and paid to stockholders.

Voting Rights

Each holder of our Common Stock will be entitled to one vote for each share of our Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except for any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding classes or series of our Preferred Stock if the holders of such affected classes or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to the Certificate of Incorporation or the DGCL. Any action or matter presented to the stockholders at a duly called or convened meeting, at which a quorum is present, will be decided by the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively (excluding abstentions) at the meeting by the holders entitled to vote thereon, except that our directors will be elected by a plurality of the votes cast.

Right to Receive Liquidation Distributions

In the event of a liquidation, dissolution or winding up of the Company, the holders of our Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of our Preferred Stock, if any, then outstanding.

No Preemptive or Similar Rights

Our Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Stock.

Fully Paid and Non-Assessable

The outstanding Vickers Ordinary Shares and the shares of our Common Stock issued in the Business Combination are fully paid and non-assessable.

Our Preferred Stock

The Certificate of Incorporation authorizes our Board, subject to limitations prescribed by Delaware law, to issue up to 45,000,000 shares of preferred stock in one or more series, to determine and fix from time to time the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof, including voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights, in each case without further vote or action by our stockholders. The number of authorized shares of our Common Stock and our Preferred Stock may be increased or decreased (but not below the number of the shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of our outstanding stock entitled to vote thereon.

Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock. Other than the Series A Preferred Stock issued to Sorrento in connection with the Closing of the Business Combination, there are no other Preferred Stock outstanding and we have no current plans to issue any other shares of preferred stock.

Number and Designation

We filed the Certificate of Designations, designating 29,057,097 shares of our preferred stock as “Series A Preferred Stock”. As of the date of this prospectus, 29,057,097 shares of the Series A Preferred Stock have been issued to Sorrento pursuant to the terms of the Merger Agreement and such shares have all of the rights, preferences and privileges set forth in the Certificate of Designations as more fully described below.

Rank

The Series A Preferred Stock shall rank (i) senior to all of our Common Stock, and to all other classes or series of our capital stock, except for any such other class or series, the terms of which expressly provide that it ranks on parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of the Company (“Junior Securities”); and (ii) on parity with each class or series of our capital stock, created specifically ranking by its terms on parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of the Company (“Parity Securities”).

Dividend Rights

Holders of the Series A Preferred Stock shall not be entitled to dividends unless we pay dividends to holders of the Common Stock and shall be entitled to receive, when, as and if declared by our Board, such dividends (whether in cash or other property) as are paid to holders of our Common Stock to the same extent as if such holders of Series A Preferred Stock had been deemed to convert their shares of Series A Preferred Stock into Common Stock and had held such shares of Common Stock on the record date for such dividends and distributions. Such payments will be made concurrently with the dividend or distribution to the holders of the Common Stock.

Liquidation Preference

In the event of a change of control, liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, before any payment or distribution of our property or assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of Series A Preferred Stock shall be entitled to receive an amount per share of Series A Preferred Stock equal to the greater of (i) the sum of $10.00 (which amount shall be appropriately adjusted in the event of any stock split, stock combination or other similar recapitalization of the Series A Preferred Stock) and all accrued and unpaid dividends and (ii) the amount such share of Series A Preferred Stock would be entitled to receive pursuant to the change of control, liquidation, dissolution or winding-up of the Company assuming that such share had been converted into shares of Common Stock in a Deemed Conversion (as defined below).

Conversion and Redemption Rights

The shares of Series A Preferred Stock will not be convertible into Common Stock or any of our other securities and will not be redeemable by the Company; provided, however, a number of the rights, preferences and privileges of the Series A Preferred Stock set forth in the Certificate of Designations will be determined based on an as-converted-to- Common Stock basis or otherwise assume that the shares of Series A Preferred Stock are converted into shares of Common Stock. Accordingly, the number of shares of Common Stock that each share of Series A Preferred Stock is deemed to be (or otherwise being treated as) converted into for the purpose of affecting the various rights, preferences and privileges of the Series A Preferred Stock set forth in the Certificate of Designation (a “Deemed Conversion”), whether in connection with a change of control or otherwise, shall be equal to the result obtained by dividing (i) stated value by (ii) $10.00 (subject to anti-dilution adjustments).

Voting and Other Preferred Rights

Except as otherwise required by law or as set forth in the Certificate of Designations, the holders of shares of Series A Preferred Stock will be entitled to vote, together with the holders of shares of Common Stock and not separately as a class, on all matters upon which holders of shares of Common Stock have the right to vote. The holders of shares of Series A Preferred Stock will be entitled to one vote for each share of Common Stock that such share of Series A Preferred Stock would otherwise be convertible into pursuant to a Deemed Conversion on the record date for the determination of the stockholders entitled to vote.

As long as any shares of Series A Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock (a) change the Series A Preferred Stock (whether by merger, consolidation, reclassification or otherwise) into cash, securities or other property except in accordance with the terms of the Certificate of Designations; (b) create, authorize or issue any Parity Security or other equity security the terms of which provide that it ranks senior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding-up of the Company, or increase the authorized amount of any such other class or series; or (c) amend the Certificate of Incorporation or the Certificate of Designations in any manner that adversely affects the holders of Series A Preferred Stock.

Stockholder Agreement with Sorrento

Pursuant to the terms of the Stockholder Agreement, from and after the Effective Time, and for so long as the Sorrento Group beneficially owns any shares of New Scilex Series A Preferred Stock, among other things, (i) Sorrento shall have the right, but not the obligation, to designate each director to be nominated, elected or appointed to our Board (each, a “Stockholder Designee” and collectively, the “Stockholder Designees”), regardless of whether such Stockholder Designee is to be elected to our Board at a meeting of stockholders called for the purpose of electing directors (or by consent in lieu of meeting) or appointed by the Board in order to fill any vacancy created by the departure of any director or increase in the authorized number of members of the

Board, or the size of the Board and (ii) we will be required to take all actions reasonably necessary, and not otherwise prohibited by applicable law, to cause each Stockholder Designee to be so nominated, elected or appointed to the Board as more fully described in the Stockholder Agreement. Sorrento shall also have the right to designate a replacement director for any Stockholder Designee that has been removed from the Board and the right to appoint a representative of Sorrento to attend all meetings of the committees of the Board. Notwithstanding the foregoing, the parties have agreed to ensure that the Board complies with all applicable requirements of the stock exchange, including independence requirements.

The Stockholder Agreement also provides that we will be prohibited from taking certain actions without the consent of Sorrento. Such actions include, among other things, amendments to the Certificate of Designations, increases or decreases in the size of the Board, the incurrence of certain amounts of indebtedness and the payment of dividends on our Common Stock. For more information on the Stockholder Agreement, see the section of this prospectus titled “Certain Relationships and Related Party Transactions — Certain Relationships of Vickers — Stockholder Agreement with Sorrento.”

Registration Rights

Pursuant to the Registration Rights Agreement entered into in connection with the Closing of the Business Combination, certain of our stockholders are able to demand that we register their registrable securities under certain circumstances and each also have piggyback registration rights for these securities. In addition, we are required to file and maintain an effective registration statement under the Securities Act covering the resale of all such registrable securities. We have filed the registration statement of which this prospectus forms a part in order to satisfy the foregoing obligations. The registration of these securities will enable the public sale of such securities, subject to certain contractual restrictions imposed by the Registration Rights Agreement and the Merger Agreement. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of our securities.

Anti-Takeover Matters in our Governing Documents and Under Delaware Law

Certain provisions of Delaware law, along with the Certificate of Incorporation and the Bylaws, all of which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of the Company. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of the Company to first negotiate with our Board. However, these provisions could have the effect of delaying, discouraging or preventing attempts to acquire the Company, which could deprive our stockholders of opportunities to sell their shares of our Common Stock at prices higher than prevailing market prices.

Authorized but Unissued Capital Stock

The authorized but unissued shares of our Common Stock and our Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the rules of the Nasdaq Listing Rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

The Certificate of Incorporation provides that our Board are divided into three classes, with the classes as nearly equal in number as practical and each class serving three-year staggered terms. The directors in each class serve for a three-year term (except that the term of our current Class I directors shall expire at the first annual meeting of stockholders following the Closing of the Business Combination and the term of our current Class II directors shall expire at the second annual meeting of stockholders following the Closing of the Business Combination), with one class being elected each year by the stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, because it generally makes it more difficult for stockholders to replace a majority of the directors. See the section of this prospectus titled “Management” for more information on the classified board.

The Certificate of Incorporation also provides that the total number of directors shall be determined from time to time exclusively by our Board; provided that, at any time prior to a Sorrento Trigger Event, the stockholders may also fix the number of directors by resolution adopted by the stockholders.

Removal of Directors; Vacancies

The Certificate of Incorporation provides that, except as otherwise required by law or the Certificate of Incorporation, directors may be removed with or without cause by the affirmative vote of the holders of a majority in voting power of the then-outstanding shares of our capital stock entitled to vote generally in the election of such directors; provided, however, that, from and after the Sorrento Trigger Event, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of our capital stock entitled to vote thereon, voting together as a single class, in each case subject to the rights of holders of any series of Preferred Stock.

In addition, the Certificate of Incorporation provides that, except as otherwise provided therein or by law, any vacancy resulting from the death, resignation, removal or disqualification of a director or other cause, or any newly created directorship in our Board, may be filled by a majority of the directors then in office, although less than a quorum, or by our stockholders; provided, however, that from and after the Sorrento Trigger Event, any vacancy resulting from the death, resignation, removal or disqualification of a director or other cause, or any newly created directorship in our Board, shall be filled only by a majority of the directors then in office, although less than a quorum, and shall not be filled by our stockholders, in each case subject to the rights of the holders of any series of Preferred Stock.

These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, changes in control of the Company or changes in our management.

Delaware Anti-Takeover Law

The Certificate of Incorporation provides that we will opt out of Section 203 of the DGCL until the occurrence of a Sorrento Trigger Event, at which time we shall immediately and automatically become governed by Section 203 of the DGCL.

Section 203 of the DGCL prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date such persons become interested stockholders, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by our Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

The Certificate of Incorporation provides that the restrictions on business combination of Section 203 of the DGCL will not apply to Sorrento or its current or future Affiliates (as defined in the Certificate of Incorporation) regardless of the percentage of ownership of the total voting power of all the then-outstanding shares of our capital stock entitled to vote generally in the election of directors beneficially owned by them.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority of the shares of our capital stock entitled to vote generally in the election of directors will be able to elect all of our directors.

Special Stockholder Meetings

The Certificate of Incorporation provides that special meetings of stockholders may only be called by order of the Chairperson of our Board, our Board or the Chief Executive Officer; provided, however, that at any time prior to the Sorrento Trigger Event, special meetings of our stockholders shall also be called by or at the direction of our Board or the Chairperson of our Board at the request of Sorrento, in each case subject to the rights of the holders of any series of Preferred Stock with respect to such series of preferred stock. The Bylaws prohibits the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers or changes in control or management.

Director Nominations and Stockholder Proposals

The Bylaws establishes advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of our Board. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information.

Generally, to be timely, a stockholder’s notice must be delivered to our secretary at our principal executive offices not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (in the case of the first annual meeting of stockholders held after January 1, 2023, the date of the preceding year’s annual meeting of the stockholders shall be deemed to be June 30, 2022); provided, however, that, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made by us. The Bylaws also specifies requirements as to the form and content of a stockholder’s notice. The Bylaws allows any previously scheduled stockholders meeting to be postponed, adjourned or canceled by resolution of our Board; provided, however, that with respect to any special meeting of stockholders scheduled at the request of Sorrento, our Board is not allowed to postpone, reschedule or cancel without the prior written consent of Sorrento. In addition, the Bylaws allows the chair of a meeting of the stockholders to adopt rules and regulations for the conduct of that meeting that may have the effect of precluding the conduct of certain business at that meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL and the terms of the Certificate of Incorporation, any action required or permitted to be taken by our stockholders must be effected by a duly called annual or special meeting of such stockholders; provided, however, that prior to the Sorrento Trigger Event, any action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, is signed by or on behalf of the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, is delivered to us in accordance with the DGCL, in each case subject to the rights of the holders of any series of Preferred Stock with respect to such series of preferred stock.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Certificate of Incorporation provides that, upon the occurrence of the Sorrento Trigger Event, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of our capital stock entitled to vote thereon, voting together as a single class, will be required to alter, amend or repeal the following provisions of the Certificate of Incorporation: Article V (Board of Directors), Article VI (Consent of Stockholders in Lieu of Meeting; Special Meetings of Stockholders), Article VII (Limitation of Liability), Article VIII (Corporate Opportunities and Competition), Article IX (Exclusive Forum), Article X (Section 203 of the DGCL) and Article XI (Amendment of Certificate of Incorporation and Bylaws), and no other provision may be adopted, amended or repealed that would have the effect of modifying or permitting the circumvention of the provisions set forth in any of such Articles.

The Certificate of Incorporation and the Bylaws provide that, our Board is authorized to make, alter and repeal the Bylaws, without the consent or vote of the stockholders, by an approval of a majority of the total authorized number of directors. Upon the occurrence of the Sorrento Trigger Event, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of our capital stock entitled to vote thereon, voting together as a single class, will be required to alter, amend or repeal the Bylaws.

The provisions of the DGCL, the Certificate of Incorporation and the Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our Board and our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Exclusive Forum

The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees or stockholders to us or our stockholders, (iii) any action asserting a claim against us or any of our current or former directors, officers, employees or stockholders arising pursuant to any provision of the DGCL or of the Certificate of Incorporation or the Bylaws, (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws, (v) any action or proceeding asserting a claim against us or any of our current or former directors, officers, employees or stockholders as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, or (vi) any action asserting an “internal corporate claim,” as that term is defined in Section 115 of the DGCL. The foregoing exclusive forum provisions will not apply to claims arising under the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

In addition, the Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Although we believe these provisions benefit us by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, the provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in the Certificate of Incorporation to be inapplicable or unenforceable in such action. We may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the Certificate of Incorporation.

Limitation of Liability and Indemnification of Directors and Officers

The Certificate of Incorporation and the Bylaws contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions in violation of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

The Certificate of Incorporation also provides that if the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Bylaws provide that we shall indemnify any person who is or was a director or officer of the Company or who is or was serving at our request as a director, officer or trustee of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise (a “Covered Person”) and who is or was a party to, is threatened to be made a party to, or is otherwise involved (including as a witness) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative based on such person’s actions in his or her official capacity as a director or officer of the Company or as a director, officer or trustee of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, nonprofit entity or other enterprise (to the extent serving in such position at our request), in each case against all liability and loss suffered (including, without limitation, any judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid in settlement consented to in writing by us) and expenses (including attorneys’ fees), actually and reasonably incurred by such person in connection therewith, subject to certain conditions. In addition, the Bylaws provide that we may, to the fullest extent permitted by law, (i) advance costs, fees or expenses (including attorneys’ fees) incurred by a Covered Person defending or participating in any proceeding in advance of the final disposition of such proceeding, subject to certain exceptions, and (ii) purchase and maintain insurance, at our expense, to protect us and any person who is or was a director, officer, employee or agent of the Company or is or was a director, officer, employee or agent of the Company serving at our request as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability, expense or loss, whether or not we would have the power or obligation to indemnify such person against such liability, expense or loss under the DGCL or the provisions of the Bylaws.

We have entered into indemnification agreements with each of our directors, executive officers and certain other employees as determined by our Board. These agreements, among other things, require us to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses actually and reasonably incurred by the directors and executive officers in connection with any proceeding. Our Board believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The above description of the indemnification provisions of the Certificate of Incorporation, the Bylaws and the indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our Board.

The limitation of liability and indemnification provisions in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. In addition, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation provides that, to the fullest extent permitted by law, no Identified Person (as defined therein) will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar business activities or lines of business in which we or our affiliates are engaged or that are deemed to be competing with us or any of our affiliates or (ii) otherwise investing in or providing services to any person that is engaged in the same or similar business activities as we or our affiliates or competes with us or our affiliates. In addition, to the fullest extent permitted by law, no Identified Person will have any obligation to offer to us or our subsidiaries or affiliates the right to participate in any corporate opportunity in the same or similar business activities or lines of business in which we or our affiliates are engaged or that are deemed to be competing with us or any of our affiliates. Subject to the preceding sentences and to the fullest extent permitted by applicable law, neither we nor any of our subsidiaries shall have any rights in any business interests, activities or ventures of any Identified Person, and we waive and renounce any interest or expectancy therein, except with respect to opportunities offered solely and expressly to our officers in their capacity as such.

Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery. However, appraisal rights are not available in all circumstances.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our capital stock at the time of the transaction to which the action relates.

Warrants

At the effective time of the Domestication, each warrant to purchase Vickers Ordinary Shares that was issued and outstanding immediately prior to the effective time of the Domestication and not terminated pursuant to its terms was converted into a warrant to purchase shares of our Common Stock on the same terms and conditions as are in effect with respect to such warrant immediately prior to the effective time of the Domestication.

Public Warrants

Each Public Warrant entitles the registered holder thereof to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as described in this prospectus. We may, in our sole discretion, lower the warrant exercise price at any time prior to the expiration date for a period of not less than 20 business days and any such reduction will be applied consistently to all of the warrants, provided that we will provide at least 20 days’ prior written notice to registered holders of the warrants.

However, no Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the issuance of the Common Stock issuable upon exercise of the warrants and a current prospectus relating to such Common Stock. Notwithstanding the foregoing, if a registration statement covering the issuance of the Common Stock issuable upon exercise of the Public Warrants is not effective within 90 days from the consummation of the Business Combination, warrantholders may, from the 91st day after the consummation of the Business Combination until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.

The warrants will expire five years from the consummation of the Business Combination (i.e., November 10, 2027) at 5:00 p.m., New York City time or earlier upon redemption or liquidation.

We may call the warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per warrant:

•	at any time while the warrants are exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrantholder,

•

if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given, and

•

if, and only if, there is an effective registration statement covering the Common Stock issuable upon exercise of the Public Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption.

We may not exercise such redemption right if the issuance of the Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrantholders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing per share price of our Common Stock and the warrant exercise price so that if the per share price of our Common Stock declines as a result of our redemption call, the redemption will not cause the per share price of our Common Stock to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders of warrants to exercise their warrants on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported closing price of the shares of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. For example, if a holder held 150 warrants to purchase 150 shares of our Common Stock and the fair market value on the trading date prior to exercise was $15.00, that holder would receive 35 shares of our Common Stock without the payment of any additional cash consideration. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our Common Stock at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances. Requiring a cashless exercise in this manner will reduce the number of shares of our Common Stock to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to use if we do not need the cash from the exercise of the Public Warrants.

The warrants are issued in registered form under a warrant agreement (the “Warrant Agreement”) between Continental, as warrant agent, and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the registered holders of a majority of the then-outstanding warrants (including the Private Placement Warrants) in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of (i) a stock dividend or split up, (ii) a consolidation, combination, reverse stock split or reclassification of the Common Stock, (iii) extraordinary dividend or (iv) reclassification or reorganization of the outstanding Common Stock or an merger or consolidation of us with or into another corporation. However, the warrants will not be adjusted for issuances of shares of Common Stock at a price below the par value per share issuable upon exercise of the warrants. Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, the warrant exercise price will be adjusted by multiplying such warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified check or bank draft payable to the order of the warrant agent or wire transfer, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock.

After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share of Common Stock held of record on all matters to be voted on by stockholders.

Except as described above, no Public Warrants will be exercisable for cash and we will not be obligated to issue shares of Common Stock upon exercise of a warrant unless the shares of Common Stock issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. Under the terms of the Warrant Agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the Common Stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the Common Stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the Common Stock issuable upon the exercise of the warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrantholders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrantholder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (together with such holder’s affiliates) would beneficially own in excess of 9.8% of the Common Stock outstanding immediately after giving effect to such exercise.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of Common Stock to be issued to the warrantholder.

Private Placement Warrants

The Private Placement Warrants are identical to the Public Warrants except that such Private Placement Warrants are exercisable for cash (even if a registration statement covering the issuance of the Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

The foregoing summary of the terms and conditions of the warrants does not purport to be complete and is qualified in its entirety by reference to the copy of the Warrant Agreement that is filed as an exhibit to the registration statement of which this prospectus forms a part.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental. The transfer agent’s address is 1 State Street, 30th Floor, New York, New York 10004.

Listing

Shares of our Common Stock and Public Warrants are listed on Nasdaq under the symbols “SCLX” and “SCLXW” respectively.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Paul Hastings LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements of Scilex Holding Company at December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, appearing in this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement of which this prospects is a part and the exhibits to such registration statement. The descriptions in this prospectus of the provisions of documents filed as exhibits to this prospectus are only summaries of those documents’ material terms. You can read copies of such documents, along with copies of reports, proxy statements and other information filed by us with the SEC at the SEC’s website at http://www.sec.gov.

We also maintain a website at www.scilexholding.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Report of Independent Registered Public Accounting Firm
To the stockholders and the Board of Directors of
Scilex Holding Company
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Scilex Holding Company (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations, stockholders’ equity/(deficit) and cash flows for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.
The Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has negative working capital, has suffered losses from operations, has recurring negative cash flows from operations, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2020.
San Diego, California
March 7, 2023

SCILEX HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2022 AND 2021
(In thousands, except for par value and share amounts)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$2,184	$4,338
Accounts receivable, net	21,236	14,268
Inventory	1,378	2,562
Prepaid expenses and other	4,810	1,835

Total current assets:	29,608	23,003
Property and equipment, net	772	805
Operating lease right-of-use asset	1,131	1,303
Intangibles, net	40,591	38,802
Goodwill	13,481	13,481
Other long-term assets	944	538

Total assets	$86,527	$77,932

LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	$8,450	$4,284
Accrued payroll	1,354	3,733
Accrued rebates and fees	30,893	7,362
Accrued expenses	3,136	3,259
Current portion of deferred consideration	264	—
Current portion of debt	—	37,950
Related party payable	—	92,724
Related party note payable	—	19,608
Current portion of operating lease liabilities	745	500

Total current liabilities:	44,842	169,420
Long-term portion of deferred consideration	3,387	—
Long-term debt, net	—	72,037
Related party note payable, net	—	23,503
Derivative liabilities	1,231	35,700
Operating lease liabilities	665	1,148
Other long-term liabilities	163	—

Total liabilities	$50,288	$301,808
Commitments and contingencies (See Note 10)
Stockholders’ equity/(deficit):
Preferred stock, $0.0001 par value, 45,000,000 shares authorized; 29,057,097 and 0 issued and outstanding at December 31, 2022 and December 31, 2021, respectively	3	—
Common stock, $0.0001 par value, 740,000,000 shares authorized; 141,348,856 and 132,858,484 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	14	13
Additional paid-in capital	412,136	128,661
Accumulated deficit	(375,914)	(352,550)

Total stockholders’ equity/(deficit)	36,239	(223,876)

Total liabilities and stockholders’ equity/(deficit)	$86,527	$77,932

See accompanying notes to audited consolidated financial statements

SCILEX HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2021, AND 2020
(In thousands, except for net loss per share amounts)

	Year Ended December 31,
	2022	2021	2020
Net revenue	$38,034	$31,317	$23,560
Operating costs and expenses:
Cost of revenue	10,797	3,634	2,149
Research and development	9,054	9,201	9,961
Selling, general and administrative	64,895	50,582	42,970
Intangible amortization	3,922	3,738	3,738

Total operating costs and expenses	88,668	67,155	58,818

Loss from operations	(50,634)	(35,838)	(35,258)
Other (income) expense:
(Gain) loss on derivative liability	(8,310)	300	(800)
(Gain) loss on debt extinguishment, net	(28,634)	12,463	—
Scilex Pharma Notes principal increase	—	28,000	—
Interest expense	9,604	11,764	13,116
Loss (gain) on foreign currency exchange	66	54	(2)

Total other (income) expense	(27,274)	52,581	12,314

Loss before income taxes	(23,360)	(88,419)	(47,572)
Income tax expense (benefit)	4	5	(53)

Net loss	$(23,364)	$(88,424)	$(47,519)

Net loss per share attributable to common stockholders—basic and diluted	$(0.17)	$(0.67)	$(0.36)
Weighted average number of shares during the period—basic and diluted	134,226	132,858	132,891
See accompanying notes to audited consolidated financial statements

SCILEX HOLDING COMPANY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY / (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2022, 2021, AND 2020
(In thousands)

	Legacy Common Stock		Common Stock		Preferred Stock		Additional Paid-in Capital	Accumulated	Total
	Shares	Amount	Shares	Amount	Shares	Amount		Deficit

Balance, December 31, 2019	197,310	$20	—	$—	—	$—	$126,578	$(216,607)	$(90,029)
Retroactive application of the recapitalization due to the Business Combination	(197,310)	(20)	132,888	13	—	—	7	—	20

Balance at December 31, 2019, after the effect of Business Combination	—	—	132,888	13	—	—	126,585	(216,607)	(90,009)
Stock options exercised	—	—	38	—	—	—	50	—	50
Stock-based compensation	—	—	—	—	—	—	5,395	—	5,395
Distribution to Sorrento	—	—	—	—	—	—	(9,600)	—	(9,600)
Cancellation of shares held in escrow related to Semnur Acquisition	—	—	(68)	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	(47,519)	(47,519)

Balance, December 31, 2020	—	—	132,858	13	—	—	122,430	(264,126)	(141,683)
Stock-based compensation	—	—	—	—	—	—	5,822	—	5,822
Adjustment to shares issued in Semnur Acquisition	—	—	—	—	—	—	409	—	409
Net loss	—	—	—	—	—	—	—	(88,424)	(88,424)

Balance, December 31, 2021	—	—	132,858	13	—	—	128,661	(352,550)	(223,876)
Stock options exercised	—	—	202	—	—	—	96	—	96
Aardvark SP-104 license transfer from Sorrento, net of discount	—	—	—	—	—	—	(4,127)	—	(4,127)
Aardvark SP-104 discount amortization	—	—	—	—	—	—	(35)	—	(35)
Shares issued pursuant to the terms of the Debt Exchange Agreement	—	—	2,906	—	29,057	3	289,730	—	289,733
Shares issued as a result of the Business Combination, net of transaction activities	—	—	5,133	1	—	—	(8,707)	—	(8,706)
Shares issued to Yorkville pursuant to Yorkville Purchase Agreement	—	—	250	—	—	—	1,238	—	1,238
Stock-based compensation	—	—	—	—	—	—	5,280	—	5,280
Net loss	—	—	—	—	—	—	—	(23,364)	(23,364)

Balance, December 31, 2022	—	—	141,349	$14	29,057	$3	$412,136	$(375,914)	$36,239

See accompanying notes to audited consolidated financial statements

SCILEX HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2021, AND 2020
(In thousands)

	Year Ended December 31,
	2022	2021	2020
Operating activities
Net loss	$(23,364)	$(88,424)	$(47,519)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	3,961	3,779	3,777
Amortization of debt issuance costs and debt discount	3,142	7,909	10,664
Scilex Pharma Notes principal increase	—	28,000	—
Payment on the Scilex Pharma Notes attributed to accreted interest related to the debt discount	(21,190)	(12,487)	(10,866)
(Gain) loss on debt extinguishment, net	(28,634)	12,463	—
Non-cash operating lease cost	492	372	825
Stock-based compensation	5,280	5,822	5,395
(Gain) loss on derivative liability	(8,310)	300	(800)
Forfeitures of Private Warrants	1,697	—	—
Changes in operating assets and liabilities:
Accounts receivables, net	(6,968)	(1,142)	(598)
Inventory	1,184	(1,417)	2,379
Prepaid expenses and other	(2,629)	1,479	(1,035)
Other long-term assets	350	—	2,580
Accounts payable	2,806	(3,836)	(4,062)
Accrued payroll	(2,379)	(21)	1,247
Accrued expenses	(123)	664	(1,066)
Accrued rebates and fees	23,531	(255)	3,117
Other liabilities	(392)	(80)	(604)
Related party payable	30,125	18,210	5,105
Other long-term liabilities	163	—	—

Net cash used for operating activities	(21,258)	(28,664)	(31,461)
Investing activities
Acquisition consideration paid in cash for Romeg intangible asset acquisition	(2,060)	—	—
Purchase of property and equipment	(7)	—	(25)

Net cash used for investing activities	(2,067)	—	(25)
Financing activities
Proceeds from the Business Combination	3,375	—	—
Transaction costs paid related to the Business Combination	(2,949)	—	—
Repayment of principal on the Scilex Pharma Notes	(84,808)	(33,387)	(58,927)
Repayment on other loans	(18,800)	(48,832)	—
Proceeds from other loans	9,857	47,832	11,007
Proceeds from stock options exercised	96	—	50
Proceeds from related party payable	51,900	47,850	18,400
Proceeds from related party note payable	62,500	14,700	10,300

Net cash provided by financing activities	21,171	28,163	(19,170)

Net change in cash and cash equivalents	(2,154)	(501)	(50,656)
Cash and cash equivalents at beginning of period	4,338	4,839	55,495

Cash and cash equivalents at end of period	$2,184	$4,338	$4,839

Supplemental disclosures:
Supplemental disclosures of non-cash investing and financing activities
Related party debt converted to equity pursuant to Debt Exchange Agreement	289,733
Deferred consideration for Romeg intangible asset acquisition	3,650	—	—
Non-cash consideration in Semnur acquisition	—	409	—
Other loan forgiveness	—	1,536	—
Promissory Note issued to Sorrento in exchange for the SP-104 license, net of discount	4,162	—	—
Fair value adjustment to derivative liability in troubled debt restructuring	30,400	—	—
Acquisition of right-of-use asset	320	—	—
Issuance of shares to Yorkville pursuant to Yorkville Purchase Agreement	1,238
Non-cash distribution to Sorrento	—	—	9,600
Scilex Pharma Notes principal increase	—	28,000	—
Accrual for transaction costs related to the Business Combination	1,372	—	—
Transaction costs obligation assumed by Sorrento	5,148	—	—
See accompanying notes to audited consolidated financial statements

SCILEX HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Nature of Operations and Basis of Presentation
Organization and Principal Activities
Scilex Holding Company (“Scilex” and together with its wholly owned subsidiaries, the “Company”) is the successor entity to Vickers Vantage Corp. I (“Vickers”). Vickers was formed on February 21, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Scilex was originally formed in 2019 and is a majority-owned subsidiary of Sorrento Therapeutics, Inc. (“Sorrento”). Scilex has two wholly owned subsidiaries, Scilex Pharmaceuticals Inc. (“Scilex Pharma”) and Semnur Pharmaceuticals, Inc. (“Semnur”). The Company is a commercial biopharmaceutical company focused on acquiring, developing and commercializing non-opioid
management products for the treatment of acute and chronic pain. The Company launched its first commercial product in October 2018, ZTlido (lidocaine topical system) 1.8% (“ZTlido”), a prescription lidocaine topical system that is designed with novel technology to address the limitations of current prescription lidocaine therapies by providing significantly improved adhesion and continuous pain relief throughout the
12-hour
administration period. The Company
in-licensed
the exclusive right to commercialize GLOPERBA (colchicine USP) oral solution, an
FDA-approved
prophylactic treatment for painful gout flares in adults, in the U.S. (see Note 2). The Company is planning to commercialize GLOPERBA in 2023. The Company is currently developing three product candidates,
SP-102
(10 mg, dexamethasone sodium phosphate viscous gel), a Phase 3, novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica
(“SP-102”
or “SEMDEXA”),
SP-103
(lidocaine topical system) 5.4%
(“SP-103”),
for the treatment of acute low back pain, and
SP-104
(4.5 mg,
low-dose
naltrexone hydrochloride delayed-release capsules)
(“SP-104”),
a novel formulation for the treatment of fibromyalgia. Since inception, the Company has devoted substantially all of its efforts to the development of
SP-102,
SP-103,
SP-104,
and the commercialization of ZTlido.
The Business Combination
On March 17, 2022, Scilex entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Vickers and Vantage Merger Sub, Inc., a wholly-owned subsidiary of Vickers (“Vickers Merger Sub”). Pursuant to the terms of the Merger Agreement, Vickers Merger Sub merged with and into Scilex, Inc. (f/k/a Scilex Holding Company and now a wholly owned subsidiary of Scilex) (“Legacy Scilex”), with Legacy Scilex surviving the merger and becoming a wholly-owned subsidiary of Vickers (collectively, the “Business Combination”).
On November 10, 2022, Vickers consummated the Business Combination pursuant to the terms of the Merger Agreement. Vickers acquired all of the outstanding equity interests of Legacy Scilex. As a result of the Business Combination, Scilex received net proceeds of approximately $3.4 million. Additionally, all existing related party indebtedness between Legacy Scilex and Sorrento totaling $290.6 million was converted into equity interests in Vickers in connection with the consummation of the Business Combination and pursuant to the terms of the Debt Exchange Agreement (see Note 12). The Company, as the successor entity of Vickers, will operate as “Scilex Holding Company” and was listed on the Nasdaq Capital Market under the new ticker symbol “SCLX” on November 11, 2022.
At the closing of the Business Combination, 197,566,338 and 25,151,428 shares of Legacy Scilex Common Stock (“Legacy Scilex Common Stock”) and Legacy Scilex stock options, respectively, were converted to 133,060,534 shares of Common Stock (“Common Stock”) as part of the consideration using the 0.673498:1 ratio of the Company Common Stock to Legacy Scilex Common Stock (the “Common Stock Exchange Ratio”) and 16,939,436 shares of Common Stock were reserved for Legacy Scilex optionholders. Pursuant to the terms of the Debt Exchange Agreement (see Note 12), $290.6 million was converted to 29,057,097 shares of Preferred Stock

(“Preferred Stock”) and 2,905,710 shares of Common Stock. In addition, pursuant to the terms of the debt agreement entered between the Vickers Venture Fund VI Pte Ltd, Vickers Venture Fund VI (Plan) Pte Ltd (“Sponsors”) and Vickers (“Vickers Debt Agreement”), the aggregate amount of loans that the Sponsors funded Vickers to finance the transaction costs (“Working Capital Loans”) at the closing of the Business Combination of $5,330,557 was converted to 533,057 shares of Common Stock.
The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Vickers was treated as the “acquired” company for accounting purposes and the Business Combination was treated as the equivalent of the Company issuing stock for the net assets of Vickers, accompanied by a recapitalization. Upon the closing of the Business Combination, the net assets of Vickers were recorded at historical cost, with no goodwill or other intangible assets recorded.
The Company’s legal, accounting and other fees directly attributable to the Business Combination were initially capitalized within prepaid expenses and other current assets on the consolidated balance sheets, of which $9.1 million has been offset against the equity proceeds in the Business Combination and $0.4 million was attributed to the liability-classified Private Warrants and, as such, were expensed upon the closing of the Business Combination.
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.
The accompanying consolidated financial statements include the accounts of the Company as well as its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of expenses during the reporting period. Management believes that these estimates are reasonable; however, actual results may differ from these estimates.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company minimizes its credit risk associated with cash and cash equivalents by periodically evaluating the credit quality of its primary financial institution. Although the balance at times may exceed federally-insured limits, the Company has not experienced any losses on such accounts.
Fair Value of Financial Instruments
The Company follows accounting guidance on fair value measurements for financial instruments measured on a recurring basis, as well as for certain assets and liabilities that are initially recorded at their estimated fair values. Fair value is defined as the exit price, or the amount that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses the following three-level hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs to value its financial instruments:

•	Level 1: Observable inputs such as unadjusted quoted prices in active markets for identical instruments.

•	Level 2: Quoted prices for similar instruments that are directly or indirectly observable in the marketplace.

•
Level 3: Significant unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Financial instruments measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires it to make judgments and consider factors specific to the asset or liability. The use of different assumptions and/or estimation methodologies may have a material effect on estimated fair values. Accordingly, the fair value estimates disclosed or initial amounts recorded may not be indicative of the amount that the Company or holders of the instruments could realize in a current market exchange.
As of December 31, 2022 and 2021, the carrying amount of cash equivalents approximates their fair value based upon quoted market prices. Certain of the Company’s financial instruments are not measured at fair value on a recurring basis, but are recorded at amounts that approximate their fair value due to their liquid or short-term nature, such as cash, prepaid expenses, accounts receivable, and accounts payable.
Accounts Receivable, Net
Accounts receivable are presented net of allowances for expected credit losses and prompt payment discounts. Accounts receivable consists of trade receivables from product sales to customers, which are generally unsecured. Estimated credit losses related to trade accounts receivable are recorded as general and administrative expenses and as an allowance for expected credit losses within accounts receivable, net. The Company reviews reserves and makes adjustments based on historical experience and known collectability issues and disputes. When internal collection efforts on accounts have been exhausted, the accounts are written off by reducing the allowance for expected credit losses.
Inventory
The Company determines inventory cost on a
first-in,
first-out
basis. The Company reduces the carrying value of inventories to a lower of cost or net realizable value for those items that are potentially excess, obsolete or slow- moving. The Company reserves for excess and obsolete inventory based upon historical experience, sales trends, and specific categories of inventory and expiration dates for on-hand
inventory. Inventory costs resulting from these adjustments are recognized as cost of sales in the period in which they are incurred. When future commercialization is considered probable and the future economic benefit is expected to be realized, based on management’s judgment, the Company capitalizes pre-launch
inventory costs prior to regulatory approval. As of December 31, 2022 and 2021, the Company’s inventory was primarily comprised of finished goods.
Property and Equipment, Net
Property and equipment are carried at cost less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which are generally five to seven years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the term of the respective lease on a straight-line basis. The cost of repairs and maintenance is expensed as incurred.
Acquisitions
The Company accounts for business combinations using the acquisition method of accounting, which requires that assets acquired, including in-process
research and development (“IPR&D”) projects and liabilities assumed be recorded at their fair values as of the acquisition date on the Company`s consolidated balance sheets. Any excess of purchase price over the fair value of net assets acquired is recorded as goodwill. The determination of estimated fair value requires the Company to make significant estimates and assumptions. As a result, the Company may record adjustments to the fair values of assets acquired and liabilities assumed within the measurement period (up to one year from the acquisition date) with the corresponding offset to goodwill. Transaction costs associated with business combinations are expensed as they are incurred.
When the Company determines net assets acquired do not meet the definition of a business combination under the acquisition method of accounting, the transaction is accounted for as an acquisition of assets and, therefore, no goodwill is recorded and contingent consideration such as payments upon achievement of various developmental, regulatory and commercial milestones generally is not recognized at the acquisition date. In an asset acquisition, up-front
payments allocated to IPR&D projects at the acquisition date and subsequent milestone payments are charged to expense in the Company`s consolidated statements of operations unless there is an alternative future use.
The Company has acquired and may continue to acquire the rights to develop and commercialize new product candidates. Intangible assets acquired in a business combination that are used for IPR&D activities are considered indefinite-lived until the completion or abandonment of the associated research and development efforts. Upon commercialization of the relevant research and development project, the Company amortizes the acquired IPR&D over its estimated useful life. Capitalized IPR&D is reviewed annually for impairment or more frequently as changes in circumstance or the occurrence of events suggest that the remaining value may not be recoverable.
Goodwill and Other Long-Lived Assets
Goodwill, which has an indefinite life, represents the excess cost over fair value of net assets acquired. Goodwill is reviewed for impairment at least annually during the fourth quarter, or more frequently if events occur indicating the potential for impairment. The Company has one reporting unit. During its goodwill impairment review, the Company may assess qualitative factors to determine whether it is more likely than not that the fair value of its reporting unit is less than its carrying amount, including goodwill. The qualitative factors include, but are not limited to, macroeconomic conditions, industry and market considerations, and the overall financial performance of the Company. If, after assessing the totality of these qualitative factors, the Company determines that it is not more likely than not that the fair value of its reporting unit is less than its carrying amount, then no additional assessment is deemed necessary. Otherwise, the Company performs a quantitative goodwill impairment test. The Company may also elect to bypass the qualitative assessment in a period and elect to proceed to perform the quantitative goodwill impairment test.
The Company evaluates its long-lived and intangible assets with definite lives, such as property and equipment, patent rights, and acquired technology, for impairment by considering competition by products prescribed for the same indication, the likelihood and estimated future entry of non-generic
and generic competition with the same or similar indication and other related factors. The factors that drive the estimate of useful life are often uncertain and are reviewed on a periodic basis or when events occur that warrant review. Recoverability is measured by comparison of the assets’ book value to future net undiscounted cash flows that the assets are expected to generate to determine if a write-down to the recoverable amount is appropriate. If such assets are written down, an impairment will be recognized as the amount by which the book value of the asset group exceeds the recoverable amount.
Contingent Consideration
The fair value of contingent consideration liabilities assumed in business combinations is recorded as part of the purchase price consideration of the acquisition, and is determined using a discounted cash flow model or Monte Carlo simulation model. The significant inputs of such models are not observable in the market, such as certain financial metric growth rates, volatility rates, projections associated with applicable milestones, discount rates and the related probabilities and payment structure in the contingent consideration arrangement. Fair value adjustments to contingent consideration liabilities are recorded through operating expenses in the consolidated statement of operations. Other than contingent consideration that is accounted for in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480,
Distinguishing Liabilities from Equity,
and Topic 815,
Derivatives and Hedging
, contingent consideration arrangements assumed in an asset acquisition will be measured and accrued when such contingency is resolved.
Public Warrants and Private Placement Warrants
Upon completion of the Business Combination, the Company assumed public and private placement warrants (“Public Warrants” and “Private Warrants”) that were issued by Vickers in connection with its initial public offering (declared effective by the Securities and Exchange Commission (“SEC”) on January 11, 2021) whereby holders of the public and private placement warrants are entitled to acquire ordinary shares of Vickers.
Subsequent to the Business Combination, the Public Warrants were accounted for as equity per FASB ASC Subtopic
No. 815-40,
Contracts on an Entity’s Own Equity
. Warrants classified as equity are recorded at their issuance cost and are not subject to remeasurement at each subsequent balance sheet date.
Subsequent to the Business Combination, the Private Warrants were accounted for as liabilities per ASC Subtopic
815-40.
The Private Warrants are not considered indexed to the Company’s stock per ASC Subtopic
815-40
as the fair value calculation applicable upon a cashless exercise of a Private Warrant changes based upon the holder of the instrument, which is not an input to a valuation model for a fixed-for-fixed
option contract. Therefore, Private Warrants are recognized as derivative liabilities at their estimated fair value on November 10, 2022, the date of the closing of the Business Combination, and are revalued at each subsequent balance sheet date, with fair value changes recognized in the statement of operations. The Company estimates the value of these warrants using a Black-Scholes option pricing formula.
Debt
The Company may enter financing arrangements, the terms of which involve significant assumptions and estimates. This involves estimating future net product sales, determining interest expense, determining the amortization period of the debt discount, as well as determining the classification between current and long-term portions.
Derivative Liabilities
Derivative liabilities are recorded on the Company’s consolidated balance sheets at their fair value on the date of issuance and are revalued on each balance sheet date until such instruments are exercised or expire, with changes in the fair value between reporting periods recorded as other income or expense.
Research and Development Costs
The Company expenses the cost of research and development as incurred. Research and development expenses are comprised of costs incurred in performing research and development activities, including clinical trial costs, manufacturing costs for both clinical and preclinical materials as well as other contracted services, license fees and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made, in accordance with FASB ASC Topic 730,
Research and Development.
Income Taxes
The provisions of the FASB ASC Topic 740,
Income Taxes
,
addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC

Subtopic
740-10,
the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The Company has determined that it has uncertain tax positions.
The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates.
The Company has deferred tax assets, which are subject to periodic recoverability assessments. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that more likely than not will be realized. As of December 31, 2022 and 2021, the Company maintained a full valuation allowance against its deferred tax assets.
Leases
The Company determines if an arrangement is a lease at inception. Operating lease right-of-use
(“ROU”) assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, it uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The operating lease ROU asset also includes any lease payments made and is reduced by lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term in selling, general and administrative expenses.
Revenue Recognition
The Company’s revenue is generated from product sales within the United States. The Company does not incur significant direct costs to obtain contracts with its customers.
Revenue from product sales is fully comprised of sales of ZTlido. The Company’s performance obligation with respect to sales of ZTlido is satisfied at a point in time, when control is transferred upon delivery of product to the customer. The Company considers control to have transferred upon delivery because the customer has legal title to the product, physical possession of the product has been transferred to the customer, the customer has significant risks and rewards of ownership of the product, and the Company has a present right to payment at that time. Invoicing typically occurs upon shipment and the length of time between invoicing and when payment is due is not significant. The aggregate dollar value of unfulfilled orders as of December 31, 2022 and 2021 were not material.
Revenues from product sales are recorded net of reserves established for commercial and government rebates, fees and chargebacks, wholesaler and distributor fees, sales returns and prompt payment discounts. Such variable consideration is estimated in the period of the sale and is estimated using a most likely amount approach based primarily upon provisions included in the Company’s customer contract, customary industry practices and current government regulations.
Rebates and Chargebacks
Rebates are discounts which the Company pays under either government or private health care programs. Government rebate programs include state Medicaid drug rebate programs, the Medicare coverage gap discount programs and the Tricare programs. Commercial rebate and fee programs relate to contractual agreements with commercial healthcare providers, under which the Company pays rebates and fees for access to and position on that provider’s patient drug formulary. Rebates and chargebacks paid under government programs are generally mandated under law, whereas private rebates and fees are generally contractually negotiated by the Company with commercial healthcare providers. Both types of rebates vary over time. The Company records a reduction to gross product sales at the time the customer takes title to the product based on estimates of expected rebate claims. The Company monitors the sales trends and adjusts for these rebates on a regular basis to reflect the most recent rebate experience and contractual obligations. Reserves for rebates and chargebacks are now separately presented as accrued rebates and fees under current liabilities within the Company’s consolidated balance sheet.
Prompt Payment Discounts
The Company provides its customers with prompt payment discounts which may result in adjustments to the price that is invoiced for the product transferred, in the case that payments are made within a defined period. The prompt payment discount reserve is based on actual gross sales and contractual discount rates. Reserves for prompt payment discounts are included in accounts receivable, net on the consolidated balance sheets.
Service Fees
The Company compensates its customer and others in the distribution chain for wholesaler and distribution services. The Company has determined such services received to date are not distinct from the Company’s sale of products to the customer and, therefore, these payments have been recorded as a reduction of revenue.
Product Returns
The Company is obligated to accept the return of products sold that are expiring within six months, damaged or do not meet certain specifications. The Company may authorize the return of products sold in accordance with the term of its sales contracts, and estimates allowances for such amounts at the time of sale. The Company estimates the amount of its product sales that may be returned by its customer and record this estimate as a reduction of revenue in the period the related product revenue is recognized.
Co-Payment
Assistance
Patients who have commercial insurance or pay cash and meet certain eligibility requirements may receive co-payment
assistance. The Company accrues for
co-payment
assistance based on actual program participation and estimates of program redemption using data provided by third-party administrators.
Customer Concentration Risk
Prior to April 2, 2022, sales to the Company’s sole distributor represented 100% of net revenue. On April 2, 2022, the Company announced the expansion of its direct distribution network to national and regional wholesalers and pharmacies. The distributor continued to provide traditional third-party logistics functions for the Company. The Company had four customers during the year ended December 31, 2022, which individually generated 10% or more of the Company’s total revenue. These customers accounted for 83% of the Company’s revenue for the year ended December 31, 2022, individually ranging between 19% to 24%. As of December 31, 2022, these customers represented 90% of the Company’s outstanding accounts receivable, individually ranging between 24% to 36%. Additionally, during the fiscal years ended December 31, 2022 and 2021, the Company purchased inventory from its sole supplier, Itochu. This exposes the Company to concentration of customer and supplier risk. The Company monitors the financial condition of its customers, limits its credit exposure by setting credit limits, and has not experienced any credit losses for the years ended December 31, 2022, 2021, and 2020.
Stock-Based Compensation
The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718,
Compensation—Stock Compensation
which establishes accounting for equity instruments exchanged for employee and consulting services. Under such provisions, stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense, under the straight-line method, over the employee’s requisite service period (generally the vesting period of the equity grant) or non-employee’s
vesting period. The Company accounts for forfeitures as incurred.

For purposes of determining the inputs used in the calculation of stock-based compensation, the Company determines the expected life assumption for options issued using the simplified method, which is an average of the contractual term of the option and its ordinary vesting period since the Company does not have historic exercise behavior. Then the Company determines an estimate of option volatility based on an assessment of historical volatilities of comparable companies whose share prices are publicly available. The Company uses these estimates as variables in the Black-Scholes option pricing model. Depending upon the number of stock options granted, any fluctuations in these calculations could have a material effect on the results presented in our consolidated statement of operations.
Segments
Operating segments are identified as components of an entity where separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions on how to allocate resources and assessing performance. The Company has determined that its chief operating decision maker is its Chief Executive Officer, as he is responsible for making decisions regarding the allocation of resources and assessing performance as well as for strategic operational decisions. The Company is engaged primarily in the development of non-opioid
products focused on pain management based on its platform technologies and all sales are based in the United States. Accordingly, the Company has determined that it operates its business as a single reportable segment.
Net Loss per Share
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class
method required for participating securities. Net loss per share has been retrospectively adjusted for all periods presented prior to the Business Combination.
Under the
two-class
method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of stock options and warrants.
As the Company has reported losses for all periods presented, all potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.
Recent Accounting Pronouncements
In October 2021, the FASB issued ASU
2021-08,
Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers
, which requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities in accordance with ASC Topic 606. ASU
2021-08
is effective for fiscal years beginning after December 15, 2022 and early adoption is permitted. The Company is evaluating the impact the standard will have on its consolidated financial statements.
2. Liquidity and Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Management has assessed the Company’s ability to continue as a going concern for at least one year after the date the financial statements are issued.
On March 18, 2019, Scilex acquired Semnur and the acquisition was accounted for as an asset acquisition (see Note 3). The Company anticipates the cash needed for the development of Semnur’s primary product candidate in development,
SP-102,
as well in the development of
SP-103,
will be in excess of the Company’s cash available

within one year after the date these consolidated financial statements are issued. Semnur has no historical revenue and the Company will be responsible for funding all development and commercialization efforts and capital funding needs possibly through private or public equity or debt financings, strategic collaborations or other arrangements.
On May 12, 2022, the Company entered into a Bill of Sale (see Note 3), with Sorrento to acquire rights, title and interest in the
SP-104
Assets (see Note 3).
SP-104
has not been approved for commercialization and, as such, no revenues have been generated to date by the asset. The Company will be responsible for funding all development and commercialization efforts.
On June 14, 2022, the Company entered into a license and commercialization agreement with Romeg (see Note 3). The transaction was accounted for as an asset acquisition since substantially all the value of the gross assets was concentrated in the single asset, acquired licenses. The Company anticipates incurring costs related to the commercial launch and marketing of GLOPERBA.
On September 12, 2022, Scilex and Scilex Pharma entered into a Debt Exchange Agreement (see Note 12) with Sorrento, pursuant to which all related party indebtedness that remained outstanding as of immediately prior to the closing of the Business Combination was converted into equity interests in the Company.
In September 2022, the Company exercised the Early Paydown Provision (see Note 7) to fully extinguish the Scilex Pharma Notes (see Note 7). In August 2022 and September 2022, the Company made principal payments towards the outstanding Scilex Pharma Notes totaling $41.4 million. Pursuant to Amendment No. 4 (see Note 7), a principal balance of $28.0 million was forgiven by the Scilex Pharma Note Purchasers (see Note 7) upon the Company’s exercise of the Early Paydown Provision. The Company funded the principal payments with cash-on
hand and $34.0 million received from Sorrento on September 28, 2022 (see Note 7).
As of December 31, 2022, the Company’s negative working capital was $15.2 million, including cash and cash equivalents of approximately $2.2 million. During the year ended December 31, 2022, the Company had operating losses of $50.6 million and cash flows used for operations of $21.3 million. The Company had an accumulated deficit of approximately $375.9 million as of December 31, 2022.
The Company has plans to obtain additional resources to fund its currently planned operations and expenditures for at least twelve months from the issuance of these consolidated financial statements through a combination of equity offerings, debt financings, collaborations, government contracts or other strategic transactions. The Company entered into a Standby Equity Purchase Agreement with YA II PN, Ltd. (“Yorkville”) on November 17, 2022 (as amended and restated on February 8, 2023), and a Standby Equity Purchase Agreement with B. Riley Principal Capital II, LLC (“B. Riley”) on January 8, 2023 whereby the Company has the right, but not the obligation, to sell to Yorkville and B. Riley up to $500.0 million each of shares of its Common Stock at its request any time during the 36 months following the date on which the registration statement related to each such purchase agreement has been declared effected by the SEC, subject to certain conditions (see Note 8 and Note 14). The Company’s plans are also dependent upon the success of future sales of ZTlido, which is still in the early stages of commercialization, and are dependent upon, among other things, the success of the Company’s marketing of ZTlido. Should the Company’s sales of ZTlido not materialize at the expected rate contemplated in the Company’s business plan, due to the
COVID-19
pandemic or other factors, the Company believes that there are a number of ongoing and potential actions that would maintain its projected cash and projected financial position including but not limited to, additional reductions in general and administrative costs, sales and marketing costs, suspension or winding down of clinical development programs for
SP-102,
SP-103,
and
SP-104,
and other discretionary costs. Although the Company believes such plans, if executed, should provide the Company with financing to meet its needs, successful completion of such plans is dependent on factors outside the Company’s control. As such, management cannot conclude that such plans will be effectively implemented within one year after the date that these consolidated financial statements are issued. As a result, management has concluded that the aforementioned conditions, among other things, raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are issued.

3. Acquisitions
SP-104
Acquisition
On May 12, 2022, the Company entered into a bill of sale and assignment and assumption agreement (the “Bill of Sale”), with Sorrento. Pursuant to the Bill of Sale, Sorrento sold, conveyed, assigned and transferred to the Company all of its rights, title and interest in and to Sorrento’s Delayed Burst Release Low Dose Naltrexone
(“DBR-LDN”)
asset and intellectual property rights, for the treatment of chronic pain, fibromyalgia and chronic post-COVID syndrome (collectively, the
“SP-104
Assets”). These assets had previously been acquired by Sorrento from Aardvark Therapeutics, Inc. (“Aardvark”) in April 2021 pursuant to an asset purchase agreement (the “Aardvark Asset Purchase Agreement”). Pursuant to the Bill of Sale, the Company assumed all of Sorrento’s rights, liabilities and obligations under the Aardvark Asset Purchase Agreement (the
“SP-104
Acquisition”).
As consideration for the
SP-104
Acquisition, the Company issued a promissory note in the aggregate principal amount of $5.0 million to Sorrento (the “2022 Promissory Note”). Upon issuance of the note, the Company recorded a related party note payable of $4.1 million, net of discount, with an offset to additional paid in capital, given the common control relationship between Sorrento and the Company. The 2022 Promissory Note matures seven years from the date of issuance and bears interest at the rate equal to the lesser of (a) 2.66% simple interest per annum and (b) the maximum interest rate permitted under law. The 2022 Promissory Note is payable in cash, shares of the Company’s common stock or any combination thereof, at the Company’s sole discretion, and may be prepaid in whole or in part at any time without penalty. On November 10, 2022, the 2022 Promissory Note was converted to equity, pursuant to the terms of the Debt Exchange Agreement (See Note 12).
As the successor to the Aardvark Asset Purchase Agreement, the Company is obligated to pay Aardvark (i) $3,000,000, upon initial approval by the FDA of a new drug application for the
SP-104
Assets (which amount may be paid in shares of the Company’s common stock or cash, in the Company’s sole discretion) (the “Development Milestone Payment”) and (ii) $20,000,000, in cash, upon achievement of certain net sales by the Company of a commercial product that uses the
SP-104
Assets (the “Sales Milestone Payment”). The Company will also pay Aardvark certain royalties in the single digits based on percentages of annual net sales by the Company of a commercial product that uses the
SP-104
Assets.
The transaction was accounted for as an asset acquisition as substantially all the value of the gross assets was concentrated in a single asset,
SP-104
Assets. The Sales Milestone Payment and sale volume-based future royalties were determined to meet a scope exception for derivative under ASC Topic 815,
Derivatives and Hedging
, and will not be recognized until the contingencies are realized in accordance with the Company’s accounting policy for contingent consideration in an asset acquisition. The Development Milestone Payment represents a liability within the scope of ASC Topic 480,
Distinguishing Liabilities from Equity
, which will be measured at fair value each reporting period. As of December 31, 2022, the contingent consideration of $0.2 million associated with Development Milestones Payment was recognized under other long-term liabilities.
GLOPERBA License Agreement
On June 14, 2022, the Company entered into a license agreement (the “Romeg License Agreement”) with RxOmeg Therapeutics, LLC (a/k/a Romeg Therapeutics, Inc.) (“Romeg”). Pursuant to the Romeg License Agreement, among other things, Romeg granted the Company (1) a transferable license, with the right to sublicense, under the patents and know-how
specified therein (with such license to
know-how
being exclusive for the limited purposes specified therein) to (i) commercialize the pharmaceutical product comprising liquid formulations of colchicine for the prophylactic treatment of gout in adult humans (the “Initial Licensed Product” or “GLOPERBA”) in the United States of America (including its territories) (the “Territory”), (ii) develop other products comprising the Initial Licensed Product as an active pharmaceutical ingredient (the “Licensed Products”) and commercialize any such products and (iii) manufacture Licensed Products anywhere in the world, solely for commercialization in the Territory; and (2) an exclusive, transferable license, with right to sublicense, to use the trademark GLOPERBA and logos, designs, translations, and modifications thereof in connection with the commercialization of the Initial Licensed Product solely in the Territory. The Initial Licensed Product, GLOPERBA, was approved and made available in the United States in 2020.

As consideration for the license under the Romeg License Agreement, the Company paid Romeg an up-front
license fee of $2.0 million, and has agreed to pay Romeg (a) upon the Company’s achievement of certain net sales milestones, certain milestone payments in the aggregate amount of up to $13.0 million, (b) certain royalties in the mid-single
digit to
low-double
digit percentages based on annual net sales of the Licensed Product by the Company during the applicable royalty term under the Romeg License Agreement, and (c) minimum quarterly royalty payments totaling $7.1 million commencing on the first year anniversary of the effective date of the Romeg License Agreement and ending on the later of (i) expiration of the last to expire of the licensed patents covering the Licensed Products in the Territory or (ii) the tenth anniversary of the effective date of the Romeg License Agreement.
The transaction was accounted for as an asset acquisition since substantially all the value of the gross assets was concentrated in a single asset, which is the Initial Licensed Product. In connection with the Romeg License Agreement, the Company recorded an intangible asset for acquired licenses of $5.7 million, which is comprised of the upfront license fee of $2.0 million and a deferred consideration of $3.7 million that is the present value of the future minimum royalty payments and immaterial transaction costs. The contingent sales milestones and sale volume-based future royalties were determined to meet a scope exception for derivative under ASC Topic 815, and will not be recognized until the contingencies are realized. No contingent consideration was recognized as a liability or included in the fair value of the assets as of December 31, 2022. The Company determined the useful life of the intangible asset to be 15 years, which approximates the life of the licensed patents covering the Initial Licensed Product.
4. Fair Value Measurements
The following table presents the Company’s financial assets and liabilities that are measured at fair value (in thousands):

	Fair value measurements at December 31, 2022
	Balance	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash and cash equivalents	$2,184	$2,184	$—	$—

Total assets measured at fair value	$2,184	$2,184	$—	$—

Liabilities
Derivative liabilities	$1,231	$—	$—	$1,231
Other long-term liabilities	163	—	—	163

Total liabilities measured at fair value	$1,394	$—	$—	$1,394

	Fair value measurements at December 31, 2021
	Balance	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash and cash equivalents	$4,338	$4,338	$—	$—

Total assets measured at fair value	$4,338	$4,338	$—	$—

Liabilities
Derivative liabilities	$35,700	$—	$—	$35,700

Total liabilities measured at fair value	$35,700	$—	$—	$35,700

Cash and cash equivalents
The Company’s financial assets carried at fair value are comprised of cash and cash equivalents. Cash and cash equivalents consist of money market accounts and bank deposits which are highly liquid and readily tradable. These assets are valued using inputs observable in active markets for identical securities.
Derivative liabilities
The Company recorded a gain of $8.3 million, loss of $0.3 million, and gain of $0.8 million on derivative liabilities for the years ended December 31, 2022, 2021, and 2020, respectively, which was attributed to compound derivative liabilities associated with the Scilex Pharma Notes (see Note 7) and Private Warrants. The fair value of the derivative liability associated with the Scilex Pharma Notes decreased by $30.4 million immediately after entry into Amendment No. 4 (see Note 7) associated with the Scilex Pharma Notes on June 2, 2022. The fair value of the derivative liability associated with the Scilex Pharma Notes was estimated using the discounted cash flow method combined with a Monte Carlo simulation model including consideration of the terms of Amendment No. 4. Significant Level 3 assumptions used in the measurement included a 6.1% risk adjusted net sales forecast and an effective debt yield of 21.5%. The Scilex Pharma Notes were fully extinguished in September 2022 (see Note 7) and, as such, there were no remaining loan derivative liabilities associated with the Scilex Pharma Notes as of December 31, 2022. At the closing of the Business Combination, the Company assumed a derivative warrant liability of $2.5 million related to Private Warrants (See Note 8). The fair value of derivative warrant liability related to Private Warrants was $1.2 million as of December 31, 2022.
The following table includes a summary of the derivative liabilities measured at fair value using significant unobservable inputs (Level 3) during the year ended December 31, 2022:

Fair value
Ending Balance at December 31, 2019	$33,400
Loan derivative liability	2,800
Re-measurement of fair value	(800)

Ending Balance at December 31, 2020	$35,400
Re-measurement of fair value	300

Balance at December 31, 2021	$35,700
Private Warrant liability acquired as part of the Business Combination	2,545
Forfeiture of Private Warrants	1,696
Change in fair value measurement	(38,710)

Balance at December 31, 2022	$1,231

Warrant Liability Measurement
The derivative warrant liability was valued using the Black-Scholes option pricing model, which is considered to be Level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the warrant is the expected volatility of the Common Stock. The expected volatility assumption is based on historical volatilities of comparable companies whose share prices are publicly available as well as the implied volatility of the Public Warrants. A summary of the inputs used in valuing the derivative warrant liabilities is as follows:

	December 31, 2022	November 10, 2022
	Fair value	Fair Value
Equity Value	$3.99	$9.01
Exercise Price	$11.50	$11.50
Term (in years)	4.86	5.00
Volatility	35.0%	10.0%
Risk-free rate	3.94%	3.91%
Dividend yield	0.00%	0.00%
Call option value	$0.30	$0.62
Contingent Consideration
The Development Milestone Payment represents a liability under the scope of ASC Topic 480,
Distinguishing Liabilities from Equity
, as it pertains to a potential contractual obligation to settle a fixed value in a variable number of shares of Common Stock. Upon the achievement of FDA approval for a new drug application for
SP-104,
the Company will transfer $3.0 million in cash or shares of Common Stock, at the discretion of the Company. The fair value of the contingent consideration liability associated with Development Milestone Payment was estimated using a probability-weighted discounted cash flow method. Significant Level 3 assumptions included the likelihood of receiving FDA approval for
SP-104,
expected timing for receipt of FDA approval for
SP-104,
and a discount rate of
10.0
%. As of December 31, 2022, the fair value of contingent consideration related to the Development Milestone Payment was $0.2 million.
There were no transfers between fair value measurement levels during the years ended December 31, 2022, 2021, and 2020.
5. Property and Equipment, Net
Property and equipment consisted of the following as of December 31, 2022 and 2021 (in thousands):

	December 31,
	2022	2021
Computers & equipment	$77	$77
Furniture	118	118
Leasehold improvements	55	48
Construction in progress	689	689

Property and equipment, gross	939	932
Less: Accumulated depreciation	(167)	(127)

Property and equipment, net	$772	$805
Depreciation expense for each of the years ended December 31, 2022, 2021, and 2020 was $40 thousand, $39 thousand, and $40 thousand, respectively.

6. Goodwill and Intangible Assets
As of December 31, 2022 and December 31, 2021, the Company had recorded goodwill of $13.5 million. The Company performed a qualitative test for goodwill impairment during the fourth quarter of 2022. Based upon the results of the qualitative testing, the Company concluded that it is more-likely-than-not
that the fair value of the Company’s goodwill was in excess of the carrying value and therefore performing the first step of the two-step
impairment test was unnecessary. The conclusion has not changed as of December 31, 2022 and no goodwill impairment was recognized for the years ended December 31, 2022 and 2021.
The Company’s intangible assets, excluding goodwill, are composed of patent rights, acquired technology, acquired licenses, and assembled workforce. Amortization of the intangible assets that have finite useful lives is generally recorded on a straight-line basis over their useful lives. A summary of the Company’s identifiable intangible assets as of December 31, 2022 and December 31, 2021 is as follows (in thousands):

	December 31, 2022
	Gross carrying amount	Accumulated amortization	Intangibles, net
Patent rights	$32,630	$13,415	$19,215
Acquired technology	21,940	6,216	15,724
Acquired licenses	5,711	184	5,527
Assembled workforce	500	375	125

Total intangible assets	$60,781	$20,190	$40,591

	December 31, 2021
	Gross carrying amount	Accumulated amortization	Intangibles, net
Patent rights	$32,630	$11,239	$21,391
Acquired technology	21,940	4,754	17,186
Assembled workforce	500	275	225

Total intangible assets	$55,070	$16,268	$38,802

On June 14, 2022, the Company entered into Romeg License Agreement to acquire an exclusive license to use GLOPERBA from Romeg (see Note 3). The Company determined the acquisition of licenses to be an asset acquisition. The fair value of consideration transferred of $5.7 million was assigned to acquired licenses with an amortization period of approximately 15 years.
As of December 31, 2022, the weighted average remaining life for identifiable intangible assets was 10.4 years. Aggregate amortization expense was $3.9 million, $3.7 million, and $3.7 million for the years ended December 31, 2022, 2021, and 2020, respectively. Patent rights and acquired technology are amortized over a
15-year
period. Assembled workforce is amortized over a
5-year
period.
Estimated future amortization expense related to intangible assets at December 31, 2022 is as follows (in thousands):

Year Ended December 31,	Amount
2023	$4,106
2024	4,031
2025	4,006
2026	4,006
2027	4,006
Thereafter	20,436

Total	$40,591

7. Debt
2018 Purchase Agreements and Indenture
On September 7, 2018, Scilex Pharma and Sorrento entered into Purchase Agreements (the “2018 Purchase Agreements”) with certain investors (collectively, the “Scilex Pharma Note Purchasers”). Pursuant to the 2018 Purchase Agreements, on September 7, 2018, Scilex Pharma, among other things, issued and sold to the Scilex Pharma Note Purchasers senior secured notes due 2026 in an aggregate principal amount of $224.0 million (the “Scilex Pharma Notes”) for an aggregate purchase price of $140.0 million (the “Offering”). The Scilex Pharma Notes were governed by an indenture (as amended, the “Indenture”) with Scilex Pharma, as issuer, U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”), and Sorrento, as guarantor. Pursuant to the Indenture, Sorrento agreed to irrevocably and unconditionally guarantee, on a senior unsecured basis, the punctual performance and payment when due of all obligations of Scilex Pharma under the Indenture (the “Guarantee”).
The principal amount of the Scilex Pharma Notes increased by $28.0 million on February 15, 2022 as a result of actual cumulative net sales of ZTlido from the issue date of the Scilex Pharma Notes through December 31, 2021 not equal or exceeding $481.0 million. As a result, the Company recorded the increase of $28.0 million in principal and non-operating
expense at December 31, 2021.
Effective February 14, 2022, Scilex Pharma issued to Sorrento a draw notice under the Letter of Credit as required under the terms of the Indenture because actual cumulative net sales of ZTlido from the issue date of the Scilex Pharma Notes through December 31, 2021 were less than a specified sales threshold for such period. As a result of the draw notice being issued, Sorrento paid to Scilex Pharma $35.0 million in a single lump-sum
amount as a subordinated loan and Scilex Pharma became subject to a minimum cash requirement of $10.0 million. In February 2022, Scilex Pharma repurchased Scilex Pharma Notes from the holders thereof on a pro rata basis in an aggregate amount equal to $20.0 million.
On June 2, 2022, Sorrento and Scilex Pharma entered into a Consent Under and Amendment No. 4 to Indenture (the “Amendment No. 4”) with U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association) and the Scilex Note Purchasers. Pursuant to Amendment No. 4, (1) on June 3, 2022, Scilex Pharma repurchased approximately $41.4 million of the aggregate principal amount of the outstanding Scilex Pharma Notes at 100% of the principal amount thereof, (2) the Scilex Note Purchasers agreed that Scilex Pharma can repurchase the remaining principal amount of the Scilex Pharma Notes at any time on or before September 30, 2022 for $41.4 million (subject to reduction for any quarterly royalty payments) and upon such repurchase the Scilex Note Purchasers will forgive and discharge $28.0 million of the aggregate principal amount of the Scilex Pharma Notes (the “Early Paydown Provision”), (3) the minimum cash requirement under the Indenture was reduced to $5.0 million in aggregate unrestricted cash equivalents at the end of each calendar month, and (4) the maximum aggregate principal amount on the promissory note issued by Scilex Pharma to Sorrento on October 5, 2018 was increased from up to $25.0 million to up to $50.0 million. The Company funded the repurchase with cash-on-hand
and $15.0 million received from Sorrento on June 2, 2022. The Company concluded that the Amendment No. 4 was a troubled debt restructuring for accounting purposes. The future undiscounted cash flows of the Scilex Pharma Notes were higher than the carrying value of the Scilex Pharma Notes at the time of the entry into the Amendment No. 4, and accordingly, no gain was recognized in the quarter ended June 30, 2022. Due to a decrease of $30.4 million in the fair value of the Scilex Notes Derivative caused by the Amendment No. 4, the carrying value of the Scilex Notes was increased by $30.4 million.
In September 2022, the Company exercised the Early Paydown Provision to fully extinguish the Scilex Pharma Notes. In August and September 2022, the Company made principal payments towards the outstanding Scilex Pharma Notes totaling $1.7 million and $39.7 million, respectively. Pursuant to Amendment No. 4, $28.0 million of principal amount on the Scilex Pharma Notes was forgiven by the Scilex Pharma Note Purchasers and the Scilex Pharma Notes were fully extinguished in September 2022. The Company funded the repurchase with cash-on-hand
and $34.0 million received from Sorrento on September 28, 2022. The Company recorded a gain on debt extinguishment of $28.6 million as a result of the extinguishment.

Borrowings of the Scilex Notes consisted of the following (in thousands):

December 31, 2021
Principal	$133,997
Unamortized debt discount	(30,597)
Unamortized debt issuance costs	(2,228)

Carrying value	101,172
Current portion	(29,135)

Long term portion	72,037

Estimated fair value	$115,400

The Company made principal payments of $106.0 million, $45.9 million, and $69.8 million during the years ended December 31, 2022, 2021, and 2020, respectively. The amount of debt discount and debt issuance costs included in interest expense for the years ended December 31, 2022, 2021, and 2020 was approximately $3.1 million, $7.9 million and $10.7 million, respectively. The Company recorded a gain on debt extinguishment of $28.6 million, a loss on debt extinguishment of $12.5 million, and no gain/loss on debt extinguishment in connection with its repayments of principal made during the years ended December 31, 2022, 2021, and 2020, respectively.
Related Party Notes Payable
On October 5, 2018, Scilex Pharma issued to Sorrento a promissory note (see Note 12). On March 18, 2019, the Company entered into a note payable with Sorrento (see Note 12). On February 14, 2022, Sorrento paid to Scilex Pharma $35.0 million in a single lump-sum
amount as a subordinated loan (see Note 12). On May 12, 2022, the Company issued Sorrento a promissory note of $5.0 million in exchange for the
SP-104
Assets (see Note 3). On November 10, 2022, all existing related party indebtedness between Scilex, Scilex Pharma, and Sorrento was converted into equity interests in the Company in connection with the consummation of the Business Combination and pursuant to the terms of the Debt Exchange Agreement (see Note 12).
2020 Revolving Credit Facility
On December 14, 2020, Scilex Pharma entered into the Credit and Security Agreement (the “Credit Agreement”) with CNH Finance Fund I, L.P. (“CNH”) which provides Scilex Pharma with the ability to incur indebtedness under an accounts receivable revolving loan facility in an aggregate amount of $10.0 million and the incurrence of liens and the pledge of collateral to CNH in connection with the revolving loan facility. Under the terms of the Credit Agreement, interest will accrue daily on the principal amount outstanding at a rate per annum equal to the Wall Street Journal Prime Rate plus 1.75%. All indebtedness incurred and outstanding will be due and payable in full on January 1, 2024; unless the Credit Agreement is earlier terminated. As of December 31, 2021, the outstanding balance was $8.8 million. On February 16, 2022, the Company notified CNH that it was terminating the Credit Agreement, effective March 18, 2022. Upon termination, all principal balances and interest accrued were settled.
8. Stockholders’ Equity
The consolidated statement of stockholders’ equity has been retroactively adjusted for all periods to reflect the Business Combination and reverse recapitalization described in Note 1. The balances as of December 31, 2022 and 2021 from the consolidated financial statements of the Company as of that date, share activity (Preferred Stock, Common Stock, and additional paid-in-capital)
and per share amounts were retroactively adjusted, where applicable, using the Common Stock Exchange Ratio.

Common Stock
Upon the closing of the Business Combination, pursuant to the terms of the Amended and Restated Certificate of Incorporation, the Company authorized 740,000,000 shares of Common Stock with a par value of $0.0001. As of December 31, 2022 and December 31, 2021, there were 141,348,856 shares issued and 132,858,484 of Common Stock outstanding, respectively.
In connection with the closing of the Business Combination, all previously issued and outstanding shares of Legacy Scilex Common Stock and Legacy Scilex stock options were converted into shares of Common Stock pursuant to the Common Stock Exchange Ratio. The Company has retroactively adjusted shares issued and outstanding prior to November 10, 2022 to give effect to the Common Stock Exchange Ratio to determine the number of shares of Common Stock into which they were converted.
Voting
The holders of the Common Stock are entitled to one vote for each share of the Common Stock held at all meetings of stockholders.
Dividends
Common stockholders are entitled to receive dividends whenever funds are legally available and when declared by the Company’s board of directors. No dividends have been declared as of December 31, 2022.The Stockholder Agreement, dated as of September 12, 2022, between Vickers and Sorrento (the “Stockholder Agreement”), provides that the Company will be prohibited from taking certain actions without the consent of Sorrento. Such actions include, among other things, the payment of dividends on shares of the Common Stock.
Liquidation Rights
Subject to the rights of the holders of Preferred Stock, in the event of our liquidation, dissolution or winding-up,
holders of Common Stock are entitled to share equally in the assets available for distribution after payment of all creditors.
Preferred Stock
Upon the closing of the Business Combination, $290.6 million of all existing related party indebtedness between Scilex, Scilex Pharma, and Sorrento were cancelled in exchange for the issuance of preferred shares of Scilex (“Series A Preferred Shares” or “Series A Preferred Stock”). In connection with the closing of the Business Combination, all issued Scilex Series A Preferred Shares were cancelled and converted into the right to receive 1) one share of domesticated parent preferred shares (“New Scilex Preferred Stock” or “Preferred Stock”) par value of $0.0001 per share, and 2)
one-tenth
of one domesticated parent common stock (“New Scilex Common Stock” or “Common Stock” and such transaction including cancellation of all the existing related party indebtedness in exchange for Preferred Stock and Common Stock, the “Conversion” or “Contribution”).
Prior to the Conversion, Legacy Scilex filed a Second Amended Certificate of Incorporation (defined below) to increase the authorized number of shares to 45,000,000 shares and a Certificate of Designation (“Certificate of Designation”) to designate the rights, preferences, and privileges of Scilex Series A Preferred Shares. In connection with the closing of the Business Combination, the Company filed the Certificate of Designation and issued 29,057,097 shares of the Series A Preferred Stock to Sorrento. As of December 31, 2022, there were 29,057,097 shares of Preferred Stock outstanding. There were no Preferred Stock outstanding at December 31, 2021.
The Company’s Board of Directors have authority to issue such shares of Preferred Stock in one or more series, to establish, from time to time the number of shares to be included in each such series, and to fix the dividend, voting, and other rights, preferences, and privileges of the shares. Other than the Series A Preferred Stock issued to Sorrento in connection with the closing of the Business Combination, there are no other Preferred Stock outstanding and the Company has no current plans to issue any other shares of preferred stock.
Voting
The holders of shares of Preferred Stock will be entitled to vote, together with the holders of shares of Common Stock and not separately as a class, on all matters upon which holders of shares of Common Stock have the right to vote. The holders of shares of Preferred Stock will be entitled to one vote for each share of Common Stock that such share of Preferred Stock would otherwise be convertible into pursuant to a deemed conversion on the record date for the determination of the stockholders entitled to vote.
Pursuant to the Stockholder Agreement, holders of Series A Preferred Stock have the right to designate each director to be nominated, elected or appointed to the Board of Directors of the Company. The Series A Preferred Stock also has certain protective provisions, such as requiring a written consent of the holders of Series A Preferred Stock to change or amend their rights, powers, privileges, limitations and restrictions.
Dividends
Holders of the Preferred Stock are not entitled to dividends unless the Company pays dividends to holders of the Common Stock and shall be entitled to receive, when, as and if declared by our Board, such dividends (whether in cash or other property) as are paid to holders of the Common Stock to the same extent as if such holders of Series A Preferred Stock had been deemed to convert their shares of Preferred Stock into Common Stock and had held such shares of Common Stock on the record date for such dividends and distributions. Such payments will be made concurrently with the dividend or distribution to the holders of the Common Stock.
Liquidation Rights
Subject to the rights of the holders of parity shares (if any), in the event of our liquidation, dissolution or winding-up,
holders of Preferred Stock rank senior to the Common Stock and are entitled to share equally in the assets available for distribution after payment of all creditors.
Assumed Public Warrants and Private Warrants
Following the consummation of the Business Combination, holders of the Public Warrants and Private Warrants are entitled to acquire Common Stock of the Company. The warrants are exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of Vickers’s Initial Public Offering. The warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.
Each warrant entitles the holder to purchase one share of Common Stock for $11.50 per share.
If the reported last sale price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a
30-trading
day period ending three business days before the Company sends the notice of redemption to the warrant holders, the Company may redeem all the Public Warrants at a price of $0.01 per warrant upon not less than 30 days’ prior written notice.
If the Company calls the Public Warrants for redemption, the Company will have the option to require all holders that wish to exercise the Public Warrants to do so on a cashless basis. The Company will not be required to net cash settle the warrants. As of December 31, 2022, there are 6,899,988 Public Warrants outstanding.
In connection with the closing of the Business Combination, 3,104,000 Private Warrants were transferred to Sorrento pursuant to the Warrant Transfer Agreement between Vickers, the Sponsors, Sorrento and Maxim Group, LLC where Sorrento acquired all rights, title and interests to such Private Warrants (“Warrant Transfer

Agreement”). As of December 31, 2022, there are 4,104,000 Private Warrants outstanding, of which 3,104,000 Private Warrants are held by Sorrento and 1,000,000 Private Warrants are held by Sponsors.
Legacy Scilex Common Stock and Preferred Stock
Prior to the Business Combination, Legacy Scilex had the authority to issue 200,000,000 shares of common stock, par value $0.0001 per share and 20,000,000 shares of preferred stock, par value $0.0001 per share per the Certificate of Incorporation dated February 27, 2019. The Certificate of Incorporation was amended and restated on March 4, 2019 (“First Amended Certificate of Incorporation”), in which Legacy Scilex had the authority to issue 350,000,000 shares of common stock, par value $0.0001 per share and 20,000,000 shares of preferred stock, par value $0.0001 per share. The First Amended and Restated Certificate of Incorporation was amended and restated on November 10, 2022 (“Second Amended Certificate of Incorporation”).
As a result of the Second Amended Certificate of Incorporation, Legacy Scilex had the authority to issue 785,000,000 shares, consisting of 740,000,000 shares of common stock and 45,000,000 shares of preferred stock. Immediately prior to the Conversion, there were 197,566,338 shares of Legacy Scilex Common Stock outstanding and 29,057,097 shares of Series A Preferred Stock, par value $0.0001 per share, of Legacy Scilex outstanding.
Yorkville Standby Equity Purchase Agreement
On November 17, 2022, the Company entered into a Standby Equity Purchase Agreement (the “Yorkville Purchase Agreement”) with Yorkville, whereby the Company has the right, but not the obligation, to sell to Yorkville up to $500.0 million of shares of its Common Stock at its request any time during the 36 months following the execution of the Yorkville Purchase Agreement, subject to certain conditions. Pursuant to the Yorkville Purchase Agreement, the shares of Common Stock, if any, that the Company elects to sell to Yorkville pursuant to a sale of Common Stock (each such sale, a “Yorkville Advance”) will be purchased at a price equal to 98% of the lowest daily volume weighted average price of the Common Stock for any trading day (“VWAP”) during the two consecutive trading days commencing on the date of delivery of a written purchase notice to Yorkville (each, a “Yorkville Advance Notice”).
As consideration for Yorkville’s commitment to purchase shares of Common Stock at the Company’s direction upon the terms and subject to the conditions set forth in the Yorkville Purchase Agreement, upon execution of the Yorkville Purchase Agreement, the Company issued 250,000 shares of Common Stock to Yorkville and paid $10.0 thousand in structuring fees. The registration statement on Form
S-1
(File
No. 333-268607)
related to the Yorkville Purchase Agreement was filed with the SEC on November 30, 2022 and was declared effective by the SEC on December 9, 2022. As of December 31, 2022, there were no shares sold to Yorkville under the Yorkville Purchase Agreement.
Refer to Note 14 “Subsequent Event” below for a subsequent event related to the Yorkville Purchase Agreement.
9. Stock Incentive and Employee Benefit Plans
The consolidated statements of stockholders’ equity / (deficit) have been retroactively adjusted for all periods to reflect the Business Combination and reverse recapitalization described in Note 1. The balances as of December 31, 2022, 2021, 2020 from the consolidated financial statements of the Company as of that date, share activity (stock options) and per share amounts were retroactively adjusted, where applicable, using the Common Stock Exchange Ratio.
2017 Equity Incentive Plan
In June 2017, Scilex Pharma adopted the Scilex Pharmaceuticals Inc. 2017 Equity Incentive Plan (the “Scilex Pharma 2017 Plan”). The Scilex Pharma 2017 Plan reserved 24.0 million shares of Scilex Pharma common stock.

Stock options granted under the Scilex Pharma 2017 Plan typically vest 1/4th of the shares on the first anniversary of the vesting commencement date and 1/48th of the remaining options vest each month thereafter. The Scilex Pharma 2017 Plan was amended and restated on July 5, 2018.
In connection with the corporate reorganization in March 2019, the Scilex Pharma 2017 Plan was terminated, and each option to purchase Scilex Pharma’s common stock outstanding and unexercised immediately prior to reorganization was cancelled and substituted for that number of options to acquire Legacy Scilex Common Stock.
Scilex Holding Company 2019 Stock Option Plan
The Board of Directors of the Company adopted the Scilex Holding Company 2019 Stock Option Plan (the “2019 Stock Option Plan” or “Prior Plan”) on May 28, 2019. The 2019 Stock Option Plan was approved by the Company’s stockholders on June 7, 2019. As of December 31, 2019, 30.0 million shares of Scilex Common Stock of the Company were reserved for issuance pursuant to the 2019 Stock Option Plan. Stock options granted under the 2019 Stock Option Plan typically vest with respect to 1/4th of the shares on the first anniversary of the vesting commencement date and 1/48th of the remaining shares on each monthly anniversary thereafter.
Upon the consummation of the Business Combination, the 2019 Stock Option Plan was terminated and no further awards were granted under the 2019 Stock Option Plan thereafter. However, the 2019 Stock Option Plan will continue to govern outstanding awards granted under the terms of the Equity Incentive Plan (defined below).
Scilex Holding Company 2022 Equity Incentive Plan
The Board of Directors of the Company adopted the Scilex Holding Company 2022 Equity Incentive Plan (the “Equity Incentive Plan”) on October 17, 2022. The 2022 Equity Incentive Plan was approved by the stockholders and became effective on November 9, 2022.
The total number of common shares for which incentive stock options (“ISOs”) may be granted under the Equity Incentive Plan is not to exceed 14,622,712 shares plus a number of shares of Common Stock equal to the number of shares subject to outstanding stock awards granted under the Prior Plan (“Returning Shares”), if any, as such shares become available from time to time, which the amount will be increased commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (i) 4% of the total number of shares of Common Stock outstanding on December 31 of the preceding year, (ii) 7,311,356 shares of Common Stock, and (iii) such number of shares of the Common Stock determined by the Board or the compensation committee of the Board prior to January 1 of a given year.
As of December 31, 2022, there were no options to purchase shares of Common Stock outstanding under the Equity Incentive Plan and options to purchase 16,939,436 shares of the Common Stock were outstanding under previous plans.
Total stock-based compensation recorded within operating expenses was $5.3 million, $5.8 million, and $5.4 million for the years ended December 31, 2022, 2021, and 2020, respectively.
The total unrecognized compensation costs related to unvested employee and non-employee
stock option grants as of December 31, 2022 was $2.7 million and the weighted average period over which these grants are expected to vest is 1.4 years.
Scilex Holding Company 2022 Employee Stock Purchase Plan
On October 17, 2022, the Board adopted the Scilex Holding Company 2022 Employee Stock Purchase Plan (the “ESPP”). The ESPP was approved by the stockholders and became effective on November 9, 2022. The purpose of the ESPP is to secure and retain the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward the success of the Company.

The ESPP includes two components. One component is designed to allow eligible U.S. employees to purchase the Common Stock in a manner that may qualify for favorable tax treatment under Section 423 of the Internal Revenue Code of 1986 (“Code”) (the “423 Component”) and accordingly, it will be construed in a manner that is consistent with the requirements of Section 423 of the Code. The other component will permit the grant of purchase rights that do not qualify for such favorable tax treatment (the
“Non-423
Component”) in order to allow deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. while complying with applicable foreign laws, and except as otherwise provided in the ESPP or determined by the Board, it will operate and be administered in the same manner as the 423 Component.
The Board administers the ESPP and will have the authority to determine how and when purchase rights are granted and the provisions of each offering. Initially, the total number of shares of the Common Stock that may be issued under the ESPP will not exceed 1,462,271 shares of the Common Stock. The number of shares of the Common Stock that will be reserved for issuance will automatically increase on January 1 of each year for a period of up to ten years, commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (i) 1% of the total number of shares of the Common Stock outstanding on December 31 of the immediately preceding calendar year; (ii) 1,827,839 shares of the Common Stock; and (iii) such number of shares of the Common Stock determined by the Board or the compensation committee of the Board prior to January 1 of a given year, provided however, that the Board may act prior to January 1 of a given calendar year to provide that there will be no increase for such calendar year or the increase for such year will be a lesser number of shares than the amount set forth in clauses (i) to (iii) above. As of December 31, 2022, there were no shares outstanding under the ESPP.
Option Valuation
The Company calculates the fair value of stock-based compensation awards granted to employees and nonemployees using the Black-Scholes option-pricing method. The Black-Scholes option-pricing method requires the use of subjective assumptions, including stock price volatility, the expected life of stock options, risk free interest rate and the fair value per share of the underlying common stock on the date of grant. The assumptions used in the Black-Scholes option-pricing method related to options issued to employees and nonemployees for the year ended 2020 is set forth below:

Year Ended December 31,
2020
Weighted—average grant date fair value	$1.23
Expected dividend yield	0.00%
Expected stock-price volatility	90.00%
Risk-free interest rate	0.53%
Term of options	5.6
Fair value per share of common stock on date of grant	$1.72
Exercise price	$1.72
Expected dividend yield
. The Company bases the expected dividend yield assumption on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends on the Company’s common stock.
Expected stock-price volatility
. The expected stock-price volatility assumption is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the transdermal patch industry. In selecting the peer group, management considered publicly-traded transdermal patch companies with existing clinical stage branded and generic transdermal patches. Management further considered the development stage of the peer group companies.

Risk-free interest rate
. The Company bases the risk-free interest rate assumption on the U.S. Treasury’s rates for U.S. Treasury zero-coupon
bonds with maturities similar to those of the expected term of the award being valued.
Expected term of options
. The expected term of options represents the period of time when options are expected to be outstanding. Because the Company does not have historic exercise behavior, the Company determines the expected term assumption for options issued to directors and employees using the simplified method, which is an average of the contractual term of the option and its ordinary vesting period.
The following represents a summary of the options outstanding at December 31, 2022, 2021, and 2020 and changes during the years then ended (in thousands, other than weighted-average exercise price):

	Options	Weighted average exercise price	Aggregate Intrinsic Value
Outstanding at December 31, 2019	17,114	$1.59	2,183
Granted	4,172	1.72
Exercised	(38)	1.34
Forfeited/Cancelled	(502)	1.40

Outstanding at December 31, 2020	20,746	1.63	2,172
Granted	—	—
Exercised	—	—
Forfeited/Cancelled	(1,778)	1.01

Outstanding at December 31, 2021	18,968	1.68	915
Granted	—	—
Exercised	(202)	0.47
Forfeited/Cancelled	(1,827)	1.72

Outstanding at December 31, 2022	16,939	$1.68	38,942
Exercisable at December 31, 2022	14,487	$1.70
Employee Benefit Plan
The Company maintains a defined contribution 401(k) plan available to eligible employees, which is administered by Sorrento. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under federal tax regulations. The Company made matching contributions to the 401(k) plan totaling $0.3 million for each of the years ended December 31, 2022, 2021, and 2020, respectively.
10. Commitments and Contingencies
Product Development Agreement
In February 2013, Scilex Pharma became a party to a product development agreement (as amended, the “Product Development Agreement”) with two parties (the “Developers”), one of which is ITOCHU CHEMICAL FRONTIER Corporation (“Itochu”), pursuant to which the Developers will manufacture and supply lidocaine tape products, including ZTlido and
SP-103
(the “Products”), for Scilex Pharma. The Developers initially developed, and have intellectual property rights relating to, the Products. Pursuant to the Product Development Agreement, Scilex Pharma acquired an exclusive right to develop and commercialize the Products worldwide except for Japan. The Developers are responsible for sourcing and supplying lidocaine for development and commercialization purposes.
Pursuant to the Product Development Agreement, Scilex Pharma is required to make aggregate royalty payments between 25% and 35% to the Developers based on net profits. During the year ended December 31, 2022, Scilex

Pharma made royalty payments in the amount of $2.3 million. As of December 31, 2022, Scilex Pharma had ending balances of accrued royalty payables of $2.2 million. Net profits are defined as net sales, less cost of goods and marketing expenses. Net sales are defined as total gross sales of any Product, less all applicable deductions, to the extent accrued, paid or allowed in the ordinary course of business with respect to the sale of such Product, and to the extent that they are in accordance with U.S. GAAP. If Scilex Pharma were to sublicense the licensed technologies, the Developers will receive the same proportion of any sublicensing fees received therefrom. The Product Development Agreement will continue in full force and effect until October 2, 2028, the date that is ten years from the date of the first commercial sale of ZTlido. The Product Development Agreement will renew automatically for subsequent successive one-year
renewal periods unless Scilex Pharma or the Developers terminate it upon
6-month
written notice.
On February 16, 2017, Scilex Pharma entered into a Commercial Supply Agreement (as amended, the “Supply Agreement”) with the two Developers to provide commercial supply of ZTlido and
SP-103
to Scilex Pharma. The Supply Agreement contains standard terms regarding term, termination, payment, product quality and supply. In addition, the agreement provides additional terms regarding the calculation and amount of marketing expenses that may be deducted from net sales for purposes of determining the amount of net profit under the Product Development Agreement.
Exclusive Distribution Agreement
In August 2015, Scilex Pharma entered into an Exclusive Distribution Agreement (the “Distribution Agreement”) to appoint an exclusive third-party logistics distribution provider (the “Distributor”) and as an authorized distributor of record of ZTlido in the United States, its territories, possessions and commonwealths for an agreed schedule of fees, subject to a 3% annual adjustment. The Distribution Agreement has an initial term of three years following the first shipment of
FDA-approved
Product to a commercial customer and shall automatically renew for additional terms of one year each, unless written notice of termination is given by either party at least 30 days prior to the end of the initial term or any renewal term. In the event of Product recalls, Scilex Pharma is solely responsible for all Product recalls, except in the event where the recalls arise from the Distributor’s negligence or willful misconduct. Pursuant to the Distribution Agreement, Scilex Pharma will be responsible for delivery of Product to and from the Distributor’s facility, including all costs, expenses and risk of loss associated with such delivery. From late 2018 to early 2022, ZTlido was sold, and title was transferred, to the Distributor for distribution and sale to wholesalers for a fee of between 1% to 2% which was recorded as a gross-to-net
sales adjustment. As the Company continues to expand the commercialization of ZTlido, it has expanded its direct distribution network to national and regional distributors and pharmacies since the beginning of April 2022. The Company currently holds all necessary wholesaler licenses and commenced selling directly to the main distributor customers as well as pharmacies in April 2022.
Sales Operations Services
In January 2016, Scilex Pharma entered into a project agreement with a vendor to provide sales operations services and detailing services, which was subsequently superseded by a new project agreement entered into in September 2018 (the “Project Agreement”). In connection with the detailing services, the Project Agreement provides that the vendor will provide Scilex Pharma with full-time sales representatives who shall detail the Product by making calls pursuant to a call plan on targets. These sales representatives are to be managed by field talent managers and a national project director, each of whom will also be provided by the vendor. In connection with the sales operation services, the vendor will provide certain services required for the initial implementation and ongoing operation of the sales force.
On July 1, 2020, Scilex Pharma and the vendor entered into a work order in which the parties agreed to convert substantially all of the sales representatives allocated under the Project Agreement to become employees of Scilex Pharma. The vendor continued to provide sales operations services, fleet management services and sample accountability services. The work order was in effect until June 30, 2022 and was extended for one year upon the mutual agreement of both parties. Either party may terminate the work order with 90 days’ notice. Scilex Pharma paid an implementation fee of $59.0 thousand and will pay fixed monthly fees of $63.7 thousand to $65.8 thousand for ongoing services.
The Company recognized an expense of $0.9 million, $1.9 million, and $10.5 million within selling, general and administrative expenses for services performed for the years ended December 31, 2022, 2021, and 2020, respectively, including implementation fees, fixed monthly fees and pass-through costs.
Litigation
In the normal course of business, the Company may be named as a defendant in one or more lawsuits. Other than the following three lawsuits, the Company is not a party to any outstanding material litigation and management is not aware of any legal proceedings that, individually or in the aggregate, are deemed to be material to the Company’s financial condition or results of operations.
From time to time the Company may become involved in various legal proceedings, including those that may arise in the ordinary course of business.
Sanofi-Aventis U.S. LLC and Hisamitsu America, Inc. Litigation
On February 23, 2021, the Company filed an action in the U.S. District Court for the Northern District of California against Sanofi-Aventis U.S. LLC and Hisamitsu America, Inc., two manufacturers of OTC lidocaine patch products, alleging, among other things, false and deceptive advertising and unfair competition under the Lanham Act and California state laws by those companies regarding their respective OTC patch products (the “Sanofi-Aventis & Hisamitsu Litigation”). This lawsuit seeks, among other relief, damages and an injunction enjoining the defendants from continuing to make false or misleading statements of fact about their respective OTC lidocaine patch products. The defendants have filed motions to dismiss, which have narrowed slightly the Company’s claims, but which motions the court has largely rejected. Discovery is proceeding. The case is currently scheduled for trial to begin on July 24, 2023. The Company cannot make any predictions about the outcome in this matter or the timing thereof.
Former Employee Litigation
On March 12, 2021, the Company filed an action in the Delaware Court of Chancery against Anthony Mack, former President of Scilex Pharma, and Virpax Pharmaceuticals, Inc. (“Virpax”), a company now headed by Mr. Mack, alleging, among other things, breach by Mr. Mack of his non-compete
agreement with the Company, breach of fiduciary duty, and tortious interference by Virpax with that non-compete
agreement (the “Former Employee Litigation”). This lawsuit seeks, among other relief, damages and an injunction enjoining Mr. Mack from further violating his non-compete
agreement and enjoining Virpax from tortiously interfering with Mr. Mack’s non-compete
agreement. The case was tried from September 12, 2022 to September 14, 2022. Post-trial briefing and closing arguments have been concluded and the case is under submission to the Court. The Company cannot make any predictions about the outcome in this matter or the timing thereof.
ZTlido Patent Litigation
On June 22, 2022, the Company filed a complaint against Aveva Drug Delivery Systems, Inc., Apotex Corp., and Apotex, Inc. (together, “Apotex”) in the U.S. District Court for the Southern District of Florida (the “ZTlido Patent Litigation”) alleging infringement of certain Orange Book listed patents covering ZTlido (the “ZTlido Patents”). The ZTlido Patent Litigation was initiated following the submission by Apotex, in accordance with the procedures set out in the Hatch-Waxman Act, of an ANDA. Apotex’s ANDA seeks approval to market a generic version of ZTlido prior to the expiration of the ZTlido Patents and alleges that the ZTlido Patents are invalid, unenforceable, and/or not infringed. The Company is seeking, among other relief, an order that the effective date of any FDA approval of Apotex’s ANDA be no earlier than the expiration of the asserted patents listed in the Orange Book, the latest of which expires on May 10, 2031, and such further and other relief as the court may deem appropriate. Apotex is subject to a
30-month
stay preventing it from selling a generic version of ZTlido during that time. The stay should expire no earlier than November 11, 2024. Trial in the ZTlido Patent Litigation has not yet been scheduled. The Company cannot make any predictions about the final outcome of this matter or the timing thereof.
Operating Leases
The Company leases administrative and research and development facilities under various non-cancelable
lease agreements. Facility leases generally provide for periodic rent increases and may include options to extend. As of December 31, 2022, the Company’s leases have remaining lease terms of approximately 1.6 to 1.9 years. The term of the Company’s leases does not include extension options that were not reasonably certain to be exercised from its lease terms, ranging from 3 to 5 years. Many of the Company’s leases are subject to variable lease payments. Variable lease payments are recognized in the period in which the obligation for those payments are incurred, are not included in the measurement of the right-of-use
assets or lease liabilities and are immaterial. Additionally, the Company subleases certain properties to third parties. Sublease income is recognized on a straight-line basis and is immaterial.
As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Company calculates the associated lease liability and corresponding right-of-use
asset upon lease commencement using a discount rate based on a credit-adjusted secured borrowing rate commensurate with the term of the lease. As of December 31, 2022, the Company has no finance leases.
The components of lease expense were as follows (in thousands):

	Year Ended December 31,
	2022	2021	2020
Operating lease cost*	$469	$623	$904

*	Inclusive of variable lease costs, sublease income, and impairment, which were immaterial for the periods presented.
Supplemental quantitative information related to leases includes the following:

	Year Ended December 31,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(746)	$(654)
ROU assets obtained in exchange for new operating lease liabilities	$320	$—
Weighted average remaining lease term in years—operating leases	1.8	2.8
Weighted average discount rate—operating leases	11.8%	12.2%

In June 2022, the Company entered into a new
non-cancelable
lease agreement for an administrative facility in Palo Alto. The lease includes annual rent increases and the option to extend. The term of the new lease is 26 months and the Company does not expect to exercise the extension option at the end of the lease.
Approximate future minimum lease payments under operating leases were as follows (in thousands):

Year Ended December 31,	Amount
2023	$872
2024	703
2025	—
2026	—
2027	—

Total lease payments	1,575
Less imputed interest	(165)

Total lease liabilities	1,410
Less current portion of lease liability	745

Lease liability, net of current portion	$665

11. Income Taxes
Total loss before income taxes for the years ended December 31, 2022, 2021 and 2020 did not include a foreign component.
The components of the provision expense (benefit) were as follows for the years ended December 31, 2022, 2021, and 2020 (in thousands):

	Year Ended December 31,
	2022	2021	2020
Current income tax expense (benefit):
Federal	$—	$—	$—
State	4	5	(53)

Total current	4	5	(53)
Deferred income tax expense (benefit):
Federal	(10,396)	(12,981)	(3,970)
State	(1,851)	(2,472)	(130)

Total deferred	(12,247)	(15,453)	(4,100)
Changes in tax rate	1,347	31	93
Changes in valuation allowance	10,900	15,422	4,007

Total income tax benefit from continuing operations	$4	$5	$(53)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The components of the Company’s net deferred tax liabilities and related valuation allowance are as follows as of December 31, 2022 and 2021 (in thousands):

	Year Ended December 31,
	2022	2021
Deferred tax assets:
Net operating loss carryforwards	$48,984	$39,714
Debt related interest	15,272	12,205
Capitalized research and development	2,014	—
Tax credit carryforwards	1,630	1,630
Stock based compensation	1,602	3,233
Accrued expense and reserves	568	1,517
Operating lease liabilities	315	404
Other	77	236

Total deferred tax assets	70,462	58,939
Less valuation allowance	(67,543)	(56,643)

Total deferred tax assets	2,919	2,296

Deferred tax liabilities:
Intangible assets	(2,666)	(1,975)
Operating lease right-of-use assets	(253)	(319)
Other	—	(2)

Total deferred tax liabilities	(2,919)	(2,296)

Net deferred tax liabilities	$—	$—

The reconciliation between U.S. federal income taxes at the statutory rate and the Company’s provision for income taxes are as follows for the years ended December 31, 2022, 2021, and 2020 (in thousands):

	Year Ended December 31,
	2022	2021	2020
Income tax benefit at federal statutory rate	$(4,905)	$(19,150)	$(9,408)
Valuation allowance	10,900	15,422	4,007
Debt discount and interest limitation	(9,293)	8,954	(806)
Compensation expense	2,469	224	166
Acquisition related charges	992	75	63
Prior year true-up and carryback	(713)	(3,968)	6,955
State, net of federal tax benefit	(174)	(2,545)	(1,164)
Income tax credits and incentives	—	—	(101)
Other	728	993	235

Income tax benefit	$4	$5	$(53)

The Company has evaluated the available evidence supporting the realization of its gross deferred tax assets, including the amount and timing of future taxable income, and has determined that it is more likely than not that the deferred tax assets will not be realized. Due to such uncertainties surrounding the realization of the deferred tax assets, the Company maintains a valuation allowance of $67.5 million against its deferred tax assets as of December 31, 2022. Realization of the deferred tax assets will be primarily dependent upon the Company’s ability to generate sufficient taxable income prior to the expiration of its net operating losses.
As of December 31, 2022, the Company had $205.6 million and $106.9 million of federal and state net operating loss carryforwards, respectively. The net operating loss carryforwards begin to expire in 2035 and 2034 for federal and state, respectively. The Company also had federal research and development income tax credits of $2.0 million which will begin to expire in 2035.
Internal Revenue Code Section 382 rules apply to limit a corporation’s ability to utilize existing net operating loss and tax credit carryforwards once the corporation experiences an ownership change as defined in Section 382. For the years ended December 31, 2022 and 2021, there was no impact of such limitations on the Company’s income tax provision.
The Company is subject to taxation in U.S. federal and state tax jurisdictions. All of the Company’s tax years will remain open for three years for examination by the federal and state tax authorities from the date of utilizations of net operating loss. There are no active tax compliance audits as of December 31, 2022.
A reconciliation of the beginning and ending amount of unrecognized tax expense (benefits) is as follows for the years ended December 31, 2022, 2021, and 2020 (in thousands):

	2022	2021	2020
Beginning balance	$408	$406	$385
Increase related to prior year tax positions	—	2	—
Decrease related to prior year tax positions	—	—	(4)
Increase related to current year tax positions	—	—	25

Ending balance	$408	$408	$406

At December 31, 2022, 2021, and 2020, $0.4 million, $0.4 million and $0.4 million, respectively, of the Company’s total unrecognized tax benefits, if recognized, would impact the effective tax rate, however given the full valuation allowance in the jurisdiction in which the unrecognized tax benefits relate to, the impact on the effective tax rate would be nil.
The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. No interest or penalties have been recognized as of and for the periods ended December 31, 2022, 2021, and 2020.
The Company believes that no material amount of the liabilities for uncertain tax positions are expected to reverse within 12 months of December 31, 2022.
12. Related Party Transactions
As of December 31, 2020, approximately 14.7% of the outstanding capital stock of the Company was held by Itochu. On January 13, 2021, 34,889,868 shares of Legacy Scilex representing all outstanding capital stock of Legacy Scilex held by Itochu were acquired by non-related
minority shareholders. Thus, Itochu is not a shareholder subsequent to January 13, 2021. During the years ended December 31, 2022, 2021, and 2020 the Company purchased approximately $6.7 million, $5.7 million, and $1.0 million respectively, of inventory from Itochu, a previous minority shareholder of the Company and a Developer in the aforementioned Product Development Agreement. These costs are recorded within cost of revenues and selling, general and administrative expenses in the Company’s statement of operations.
Semnur is party to an Assignment Agreement, dated August 6, 2013 (the “Assignment Agreement”), with Shah Investor LP (“Shah Investor”). Mahendra Shah, Ph.D., who has served on the Company’s board of directors since March 2019, is the managing partner of Shah Investor. Pursuant to the Assignment Agreement, Shah Investor assigned certain intellectual property to Semnur and Semnur agreed to pay Shah Investor a contingent quarterly royalty in the low-single
digits based on quarterly net sales of any pharmaceutical formulations for local delivery of steroids by injection developed using such intellectual property, which would include
SP-102.
Through December 31, 2022, the Company has made no royalty payments pursuant to the Assignment Agreement.

On January 1, 2017, a Transition Services Agreement (“TSA”) was executed between Scilex Pharma and Sorrento. Pursuant to the TSA, Sorrento agreed, at the Company’s request, to provide directly or indirectly certain administrative, financial, legal, tax, insurance, facility, information technology and other services. In addition to the services provided under the TSA, Sorrento retains insurance coverage on behalf of the Company. During the years ended December 31, 2022, 2021, and 2020 the total cost of services and insurance, including an agreed-upon markup, provided to the Company and recognized in general and administrative expenses was $3.8 million, $4.0 million, and $2.3 million, respectively.
On March 18, 2019, the Company entered into a note payable with Sorrento with an initial principal amount of $16.5 million for the acquisition of Semnur. The note is interest bearing at the lesser of (a) 10% simple interest per annum, and (b) the maximum interest rate permitted under law. Interest is due and payable annually. The note payable is payable upon demand and may be prepaid in whole or in part at any time without penalty or premium. During the years ended December 31, 2022, 2021, and 2020 Sorrento made advances to the Company in the amount of $27.5 million, $6.6 million, and $13.7 million respectively, under the note payable. All outstanding related party indebtedness immediately prior to the closing of the Business Combination was converted to equity pursuant to the Debt Exchange Agreement (defined below) and therefore the last day the debt outstanding was November 10, 2022 (see Note 12). The outstanding principal balance of the note on November 10, 2022 and December 31, 2021 was $47.1 million and $19.6 million, respectively, which was recorded under the current related party note payable in the Company’s consolidated balance sheets. As of November 10, 2022 and December 31, 2021, the Company had ending balances resulting from the accrued interest on the note payable of $7.2 million and $3.9 million, respectively, which was recorded under related party payable in the Company’s consolidated balance sheets. The proceeds from the note payable were used to finance the operations of the Company.
On October 5, 2018, Scilex Pharma issued to Sorrento a promissory note in the amount of approximately $21.7 million for certain amounts previously advanced to Scilex Pharma by Sorrento (the “Intercompany Note”). Scilex Pharma may borrow up to an aggregate of $25.0 million of principal amount under the note payable. The promissory note is interest bearing at the lesser of (a) 10% simple interest per annum, and (b) the maximum interest rate permitted under law. All outstanding principal amounts and accrued interest was due upon maturity on August 31, 2026. On October 22, 2018, Sorrento purchased from the Legacy Scilex 24,117,608 shares of the Legacy Scilex Common Stock in exchange for the repayment of $21.7 million of indebtedness under this promissory note. During the years ended December 31, 2022, 2021, and 2020, Sorrento made advances to Scilex Pharma in the amount of $0, $8.1 million, and $10.3 million respectively, under the promissory note. As of November 10, 2022 and December 31, 2021, the Company had ending balances resulting from the accrued interest on the note payable of $5.1 million and $3.1 million, respectively, which was recorded under related party payable in the Company’s consolidated balance sheets. As of November 10, 2022 and December 31, 2021, Scilex Pharma’s outstanding principal balance under the promissory note was $23.5 million, which was recorded under the non-current
related party note payable in the Company’s consolidated balance sheets.
The Company received $35.0 million in February 2022 to fund the payment of Scilex Pharma Notes as described in Note 7. The $35.0 million received in February 2022 was due no earlier than February 2030 and was recorded under the non-current
related party note payable in the Company’s consolidated balance sheets as of November 10, 2022.
Additional funding received from Sorrento was due on demand and recorded under the related party payable in the Company’s consolidated balance sheets. As of November 10, 2022, related party payables due to Sorrento included $61.7 million to cover working capital requirements, $100.0 million for repurchases of Scilex Pharma Notes, and $18.2 million for litigation fees (see Note 7). As of December 31, 2021, related party payables due to Sorrento consisted of $35.7 million to cover working capital requirements, $51.0 million for repurchases of Scilex Pharma Notes, and $6.0 million to pay litigation fees. As of December 31, 2022, the Company had a $1.8 million related party receivable from Sorrento related to certain invoices paid on behalf of Sorrento, which was fully reserved (see Note 14).

On May 12, 2022, the Company entered into the Bill of Sale, with Sorrento (see Note 3). Pursuant to the Bill of Sale, the Company assumed all of Sorrento’s rights, liabilities and obligations under Aardvark Asset Purchase Agreement. The Company issued the 2022 Promissory Note to Sorrento as consideration transferred. The 2022 Promissory Note matures seven years from the date of issuance and bears interest at the rate equal to the lesser of (a) 2.66% simple interest per annum and (b) the maximum interest rate permitted under law. As of November 10, 2022, the outstanding balance, net of discount, under the 2022 Promissory Note was $4.2 million, which was recorded under the non-current
related party note payable in the Company’s consolidated balance sheets.
Debt Exchange Agreement
On September 12, 2022, the Company and Scilex Pharma entered into a Contribution and Satisfaction of Indebtedness Agreement (the “Debt Exchange Agreement”) with Sorrento, pursuant to which (i) Sorrento shall contribute to the Company all amounts (including accrued interest thereon, if any) for certain loans and other amounts provided by Sorrento to the Company that remain outstanding as of immediately prior to the closing of the Business Combination (the “Aggregate Outstanding Amount” or “Outstanding Indebtedness”), including with respect to the Scilex Pharma Notes, an intercompany promissory note issued by Scilex Pharma to Sorrento in the amount of approximately $27.5 million for certain amounts previously advanced to Scilex Pharma by Sorrento, and the other notes payable to Sorrento described above (see Note 7), in exchange for the issuance by the Company to Sorrento of Preferred Stock of the Company, (ii) the Company shall contribute to Scilex Pharma the portion of such Outstanding Indebtedness that is owed by Scilex Pharma to Sorrento as a contribution of capital for no consideration, and (iii) upon the occurrence of the events described in clauses (i) and (ii), the Aggregate Outstanding Amount and the Outstanding Indebtedness shall be satisfied in full.
Pursuant to the terms of the Debt Exchange Agreement effective as of immediately prior to, and contingent upo
n, the closing of the Business Combination, Sorrento elected to contribute the Outstanding Indebtedness to the Company in exchange for the issuance by the Company to Sorrento of that number of shares of preferred stock, par value $0.0001 per share, of the Company (subject to adjustment for recapitalizations, stock splits, stock dividends and similar transactions) (the “Exchange Shares” and such transaction, the “Debt Contribution”) that is equal to (i) the Aggregate Outstanding Amount plus the amount equal to 10% of the Aggregate Outstanding Amount divided by (ii) $
11.00 (rounded up to the nearest whole share); provided, that in no event would the Aggregate Outstanding Amount exceed $ 310,000,000.
On November 10, 2022, all existing related party indebtedness between Scilex, Scilex Pharma, and Sorrento totaling $290.6 million was converted into equity interests in the Company in connection with the consummation of the Business Combination and pursuant to the terms of the Debt Exchange Agreement. This amount was converted to 29,057,097 shares of Scilex Preferred Stock and 2,905,710 shares of the Company’s Common Stock.
13. Loss Per Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260,
Earnings Per Share
. The Company has two classes of shares, which are referred to as Common Stock and Preferred Stock.
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class
method required for participating securities. Net loss per share has been retrospectively adjusted for all periods presented prior to the Business Combination. The retroactive adjustment is based on the same number of weighted average shares outstanding in each historical period.
For the years ended December 31, 2022, 2021, and 2020, basic loss per share is computed using the two-class
method. The
two-class
method is an earnings allocation formula that determines earnings per share for each class of common stock and participating securities according to dividends or dividend equivalents and participation rights in undistributed earnings. Preferred Stock is not contractually required to share in net losses of the Company.

The following table sets forth the reconciliation of basic and diluted loss per share for the years ended December 31, 2022, 2021, and 2020 (in thousands except per share data):

	Year Ended December 31,
	2022	2021	2020
Net loss attributable to Scilex	$(23,364)	$(88,424)	$(47,519)
Net loss attributable to participating securities	$—	$—	$—
Net loss attributable to common stockholders	$(23,364)	$(88,424)	$(47,519)
Weighted average common shares outstanding	134,226	132,858	132,891
Effect of Dilutive Securities	—	—	—

Denominator for Diluted Loss per Share—Adjusted for Dilutive Securities	134,226	132,858	132,891
Basic and Diluted Loss Per Share	$(0.17)	$(0.67)	$(0.36)
The following potentially dilutive outstanding securities were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented:

	Year Ended December 31,
	2022	2021	2020
Stock options	16,939,093	18,967,724	20,746,432
Public Warrants	6,899,988	—	—
Private Warrants	4,104,000	—	—
14. Subsequent Events
The Company has evaluated subsequent events for recognition and disclosure purposes in the audited consolidated financial statements as of December 31, 2022. Except as described below, or as otherwise indicated in the footnotes, the Company has concluded that no events or transactions have occurred that require disclosure.
B. Riley Standby Equity Purchase Agreement
On January 8, 2023, the Company entered into a Standby Equity Purchase Agreement (the “B. Riley Purchase Agreement”) with B. Riley, whereby the Company shall have the right, but not the obligation, to sell to B. Riley up to $500.0 million of its shares of the Company’s Common Stock at the Company’s request any time during the 36 months following the execution of the B. Riley Purchase Agreement, subject to certain conditions. The Company expects to use the net proceeds received from this for working capital and general corporate purposes.
As consideration for B. Riley’s commitment to purchase shares of Common Stock at the Company’s direction upon the terms and subject to the conditions set forth in the B. Riley Purchase Agreement, the Company issued 250,000 shares of Common Stock to B. Riley in connection with the execution of the B. Riley Purchase Agreement on January 12, 2023.
Subsequent to the execution of the B. Riley Purchase Agreement, the Company sold an aggregate of 127,241 shares of Common Stock pursuant to the B. Riley Purchase Agreement for aggregate net proceeds to the Company of approximately $1 million.
Scilex Holding Company 2023 Inducement Plan
On January 17, 2023, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company adopted the Scilex Holding Company 2023 Inducement Plan (the “Plan”). The Plan will serve to advance the interests of the Company by providing a material inducement for the best available individuals to join the Company as employees by affording such individuals an opportunity to acquire a proprietary interest in the Company. The Plan provides for the grant of equity-based awards in the form of non-statutory
stock options, stock appreciation rights, restricted stock, restricted stock units, and other awards (as set forth under the Plan) solely to prospective employees of the Company or an affiliate of the Company provided that certain criteria are met. The initial maximum number of shares available for grant under the Plan is 1,400,000 shares of the Company’s Common Stock (subject to adjustment for recapitalizations, stock splits, reorganizations and similar transactions).
Amendment to the Yorkville Purchase Agreement
On February 8, 2023, the Company entered into an Amended and Restated Standby Equity Purchase Agreement with Yorkville (the “A&R Yorkville Purchase Agreement”), amending, restating and superseding the Yorkville Purchase Agreement dated November 17, 2022.
Pursuant to the A&R Yorkville Purchase Agreement, the shares of Common Stock, if any, that the Company elects to sell to Yorkville pursuant to a Yorkville Advance will be purchased at a price equal to 98% of the lowest daily volume weighted average price of the Common Stock for any trading day on the date of delivery of a written purchase notice to Yorkville.
Subsequent to December 31, 2022, the Company sold an aggregate of 85,000 shares of Common Stock pursuant to the A&R Yorkville Purchase Agreement for aggregate net proceeds to the Company of approximately $0.6 million.
Elyxyb License
On February 12, 2023, the Company acquired from BioDelivery Sciences International, Inc. (“BSDI”) and Collegium Pharmaceutical, Inc. (“Collegium”, and together with BDSI, the “Collegium Sellers”) the rights to certain patents, trademarks, regulatory approvals, data, contracts, and other rights related to ELYXYB (celecoxib oral solution) (the “Product”) and its commercialization in the United States and Canada (the “Territory”).
As consideration for the acquisition, the Company assumed various rights and obligations under that certain asset purchase agreement, dated August 3, 2021 (the “DRL APA”), between BDSI and Dr. Reddy’s Laboratories Limited, a company incorporated under the laws of India (“DRL”), including a license from DRL including an irrevocable, royalty-free, exclusive license to know-how
and patents of DRL related to the Product and necessary or used to exploit the Product in the Territory. Additionally, under the Purchase Agreement, the Seller granted the Company an irrevocable, royalty-free, exclusive license to know-how
related to the Product and necessary or used to exploit the Product in the Territory. No cash consideration was or will be payable to Collegium Sellers for such acquisition; however, the obligations under the DRL APA that were assumed by the Company include obligations to pay royalties for sales of the Product in the Territory for all indications and additional amounts if certain milestones are achieved.
Sorrento Chapter 11 filing
On February 13, 2023, Sorrento, together with its wholly-owned direct subsidiary, Scintilla Pharmaceuticals, Inc., commenced voluntary proceedings under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. While the Company is majority-owned by Sorrento, the Company is not a debtor in Sorrento’s voluntary Chapter 11 filing and management does not expect this will impact the Company and will continue to operate its business as usual. As of December 31, 2022, the Company had a $1.8 million receivable from Sorrento, which was fully reserved.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by Scilex Holding Company (the “Registrant”) in connection with the sale of the Common Stock being registered. The security holders will not bear any portion of such expenses. All amounts shown are estimates except for the registration fee.

SEC registration fee	$15,095.80
Legal fees and expenses	50,000
Accounting fees and expenses	37,500
Printing, transfer agent fees and miscellaneous expenses	17,500

Total	$120,095.80

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (“DGCL”) permits a corporation to eliminate or limit the personal liability of directors and officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL or derived an improper personal benefit, or, with respect to any officer, any action by or in the right of the corporation. The Registrant’s restated certificate of incorporation (the “Certificate of Incorporation”) contains provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, the Registrant’s directors and officers will not be personally liable to the Registratnt or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except liability for the following:

•	any breach of their duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	with respect to any director, unlawful payments of dividends or unlawful stock repurchases or redemptions in violation of the DGCL;

•	any transaction from which the director or officer derived an improper personal benefit; or

•	with respect to any officer, any action by or in the right of the corporation.

The Certificate of Incorporation also provides that if the DGCL is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of the Registrant’s directors and officers will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding or with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Certificate of Incorporation permits the Registrant to indemnify its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Registrant’s bylaws (the “Bylaws”) provide that the Registrant will indemnify its directors and officers and permit the Registrant to indemnify its employees and other agents, in each case to the extent not prohibited by the DGCL or any other applicable law.

The Registrant has entered, and expects to continue to enter, into indemnification agreements with its directors and officers, that may be broader than the specific indemnification provisions contained in the DGCL. These agreements, among other things, require the Registrant to indemnify its directors and officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses actually and reasonably incurred by the directors and executive officers in connection with any proceeding. The Registrant also maintains directors’ and officers’ liability insurance.

Item 15. Recent Sales of Unregistered Securities

The following list sets forth information as to all of the Registrant’s securities sold in the last three years which were not registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Capitalized terms used and not defined in this Item 15 have the meaning given to them in the prospectus which forms a part of this registration statement.

•

On July 16, 2020, the Registrant issued an aggregate of 3,593,750 Vickers Ordinary Shares to an affiliate of Venture Fund VI (Plan) Pte Ltd (“Sponsor One”) and Vickers Venture Fund VI Pte Ltd (“Sponsor Two” and, together with Sponsor One, the “Sponsors”) for an aggregate purchase price of $25,000, or approximately $0.007 per share. In August 2020, the affiliate transferred his founder shares to the Sponsors for the same price paid for such shares.

•

On January 11, 2021, the Registrant consummated the sale of 6,840,000 private placement warrants at a price of $0.75 per private placement warrant in a private placement to the Sponsors, generating gross proceeds of $5,130,000.

•

On October 17, 2022, the Registrant issued an aggregate of 533,057 shares of Common Stock to the Sponsors pursuant to the Debt Contribution Agreement (the “Debt Contribution Agreement”), dated as of October 17, 2022, between the Sponsors and the Registrant, in exchange for the Sponsors’ contribution to the Registrant of approximately $5.3 million of indebtedness described in the Debt Contribution Agreement.

•

On November 17, 2022, the Registrant issued 250,000 shares of Common Stock to YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”), in consideration for Yorkville’s irrevocable commitment to purchase shares of Common Stock pursuant to the standby equity purchase agreement the Registrant entered into with Yorkville on November 17, 2022 (the “Original Purchase Agreement”), as amended and restated on February 8, 2023 (the “A&R Yorkville Purchase Agreement”).

•

On January 11, 2023, the Registrant issued 250,000 shares of Common Stock to B. Riley Principal Capital II, LLC, a Delaware limited liability company (“B. Riley”), in consideration for B. Riley’s irrevocable commitment to purchase shares of Common Stock pursuant to the standby equity purchase agreement the Registrant entered into with B. Riley on January 8, 2023 (the “B. Riley Purchase Agreement”).

•	Between February 15, 2023 and March 3, 2023, the Registrant has sold 127,241 shares of Common Stock pursuant to advances under the B. Riley Purchase Agreement.

•	On February 16, 2023, the Registrant sold 85,000 shares of Common Stock pursuant to advances under the A&R Purchase Agreement.

The Registrant issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act in reliance on the exemption afforded by Section 4(a)(2) thereof.

Item 16. Exhibits and Financial Statements Schedules

(a)	Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description

2.1#	Agreement and Plan of Merger, dated as of March 18, 2019, by and among Scilex Holding Company, Sigma Merger Sub, Inc., Semnur Pharmaceuticals, Inc., Fortis Advisors LLC, solely as the representative of the Equityholders and, solely with respect to Section 1.8(a), Section 3.11 and Article X, Sorrento Therapeutics, Inc. (incorporated by reference to Exhibit 2.1 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on June 27, 2022).

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of August 7, 2019, by and among Semnur Pharmaceuticals, Inc., Scilex Holding Company, Sigma Merger Sub, Inc., Fortis Advisors, LLC, solely as the representative of the Equityholders and, solely with respect to Section 1.8(a), 3.11 and Article X of the Agreement and Plan of Merger, Sorrento Therapeutics, Inc. (incorporated by reference to Exhibit 2.2 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on June 27, 2022).

2.3#	Bill of Sale and Assignment and Assumption Agreement, dated May 12, 2022, by and between Scilex Holding Company and Sorrento Therapeutics, Inc. (incorporated by reference to Exhibit 2.3 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on June 27, 2022).

2.4^#	Asset Purchase Agreement, dated April 23, 2021, between Sorrento Therapeutics, Inc. and Aardvark Therapeutics, Inc., as assumed by Scilex Holding Company on May 12, 2022, pursuant to the Bill of Sale and Assignment and Assumption Agreement, dated as of such date, by and between Scilex Holding Company and Sorrento Therapeutics, Inc. (incorporated by reference to Exhibit 2.4 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on June 27, 2022).

2.5#	Agreement and Plan of Merger, dated as of March 17, 2022, by and among Vickers Vantage Corp. I, Vickers Merger Sub, Inc. and Scilex Holding Company (incorporated by reference to Exhibit 2.1 of Vickers’s Current Report on Form 8-K (File No. 001-39852), filed with the SEC on March 21, 2022).

2.6#	Amendment No. 1 to Agreement and Plan of Merger, dated as of September 12, 2022, by and among Vickers Vantage Corp. I, Vickers Merger Sub, Inc. and Scilex Holding Company (incorporated by reference to Exhibit 2.1 of Vickers’s Current Report on Form 8-K (File No. 001-39852), filed with the SEC on September 14, 2022).

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of Scilex Holding Company (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on November 17, 2022).

3.2	Certificate of Designations of Scilex Holding Company (incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on November 17, 2022).

3.3	Bylaws of Scilex Holding Company (incorporated by reference to Exhibit 3.3 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on November 17, 2022).

4.1	Warrant Agreement, dated as of January 6, 2021, by and between Vickers Vantage Corp. I and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of Vickers’s Current Report on Form 8-K (File No. 001-39852), filed with the SEC on January 11, 2021).

5.1†	Opinion of Paul Hastings LLP.

10.1	Amended and Restated Registration Rights Agreement, dated as of November 10, 2022, by and among Scilex Holding Company, Vickers Venture Fund VI Pte Ltd, Vickers Venture Fund VI (Plan) Pte Ltd, Sorrento Therapeutics, Inc. and certain security holders set forth on the signature pages thereto (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on November 17, 2022).

10.2*	Form of Indemnification Agreement of Scilex Holding Company (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on November 17, 2022).

10.3*	Scilex Pharmaceuticals, Inc. Amended and Restated 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC June 27, 2022).

10.4*	Form of Option Agreement and Stock Option Grant Notice under the Scilex Pharmaceuticals Inc. 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC June 27, 2022).

10.5*	Scilex Holding Company 2019 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.9 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC June 27, 2022).

10.6*	Form of Option Agreement and Stock Option Grant Notice under the Scilex Holding Company 2019 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.10 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC June 27, 2022).

10.7*	Scilex Holding Company 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on November 17, 2022).

10.8*	Form of Stock Option Grant Notice and Stock Option Agreement under the Scilex Holding Company 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on November 17, 2022).

10.9*	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the Scilex Holding Company 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on November 17, 2022).

10.10*	Scilex Holding Company 2022 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on November 17, 2022).

Exhibit Number	Description

10.11	Sponsor Support Agreement, dated as of March 17, 2022, by and among Vickers Vantage Corp. I and certain stockholders (incorporated by reference to Exhibit 10.1 of Vickers’s Current Report on Form 8-K (File No. 001-39852), filed with the SEC on March 21, 2022).

10.12	Amendment No. 1 to Sponsor Support Agreement, dated as of September 12, 2022, by and among Vickers Vantage Corp. I and certain stockholders (incorporated by reference to Exhibit 10.2 of Vickers’s Current Report on Form 8-K (File No. 001-39852), filed with the SEC on September 14, 2022).

10.13	Company Stockholder Support Agreement, dated as of March 17, 2022, by and among Vickers Vantage Corp. I, Scilex Holding Company and Sorrento Therapeutics, Inc. (incorporated by reference to Exhibit 10.2 of Vickers’s Current Report on Form 8-K (File No. 001-39852), filed with the SEC on March 21, 2022).

10.14*	Offer Letter, dated as of April 19, 2019, between Scilex Pharmaceuticals Inc. and Jaisim Shah (incorporated by reference to Exhibit 10.17 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on June 27, 2022).

10.15*	Offer Letter, dated as of April 27, 2022, by and between Scilex Holding Company and Elizabeth Czerepak (incorporated by reference to Exhibit 10.21 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on June 27, 2022).

10.16^	Commercial Supply Agreement, dated as of February 16, 2017, by and among Scilex Pharmaceuticals Inc., Oishi Koseido Co., Ltd. and Itochu Chemical Frontier Corporation (incorporated by reference to Exhibit 10.22 of Amendment No. 2 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on July 21, 2022).

10.17^	First Addendum to Commercial Supply Agreement, dated as of August 31, 2017, by and among Scilex Pharmaceuticals Inc., Oishi Koseido Co., Ltd. and Itochu Chemical Frontier Corporation (incorporated by reference to Exhibit 10.23 of Amendment No. 2 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on July 21, 2022).

10.18^	Second Addendum to Commercial Supply Agreement, dated as of May 9, 2018, by and among Scilex Pharmaceuticals Inc., Oishi Koseido Co., Ltd. and Itochu Chemical Frontier Corporation (incorporated by reference to Exhibit 10.24 of Amendment No. 2 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on July 21, 2022).

10.19	Third Addendum to Commercial Supply Agreement, dated as of August 30, 2018, by and among Scilex Pharmaceuticals Inc., Oishi Koseido Co., Ltd. and Itochu Chemical Frontier Corporation (incorporated by reference to Exhibit 10.25 of Amendment No. 2 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on July 21, 2022).

10.20#	Exclusive Distribution Agreement, dated as of August 6, 2015, by and among Scilex Pharmaceuticals Inc. and Cardinal Health 105, Inc. (incorporated by reference to Exhibit 10.26 of Amendment No. 4 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on September 13, 2022).

10.21	Amendment to Exclusive Distribution Agreement, dated as of May 24, 2018, by and among Scilex Pharmaceuticals Inc. and Cardinal Health 105, Inc. (incorporated by reference to Exhibit 10.27 of Amendment No. 4 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on September 13, 2022).

10.22#	Second Amendment to Exclusive Distribution Agreement, dated as of September 19, 2018, by and among Scilex Pharmaceuticals Inc. and Cardinal Health 105, Inc. (incorporated by reference to Exhibit 10.28 of Amendment No. 4 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on September 13, 2022).

Exhibit Number	Description

10.23	Third Amendment to Exclusive Distribution Agreement, dated as of October 1, 2021, by and among Scilex Pharmaceuticals Inc. and Cardinal Health 105, LLC (f/k/a Cardinal Health 105, Inc.). (incorporated by reference to Exhibit 10.29 of Amendment No. 4 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on September 13, 2022).

10.24^#	Supply Agreement, dated as of December 17, 2015, by and between Genzyme Corporation and Semnur Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.33 of Amendment No. 2 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on July 21, 2022).

10.25^	Product Development Agreement, dated as of May 11, 2011, by and between Scilex Pharmaceuticals, Inc. (as successor to Stason Pharmaceuticals, Inc.), Oishi Koseido Co., Ltd. and Itochu Chemical Frontier Corporation. (incorporated by reference to Exhibit 10.34 of Amendment No. 2 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on July 21, 2022).

10.26	First Amendment to Product Development Agreement, dated as of April 2, 2013, by and between Scilex Pharmaceuticals Inc., Oishi Koseido Co., Ltd. and Itochu Chemical Frontier Corporation (incorporated by reference to Exhibit 10.35 of Amendment No. 2 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on July 21, 2022).

10.27^	Second Amendment to Product Development Agreement, dated as of February 20, 2017, by and between Scilex Pharmaceuticals Inc., Oishi Koseido Co., Ltd. and Itochu Chemical Frontier Corporation (incorporated by reference to Exhibit 10.36 of Amendment No. 2 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on July 21, 2022).

10.28^	Third Amendment to Product Development Agreement, dated as of August 29, 2018, by and between Scilex Pharmaceuticals Inc., Oishi Koseido Co., Ltd. and Itochu Chemical Frontier Corporation (incorporated by reference to Exhibit 10.37 of Amendment No. 2 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on July 21, 2022).

10.29	Fourth Amendment to Product Development Agreement, dated as of December 13, 2019, by and between Scilex Pharmaceuticals Inc., Oishi Koseido Co., Ltd. and Itochu Chemical Frontier Corporation (incorporated by reference to Exhibit 10.38 of Amendment No. 2 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on July 21, 2022).

10.30	Fifth Amendment to Product Development Agreement, dated as of April 30, 2021, by and between Scilex Pharmaceuticals Inc., Oishi Koseido Co., Ltd. and Itochu Chemical Frontier Corporation (incorporated by reference to Exhibit 10.39 of Amendment No. 2 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on July 21, 2022).

10.31^#	Master Services Agreement — SP-102, dated as of January 27, 2017, by and between Semnur Pharmaceuticals, Inc. and Lifecore Biomedical, LLC (incorporated by reference to Exhibit 10.40 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on June 27, 2022).

10.32	Amendment No. 1 to Master Services Agreement, dated as of April 26, 2018, by and between Semnur Pharmaceuticals, Inc. and Lifecore Biomedical, LLC (incorporated by reference to Exhibit 10.41 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on June 27, 2022).

10.33	Novation Agreement re Master Services Agreement, dated as of June 15, 2022, by and among Scilex Holding Company, Tulex Pharmaceuticals Inc. and Aardvark Therapeutics Inc. (incorporated by reference to Exhibit 10.42 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on June 27, 2022).

Exhibit Number	Description

10.34#	Master Services Agreement, dated as of November 23, 2020, by and between Aardvark Therapeutics Inc. and Tulex Pharmaceuticals Inc. as assumed by Scilex Holding Company on May 12, 2022, as novated to Scilex Holding Company, pursuant to the Novation Agreement re Master Services Agreement, dated as of June 15, 2022, by and among Scilex Holding Company, Tulex Pharmaceuticals Inc. and Aardvark Therapeutics Inc. (incorporated by reference to Exhibit 10.43 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on June 27, 2022).

10.35^#	License and Commercialization Agreement, dated as of June 14, 2022, by and between Scilex Holding Company and RxOmeg Therapeutics LLC, a/k/a Romeg Therapeutics, LLC (incorporated by reference to Exhibit 10.44 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on June 27, 2022).

10.36^	Assignment Agreement, dated August 6, 2013, between Semnur Pharmaceuticals, Inc. and Shah Investor LP (incorporated by reference to Exhibit 10.57 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on June 27, 2022).

10.37^	Office Lease, dated as of August 8, 2019, by and between Scilex Pharmaceuticals Inc. and 960 San Antonio LLC (incorporated by reference to Exhibit 10.59 of Amendment No. 2 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on July 21, 2022).

10.38^	First Amendment to Office Lease, dated as of September 15, 2019, by and between Scilex Pharmaceuticals Inc. and 960 San Antonio LLC (incorporated by reference to Exhibit 10.60 of Amendment No. 2 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on July 21, 2022).

10.39^	Sublease Agreement, dated as of May 18, 2022, by and between Scilex Holding Company and Live Action, Inc. (incorporated by reference to Exhibit 10.61 of Amendment No. 2 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on July 21, 2022).

10.40	Stockholder Agreement, dated as of September 12, 2022, between Vickers Vantage Corp. I and Sorrento Therapeutics, Inc. (incorporated by reference to Exhibit 10.59 of Amendment No. 4 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on September 13, 2022).

10.41#	Contribution and Satisfaction of Indebtedness Agreement, dated as of September 12, 2022, by and among Sorrento Therapeutics, Inc., Scilex Holding Company and Scilex Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.60 of Amendment No. 4 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on September 13, 2022).

10.42	Letter Agreement, dated October 17, 2022, between Scilex Holding Company and Sorrento Therapeutics, Inc. (incorporated by reference to Exhibit 10.61 of Amendment No. 5 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on October 18, 2022).

10.43#	Warrant Transfer Agreement, dated October 17, 2022, by and among Sorrento Therapeutics, Inc., Vickers Venture Fund VI Pte Ltd, Vickers Venture Fund VI (Plan) Pte Ltd and for the limited purposes set forth therein, Vickers Vantage Corp. I and Maxim Group LLC. (incorporated by reference to Exhibit 10.62 of Amendment No. 5 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on October 18, 2022).

10.44#	Debt Contribution Agreement, dated October 17, 2022, by and among Vickers Vantage Corp. I, Vickers Venture Fund VI Pte Ltd and Vickers Venture Fund VI (Plan) Pte Ltd (incorporated by reference to Exhibit 10.63 of Amendment No. 5 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on October 18, 2022).

Exhibit Number	Description

10.45	Letter Agreement, dated October 17, 2022, by and among Sorrento Therapeutics, Inc., Vickers Venture Fund VI Pte Ltd, Vickers Venture Fund VI (Plan) Pte Ltd, Vickers Vantage Corp. I and Maxim Group LLC. (incorporated by reference to Exhibit 10.64 of Amendment No. 5 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on October 18, 2022).

10.46#	Standby Equity Purchase Agreement, dated as of November 17, 2022, by and between Scilex Holding Company and YA II PN, LTD. (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on November 18, 2022).

10.47#	Standby Equity Purchase Agreement, dated as of January 8, 2023, by and between Scilex Holding Company and B. Riley Principal Capital II, LLC (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on January 9, 2023).

10.48#	Amended and Restated Standby Equity Purchase Agreement, dated as of February 8, 2023, by and between Scilex Holding Company and YA II PN, LTD. (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on February 9, 2023).

10.49*	Scilex Holding Company 2023 Inducement Plan (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on January 17, 2023).

10.50*	Form of Stock Option Grant Notice and Stock Option Agreement under the Scilex Holding Company 2023 Inducement Plan (incorporated by reference to Exhbit 10.2 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on January 17, 2023).

10.51*	Form of Restricted Stock Unit Award Grant Notice and Award Agreement under the Scilex Holding Company 2023 Inducement Plan (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on January 17, 2023).

21.1	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on November 17, 2022).

23.2+	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.4†	Consent of Paul Hastings LLP (included in Exhibit 5.1).

24.1†	Power of Attorney (included on the signature page to this Registration Statement).

101.INS+	Inline XBRL Instance Document.

101.SCH+	Inline XBRL Taxonomy Extension Schema Document.

101.CAL+	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF+	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB+	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE+	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104+	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107†	Filing Fee Table.

+	Filed herewith.
*	Indicates management contract or compensatory plan or arrangement.
^

Certain identified information has been omitted pursuant to Item 601(b)(10) of Regulation S-K because such information is both (i) not material and (ii) information that the Registrant treats as private or confidential. The Registrant hereby undertakes to furnish supplemental copies of the unredacted exhibit upon request by the SEC.

#

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

†	Previously filed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Palo Alto, State of California, on the 13th day of March 2023.

Scilex Holding Company

By:	/s/ Jaisim Shah
Name: Jaisim Shah
Title: Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jaisim Shah Jaisim Shah	Chief Executive Officer, President and Director (Principal Executive Officer)	March 13, 2023

/s/ Elizabeth A. Czerepak Elizabeth A. Czerepak	Executive Vice President, Chief Financial Officer and Chief Business Officer (Principal Financial and Accounting Officer)	March 13, 2023

* Henry Ji, Ph.D.	Executive Chairperson and Director	March 13, 2023

* Dorman Followwill	Director	March 13, 2023

* Laura J. Hamill	Director	March 13, 2023

* Tien-Li Lee, M.D.	Director	March 13, 2023

* David Lemus	Director	March 13, 2023

* Tommy Thompson	Director	March 13, 2023

*By: /s/ Jaisim Shah
Jaisim Shah
Attorney-in-fact